                                               Filed Pursuant to Rule 424(b)(4)
                                                    Registration No. 333-47345
PROSPECTUS

                               OFFER TO EXCHANGE

                                ALL OUTSTANDING

                     9 1/2% SENIOR NOTES DUE 2008, SERIES A
                  ($275,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR

                     9 1/2% SENIOR NOTES DUE 2008, SERIES B
                        ($275,000,000 PRINCIPAL AMOUNT)
                                       OF

                                      LOGO

                         UNCONDITIONALLY GUARANTEED BY:

 DAILEY ENERGY SERVICES, INC.       INTERNATIONAL PETROLEUM       DAILEY WORLDWIDE SERVICES,
  DAILEY INTERNATIONAL SALES            SERVICES, INC.                       CORP.
          CORPORATION                DAILEY ENVIRONMENTAL         AIR DRILLING INTERNATIONAL,
  COLUMBIA PETROLEUM SERVICES             REMEDIATION                        INC.
             CORP.                    TECHNOLOGIES, INC.          AIR DRILLING SERVICES, INC.

                             ---------------------

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MAY 11,
                             1998, UNLESS EXTENDED.
                             ---------------------

     Dailey International Inc., a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to an aggregate principal amount of $275,000,000 of its Senior Notes due 2008, Series B (the "Exchange Notes"), for an equal principal amount of its outstanding 9 1/2% Senior Notes due 2008, Series A (the "Outstanding Notes"), in integral multiples of $1,000. The Exchange Notes and the Outstanding Notes are sometimes referred to herein collectively as the "Notes". The Exchange Notes will be senior unsecured obligations of the Company and are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Outstanding Notes for which they may be exchanged pursuant to this offer, except for certain transfer restrictions and registration rights relating to the Outstanding Notes and except for certain interest provisions relating to such rights. The Outstanding Notes have been, and the Exchange Notes will be, issued under an Indenture dated as of February 13, 1998 (the "Indenture"), among the Company, the Subsidiary Guarantors and U.S. Trust Company of Texas, N.A., as trustee (the "Trustee"). See "Description of Exchange Notes". There will be no proceeds to the Company from this offering; however, pursuant to a Registration Rights Agreement dated as of February 13, 1998 (the "Registration Rights Agreement") among the Company, the Subsidiary Guarantors (as defined) and the Initial Purchaser (as defined) of the Outstanding Notes, the Company will bear certain offering expenses.

                                             (Cover text continued on next page)
                             ---------------------

      SEE "RISK FACTORS" ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY HOLDERS WHO TENDER OUTSTANDING NOTES IN THE EXCHANGE OFFER.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------

                 THE DATE OF THIS PROSPECTUS IS MARCH 30, 1998

     The Company will accept for exchange any and all validly tendered Outstanding Notes on or prior to 5:00 p.m., New York City time, on May 11, 1998, unless extended (the "Expiration Date"). Tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date; otherwise such tenders are irrevocable. U.S. Trust Company of Texas, N.A. is acting as Exchange Agent in connection with the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange, but is otherwise subject to certain customary conditions.

     The Exchange Notes will bear interest from the date of issuance (or the most recent Interest Payment Date (as defined) to which interest on such Exchange Notes has been paid), at a rate equal to 9 1/2% per annum and on the same terms as the Outstanding Notes. Interest on the Exchange Notes will be payable semiannually on February 15 and August 15 of each year commencing August 15, 1998. Accrued interest on the Outstanding Notes that are tendered in exchange for the Exchange Notes will be payable on or before August 15, 1998. Outstanding Notes that are accepted for exchange will cease to accrue interest on and after the date on which interest on the Exchange Notes will begin to accrue.

     The Company's obligation to pay the principal of, premium, if any, and interest on the Exchange Notes will be unconditionally guaranteed, on a joint and several basis, by the following subsidiaries of the Company: Dailey Energy Services, Inc., Dailey International Sales Corporation, Columbia Petroleum Services Corp., International Petroleum Services, Inc., Dailey Environmental Remediation Technologies, Inc., Dailey Worldwide Services, Corp., Air Drilling International, Inc. and Air Drilling Services, Inc. (collectively, the "Subsidiary Guarantors").

     The Outstanding Notes were sold by the Company on February 13, 1998 to the Initial Purchaser (as defined herein) in transactions not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act. The Initial Purchaser subsequently placed the Outstanding Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act. Accordingly, the Outstanding Notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement. See "The Exchange Offer".

     Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to this Exchange Offer may be offered for resale, resold and otherwise transferred by a holder who is not an affiliate of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating in and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. Persons wishing to exchange Outstanding Notes in the Exchange Offer must represent to the Company that such conditions have been met.

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer (a "Participating Broker-Dealer") must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, if requested by a Participating Broker-Dealer, it will use its best efforts to make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale for a period of up to one year or such earlier date as such Participating Broker-Dealer shall have notified the Company in writing that such Participating Broker-Dealer has resold all Exchange Notes acquired in the Exchange Offer. See "Plan of Distribution".

     The Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchaser has advised the Company that they intend to make a market in the Exchange Notes; however, they are not obligated to do so and any market-making may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

     Any Outstanding Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that any Outstanding Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Outstanding Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Outstanding Notes will continue to be subject to the existing restrictions upon transfer thereof.

     The Company expects that the Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of a Global Exchange Notes (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Exchange Notes representing the Exchange Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Exchange Notes, Exchange Notes in certificated form will be issued in exchange for the Global Exchange Notes on the terms set forth in the Indenture. See "Description of Exchange Notes -- Book Entry; Delivery and Form".
                             ---------------------

     UNTIL JUNE 28, 1998 (90 DAYS AFTER COMMENCEMENT OF THIS OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission:
Suite 1400, Northwestern Atrium Center, 500 West Madison Avenue, Chicago, Illinois 60661-2511, and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Class A Common Stock is traded on the Nasdaq National Market and such reports, proxy and informational statements and other information may be inspected and copied at the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. In addition, the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information filed electronically by the Company with the Commission which can be accessed over the Internet at http://www.sec.gov. While any Notes remain outstanding, the Company will make available, upon request, to any holder and any prospective purchaser of Notes, the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to the Secretary of the Company, 2507 North Frazier, P.O. Box 1863, Conroe, Texas 77305.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     From time to time, the Company may make certain statements that contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995), including certain statements in this Prospectus. Words such as "anticipate", "expect", "estimate", "project" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements may be made by management orally or in written material such as press releases, portions of "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties" contained in this Prospectus, and portions of the Company's filings with the Commission under the Securities Act and the Exchange Act.

     Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including without limitation those identified below and under "Risk Factors". Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results of current and future operations may vary materially from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

     Among the factors that will have a direct bearing on the Company's results of operations and the oilfield services industry in which it operates are changes in the price of oil and natural gas; the impact of competitive products and pricing; the presence of competitors with greater financial resources; product demand and acceptance risks, including product obsolescence risks with respect to its downhole tools and directional drilling technology; risks associated with the acquisition of the outstanding capital stock of Integrated Drilling Systems Limited and the operating assets and liabilities of Directional Wireline Services, Inc., DAMCO Services, Inc. and DAMCO Tong Services, Inc., including failure to successfully manage the Company's growth and integrate the operations acquired in such acquisitions; typical operating risks inherent in the oilfield service industry, including risks of environmental liability; delays in receiving raw materials utilized in the manufacture and assembly of the Company's downhole tools and other difficulties in the manufacture, assembly or delivery of the Company's downhole tools; worldwide political stability and economic growth and other risks associated with international operations, including foreign exchange risk; and the Company's successful execution of internal operating plans as well as regulatory uncertainties and legal proceedings. In addition, the Company's substantial leverage following the issuance of the Outstanding Notes will have a direct bearing on its results of operations and financial condition. See "Risk Factors".

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information set forth herein reflects the Company's (i) acquisition of Air Drilling International, Inc. ("ADI") in June 1997 (the "ADI Acquisition") and (ii) acquisition of the operating assets and liabilities of Directional Wireline Services, Inc. ("DWS") and DAMCO Services, Inc. and DAMCO Tong Services, Inc. (collectively "DAMCO" and with DWS, "DWS/DAMCO") in January 1998 (the "DWS/DAMCO Acquisition"). As used herein, unless the context otherwise requires, the term "Dailey" refers to Dailey International Inc. and its consolidated subsidiaries prior to consummation of the DWS/DAMCO Acquisition, and the term the "Company" refers to the post-closing combined operations of Dailey and DWS/DAMCO and their respective consolidated subsidiaries. Unless the context otherwise requires, the pro forma information contained herein gives effect to (i) the ADI Acquisition, (ii) the DWS/DAMCO Acquisition and (iii) the issuance of the Outstanding Notes and the application of the net proceeds therefrom as if they were completed as of the beginning of the periods presented. Investors should carefully consider the information set forth under "Risk Factors".

                                  THE COMPANY

     The Company is an integrated provider of specialty services and technologically-advanced downhole tools to the oil and gas industry on a worldwide basis. The Company's services include (i) directional drilling services, (ii) underbalanced drilling services, (iii) electric wireline and tubing conveyed perforating services, (iv) tubular testing and handling services and (v) downhole tool rental. The Company has recently expanded its operations significantly through strategic acquisitions and internal growth. In March 1998, the Company acquired Integrated Drilling Systems Limited ("IDS"), a specialized provider of directional drilling services, and in January 1998, the Company acquired the operating assets and liabilities of DWS/DAMCO, specialized providers of electric wireline and tubular services in the U.S. Gulf of Mexico region and, to a lesser extent, in Nigeria. The Company believes the DWS/DAMCO Acquisition provides it with significant operational benefits, including geographic expansion and cross-marketing opportunities.

OPERATIONS

     Directional Drilling Services. Directional drilling services involve assisting oil and gas operators in the controlled drilling of a wellbore to a prescribed bottomhole location. Directional drilling can be used to develop a field with multiple wells drilled from the same offshore platform or, in environmentally sensitive areas, from fewer surface facilities than conventional drilling would require. In addition, drilling horizontally through a formation characterized by multiple vertical fractures can result in substantial reductions in drilling costs and improved well productivity because fewer wells are required compared to a vertical development program. Based on published industry sources, the number of oil and gas wells drilled in the United States using directional and horizontal technology increased 120% from 2,110 in 1990 to 4,649 in 1997, and, as a percentage of total oil and gas wells drilled in the United States, wells drilled using directional and horizontal technology increased from 7% in 1990 to 17% in 1997. This growth has been driven primarily by the substantial cost savings, improvements to drilling efficiency and enhancements to reservoir production that such techniques can provide to operators as well as increased offshore drilling activity.

     The Company provides skilled personnel to manage the drilling of directional wells. The directional drilling services offered by the Company consist of well planning, on-site supervisory services to maximize drilling efficiency, measurement-while-drilling ("MWD") services and related equipment rentals, downhole motor rentals and post-well analysis. The Company also derives revenue from its directional drilling services by renting MWD units, thrusters, downhole motors and nonmagnetic stabilizers. Through the acquisition of IDS, the Company acquired key technologies, including a resistivity tool for logging-while-drilling ("LWD") that is compatible with Dailey's MWD equipment. The Company believes that the addition of LWD technology to Dailey's MWD fleet will enable it to offer more fully integrated directional drilling systems in the Gulf of Mexico and Venezuela and will allow the Company to expand the geographic markets in which it provides such services. Directional drilling services accounted for approximately $19.3 million, or 26%, of the Company's pro forma revenue for the six months ended October 31, 1997.

     Underbalanced Drilling Services. Underbalanced drilling involves maintaining the pressure in a well at less than that of the surrounding formation using air, nitrogen, mist, foam or lightweight drilling fluids as the circulation medium instead of mud. As a result of the ADI Acquisition, the Company is a worldwide leader in providing air drilling services, which are used in underbalanced drilling applications, and, since the acquisition, the Company has leveraged off these services to develop internally the ability to provide other services utilized in underbalanced drilling applications. The Company provides underbalanced drilling equipment packages consisting of compressors, boosters, mist pumps and related equipment along with specially-trained personnel to operate the equipment. Underbalanced drilling techniques can lead to substantial increases in rates of penetration and drill bit life resulting in substantially less time and cost for a drilling program and can reduce substantially the risks of formation damage. Underbalanced drilling services accounted for approximately $15.9 million, or 21%, of the Company's pro forma revenue for the six months ended October 31, 1997.

     Electric Wireline and Tubing Conveyed Perforating Services. As a result of the DWS/DAMCO Acquisition, the Company is a leading provider of electric wireline and tubing conveyed perforating ("TCP") services in the U.S. Gulf of Mexico region and Nigeria. The Company's electric wireline services are utilized in both the exploration and production phases of an oil and gas well and include pipe recovery, cased hole logging, electric wireline perforating services and other cased hole services such as installation of bridge plugs, packers, retainers, pressure control equipment and thru-tubing bridge plugs.

     TCP services involve the use of tubing string to lower and retrieve perforating charges from the wellbore. The Company believes operating synergies exist between its electric wireline and TCP services and its downhole tool rental business as such products and services can be effectively marketed in a single package. The Company intends to expand its electric wireline and TCP services by marketing these services through its established distribution networks for its other products and services. Electric wireline and TCP services accounted for approximately $10.1 million, or 14%, of the Company's pro forma revenue for the six months ended October 31, 1997.

     Tubular Testing and Handling Services. As a result of the DWS/DAMCO Acquisition, the Company is a leading provider of tubular testing and handling services to the offshore and onshore oil and gas industry in the U.S. Gulf of Mexico region. The Company's tubular testing services consist of hydrostatic and gas pressure testing services that detect leaks and flaws in tubulars as they are run into the wellbore. The Company believes operators prefer to incur testing charges to avoid incurring costly downtime and the expense of pulling a defective tubular string.

     The Company's tubular handling services include assembling production pipe and tubing, dual completion strings, premium threaded connections and ultra-high torque tubulars. The Company believes that mistakes in torquing tubulars can be costly in terms of downtime and damaged equipment and, therefore, operators rely on experienced tubular companies for handling services. Tubular testing and handling services accounted for approximately $5.5 million, or 7%, of the Company's pro forma revenue for the six months ended October 31, 1997.

     Downhole Tools. The Company currently offers an array of technologically-advanced downhole tools, which it selectively markets in every major oil and gas exploration and production region in the world. Dailey began renting downhole tools in 1945 and introduced the first drilling jar to the oil and gas industry in 1965. The Company is currently the leading supplier of drilling jars to the rental tool market worldwide. A drilling jar is an impact tool that is placed in the lower section of a drillstring as part of the bottomhole assembly and, when activated, delivers a sharp, powerful impact to free the bottomhole assembly should it become lodged in the hole.

     In addition to drilling jars, the Company rents other proprietary downhole tools including hydraulic fishing jars, coiled tubing jars, drilling shock absorbers, drilling thrusters and drilling slingers. The Company also derives revenues from the sale of mechanical drilling jars and from downhole tools that are lost-in-hole by the operator. Downhole tool rentals and sales accounted for approximately $22.2 million, or 30%, of the Company's pro forma revenue for the six months ended October 31, 1997.

     Dailey traditionally has marketed its array of proprietary downhole tools directly to the end-user through its direct sales force and agents, rather than relying on third-party distribution of its products. The Company believes this strategy results in higher profit margins, and that this direct interaction with the end user assists the Company in identifying demand for new and improved products and better enables it to design and develop such products in a timely manner.

BUSINESS STRATEGY

     The Company's strategy is to expand and diversify the geographic distribution and range of products and services it provides to the drilling, completion and workover segments of the upstream oil and gas industry through internal growth and acquisitions. The Company expects to continue to effect internal growth primarily by cross marketing its product and service lines and expanding its recently acquired operations to additional locations within the Company's worldwide infrastructure.

     In addition, as consolidation of the oil and gas services industry continues in response to increased demand for companies offering a broad range of services, the Company intends to continue expanding its products and services through strategic acquisitions. The Company continuously evaluates potential acquisition candidates in the drilling, workover and completion segments of the oilfield services industry, including companies providing directional drilling, underbalanced drilling, fishing and enhanced recovery services, as well as companies supplying specialized downhole tools and other equipment to the oil and gas industry. The Company is reviewing several acquisition opportunities that, if consummated, would allow it to continue to expand the breadth and geographic scope of the products and services it offers as well as create additional cross-marketing opportunities for internal growth.

RECENT DEVELOPMENTS

     Consistent with its strategy, since April 1997, Dailey has completed five acquisitions, all of which expand Dailey's scope of operations and geographic presence and add long-term earnings capacity.

     - Integrated Drilling Services Limited. In March 1998, the Company acquired the outstanding capital stock of IDS (the "IDS Acquisition"), a directional drilling service company, for $9.4 million in cash and 1,064,000 shares of Class A Common Stock, plus assumption or repayment of debt of approximately $10.0 million.

     - Four Corners Air Service. In February 1998, the Company acquired the operating assets of Four Corners Air Service, Inc., an air drilling service company based in Farmington, New Mexico, for approximately $3.4 million.

     - DWS/DAMCO. In January 1998, Dailey acquired the operating assets and liabilities of DWS/DAMCO for $61 million in cash, subject to adjustment based upon levels of working capital.

     - ADI. In June 1997, Dailey acquired ADI for $46.4 million, including the repayment of approximately $16.8 million of indebtedness.

     - Great Southern Drilling. In April 1997, Dailey acquired the assets of Great Southern Drilling Services, Inc., a directional drilling company operating in the U.S. mid-continent region, for approximately $1.6 million and a contingent cash payment of up to $740,000.

                           THE EXCHANGE NOTE OFFERING

The Outstanding Notes......  The Outstanding Notes were issued by the Company on
                             February 13, 1998, to Jefferies & Company, Inc., (the "Initial Purchaser") pursuant to a Purchase Agreement dated February 6, 1998 (the "Purchase Agreement"). The Initial Purchaser subsequently resold the Outstanding Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Registration
Requirements...............  Pursuant to the Purchase Agreement, the Company and
                             the Initial Purchaser entered into a Registration Rights Agreement dated February 13, 1998 (the "Registration Rights Agreement"), which grants the holders of the Outstanding Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange rights, which terminate upon the consummation of the Exchange Offer. If applicable law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or in certain other circumstances, the Company has agreed to file a shelf registration (the "Shelf Registration Statement") covering resales of Transfer Restricted Securities (as defined). See "The Exchange Offer -- Resale of Exchange Notes".

                               THE EXCHANGE OFFER

Securities Offered.........  $275,000,000 aggregate principal amount of 9 1/2%
                             Senior Notes due 2008, Series B.

The Exchange Offer.........  $1,000 principal amount of the Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes. As of the date hereof, $275,000,000 aggregate principal amount of Outstanding Notes are outstanding. The Company will issue the Exchange Notes to holders on or about May 14, 1998 (the "Exchange Date").

                             Based on an interpretation of the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                             Each Participating Broker-Dealer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, if requested by a Participating Broker-

                             Dealer, it will use its best efforts to make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale for a period of up to one year or such earlier date as such Participating Broker-Dealer shall have notified the Company in writing that such Participating Broker-Dealer has resold all Exchange Notes acquired in the Exchange Offer. See "Plan of Distribution".

                             Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes can not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available April 13, 1989) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date............  5:00 p.m., New York City time, on May 11, 1998.

Interest on the Notes......  The Exchange Notes will bear interest from the date of issuance of the Exchange Notes. Interest on the Outstanding Notes that are tendered in exchange for the Exchange Notes that has accrued from February 13, 1998, the date of issuance of the Outstanding Notes, through the Exchange Date will be payable on or before August 15, 1998.

Procedures for Tendering
  Outstanding Notes........  Each holder of Outstanding Notes wishing to accept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Outstanding Notes and any other required documentation to the Exchange Agreement at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the holder or the person receiving such Exchange Notes, whether or not such person is the holder, is acquiring the Exchange Notes in the ordinary course of business and that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes. In lieu of physical delivery of the certificates representing Outstanding Notes, tendering holders may transfer notes pursuant to the procedure for book-entry transfer as set forth under "The Exchange Offer -- Procedures for Tendering".

Special Procedures for
Beneficial Owners..........  Any beneficial owner whose Outstanding Notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
  Procedures...............  Holders of Outstanding Notes who wish to tender their Outstanding Notes and whose Outstanding Notes are not immediately available or who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Outstanding Notes according to the guaranteed delivery procedures set forth in "The Exchange
                             Offer -- Guaranteed Delivery Procedures".

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to 5:00
                             p.m., New York City time, on the Expiration Date pursuant to the procedures described under "The Exchange Offer -- Withdrawal of Tenders".

Acceptance of Outstanding
Notes and Delivery of
  Exchange Notes...........  Subject to certain conditions, the Company will accept for exchange any and all Outstanding Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the Exchange Date. See "The Exchange Offer -- Terms of the Exchange Offer".

Federal Income Tax
  Consequences.............  The exchange pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax Consequences".

Private Exchange Notes.....  The Registration Rights Agreement provides that if, prior to consummation of the Exchange Offer, the Initial Purchaser holds any Outstanding Notes acquired by it and having, or which are reasonably likely to be determined to have, the status of an unsold allotment in the initial distribution, or any other holder of Outstanding Notes is not entitled to participate in the Exchange Offer for certain reasons, the Company upon the request of the Initial Purchaser or any such holder shall, simultaneously with the delivery of the Exchange Notes in the Exchange Offer, issue and deliver to the Initial Purchaser and any such holder, in exchange (the "Private Exchange") for such Outstanding Notes held by such Initial Purchaser and any such holder, a like principal amount of debt securities of the Company that are identical in all material respects to the Exchange Notes (the "Private Exchange Notes") (and which were issued pursuant to the same indenture as the Exchange Notes). The Private Exchange Notes are not covered by the registration statement of which this Prospectus is a part and are not being offered hereby. Any Private Exchange Notes will be entitled to all the rights and subject to all the limitations applicable thereto under the Indenture, and will be subject to the same restrictions on transfer applicable to untendered Outstanding Notes. See "The Exchange Offer -- Consequences of Failure to Exchange". However, pursuant to the Registration Rights Agreement, holders of Private Exchange Notes have certain rights to require the Company to file and maintain a shelf registration statement that would allow resales of such Private Exchange Notes owned by such holders. See "The Exchange Offer -- Shelf Registration Statement".

Effect on Holders of
  Outstanding Notes........  As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Rights Agreement, and, with certain exceptions noted below, holders of Outstanding Notes who do not tender their Outstanding Notes will not have any further registration rights under the Registration Rights Agreement or otherwise. Such holders will continue to hold the untendered Outstanding Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indenture, except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer. All untendered Outstanding Notes will continue to be subject to certain restrictions on transfer. Accordingly, if any Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market of the untendered Outstanding Notes could be adversely affected. See "The Exchange Offer -- Consequences of Failure to Exchange".

Shelf Registration
Statement..................  If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by any applicable law or applicable interpretation of the Commission or the staff of the Commission or (ii) any holder of an Outstanding Note notifies the Company on or prior to the Exchange Date that (A) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (B) due to a change in law or policy it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales by such holder or (C) it is a broker-dealer that owns Outstanding Notes (including the initial purchaser that holds Outstanding Notes as part of an unsold allotment from the original offering of the Outstanding Notes) acquired directly from the Company or an affiliate of the Company or (iii) any holder of Private Exchange Notes so requests within 120 days after the consummation of the Private Exchange, the Company has agreed to file and maintain a shelf registration statement that would allow resales of transfer restricted Outstanding Notes, Exchange Notes or Private Exchange Notes owned by such holders.

Exchange Agent.............  U.S. Trust Company of Texas, N.A.

                     SUMMARY OF TERMS OF THE EXCHANGE NOTES

Securities Offered.........  $275,000,000 principal amount of 9 1/2% Senior
                             Notes due 2008, Series B.

Maturity Date..............  February 15, 2008.

Interest Rate and Payment
  Dates....................  The Exchange Notes will bear interest at a rate of
                             9 1/2% per annum. Interest on the Exchange Notes will accrue from the date of issuance thereof and will be payable semi-annually in cash in arrears on each February 15 and August 15, commencing August 15, 1998.

Optional Redemption........  The Exchange Notes will be redeemable at the option of the Company, in whole or in part, from time to time on or after February 15, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest to the applicable redemption date. In addition, prior to February 15, 2001, $96.25 million in principal amount of the Exchange Notes are redeemable at the option of the Company, in whole or in part, from time to time, at 109 1/2% of the principal amount thereof, with the Net Proceeds (as defined) of any Public Equity Offering (as defined) provided that at least $178.75 million in aggregate principal amount of Notes remains outstanding immediately after such redemption. See "Description of the Exchange Notes -- Redemption and Repurchase".

Change of Control..........  In the event of a Change of Control (as defined), the Company will be required to make an offer to repurchase the Exchange Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. See "Description of the Exchange Notes -- Change of Control".

Certain Covenants..........  The Exchange Notes will be issued under the
                             Indenture, which contains certain covenants, including covenants that limit: (i) incurrence of Indebtedness; (ii) restricted payments; (iii) asset sales; (iv) Liens; (v) payment restrictions affecting Subsidiaries; (vi) transactions with related persons; (vii) conduct of business; (viii) sale-and-leaseback transactions; (ix) issuances and sales of capital stock of wholly-owned Subsidiaries; and (x) mergers, consolidations or sales of substantially all assets. See "Description of the Exchange Notes -- Certain Covenants".

Ranking....................  The Exchange Notes will be senior unsecured obligations of the Company, ranking pari passu in right of payment with all other Senior Indebtedness of the Company and senior to all subordinated Indebtedness of the Company. The Exchange Notes and the Subsidiary Guarantees will be effectively subordinated to secured Indebtedness of the Company and the Subsidiary Guarantors, respectively, including any Indebtedness under the Company's Third Amended and Restated Credit Facility dated June 20, 1997 with Wells Fargo Bank, National Association, as Agent, as amended (the "Credit Facility"), which is secured by liens on substantially all of the assets of the Company and the Subsidiary Guarantors. At October 31, 1997, pro forma for the DWS/DAMCO Acquisition, the issuance of the Outstanding Notes and Exchange Notes and the application of the net proceeds therefrom, the Exchange Notes and the Subsidiary Guarantees would have been effectively subordinated to $2.1 million of secured Indebtedness (excluding letters of credit) of the Company and the Subsidiary Guarantors. The Indenture permits the Company and its Subsidiaries to incur additional Indebtedness in the future, subject to certain limitations. See "Description of the Exchange Notes -- Ranking" and "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness".

Subsidiary Guarantees......  The Exchange Notes will be unconditionally guaranteed on a senior unsecured basis by all of the Company's Subsidiaries other than any Exempt Foreign Subsidiary, as designated by the Company, and such Subsidiary Guarantees will rank pari passu in right of payment with all Senior Indebtedness of the Subsidiary Guarantors and senior to all subordinated Indebtedness of the Subsidiary Guarantors. The Subsidiary Guarantees may be released under certain circumstances. See "Description of the Exchange Notes -- Subsidiary Guarantees".

                                  RISK FACTORS

     An investment in the Notes involves certain risks that a potential investor should carefully evaluate prior to making an investment in the Notes. See "Risk Factors".

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table presents for the periods indicated certain historical consolidated financial data and certain pro forma combined financial data for the Company. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations and financial position that would have been achieved had the transactions reflected therein been consummated on the dates indicated. This information should be read in conjunction with "Unaudited Pro Forma Combined Financial Statements", "Selected Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Dailey and ADI and the notes thereto and the combined consolidated financial statements of DWS/DAMCO and the notes thereto included elsewhere in this Prospectus. During 1997, the Company changed its fiscal year end to December 31, effective December 31, 1997.

                                                                                      SIX MONTHS ENDED OCTOBER 31,
                                                                               ------------------------------------------
                                   FISCAL YEAR ENDED APRIL 30,    1997 PRO                                      1997
                                   ---------------------------    FORMA(1)        1996          1997         PRO FORMA
                                    1995      1996      1997     (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)(1)
                                   -------   -------   -------   -----------   -----------   -----------   --------------
                                                                   (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues:
  Rental income..................  $36,691   $42,987   $49,497    $ 49,497       $25,175       $31,262        $31,262
  Sales of products and
    services.....................   12,172    15,952    16,954      47,083         8,736        11,427         27,260
  Underbalanced drilling
    revenues.....................       --        --        --      23,542            --        11,904         15,892
                                   -------   -------   -------    --------       -------       -------        -------
         Total revenues..........   48,863    58,939    66,451     120,122        33,911        54,593         74,414
Cost of rentals and services:
  Cost of rentals................   29,685    33,019    37,655      37,655        18,884        21,819         21,819
  Cost of products and
    services.....................    6,889     7,927     8,890      23,590         4,799         6,901         14,323
  Cost of underbalanced
    drilling.....................       --        --        --      15,273            --         7,536          9,676
                                   -------   -------   -------    --------       -------       -------        -------
         Total cost of rentals
           and services..........   36,574    40,946    46,545      76,518        23,683        36,256         45,818
Selling, general and
  administrative expenses........    9,607    12,083    11,893      28,566         5,968        10,224         16,552
Reorganization costs(2)..........       --        --        --          --            --         2,453          2,453
Non-cash compensation
  expense(3).....................       --        --     2,807       2,807            --           539            539
Research and development
  expenses.......................      775       728       850         850           399           162            162
                                   -------   -------   -------    --------       -------       -------        -------
Operating income.................    1,907     5,182     4,356      11,381         3,861         4,959          8,890
Interest expense, net............    1,001       863       193      26,318           345         2,411         12,775
Other (income) expense, net......      100       278       188         643          (106)          195            (70)
                                   -------   -------   -------    --------       -------       -------        -------
Income (loss) before income
  taxes..........................      806     4,041     3,975     (15,580)(4)     3,622         2,353         (3,815)(4)
Income tax expense...............      838     1,427     1,511       2,468(4)      1,342         1,035            936(4)
                                   -------   -------   -------    --------       -------       -------        -------
Net income (loss) before
  extraordinary item.............  $   (32)  $ 2,614   $ 2,464    $(18,048)(4)   $ 2,280       $ 1,318        $(4,751)(4)
                                   =======   =======   =======    ========       =======       =======        =======
OTHER FINANCIAL DATA:
Capital expenditures:
  Maintenance(5).................  $ 2,631   $ 3,049   $ 2,848    $  4,256       $ 1,561       $ 2,537        $ 2,640
  Discretionary(6)...............    8,165     5,103    12,110      15,710         5,888        10,683         12,337
Depreciation and amortization....    5,428     5,726     6,593      15,430         3,055         5,534          8,568

                                                               AS OF OCTOBER 31, 1997
                                                              ------------------------
                                                                          PRO FORMA(1)
                                                               ACTUAL     (UNAUDITED)
                                                              --------    ------------
                                                               (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 59,611      $135,150
Working capital.............................................    76,982       163,145
Total assets................................................   204,082       346,860
Long-term debt, less current portion........................   114,217       275,494
Stockholders' equity........................................    65,075        47,291

(1) Adjusted in the case of statement of operations data to reflect the consummation of the ADI Acquisition, the DWS/DAMCO Acquisition, the issuance of the Outstanding Notes and the application of the net proceeds therefrom as if each had occurred on May 1, 1996, and, in the case of balance sheet data, to reflect the consummation of the DWS/DAMCO Acquisition, the issuance of the Outstanding Notes and the application of the net proceeds therefrom as if each had occurred on October 31, 1997.

(2) Reorganization costs relate primarily to staff reductions, severance settlements and various costs associated with a cost reduction program implemented in June 1997 to flatten Dailey's management structure and streamline its operations.

(3) Non-cash compensation expense relates to accelerated vesting of restricted stock that was granted to certain executive officers of Dailey during the year ended April 30, 1997 and the six months ended October 31, 1997.

(4) Pro forma operating results are presented before extraordinary items. As a result of the repurchase of all of the Company's 9 3/4% Senior Notes Due 2007 (the "Old Notes") utilizing a portion of the net proceeds from the issuance of the Outstanding Notes, the Company immediately recognized an extraordinary loss (nonrecurring charge) of approximately $17,784,000 (or $1.91 per share) on the early retirement of the Old Notes with no related income tax benefit recognized for financial reporting purposes.

(5) Maintenance capital expenditures are primarily comprised of expenditures for the replacement of downhole tools lost-in-hole or scrapped and for capitalizable repair of assets.

(6) Discretionary capital expenditures are primarily comprised of expenditures for additions to the downhole equipment, compressors, boosters and other property and equipment. All DWS/DAMCO capital expenditures have been classified as discretionary.

                                  RISK FACTORS

     Holders of the Outstanding Notes should consider carefully the following factors as well as the other information provided elsewhere in this Prospectus before deciding to invest in the Exchange Notes. See "Disclosure Regarding Forward-Looking Statements".

CONSEQUENCES OF EXCHANGE AND FAILURE TO EXCHANGE

     Holders of Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer to such Outstanding Notes as set forth in the legend thereon as a consequence of the issuance of the Outstanding Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Notes that are not tendered, or are tendered but not accepted, may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Outstanding Notes under the Securities Act. In addition, upon the consummation of the Exchange Offer holders of Outstanding Notes that remain outstanding will not be entitled to any rights to have such Outstanding Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement. To the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Outstanding Notes could be adversely affected. The Registration Rights Agreement provides that if (i) the Exchange Offer has not been consummated within 30 days of the effectiveness of the Registration Statement, (ii) a shelf registration statement has not been declared effective by February 15, 1998, or (iii) this Registration Statement is filed and declared effective but shall thereafter cease to be effective and is not immediately followed by an additional Registration Statement that is filed and declared effective, the interest rate on the Outstanding Notes will increase by an amount of 0.5% for each 90-day period following such Registration Default, up to a maximum amount of 2.0% per annum, until such Registration Default is cured.

INCURRENCE OF SUBSTANTIAL INDEBTEDNESS

     At October 31, 1997, on a pro forma basis after giving effect to the DWS/DAMCO Acquisition, the issuance of the Outstanding Notes and the application of the net proceeds therefrom as set forth herein under "Use of Proceeds," the Company would have had approximately $277.1 million in total indebtedness, compared with total actual indebtedness of $115.4 million at such date. The Company historically has operated at substantially lower levels of debt than will be outstanding after giving effect to the offering of the Outstanding Notes. The Company's level of indebtedness will have several important effects on its future operations, including, without limitation, (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest and principal on its indebtedness, (ii) the Company's leveraged position will substantially increase its vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure and (iii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required, among other things, to seek additional financing in the debt or equity markets, to refinance or restructure all or a portion of its indebtedness, including the Notes, or to sell selected assets or reduce or delay planned capital expenditures or acquisitions. There can be no assurance that any such measures would be sufficient to enable the Company to service its debt or that any such financing, refinancing or sale of assets would be available on economically favorable terms.

EFFECTIVE SUBORDINATION

     The Exchange Notes will be unsecured and effectively subordinated in right of payment to all existing and future secured Indebtedness of the Company and the Subsidiary Guarantors, which will include any future draws under the Company's Credit Facility. As of October 31, 1997, after giving pro forma effect to the DWS/DAMCO Acquisition, the issuance of the Outstanding Notes and the application of the net proceeds therefrom, the Company would have had no Senior Indebtedness outstanding and would have up to $15.0 million available under the Credit Facility which, if borrowed, would be included as Senior Indebtedness. The Credit Facility is secured by liens on substantially all of the assets of the Company and the Subsidiary Guarantors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources". Accordingly, lenders under the Credit Facility have claims with respect to the assets constituting collateral for any indebtedness thereunder that will be satisfied prior to the unsecured claims of the holders of the Notes. See "Description of the Notes -- Ranking". In the event of a default on the Exchange Notes or a bankruptcy, liquidation or reorganization of the Company, such assets will be available to satisfy obligations with respect to the indebtedness secured thereby before any payment therefrom could be made on the Notes. Thus, the Exchange Notes and the Subsidiary Guarantees will be effectively subordinated to claims of the lenders under the Credit Facility to the extent of such pledged collateral. At October 31, 1997, pro forma for the DWS/DAMCO Acquisition, the issuance of the Outstanding Notes and the Exchange Notes and the application of the net proceeds therefrom, the Exchange Notes and the Subsidiary Guarantees would have been effectively subordinated to 2.1 million of secured Indebtedness (excluding letters of credit) of the Company or the Subsidiary Guarantors.

     The Exchange Notes are also effectively subordinated to all existing and future debt and other liabilities of the Company's subsidiaries that do not guarantee the Exchange Notes. While the Company's subsidiaries do not presently carry a significant amount of debt, the Indenture permits the existing subsidiaries to incur additional debt under certain circumstances. In the event of an insolvency, liquidation or other reorganization of any of the subsidiaries of the Company, creditors of such subsidiaries, including trade creditors, would be entitled to payment in full from the assets of such subsidiaries before the Company, as a stockholder, would be entitled to receive any distribution therefrom.

FRAUDULENT CONVEYANCE

     Various fraudulent conveyance laws enacted for the protection of creditors may apply to the Subsidiary Guarantors' issuance of the Subsidiary Guarantees. To the extent that a court were to find that (x) a Subsidiary Guarantee was incurred by a Subsidiary Guarantor with intent to hinder, delay or defraud any present or future creditor or the Subsidiary Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) a Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Subsidiary Guarantee and such Subsidiary Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such Subsidiary Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Subsidiary Guarantor constituted unreasonably small capital to carry on its business or
(iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate such Subsidiary Guarantee in favor of the Subsidiary Guarantor's creditors. Among other things, a legal challenge of a Subsidiary Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantor as a result of the issuance by the Company of the Notes. The Indenture contains a savings clause, which generally limits the obligations of each Subsidiary Guarantor under its Subsidiary Guarantee to the maximum amount as will, after giving effect to all of the liabilities of such Subsidiary Guarantor, result in such obligations not constituting a fraudulent conveyance. To the extent a Subsidiary Guarantee of any Subsidiary Guarantor was avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Exchange Notes would cease to have any claim against such Subsidiary Guarantor and would be creditors solely of the Company and any Subsidiary Guarantor whose Subsidiary Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the Exchange Notes against the issuer of an invalid Subsidiary Guarantee would be subject to the prior payment of all liabilities of such Subsidiary Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Exchange Notes relating to any avoided portions of any of the Subsidiary Guarantees.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any such proceeding. Generally, however, a Subsidiary Guarantor may be considered insolvent if the sum of its debts, including contingent liabilities, was greater than the fair market value of all of its assets at a fair valuation or if the present fair market value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature.

     Based upon financial and other information, the Company and the Subsidiary Guarantors believe that the Guarantees are being incurred for proper purposes and in good faith and that the Company and each Subsidiary Guarantor is solvent and will continue to be solvent after issuing its Subsidiary Guarantee, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature. There can be no assurance, however, that a court passing on such standards would agree with the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of the Exchange Notes -- Subsidiary Guarantees".

RESTRICTIONS IMPOSED BY LENDERS

     The Credit Facility and the Indenture contain a number of covenants that restrict the ability of the Company to dispose of assets, merge or consolidate with another entity, incur additional indebtedness, create liens, make capital expenditures, pay dividends or make other investments or acquisitions and covenants that otherwise restrict corporate activities. The Credit Facility also contains requirements that the Company maintain certain financial ratios and may restrict the Company from prepaying the Company's other indebtedness. The ability of the Company to comply with such provisions may be affected by events that are beyond the Company's control. The breach of any of these covenants could result in a default under the Credit Facility and the Indenture and a subsequent acceleration of such indebtedness. In addition, as a result of these covenants, the ability of the Company to respond to changing business and economic conditions and to secure additional financing, if needed, may be restricted significantly, and the Company may be prevented from engaging in transactions that might otherwise be considered beneficial to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of the Exchange Notes -- Certain Covenants".

PAYMENT UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of the Notes may require the Company to repurchase all or a portion of such holder's Notes at 101% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date of repurchase. The Indenture requires that prior to such a repurchase, the Company must either prepay all outstanding Senior Indebtedness or obtain any required consents to such repurchase. The occurrence of a Change of Control may result in a default under the Company's existing line of credit or any future credit facilities. If a Change of Control were to occur, the Company may not have the financial resources to prepay all of the Senior Indebtedness, the Notes and the other Indebtedness that would become payable upon the occurrence of such Change of Control or may be prohibited from repurchasing the Notes. See "Description of the Exchange Notes -- Change of Control".

ABSENCE OF A PUBLIC MARKET FOR THE NOTES

     The Outstanding Notes have not been registered under the Securities Act and are subject to significant restrictions on resale. The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Outstanding Notes or the Exchange Notes on any securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchaser has informed the Company, that, following the completion of the Exchange Offer, it currently intends to make a market in the Notes. However, it is not obligated to do so, and any such market making may be discontinued at any time without notice. In addition, any such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer or the pendency of the Shelf Registration Statement. See "Description of the Exchange Notes" and "Exchange Offer; Registration Statement". Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

DEPENDENCE ON OIL AND GAS INDUSTRY

     Demand for the Company's products and services depends to a large extent upon the level of exploration and production activity in the oil and gas industry and the industry's willingness to spend capital on drilling operations, which in turn depends in part on oil and gas prices, expectations about future prices, the cost of exploring for, producing and delivering oil and gas, the discovery rate of new oil and gas reserves, domestic and international political, military, regulatory and economic conditions and the ability of oil and gas companies to raise capital. Prices for oil and gas historically have been extremely volatile and have reacted to changes in the supply of and demand for oil and natural gas, domestic and worldwide economic conditions and political instability in oil producing countries. No assurance can be given that current levels of oil and gas activities and capital expenditures on drilling operations will be maintained or that demand for the Company's products and services will reflect the level of such activities. Prices for oil and natural gas are expected to continue to be volatile and affect the demand for and pricing of the Company's products and services. A material decline in oil or natural gas prices or activities could materially adversely affect the demand for the Company's products and services and, therefore, the Company's results of operations and financial condition.

COMPETITION

     The markets for the Company's products and services are highly competitive and characterized by continual changes in technology. Many of the Company's existing and potential competitors have substantially greater marketing, distribution, financial and technical resources than the Company. There can be no assurance that the Company's services, rentals and sales will continue at current volumes or prices if its current competitors or new market entrants introduce new products or services with better features, performance, prices or characteristics than the Company's products and services. Competitive pressures or other factors also may result in significant price competition that could have a material adverse effect on the Company's results of operations and financial condition. Furthermore, the competition among energy service companies to employ the most reputable, qualified and experienced personnel is intense, especially during times of increased drilling activity. There can be no assurance that the Company will be able to continue to recruit and retain highly-qualified personnel. Any difficulty in recruiting or retaining such personnel could have a material adverse effect on the Company's results of operations and financial condition. See "Business and Properties -- Competition".

ASSIMILATION OF ACQUIRED BUSINESSES

     The ADI Acquisition and the DWS/DAMCO Acquisition have required the Company to integrate additional personnel and operations and manage businesses that are related to, but different from, Dailey's traditional directional drilling and rental tool business. In particular, the operations of IDS historically have operated at a net loss primarily due to limited distribution channels for IDS' directional drilling technologies; therefore, the benefits of the IDS Acquisition to the Company will be substantially dependent upon the Company's ability to market the key technologies acquired in the IDS Acquisition through the Company's existing infrastructure and distribution networks. No assurance can be given that the Company will be successful in managing and incorporating the acquired businesses into its existing operations or that such acquired businesses will not require a disproportionate amount of management's attention. The Company's failure to successfully incorporate the acquired businesses into its existing operations, or the occurrence of unexpected costs or liabilities in the acquired businesses, could have a material adverse effect on the Company's financial condition and results of operations.

ACQUISITION STRATEGY

     The Company is actively seeking strategic acquisitions that will provide additional and complementary products and services. Nevertheless, there can be no assurance that attractive acquisitions will be available to the Company at reasonable prices or that any acquisition achieved will be consummated on favorable terms to the Company or ultimately will prove to be a successful undertaking by the Company. The Company may be required, to the extent permitted by the Indenture and the Credit Facility, to incur substantial indebtedness to finance future acquisitions. Such additional debt service requirements may represent a significant burden on the Company's results of operations and financial condition. There also can be no assurance that the Company will successfully integrate the operations and assets of any acquired business with its own or that the Company's management will be able to manage effectively the increased size of the Company or operate a new line of business. Any inability on the part of the Company to find and acquire attractive businesses and assets and to integrate and manage such acquired businesses and assets could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

DEPENDENCE ON KEY PERSONNEL

     The Company believes that its success will depend to a significant extent upon the continued services of certain key operating personnel, particularly James F. Farr, President and Chief Executive Officer of the Company. The Company's existing employment agreement with Mr. Farr has an initial term expiring on December 31, 2000. The loss of the services of Mr. Farr could have a material adverse effect on the Company's business and future prospects. The Company does not maintain key employee insurance. See "Management".

OPERATING RISKS AND INSURANCE

     The operations of the Company's customers are subject to hazards inherent in the oil and gas industry, such as fires, explosions, craterings, blowouts and oil spills, which can cause serious personal injury or loss of life, damage to or destruction of property, equipment, the environment and marine life, and suspension of operations. Claims for loss of oil and gas production and damages to formations can occur in drilling and workover operations. If a catastrophic event were to occur at a location where the Company's products or services are being provided, the Company could be named as a defendant or third-party defendant in lawsuits asserting potentially large claims. The Company maintains insurance coverage that it believes to be customary in the industry against certain of these hazards, however, such insurance provides for substantial deductibles and premium adjustments based on claims experience and excludes coverage for damages resulting from environmental damage and pollution or breach of contract or claims based on alleged fraud or deceptive trade practices. Insurance cannot provide complete protection against casualty losses. There can be no assurance that the Company will be able to maintain adequate insurance in the future at rates it considers reasonable or that insurance will continue to be available on terms as favorable as those of its existing arrangements. A claim or suit against the Company in excess of the coverage limits maintained by the Company or for which the Company is not insured could have a material adverse effect on the Company's financial condition and results of operations. See "Business and Properties -- Operating Risks and Insurance".

RISK OF INTERNATIONAL OPERATIONS

     The Company's international operations (including Canada), which represented approximately 45% of the total pro forma revenues of the Company for the six months ended October 31, 1997, are subject to special risks inherent in doing business outside the United States, including governmental instability, war and other international conflicts, civil and labor disturbances, requirements of local ownership, partial or total expropriation, nationalization, currency devaluation, foreign exchange controls, and foreign laws and policies, each of which may limit the movement of assets or funds or result in the deprivation of contract rights or the taking of property without fair compensation. Although the Company maintains political risk insurance to protect itself from such risks, such insurance may be insufficient to protect the Company in all circumstances, and any failure to do so could have a material adverse effect on the Company's results of operations and financial condition. In addition, although most of the Company's international revenues are derived from transactions denominated in United States dollars, the Company has and likely will continue to conduct some business in currencies other than the United States dollar. The Company currently does not hedge against foreign currency fluctuations. Accordingly, its profitability has been and will continue to be affected by fluctuations in foreign exchange rates. The Company believes that revenues from transactions denominated in foreign currencies will increase as a percentage of total revenues due to the ADI Acquisition, the DWS/DAMCO Acquisition and the IDS Acquisition and continued expansion of the Company's international operations. In addition, collections and recovery of rental tools from international customers and agents may prove more difficult due to the uncertainties of foreign law and judicial procedure. The Company may therefore experience significant difficulty resulting from the political or judicial climate in countries in which it operates. From time to time the United States has passed laws and imposed regulations prohibiting or restricting trade with certain nations. There can be no assurance that future laws and regulations will not limit materially the Company's international business. See "Business and Properties -- International Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Inflation and Foreign Exchange".

TECHNOLOGICAL EVOLUTION AND PRODUCT OBSOLESCENCE

     The markets for the Company's specialized services and downhole tools are characterized by continual technological developments that have resulted in, and likely will continue to result in, substantial improvements in the scope and quality of directional drilling and underbalanced drilling services and product function and performance. Whether the Company can develop and produce successfully, on a timely basis, new and enhanced downhole tools that embody new technology, meet evolving industry standards and practice, and achieve levels of capability and price that are acceptable to its customers will be significant factors in determining the Company's ability to compete. There can be no assurance that the Company will not encounter resource constraints or technical or other difficulties that could delay introduction of new products and services in the future. If the Company is unable, for technological or other reasons, to develop and commercialize competitive products in a timely manner in response to changes in the directional drilling, underbalanced drilling or rental tool industries, its results of operations and financial condition could be materially adversely affected.

INTELLECTUAL PROPERTY

     Certain features of the Company's products and services have been granted United States and foreign patent protection, or have patent applications pending. There can be no assurance that the Company's patents will prove enforceable, that any patents for which the Company has made application will be issued or that competitors will not develop functionally similar products outside the protection of any patents the Company has or may obtain. Furthermore, after the Company's patents expire, the Company's competitors could develop products substantially similar to the Company's products and services. See "Business and Properties -- Intellectual Property".

VENDOR SUPPLY INTERRUPTION

     The Company assembles all of, and manufactures a portion of the components for, its downhole tools. The manufacturing processes performed by the Company require a ready supply of high-quality, special alloy steel. Consistent with the recent upturn in the demand for steel and other raw materials used in the oil and gas industry, the Company has experienced longer lead times for delivery of raw materials, primarily steel, which requires the Company to predict further in advance its needs for such materials. While the Company has not experienced significant supply or quality control problems to date with its various suppliers of steel and other raw materials, any supply or quality control problems could significantly affect the Company's ability to meet production schedules and commitments, which could have a material adverse effect on the Company's results of operations. See "Business and Properties -- Manufacturing and Maintenance".

RELIANCE ON CERTAIN SUPPLIERS

     Most of the Company's downhole tools incorporate certain products or technology supplied in part by third parties. Although the Company is not presently experiencing and does not anticipate any significant supply or quality control problems with its vendors, such problems, if they were to occur, could have a material adverse effect on the Company's ability to meet future production and sales commitments, which could adversely affect the Company's results of operations. In addition, during the past five years, one vendor has been the Company's only supplier of filters used in the Company's hydraulic downhole tools. The Company has not identified alternative suppliers for such filters. To date, the Company has not experienced supply problems with this vendor; however, any difficulty with such supplier combined with any difficulty in finding and utilizing alternative sources for these filters could have a material adverse effect on the Company's results of operations. See "Business and Properties -- Manufacturing and Maintenance".

     The Company purchases all of its MWD units used in connection with its directional drilling services from a single supplier. The Company believes that reliable MWD units are available for third-party purchase from only a few vendors worldwide. Although the Company has not experienced significant supply or quality control problems to date with its supplier, there can be no assurance that the Company will be able to purchase reliable, high-quality MWD units from other vendors at competitive prices and terms. Any difficulty in obtaining MWD units from its supplier, as a result of manufacturing delays or other reasons, could have a material adverse effect on the Company's results of operation and financial condition. See "Business and Properties -- Drilling
Services -- Directional Drilling Services".

RELATIONSHIP WITH LAWRENCE

     The Company currently has two classes of voting stock, Class A Common Stock and Class B Common Stock (together, the "Common Stock"). Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to seven votes, with both classes of Common Stock voting together as a single class. Lawrence Industries, Inc. ("Lawrence"), which is owned by the Chairman of the Board of the Company and trusts for his family, beneficially owns all of the Class B Common Stock, and controls approximately 89% of the combined voting power of the outstanding Common Stock. Accordingly, Lawrence and the Company's Chairman of the Board, J.D. Lawrence, will be in a position to elect the Company's board of directors and otherwise control the business policies of the Company. See "Certain Relationships and Related Transactions" and "Securities Ownership of Management and Principal Stockholder".

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Outstanding Notes were issued by the Company on February 13, 1998, to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently placed the Outstanding Notes with qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition of the purchase of the Outstanding Notes by the Initial Purchaser, the Company and the Subsidiary Guarantors entered into the Registration Rights Agreement with the Initial Purchaser, which requires, among other things, that the Company file with the Commission a registration statement under the Securities Act with respect to an offer by the Company to the holders of the Outstanding Notes to issue and deliver to such holders, in exchange for Outstanding Notes, a like principal amount of Exchange Notes. The Company is required to use its best efforts to cause the Registration Statement relating to the Exchange Offer to be declared effective by the Commission under the Securities Act and commence the Exchange Offer and use best efforts to issue, on or prior to the Exchange Date, the Exchange Notes. The Exchange Notes are to be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "Holder" with respect to the Exchange Offer means any person in whose name the Outstanding Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Outstanding Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. On the Exchange Date, the Company will issue $1,000 principal amount of Exchange Notes in exchange for $1,000 principal amount of Outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Outstanding Notes pursuant to the Exchange Offer. However, Outstanding Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that (i) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement. The Exchange Notes will evidence the same debt as the Outstanding Notes and will be entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $275,000,000 aggregate principal amount of the Outstanding Notes was outstanding, all of which is registered in the name of Cede & Co., as nominee for the Depository Trust Company. Holders of Outstanding Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder, including Rule 14e-1 thereunder.

     The Company shall be deemed to have accepted validly tendered Outstanding Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted

Outstanding Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Outstanding Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses".

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest from the date of issuance of the Exchange Notes. Interest on the Outstanding Notes that are tendered in exchange for the Exchange Notes that has accrued from February 13, 1998, the date of issuance of the Outstanding Notes, through the Exchange Date will be payable on or before August 15, 1998. Interest on the Exchange Notes will be payable semi-annually on each February 15 and August 15, commencing August 15, 1998.

PROCEDURES FOR TENDERING

     Only a Holder of Outstanding Notes may tender such Outstanding Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Outstanding Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Outstanding Notes, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Outstanding Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each Holder will make to the Company the representation set forth below in the second paragraph under the heading "Resale of Exchange Notes".

     The tender by a Holder and the acceptance thereof by the Company will constitute the agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf.

     Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Outstanding Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Outstanding Notes listed therein, such Outstanding Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Outstanding Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Exchange Notes at the DTC (the "Book-Entry Transfer Facility") for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Outstanding Notes by causing such Book-Entry Transfer Facility to transfer such Outstanding Notes into the Exchange Agent's account with respect to the Outstanding Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Outstanding Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures; provided, however, that a participant in DTC's book-entry system may, in accordance with DTC's Automated Tender Offer Program procedures and in lieu of physical delivery to the Exchange Agent of a Letter of Transmittal, electronically acknowledge its receipt of, and agreement to be bound by, the terms of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Outstanding Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless other provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Outstanding Notes and (i) whose Outstanding Notes are not immediately available, (ii) who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Outstanding Notes and the principal amount of Outstanding Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Outstanding Notes (or a confirmation of book-entry transfer of such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Outstanding Notes in proper form for transfer (or a confirmation of book-entry transfer of such Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS

     Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Outstanding Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Outstanding Notes to be withdrawn (the "Depositor"), (ii) identify the Outstanding Notes to be withdrawn (including the certificate number(s) and principal amount of such Outstanding Notes, or, in the case of Outstanding Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Outstanding Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Outstanding Notes register the transfer of such Outstanding Notes into the name of the person withdrawing the tender, (iv) specify the name in which any such Outstanding Notes are to be registered, if different from that of the Depositor and (v) if applicable because the Outstanding Notes have been tendered pursuant to book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Outstanding Notes so withdrawn are validly retendered. Any Outstanding Notes which have been tendered but which are not accepted for exchange, will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Notes for, any Outstanding Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Outstanding Notes, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer that might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

          (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred that might materially impair the ability of the Company to proceed with the Exchange Offer; or

          (c) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted that might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (d) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in good faith and in the exercise of its reasonable discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Outstanding Notes and return all tendered Outstanding Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Outstanding Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Outstanding Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Outstanding Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for a period of five to 10 business days if the Exchange Offer would otherwise expire during such five to 10 day period.

EXCHANGE AGENT

     U.S. Trust Company of Texas, N.A. has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

  By Registered or Certified            By Facsimile:               By Overnight Delivery:
            Mail:                       (212) 420-6504          United States Trust Company of
United States Trust Company of                                           Texas, N.A.
         Texas, N.A.                                              Corporate Trust Municipal
         P.O. Box 841                                                     Operations
     Peter Cooper Station                                          770 Broadway, 13th Floor
   New York, NY 10276-0841                                         New York, NY 10003-9598

                                    Confirm by Telephone:             By Hand Delivery:
                                        (800) 225-2398          United States Trust Company of
                                       Customer Service                  Texas, N.A.
                                                                  Corporate Trust Municipal
                                                                          Operations
                                                                  111 Broadway, Lower Level
                                                                      New York, NY 10006

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or other soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Outstanding Notes pursuant to the Exchange Offer. If, however, certificates representing the Exchange Notes or the Outstanding Notes for the principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Outstanding Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Outstanding Notes, which is face value as adjusted for original issue discount, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

RESALE OF EXCHANGE NOTES

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Outstanding Notes may be offered for resale, resold and otherwise transferred by any holder of such Exchange

Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (available April 13, 1989) and Morgan Stanley & Co., Incorporated (June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution".

     By tendering in the Exchange Offer, each Holder will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is a Holder,
(ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and (iii) the Holder and such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the Exchange Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such Holder incurring liability under the Securities Act for which such Holder is not indemnified by the Company. Further, by tendering in the Exchange Offer, each Holder that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company will represent to the Company that such Holder understands and acknowledges that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that Holder without registration under the Securities Act or an exemption therefrom.

     As set forth above, affiliates of the Company are not entitled to rely on the foregoing interpretations of the staff of the Commission with respect to resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.

PRIVATE EXCHANGE NOTES

     The Registration Rights Agreement provides that if, prior to consummation of the Exchange Offer, the Initial Purchaser holds any Outstanding Notes acquired by it and having, or which are reasonably likely to be determined to have, the status of an unsold allotment in the initial distribution, or any other holder of Outstanding Notes is not entitled to participate in the Exchange Offer for certain reasons, the Company upon the request of such Initial Purchaser or any such holder shall, simultaneously with the delivery of the Exchange Notes in the Exchange Offer, issue and deliver to the Initial Purchaser and any such holder, in exchange (the "Private Exchange") for such Outstanding Notes held by the Initial Purchaser and any such holder, Private Exchange Notes. Any Private Exchange Notes will be issued pursuant to the same indenture as the Exchange Notes. The Private Exchange Notes are not covered by the registration statement of which this Prospectus is a part and are not being offered hereby. Any Private Exchange Notes will be entitled to all the rights and subject to all the limitations applicable thereto under the Indenture, and will be subject to the same restrictions on transfer applicable to untendered Outstanding Notes. See "-- Consequences of Failure to Exchange". However, pursuant to the Registration Rights Agreement, holders of Private Exchange Notes have certain rights to require the Company to file and maintain a shelf registration statement that would allow resales of such Private Exchange Notes owned by such holders. See "-- Shelf Registration Statement".

CONSEQUENCES OF FAILURE TO EXCHANGE

     As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Rights Agreement, and, except as described under "-- Shelf Registration Statement", Holders of Outstanding Notes who do not tender their Outstanding Notes will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any Holder of Outstanding Notes that does not exchange that Holder's Outstanding Notes for Exchange Notes will continue to hold the untendered Outstanding Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent such rights or limitations that, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

     The Outstanding Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Outstanding Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the Outstanding Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) to an institutional accredited investor that, prior to such transfer, furnishes to U.S. Trust Company of Texas, N.A., as trustee, a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Outstanding Notes evidenced thereby (the form of which letter can be obtained from such trustee) or (vi) pursuant to another available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

     Accordingly, to the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Outstanding Notes could be adversely affected.

SHELF REGISTRATION STATEMENT

     If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by any applicable law or applicable interpretation of the Commission or the staff of the Commission or (ii) any holder of an Outstanding Note notifies the Company on or prior to the Exchange Date that (A) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (B) due to a change in law or policy it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales by such holder or (C) it is a broker-dealer that owns Outstanding Notes (including an initial purchaser that holds Outstanding Notes as part of an unsold allotment from the original offering of the Outstanding Notes) acquired directly from the Company or an affiliate of the Company or (iii) any holder of Private Exchange Notes so requests within 120 days after the consummation of the Private Exchange, the Company has agreed to file and maintain a registration statement that would allow resales of transfer restricted Outstanding Notes, Exchange Notes or Private Exchange Notes owned by such holders.

OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Outstanding Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

     The Company may in the future seek to acquire untendered Outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Outstanding Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Outstanding Notes, except for the filing, if required, of the Shelf Registration Statement.

                                  THE COMPANY

     The Company is an integrated provider of specialty services and technologically-advanced downhole tools to the oil and gas industry on a worldwide basis. The Company's services include (i) directional drilling services, (ii) underbalanced drilling services, (iii) electric wireline and tubing conveyed perforating services, (iv) tubular testing and handling services and (v) downhole tool rental. The Company has recently expanded its operations significantly through strategic acquisitions and internal growth. This strategy has enabled the Company to expand and diversify the range of services and products it provides to the oil and gas industry and to effect cross marketing of its service and product lines. Dailey began operations in the fishing tool business in 1945 as Dailey Oil Tools and changed its name to Dailey Petroleum Services Corp. in 1984. In October 1997, Dailey changed its name to Dailey International Inc.

     In August 1996, Dailey completed an initial public offering of its Class A Common Stock (the "1996 IPO") and immediately embarked on a focused growth strategy aimed at expanding the drilling services and fleet of downhole tools it offers by increasing its investment in additional downhole tools and acquiring complementary businesses and assets. To date, this growth strategy has resulted in the Company increasing its revenues to $120.1 million on a pro forma basis for the year ended April 30, 1997, from $58.9 million on an historical basis for the year ended April 30, 1996.

     In June 1997, Dailey acquired ADI, a leading worldwide provider of air drilling services to the oil and gas industry. In January 1998, Dailey acquired the operating assets and liabilities of DWS/DAMCO, specialized providers of electric wireline and tubular services in the U.S. Gulf of Mexico region and, to a lesser extent, in Nigeria. In March 1997, the Company acquired the outstanding capital stock of IDS, a directional drilling service company. The Company believes these acquisitions provide it with significant operational benefits, including geographic expansion and cross-marketing opportunities.

     The Company's executive offices are located in Conroe, Texas, approximately 50 miles north of Houston. The Company's address is 2507 North Frazier, P.O. Box 1863, Conroe, Texas 77305, and its telephone number is (281) 350-3399.

                                USE OF PROCEEDS

     The Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated in this Prospectus, the Company will receive Outstanding Notes in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Notes (which they replace), except as otherwise described herein. The Outstanding Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company.

     The net proceeds to the Company from the issuance of the Outstanding Notes were approximately $267.7 million after deducting the estimated fees and expenses of the issuance of the Outstanding Notes.

     The Company used approximately $133.5 million of the net proceeds from the issuance of the Outstanding Notes to purchase all of the outstanding Old Notes from the Initial Purchaser and $7.5 million to repay outstanding borrowings under the Credit Facility. Proceeds from the issuance of the Old Notes were used to repay debt incurred in connection with the ADI Acquisition and to finance a substantial portion of the DWS/DAMCO Acquisition and for capital expenditures. The Old Notes matured on August 15, 2007 and were issued pursuant to an indenture with covenants similar to those contained in the Indenture. The Credit Facility provides for borrowings of up to the lesser of $15 million or an amount calculated utilizing a loan formula based upon the level of eligible accounts receivable, which was approximately $11.3 million at December 31, 1997. As of January 31, 1998, the outstanding principal balance of advances made pursuant to the Credit Facility was $7.5 million, which were utilized to fund a portion of the purchase price for the DWS/DAMCO Acquisition. Interest on the Credit Facility is variable and fluctuates based on leverage ratios at a variable margin over the applicable prime rate or at a LIBOR-based rate.

     The Company intends to use approximately $26.9 million of the net proceeds from the issuance of the Outstanding Notes for discretionary capital expenditures to increase its fleet of downhole tools and for equipment utilized in its operations. The Company's inventory expansion will focus primarily upon MWD units, drilling jars and fishing jars, and mud motors, compressors and mist pumps utilized in the Company's air drilling operations and tongs utilized in its tubular testing and handling services. Since the equipment utilized in the Company's operations can be transported cost effectively between its main geographic markets, the Company intends to utilize its expanded inventory in all or some of its markets depending on demand for such tools and equipment at any given time.

     A portion of the remaining net proceeds were utilized to fund the cash portion of the purchase price for IDS and to repay a portion of IDS' outstanding debt. The remaining net proceeds from the issuance of the Outstanding Notes are expected to be used by the Company to fund the expansion of the Company's products and services through acquisitions of complementary businesses or assets and for working capital and other general purposes. Pending application of the net proceeds from the issuance of the Outstanding Notes, the Company has invested such net proceeds in short-term, interest-bearing, investment grade securities.

                                 CAPITALIZATION

     The following table sets forth as of October 31, 1997, the cash and cash equivalents, current debt and capitalization of the Company on a historical consolidated and as adjusted basis to reflect the DWS/DAMCO Acquisition and the issuance of the Outstanding Notes and the application of the net proceeds therefrom, as if each had occurred on October 31, 1997. This information should be read in conjunction with "Unaudited Pro Forma Combined Financial Statements", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Dailey, including the notes thereto, and the combined financial statements of DWS/DAMCO, including the notes thereto, included elsewhere in this Prospectus.

                                                                 OCTOBER 31, 1997
                                                              -----------------------
                                                                              AS
                                                               ACTUAL      ADJUSTED
                                                              --------    -----------
                                                                    (UNAUDITED)
                                                                  (IN THOUSANDS)
Cash and cash equivalents...................................  $ 59,611     $135,150
                                                              ========     ========
Long-term debt:
  9 3/4% Senior Notes, net of original issue discount.......  $114,116     $     --
  Other.....................................................       177          927
  9 1/2% Senior Notes.......................................        --      275,000
  Capitalized lease obligations (included in other
     liabilities, current and non-current)..................     1,130        1,130
                                                              --------     --------
          Total long-term debt..............................  $115,423     $277,057
                                                              --------     --------
Stockholders' equity:
  Preferred stock, no par value, 5,000,000 shares
     authorized; none issued and outstanding................        --           --
  Class A common stock, $.01 par value, 20,000,000 shares
     authorized; (4,627,598 issued and 4,483,598
     outstanding)...........................................        45           45
  Class B common stock, $.01 par value, 10,000,000 shares
     authorized; (5,000,000 shares issued and
     outstanding)...........................................        50           50
  Paid-in capital...........................................    41,213       41,213
  Treasury stock............................................    (1,047)      (1,047)
  Retained earnings.........................................    24,814        7,030
                                                              --------     --------
          Total stockholders' equity........................    65,075       47,291
                                                              --------     --------
          Total capitalization..............................  $180,498     $324,348
                                                              ========     ========

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The ADI Acquisition was consummated on June 20, 1997 and the DWS/DAMCO Acquisition was consummated on January 28, 1998. Accordingly, the Unaudited Pro Forma Combined Statement of Operations for the six months ended October 31, 1997 combines the unaudited operating results for Dailey for the six months ended October 31, 1997, the unaudited operating results for ADI for the period beginning on May 1, 1997 and ending on June 20, 1997 and the unaudited operating results for DWS/DAMCO for the six months ended September 30, 1997. The Unaudited Pro Forma Combined Statement of Operations for the six months ended October 31, 1997 also reflects the issuance of the Outstanding Notes and the application of the net proceeds therefrom as if each had occurred on May 1, 1996. The Unaudited Pro Forma Combined Statement of Operations for the year ended April 30, 1997 combines the audited operating results of Dailey for the year ended April 30, 1997, the unaudited operating results of ADI for the twelve months ended April 30, 1997 and the unaudited combined operating results of DWS/DAMCO for the twelve months ended March 31, 1997. The Unaudited Pro Forma Combined Balance Sheet as of October 31, 1997 combines the unaudited balance sheet of Dailey as of October 31, 1997 and the audited combined balance sheet of DWS/DAMCO as of September 30, 1997. The unaudited pro forma combined balance sheet as of October 31, 1997 also reflects the issuance of the Outstanding Notes and the application of the net proceeds therefrom as if such transactions had occurred on October 31, 1997.

     The Unaudited Pro Forma Combined Statements of Operations should be read in conjunction with the notes thereto and the historical financial statements of Dailey, ADI and DWS/DAMCO, including the notes thereto, included elsewhere herein.

     The pro forma adjustments to give effect to the various events described above are based upon currently available information and upon certain assumptions that management believes are reasonable. The ADI Acquisition and the DWS/DAMCO Acquisition were accounted for by the Company under the purchase method of accounting, and the assets and liabilities of ADI and DWS/DAMCO have been recorded at their estimated fair market values at the date of their respective acquisition. The adjustments included in the Unaudited Pro Forma Combined Statements of Operations reflect the Company's preliminary determination of these adjustments based upon available information. There can be no assurance that the actual adjustments will not vary significantly from the estimated adjustments reflected in the Unaudited Pro Forma Combined Statements of Operations.

     The unaudited pro forma combined financial information does not purport to be indicative of the financial position or results of operations that would actually have occurred if the transactions described had occurred as presented in such statements or that may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to general economic conditions, oil and gas commodity prices, the demand and prices for contract drilling services and rental tools, the Company's ability to successfully integrate the operations of ADI and DWS/DAMCO with its current business and several other factors, many of which are beyond the Company's control. See "Disclosure Regarding Forward-Looking Statements" and "Risk Factors".

                           DAILEY INTERNATIONAL INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                OCTOBER 31, 1997
                                 (IN THOUSANDS)

                                     ASSETS

                                     AS OF               AS OF
                                OCTOBER 31, 1997   SEPTEMBER 30, 1997    DWS/DAMCO
                                ----------------   ------------------   ACQUISITION        PRO FORMA     OFFERING
                                     DAILEY           DWS/DAMCO(A)      ADJUSTMENTS       ACQUISITION   ADJUSTMENTS    PRO FORMA
                                ----------------   ------------------   -----------       -----------   -----------    ---------
Current assets:
  Cash and cash equivalents...      $ 59,611            $ 2,679           $(62,290)(B2,C)  $     --      $135,150(D)   $135,150
  Accounts receivable, net....        36,877              6,844                              43,721                      43,721
  Consumable inventories......            --              2,407                               2,407                       2,407
  Other current assets........         3,455                572                               4,027                       4,027
                                    --------            -------           --------         --------      --------      --------
        Total current
          assets..............        99,943             12,502            (62,290)          50,155       135,150       185,305
Revenue-producing tools and
  inventory, net..............        69,961              3,094             17,693(B3)       90,748                      90,748
Property and equipment, net...         6,417              1,236                               7,653                       7,653
Goodwill......................        21,736                 --             32,000(B4)       53,736                      53,736
Intangibles and other
  assets......................         6,025                168                               6,193         7,275(D)      9,418
                                                                                                           (4,050)(D)
                                    --------            -------           --------         --------      --------      --------
        Total assets..........      $204,082            $17,000           $(12,597)        $208,485      $138,375      $346,860
                                    ========            =======           ========         ========      ========      ========

                                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued
    liabilities...............      $ 19,121            $ 1,178                            $ 20,299      $ (2,336)(D)  $ 17,963
  Accounts payable to
    affiliates................           697                 --                                 697                         697
  Income taxes payable........         3,067                 --                               3,067                       3,067
  Current portion of long-term
    debt......................            76                357                                 433                         433
                                    --------            -------           --------         --------      --------      --------
        Total current
          liabilities.........        22,961              1,535                              24,496        (2,336)       22,160
                                    --------            -------           --------         --------      --------      --------
Long-term debt................       114,217                393           $  2,389(C)       116,999       275,000(D)    275,494
                                                                                                         (116,505)(D)
Other non-current
  liabilities.................         1,829                 86                 --            1,915                       1,915
Stockholders' equity:
  Common stock and paid-in
    capital...................        40,261                479               (479)(B1)      40,261                      40,261
  Retained earnings...........        24,814             14,507            (14,507)(B1)      24,814       (17,784)(D)     7,030
                                    --------            -------           --------         --------      --------      --------
        Total stockholders'
          equity..............        65,075             14,986            (14,986)          65,075       (17,784)       47,291
                                    --------            -------           --------         --------      --------      --------
        Total liabilities and
          stockholders'
          equity..............      $204,082            $17,000           $(12,597)        $208,485      $138,375      $346,860
                                    ========            =======           ========         ========      ========      ========

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                       SIX MONTHS ENDED OCTOBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   PERIOD
                                                                  BEGINNING
                                                SIX MONTHS       MAY 1, 1997        SIX MONTHS
                                                  ENDED          AND ENDING           ENDED
                                             OCTOBER 31, 1997   JUNE 20, 1997   SEPTEMBER 30, 1997
                                             ----------------   -------------   ------------------   ACQUISITION    PRO FORMA
                                                  DAILEY           ADI(E)          DWS/DAMCO(A)      ADJUSTMENTS   ACQUISITIONS
                                             ----------------   -------------   ------------------   -----------   ------------
REVENUES:
  Rental income.............................     $31,262           $   --            $    --                         $31,262
  Sales of products and services............      11,427              227             15,606                          27,260
  Underbalanced drilling revenues...........      11,904            3,988                 --                          15,892
                                                 -------           ------            -------           -------       -------
        Total revenues......................      54,593            4,215             15,606                          74,414
COSTS AND EXPENSES:
  Cost of rentals...........................      21,819               --                 --                          21,819
  Cost of products and services.............       6,901              168              5,990           $ 1,264(F)     14,323
  Cost of underbalanced drilling............       7,536            2,105                 --                35(F)      9,676
  Selling, general and administrative.......      10,224            1,277              4,255               796(F)     16,552
  Reorganization costs......................       2,453               --                 --                           2,453
  Non-cash compensation.....................         539               --                 --                             539
  Research and development..................         162               --                 --                             162
                                                 -------           ------            -------           -------       -------
                                                  49,634            3,550             10,245             2,095        65,524
                                                 -------           ------            -------           -------       -------
Operating income (loss).....................       4,959              665              5,361            (2,095)        8,890
Interest expense............................       3,225               15                 51             2,544(G)      5,835
Interest income.............................        (814)              --                 --                            (814)
Other (income) expense (net)................         195               23               (288)                            (70)
                                                 -------           ------            -------           -------       -------
Income (loss) before income taxes...........       2,353              627              5,598            (4,639)        3,939
Income tax provision (benefit)..............       1,035               41                 --              (140)(H)       936
                                                 -------           ------            -------           -------       -------
Net income (loss) before extraordinary
  item......................................     $ 1,318           $  586            $ 5,598           $(4,499)      $ 3,003
                                                 =======           ======            =======           =======       =======
Earnings (loss) per share before
  extraordinary item........................     $  0.14                                                             $  0.32
                                                 =======                                                             =======


                                               OFFERING
                                              ADJUSTMENTS   PRO FORMA
                                              -----------   ---------
REVENUES:
  Rental income.............................                 $31,262
  Sales of products and services............                  27,260
  Underbalanced drilling revenues...........                  15,892
                                                -------      -------
        Total revenues......................                  74,414
COSTS AND EXPENSES:
  Cost of rentals...........................                  21,819
  Cost of products and services.............                  14,323
  Cost of underbalanced drilling............                   9,676
  Selling, general and administrative.......                  16,552
  Reorganization costs......................                   2,453
  Non-cash compensation.....................                     539
  Research and development..................                     162
                                                -------      -------
                                                              65,524
                                                -------      -------
Operating income (loss).....................                   8,890
Interest expense............................    $ 7,390(J)    13,589
                                                    364(J)
Interest income.............................                    (814)
Other (income) expense (net)................                     (70)
                                                -------      -------
Income (loss) before income taxes...........     (7,754)      (3,815)
Income tax provision (benefit)..............         --          936
                                                -------      -------
Net income (loss) before extraordinary
  item......................................    $(7,754)     $(4,751)
                                                =======      =======
Earnings (loss) per share before
  extraordinary item........................                 $ (0.51)
                                                             =======

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                       TWELVE MONTHS ENDED APRIL 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         TWELVE MONTHS      TWELVE MONTHS
                                             ENDED         ENDED MARCH 31,
                                        APRIL 30, 1997          1997
                                       -----------------   ---------------   ACQUISITION    PRO FORMA      OFFERING
                                       DAILEY    ADI(E)     DWS/DAMCO(A)     ADJUSTMENTS   ACQUISITIONS   ADJUSTMENTS   PRO FORMA
                                       -------   -------   ---------------   -----------   ------------   -----------   ---------
REVENUES:
  Rental income......................  $49,497   $    --       $    --                       $49,497                    $ 49,497
  Sales of products and services.....   16,954     2,599        27,530                        47,083                      47,083
  Underbalanced drilling revenues....       --    23,542            --                        23,542                      23,542
                                       -------   -------       -------        --------       -------       --------     --------
        Total revenues...............   66,451    26,141        27,530                       120,122                     120,122
COSTS AND EXPENSES:
  Cost of rentals....................   37,655        --            --                        37,655                      37,655
  Cost of products and services......    8,890     1,270        10,902        $  2,528(F)     23,590                      23,590
  Cost of underbalanced drilling.....       --    15,023            --             250(F)     15,273                      15,273
  Selling, general and
    administrative...................   11,893     5,249         9,044           2,380(F)     28,566                      28,566
  Non-cash compensation..............    2,807        --            --                         2,807                       2,807
  Research and development...........      850        --            --                           850                         850
                                       -------   -------       -------        --------       -------       --------     --------
                                        62,095    21,542        19,946           5,158       108,741                     108,741
                                       -------   -------       -------        --------       -------       --------     --------
Operating income (loss)..............    4,356     4,599         7,584          (5,158)       11,381                      11,381
Interest expense.....................      833     2,459            59          10,569(G)     13,920       $ 12,428(J)    27,076
                                                                                                                728(J)
Interest income......................     (640)       --          (118)                         (758)                       (758)
Other (income) expense (net).........      188      (221)          237             439(I)        643                         643
                                       -------   -------       -------        --------       -------       --------     --------
Income (loss) before income taxes....    3,975     2,361         7,406         (16,166)       (2,424)       (13,156)     (15,580)
Income tax provision (benefit).......    1,511     1,041            --             (84)(H)     2,468             --        2,468
                                       -------   -------       -------        --------       -------       --------     --------
Net income (loss) before
  extraordinary item.................  $ 2,464   $ 1,320       $ 7,406        $(16,082)      $(4,892)      $(13,156)    $(18,048)
                                       =======   =======       =======        ========       =======       ========     ========
Earnings (loss) per share before
  extraordinary item.................  $  0.30                                               $ (0.60)                   $  (2.23)
                                       =======                                               =======                    ========

                            See accompanying notes.

                   DAILEY INTERNATIONAL INC. AND SUBSIDIARIES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

PRO FORMA ADJUSTMENTS

(A) The unaudited combined statements of operations of DWS/DAMCO for the six months ended September 30, 1997 and for the twelve months ended March 31, 1997 were derived from the unaudited combined statements of operations of DWS/DAMCO for the three month periods ended March 31, 1997 and 1996 and the audited combined statements of operations of DWS/DAMCO for the nine months ended September 30, 1997 and the year ended December 31, 1996. The audited combined statements of operations of DWS/DAMCO for the nine months ended September 30, 1997 and the year ended December 31, 1996 and the audited combined balance sheet as of September 30, 1997 are included elsewhere in this Prospectus. Certain reclassifications have been made to conform the financial statements of DWS/DAMCO to the pro forma presentation. Such reclassifications have no effect on total stockholders' equity or net income.

(B) To reflect the purchase of the operating assets and liabilities of DWS/DAMCO for total consideration of $61 million plus approximately $1 million in transaction costs. The acquired assets exclude cash and certain non-operating equipment. For purposes of the unaudited pro forma combined balance sheet and statement of operations, the purchase price has been allocated as follows (in thousands):

(1) Historical net book value of DWS/DAMCO..................  $14,986
(2) Adjustment for cash and cash equivalents not acquired...   (2,679)
(3) Fair value adjustment of revenue producing tools and
      inventory.............................................   17,693
(4) Excess of purchase price over the sum of fair value of
      net assets acquired...................................   32,000
                                                              -------
                                                              $62,000
                                                              =======

(C) For purposes of the unaudited pro forma combined balance sheet, the proceeds for the DWS/DAMCO Acquisition were assumed to have been provided with available cash and, to the extent necessary, additional borrowings under the Credit Facility.

(D) To record (i) proceeds from the issuance of the Outstanding Notes of $275 million, net of debt issuance costs of $7,275,000, (ii) the retirement of the Old Notes of $114,116,000, net of original issue discount, including a premium of 11% of principal amount in consideration for the early extinguishment of such debt of $12,650,000, the write-off of related unamortized debt issuance costs of $4,050,000, and the payment of accrued interest of $2,336,000 and expenses of $200,000, (iii) the repayment of the additional borrowings under the Credit Facility and (iv) the impact on retained earnings of the resulting extraordinary loss on retirement of debt. See "-- Extraordinary Loss on Extinguishment of Debt".

(E) The unaudited statement of operations of ADI for the period beginning May 1, 1997 through June 20, 1997 was derived from the unaudited financial statements of ADI for such period. The unaudited statement of operations of ADI for the twelve months ended April 30, 1997 was derived from the audited statement of operations of ADI for the year ended December 31, 1996 and the unaudited statements of operations of ADI for the four month periods ending April 30, 1997 and 1996, which are included elsewhere in this Prospectus. Certain reclassifications have been made to conform the financial statements to the pro forma presentation. Such reclassifications have no effect on total stockholders' equity or net income.

(F) To record additional depreciation and amortization expense associated with the purchase price adjustment for DWS/DAMCO assuming a 25-year life for goodwill ($1.3 million per year, $640,000 for six months), an average life for fixed assets of seven years ($2.5 million per year, $1.3 million for six months) and to record additional depreciation and amortization expense associated with the purchase price adjustment for ADI through June 20, 1997 assuming a 20-year life for goodwill ($1.1 million per year, $156,000 for the period from May 1, 1997 through June 20, 1997) and an average life for fixed assets of eight years ($250,000 per year, $35,000 for the period from May 1, 1997 through June 20, 1997).

(G) To record additional interest expense on (i) the ADI Acquisition for the period from May 1, 1996 through the date of such acquisition, (ii) the DWS/DAMCO Acquisition for the period from May 1, 1996 through August 19, 1997, the date of issuance of the Old Notes and (iii) incremental borrowings of $7.5 million from August 20, 1997 to October 31, 1997 beyond the amount of the Old Notes, assuming a fixed rate of 9 3/4%. A 1/8% increase in the assumed interest rate would have increased annual pro forma interest expense by $136,000 for the twelve months ended April 30, 1997 and $33,000 for the six-month period ended October 31, 1997.

(H) To adjust consolidated income tax expense for the impact of the pro forma adjustments and to reflect federal and state income tax expense for DWS/DAMCO, which historically did not record such expense (having elected S Corporation status). Because the pro forma adjustments result in Dailey having net operating losses, and there is no assurance that these net operating losses will be benefited for tax purposes before they expire, related income tax benefits were not recognized in the pro forma adjustments.

(I) To remove the gain on the sale of stock not assumed in the ADI Acquisition.

(J) To record incremental interest expense related to the issuance of the Outstanding Notes and related income tax expense/benefit. The adjusted interest amount reflects $275 million of Outstanding Notes outstanding at a fixed interest rate of 9 1/2% and amortization of debt issuance costs over the 10-year period of the Notes. All other interest expense is eliminated, except $223,000 for the twelve months ended April 30, 1997 and $162,000 for the six months ended October 31, 1997, on other borrowings, to reflect the partial use of proceeds from the issuance of the Outstanding Notes to extinguish the Old Notes and other interim financing.

EXTRAORDINARY LOSS ON EXTINGUISHMENT OF DEBT

     The accompanying unaudited pro forma combined statements of operations for the twelve months ended April 30, 1997 and the six months ended October 31, 1997 disclose the results of operations and net income (loss) before extraordinary items. As a result of the issuance of the Outstanding Notes and the use of proceeds (as discussed above under item (D)), the Company immediately recognized an extraordinary loss (nonrecurring charge) of approximately $17,784,000 (or $1.91 per share) on the early retirement of the Old Notes with no related income tax benefit recognized for financial reporting purposes.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data for each of the fiscal years in the five-year period ended April 30, 1997 have been derived from the audited consolidated financial statements of Dailey. The Consolidated Statement of Operations Data for the years ended April 30, 1995, 1996 and 1997 and the Consolidated Balance Sheet Data as of April 30, 1996 and 1997 are derived from the Company's audited consolidated financial statements appearing elsewhere in this Prospectus. The following selected consolidated financial data for the six months ended October 31, 1996 and 1997 have been derived from the unaudited financial statements of the Company appearing elsewhere in this Prospectus. The selected consolidated financial data should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements of the Company and the related notes and other financial data included elsewhere in this Prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations". During 1997, the Company changed its fiscal year end to December 31, effective December 31, 1997.

                                                                                                           SIX MONTHS ENDED
                                                        FISCAL YEAR ENDED APRIL 30,                           OCTOBER 31,
                                       --------------------------------------------------------------   -----------------------
                                          1993         1994         1995         1996         1997         1996         1997
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues:
  Rental income......................  $   28,746   $   32,393   $   36,691   $   42,987   $   49,497   $   25,175   $   31,262
  Sales of products and services.....       8,742       11,422       12,172       15,952       16,954        8,736       11,427
  Underbalanced drilling revenues....          --           --           --           --           --           --       11,904
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total revenues...............      37,488       43,815       48,863       58,939       66,451       33,911       54,593
Cost of rentals and services:
  Cost of rentals....................      25,078       27,384       29,685       33,019       37,655       18,884       21,819
  Cost of products and services......       4,003        5,124        6,889        7,927        8,890        4,799        6,901
  Cost of underbalanced drilling.....          --           --           --           --           --           --        7,536
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total cost of rentals and
          services...................      29,081       32,508       36,574       40,946       46,545       23,683       36,256
Selling, general and administrative
  expenses...........................       6,783        7,085        9,607       12,083       11,893        5,968       10,224
Reorganization costs(1)..............          --           --           --           --           --           --        2,453
Non-cash compensation expense(2).....          --           --           --           --        2,807           --          539
Research and development expenses....       1,262          736          775          728          850          399          162
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Operating income.....................         362        3,486        1,907        5,182        4,356        3,861        4,959
Interest expense, net................         285          513        1,001          863          193          345        2,411
Other (income) expense, net..........        (207)        (103)         100          278          188         (106)         195
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income before income taxes...........         284        3,076          806        4,041        3,975        3,622        2,353
Income tax expense...................         898        1,075          838        1,427        1,511        1,342        1,035
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income (loss)....................  $     (614)  $    2,001   $      (32)  $    2,614   $    2,464   $    2,280   $    1,318
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
Earnings (loss) per share............  $     (.11)  $      .37   $     (.01)               $      .30   $     0.32   $     0.14
                                       ==========   ==========   ==========                ==========   ==========   ==========
Pro forma earnings per share.........                                         $      .40
                                                                              ==========
Average common and common equivalent
  shares outstanding(3)..............   5,360,000    5,360,000    5,360,000    6,610,000    8,094,880    7,191,532    9,331,627

OTHER FINANCIAL DATA:
Capital expenditures
  Maintenance(4).....................  $    1,206   $    1,848   $    2,631   $    3,049   $    2,848   $    1,561   $    2,537
  Discretionary(5)...................       4,042        6,872        8,165        5,103       12,110        5,888       10,683
Depreciation and amortization........       4,114        4,323        5,428        5,726        6,593        3,055        5,534
Ratio of earnings to fixed
  charges(6).........................         1.4x         3.8x         1.5x         3.4x         3.7x         5.1x         1.5x
PRO FORMA FINANCIAL DATA:
Ratio of earnings to fixed
  charges(6).........................         n/a          n/a          n/a          n/a           --          n/a           --

                                                              AS OF APRIL 30,                              AS OF OCTOBER 31,
                                       --------------------------------------------------------------   -----------------------
                                          1993         1994         1995         1996         1997         1996         1997
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
CONSOLIDATED BALANCE SHEET DATA:
Working capital......................  $    2,588   $   10,542   $    6,405   $    7,477   $   21,938       27,050   $   76,982
Total assets.........................      45,523       53,621       54,408       55,878       82,359       83,162      204,082
Long-term debt, less current
  portion............................       2,814        9,743        8,604        6,866        5,155        6,011      114,217
Long-term debt payable to affiliate,
  less current portion...............       2,061        2,420        1,760        1,100           --           --           --
Stockholders' equity.................      31,058       33,059       33,027       35,641       63,327       60,755       65,075

---------------

(1) Reorganization costs relate primarily to staff reductions, severance settlements and various costs associated with a cost reduction program implemented in June 1997 to flatten Dailey's management structure and streamline its operations.

(2) Non-cash compensation expense relates to accelerated vesting of restricted stock that was granted to certain executive officers of Dailey during the year ended April 30, 1997 and the six months ended October 31, 1997.

(3) The average number of shares outstanding at April 30, 1993 through 1996 has been adjusted to give pro forma effect to a reorganization and the issuance of an aggregate of 360,000 restricted shares of Class A Common Stock contemporaneously with the 1996 IPO. See "Notes to Consolidated Financial Statements".

(4) Maintenance capital expenditures are primarily comprised of expenditures for the replacement of downhole tools lost-in-hole or scrapped and for capitalizable repair of assets.

(5) Discretionary capital expenditures are primarily comprised of expenditures for additions to the downhole equipment, compressors, boosters and other property and equipment.

(6) For purposes of computing the ratio of earnings to fixed charges, earnings are computed as income before income taxes and the cumulative effect of a change in accounting principle, plus fixed charges. Fixed charges consist of interest expense, whether expensed or capitalized, and amortization of debt issuance costs. Pro forma earnings were insufficient to cover pro forma fixed charges by $15.6 million for the pro forma year ended April 30, 1997 and $4.2 million for the pro forma six months ended October 31, 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RECENT DEVELOPMENTS

     Industry Conditions. During 1996 and much of 1997, the oil field service industry experienced a general improvement in product demand and pricing as relatively stable and improved oil and or natural gas prices combined with a strong world economy to increase exploration and development activity worldwide. This trend benefitted the Company and its results in 1997 and 1996. In recent months, however, the worldwide price of oil has declined over 40% to as low as $13 per barrel for spot deliveries and prices for natural gas have weakened slightly on a year to year basis. These declines have been attributed to, among other things, an excess supply of oil in the world markets, reduced domestic demand associated with an unseasonably warm winter and the potential for lower worldwide demand due to the impact of the economic downturn in Southeast Asia. As prices for oil have continued to decline, the Company and others in the oil field services industry have begun to experience a softening in demand for their products and services, in particular products associated with exploration activity and oil production. Although the Company believes that demand for its products and services remains relatively strong and the softening of the market has mainly impacted demand for products associated with the production of oil from marginal wells, a prolonged period of low price oil can be expected to adversely affect the demand throughout the industry, including those products and services provided by the Company. In such a case, the Company's revenues and income could be expected to be similarly affected. Although the short term outlook in the industry remains uncertain, absent a significant downturn in the U.S. and world economies, the Company believes that market conditions in the industry should improve over the long term as the demand and supply for oil and natural gas become more in balance. The timing of such recovery, however, cannot be predicted with certainty.

     IDS Acquisition. The Company acquired the outstanding capital stock of IDS in March 1998 for approximately $9.4 million in cash and 1,064,000 shares of Class A Common Stock, plus assumption or repayment of debt of approximately $10 million. As a result of the IDS Acquisition, the Company is now able to provide a full line of directional drilling services, including logging-while-drilling services. As result of the IDS Acquisition, the Company estimates that it will record approximately $20 million in goodwill, representing the excess of the purchase price over the fair market value of IDS' assets, which will be amortized over 25 years and result in additional annual amortization expense of $800,000. Since the goodwill associated with the IDS Acquisition will not be amortizable for tax purposes, the effective tax rate on Dailey's financial statements will increase.

     Issuance of the Outstanding Notes. The issuance of the Outstanding Notes further increased the Company's debt levels. On a pro forma basis after giving effect to the issuance of the Outstanding Notes and the DWS/DAMCO Acquisition, the Company would have had $277.1 million of total debt outstanding on October 31, 1997, compared to actual total debt of $115.4 million on such date. A portion of the net proceeds of the issuance of the Outstanding Notes was utilized to repurchase the Old Notes from the Initial Purchaser. The excess of the purchase price for the Old Notes over their carrying value will be recorded as an extraordinary loss on the Company's income statement estimated to be approximately $17.8 million.

     DWS/DAMCO Acquisition. The Company's operations and future results will be significantly impacted by the DWS/DAMCO Acquisition. Dailey acquired the operating assets and liabilities of DWS/DAMCO for $61 million in cash and financed the acquisition with remaining proceeds from its offering of the Old Notes and borrowings under its Credit Facility. As a result of the DWS/DAMCO Acquisition, the Company became a leading supplier of electric wireline services and tubular testing and handling services in the U.S. Gulf of Mexico region and Nigeria.

     The Company expects to experience significant growth as a result of the DWS/DAMCO Acquisition. On a pro forma basis for the six months ended October 31, 1997, the Company had revenues of $74.4 million compared to $54.6 million for the same period on a historical basis. The DWS/DAMCO Acquisition also will expand the Company's presence internationally, primarily in Nigeria.

     The DWS/DAMCO Acquisition was accounted for under the purchase method of accounting. As a result, the assets and liabilities of DWS/DAMCO were recorded at their estimated fair market values as of the date of the DWS/DAMCO Acquisition. The Company currently estimates that goodwill in connection with the acquisition will be approximately $32.0 million relating to the excess of the purchase price paid for the assets over their fair market value, which will be amortized over 25 years and result in approximately $1.3 million in annualized amortization expense.

     ADI Acquisition. The Company's operations have been and will be significantly impacted by the ADI Acquisition, which was consummated on June 20, 1997. Dailey acquired ADI for $46.4 million, including the repayment of approximately $16.8 million in debt. As a result of the ADI Acquisition, Dailey became a leading worldwide provider of air drilling services for underbalanced drilling applications.

     The Company has experienced significant revenue growth as a result of the ADI Acquisition. On a pro forma basis for the six months ended October 31, 1997, Dailey had revenues of $17.4 million relating to ADI's operations. The ADI Acquisition also significantly expanded Dailey's presence internationally, primarily in Canada.

     The ADI Acquisition was accounted for under the purchase method of accounting. As a result, the operations of ADI following June 20, 1997 are reflected in Dailey's historical operations and the assets and liabilities of ADI were recorded at their estimated fair market values as of the date of the ADI Acquisition. Dailey recorded goodwill of approximately $22.3 million relating to the excess of the purchase price paid for the assets over their fair market value, which is being amortized over 20 years and is resulting in approximately $1.1 million in annualized amortization expense. Since the goodwill associated with the ADI Acquisition is not amortized for tax purposes, the effective tax rate shown on Dailey's financial statements has increased significantly as a result of the ADI Acquisition.

     The ADI Acquisition also significantly increased Dailey's debt levels. Dailey borrowed approximately $45.5 million under the Credit Facility to finance the acquisition as well as to repay the outstanding debt of ADI, which significantly increased Dailey's debt over historical levels at that time. The debt was subsequently repaid with proceeds from the offering of the Old Notes.

     June 1997 Reorganization. Following the ADI Acquisition in June 1997, Dailey implemented a cost-reduction program to flatten its corporate management structure and streamline its operations (the "Reorganization"). As a result of such program, Dailey incurred a $2.5 million restructuring charge during the six months ended October 31, 1997 associated primarily with staff reductions, severance settlements and various reorganization costs.

     1996 Initial Public Offering. Dailey's operations during 1997 reflect the effects of the 1996 IPO. Dailey's net proceeds of $27.6 million from such offering were utilized to repay debt to affiliates of Dailey, to acquire certain business assets and to increase Dailey's inventory of downhole tools. Utilization of these additional tools increased Dailey's revenues for the year ended April 30, 1997, primarily during the third and fourth quarters, and is expected to impact future periods as such tools are utilized in the Company's business.

RESULTS OF OPERATIONS

     The Company derives rental income from its fleet of downhole tools and, to a lesser extent, from downhole tools owned by third parties. The Company typically charges its customers a daily rental rate for downhole tools, except for its downhole drilling motors, which are rented at an hourly rate. In international markets, the Company also often charges its customers a refurbishment charge, which is included in rental income.

     Revenues from sales of products and services consist of directional drilling services, lost-in-hole charges and sales of its mechanical drilling jars and, to a lesser extent, from pipeline testing operations acquired in the ADI Acquisition. Revenues from the acquired DWS/DAMCO operations also will be reflected in sales of products and services. Revenues from services of the Company's directional drillers and MWD technicians are generally billed on a per person/per day basis for the time on assignment at the customer's drill site. Although the Company considers rentals of its downhole drilling motors and MWD equipment to be a significant part of its directional drilling services, revenues from such rentals are currently recorded as rental income for financial statement purposes. The Company's lost-in-hole revenues consist of replacement charges that its customers pay each time a downhole tool is lost-in-hole. The Company sells mechanical drilling jars in a limited number of international markets, primarily to state-owned oil and gas companies.

     The Company derives underbalanced revenues from rentals of air drilling equipment used for underbalanced drilling applications, including compressors, boosters, mist pumps and related equipment, which are typically rented at an hourly or daily rate. The Company also derives underbalanced revenues by providing specially-trained personnel, who are typically billed out on a per person/per day basis, to operate its air drilling equipment.

     The operating costs associated with the Company's rentals consist primarily of expenses associated with depreciation, transportation, maintenance and repair and related direct overhead. The costs associated with the Company's sales of products and services consist primarily of the undepreciated portion of the capitalized cost of its downhole tools sold or lost-in-hole and the salaries and related costs associated with the Company's directional drillers and MWD technicians and, to a lesser extent, costs associated with its pipeline testing operations.

     With respect to allowances for bad debts, the Company's policy is to specifically identify at-risk receivables and reserve for any balances which, in the opinion of management, are probable or reasonably possible of not being collected. The Company's bad debt allowance primarily consists of reserves for receivables from customers that are in bankruptcy, receivables from sales to agents (based on billings to their customers) that the agent has identified as potentially uncollectible and receivables from extremely slow-paying domestic customers. The allowance also contains a reserve for slower-paying, higher-risk international customers, which have become an increasingly larger percentage of the Company's customer base in recent years. Similarly, the Company identifies inventory that, due to changes in demand, is not expected to generate revenue in the immediate future and establishes a reserve for that inventory.

SIX MONTHS ENDED OCTOBER 31, 1997 COMPARED TO THE SIX MONTHS ENDED OCTOBER 31, 1996

     Rental Income. Rental income for the six months ended October 31, 1997 was $31.3 million, an increase of 24% from $25.2 million for the same six months last year. This increase in revenue was due to the introduction of additional directional drilling equipment acquired with proceeds from the 1996 IPO and increased demand for these products and services primarily in the U.S. Gulf Coast region and the Gulf of Mexico. This increase in demand resulted in a $3.0 million increase in rentals. In addition, revenue from the rental of drilling jars and related products in the United States increased $1.5 million primarily due to increased demand as the average domestic rig count in the United States increased 24% during the period compared to the same period last year. Internationally, the rental of drilling jars and related products increased $1.7 million, primarily in Indonesia, Australia and Saudi Arabia, as the result of increased drilling activity.

     Sales of Products and Services. Sales of products and services for the six months ended October 31, 1997 were $11.4 million, an increase of 31% from $8.7 million for the same six months last year. This increase in revenue was primarily the result of $1.3 million of ADI pipeline testing revenue being included in operating results since June 20, 1997, an increase in tools lost-in-hole of $742,000 and increased revenue from directional drilling services of $1.1 million primarily in the U.S. Gulf Coast region, the Gulf of Mexico and Venezuela. This increase in revenue was partially offset by a decrease in sales of mechanical jars of $541,000.

     Underbalanced Drilling Services Revenue. Underbalanced drilling services revenue for the six months ended October 31, 1997 was $11.9 million resulting from ADI revenue being included in operating results for the first time.

     Cost of Rentals. Cost of rentals for the six months ended October 31, 1997 was $21.8 million, an increase of 16% from $18.9 million for the same six months last year. This increase in cost was due primarily to increased variable costs, primarily tool repair costs and commissions, associated with increased rental activity in regions where Dailey had an existing operating and administrative infrastructure. As a result, gross margins increased from 25% for the six months ended October 31, 1996 to 30% for the six months ended October 31, 1997 due to the primarily fixed nature of Dailey's cost base.

     Cost of Products and Services. Cost of products and services for the six months ended October 31, 1997 was $6.9 million, representing a $2.1 million increase from the same six months last year, including a $633,000 increase due to ADI being included in operating results for the first time. The gross profit margin on sales of products and services for the six months ended October 31, 1997 was 40% compared to 45% for the same six months last year. This decrease in margin was primarily due to a decrease in higher margin export sales of mechanical jars combined with increased revenues from lower margin directional drilling services.

     Cost of Underbalanced Drilling Services. Cost of underbalanced drilling services for the six months ended October 31, 1997 was $7.5 million resulting from ADI being included in operating results for the first time.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the six months ended October 31, 1997 were $10.2 million compared to $6.0 million for the same six months last year. This increase was primarily the result of increased compensation expense related to salary increases and incentive compensation programs, costs related to Dailey's acquisition program, amortization of costs related to the ADI Acquisition and the inclusion of ADI in operating results for the first time. Cost savings from the Reorganization partially offset this increase.

     Reorganization Costs. Reorganization costs for the six months ended October 31, 1997 were $2.5 million. In June 1997, a cost-reduction program was implemented to flatten the corporate management structure and streamline operations. The reorganization costs primarily consist of the cost of staff reductions, severance settlements and various restructuring costs.

     Non-cash Compensation Expense. Non-cash compensation for the six months ended October 31, 1997 was $539,000, which related to restricted stock that had been granted to certain executive officers of Dailey in connection with the 1996 IPO and the Company's 1997 Long-Term Incentive Plan (the "1997 Plan").

     Interest Income. Interest income for the six months ended October 31, 1997 was $814,000 compared to $207,000 for the same six months last year. This increase in interest income was the result of interest earned on temporary, short-term investments utilizing funds from the issuance of the Old Notes.

     Interest Expense -- Nonaffiliate. Interest expense for the six months ended October 31, 1997 was $3.2 million compared to $380,000 for the same six months last year. This increase was due to the issuance of the Existing Notes.

     Income Tax Provision. The provision for income taxes for the six months ended October 31, 1997 was $1.0 million, a decrease from $1.3 million of expense for the same six months last year. The decrease in tax expense was due to a decrease in income before income taxes of $1.3 million partially offset by a change in the effective tax rate from 37% to 44% due to increased state income taxes and the non-deductibility of goodwill recorded in connection with the ADI Acquisition.

YEAR ENDED APRIL 30, 1997 COMPARED TO YEAR ENDED APRIL 30, 1996

     Rental Income. Rental income for the year ended April 30, 1997 was $49.5 million, an increase of 15% from $43.0 million for the year ended April 30, 1996. This increase was due primarily to increased demand for directional drilling services and related products in Latin America, the Gulf of Mexico and the U.S. Gulf Coast region, which resulted in a $5.8 million increase in rentals from MWD equipment, downhole motors and other directional drilling tools. In addition, domestic rental income from drilling and fishing jars and slingers increased $1.3 million which was partially offset by decreased foreign rental income from drilling and fishing jars and slingers of $892,000.

     Sales of Products and Services. Sales of products and services for the year ended April 30, 1997 were $17.0 million, an increase of 6% from $16.0 million for the year ended April 30, 1996. This increase was due primarily to increased demand for directional drilling services and related products in Latin America, the Gulf of Mexico and the U.S. Gulf Coast region, which resulted in a $1.4 million increase in directional services revenue. In addition, revenues from license fees related to a proprietary directional drilling method increased by $300,000. This was partially offset by decreased sales of tools and parts of $684,000.

     Cost of Rentals. Cost of rentals for the year ended April 30, 1997 was $37.7 million, an increase of 14% from $33.0 million for the year ended April 30, 1996. This increase was due primarily to the variable costs associated with an increase in rental activity, such as tool repair costs and third-party tool charges. As a percentage of rental income, cost of rentals decreased from 77% in fiscal 1996 to 76% in fiscal 1997, which reflects the fixed nature of the cost base.

     Cost of Products and Services. Cost of products and services for the year ended April 30, 1997 was $8.9 million, an increase of 12% from $7.9 million for the year ended April 30, 1996. The increase was due primarily to higher personnel costs associated with an increase in directional drilling services in the Gulf of Mexico, the U.S. Gulf Coast region and Venezuela. The gross profit margin on sales of products and services for fiscal 1997 was 48% compared to 50% for fiscal 1996. This decrease in gross profit margin was due to a decrease in higher margin export sales of mechanical jars.

     Selling, General and Administrative Expenses. For the year ended April 30, 1997, selling, general and administrative expenses, including a $2.8 million non-cash compensation expense, were $14.7 million, an increase of 22% from the $12.1 million for the year ended April 30, 1996. The non-cash compensation expense was the result of non-cash stock awards granted to certain officers pursuant to the 1996 Key Employee Stock Plan. Exclusive of these non-cash changes, selling, general and administrative expenses were $11.9 million, a 2% decrease from fiscal 1996.

     Research and Development Expenses. Research and development expenses for the year ended April 30, 1997, were $850,000, compared to $728,000 for the year ended April 30, 1996, which reflects a relatively constant level of research and development activity.

     Interest Income. Interest income for the year ended April 30, 1997 was $640,000, an increase of $536,000 from the year ended April 30, 1996. This was the result of interest earned on short-term investments utilizing net proceeds from the 1996 IPO.

     Interest Expense -- Nonaffiliates. Interest expense to nonaffiliates for the year ended April 30, 1997 was $671,000, a decrease of 15% from $785,000 for the year ended April 30, 1996. This decrease was primarily the result of scheduled payments of principal and interest on bank debt.

     Interest Expense -- Affiliate. Interest expense to affiliate for the year ended April 30, 1997 was $162,000, a 11% decrease from $182,000 for the year ended April 30, 1996. This decrease was primarily the result of the repayment of a term loan to an affiliate with proceeds from the 1996 IPO, partially offset by interest paid on a promissory note to an affiliate that was issued in connection with a dividend on June 27, 1996 and repaid with proceeds from the 1996 IPO.

     Foreign Exchange (Gain) Loss. Foreign exchange loss for the year ended April 30, 1997 was $19,000 compared to a loss of $239,000 for the year ended April 30, 1996. This decrease was due primarily to favorable fluctuations in the British pound exchange rate relative to the U.S. dollar.

     Income Tax Expense. Income tax expense for the year ended April 30, 1997 was $1.5 million, an increase of 6% from $1.4 million for the year ended April 30, 1996. This increase was primarily the result of an increase in the effective tax rate to 38% for fiscal 1997 from 35% for fiscal 1996 due to the full utilization of the state net operating loss carryforwards in fiscal 1996.

YEAR ENDED APRIL 30, 1996 COMPARED TO THE YEAR ENDED APRIL 30, 1995

     Rental Income. Rental income for the year ended April 30, 1996 was $43.0 million, an increase of 17% from $36.7 million for the year ended April 30, 1995. This increase was due primarily to increased demand for Dailey's directional drilling services and related products in the Gulf of Mexico, the U.S. Gulf Coast region and Venezuela, which resulted in a $4.2 million increase in rentals from MWD equipment, downhole motors and other directional drilling tools. During fiscal 1996, Dailey purchased MWD equipment for use in Venezuela. Dailey also experienced increased demand for its directional drilling services in the Gulf of Mexico and the U.S. Gulf Coast region due to escalating gas prices and a corresponding increase in drilling activity. In addition, rental income from Dailey's drilling jars and slingers increased $1.4 million due primarily to increased demand in Latin America and to a slight increase in pricing worldwide. Also in fiscal 1996, Dailey increased its distribution of fishing jars in the U.S. Gulf Coast region and expanded distribution of fishing jars into the North Sea, which resulted in an increase in rental income of $1.0 million.

     Sales of Products and Services. Sales of products and services for the year ended April 30, 1996 were $16.0 million, an increase of 31% from $12.2 million for the year ended April 30, 1995. This increase was due primarily to an increase in export sales of mechanical drilling jars of approximately $1.6 million and to an increase in lost-in-hole revenues of $1.2 million. The increase in lost-in-hole revenues was consistent with increased rental activity during the year. The increase also was attributable to increased demand for Dailey's directional drilling services in the Gulf of Mexico, the U.S. Gulf Coast region and Venezuela.

     Cost of Rentals. Cost of rentals for the year ended April 30, 1996 was $33.0 million, an increase of 11% from $29.7 million for the year ended April 30, 1995. This increase was due primarily to the variable costs associated with an increase in rental activity, such as tool repair costs, agent commissions and third-party tool charges. The increase also was attributed to an increase in import duties and fees of $709,000 associated with the importation of downhole tools to Venezuela. Dailey expenses import duties and fees as incurred instead of capitalizing them as part of the cost of the tool. As a percentage of rental income, cost of rentals decreased from 81% in fiscal 1995 to 77% in fiscal 1996, which reflects the fixed nature of Dailey's cost base.

     Cost of Products and Services. Cost of products and services for the year ended April 30, 1996 was $7.9 million, an increase of 15% from $6.9 million for the year ended April 30, 1995. This increase was due primarily to higher personnel costs associated with an increase in directional drilling services in the Gulf of Mexico, the U.S. Gulf Coast region and Venezuela. The increase also was attributable to the write-off of the net book value of products lost-in-hole and the cost of drilling jars sold during the year.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $12.1 million for the year ended April 30, 1996, an increase of 26% from $9.6 million for the year ended April 30, 1995. This increase was due primarily to an increase in personnel costs associated with bonuses and raises paid during the year as well as additional personnel, an increase in travel and business development costs associated with higher levels of international business and an increase in legal expenses associated with litigation involving Dailey's enforcement of its intellectual property.

     Research and Development Expenses. Research and development expenses for the year ended April 30, 1996 were $728,000, a decrease of 6% from $775,000 for the year ended April 30, 1995, as the level of Dailey's research and development activity remained relatively constant between the two years.

     Interest Expense -- Nonaffiliates. Interest expense to nonaffiliates for the year ended April 30, 1996 was $785,000, a decrease of 7% from $841,000 for the year ended April 30, 1995. The decrease was due primarily to the repayment throughout fiscal 1996 of an aggregate of $1.3 million in principal on Dailey's bank debt, which was partially offset by advances in the second half of fiscal 1996 of $1.3 million against the revolving line of credit associated with Dailey's bank debt.

     Interest Expense -- Affiliate. Interest expense to affiliate for the year ended April 30, 1996 was $182,000, a decrease of 17% from $220,000 for the year ended April 30, 1995. The decrease was due to the repayment of $660,000 of principal during the year.

     Foreign Exchange (Gain) Loss. Foreign exchange losses of $239,000 in fiscal 1996 compared to gains of $90,000 for the year ended April 30, 1995 were due primarily to unfavorable exchange fluctuations during fiscal 1996 with the British pound and the Dutch guilder.

     Other (Income) Expense, net. Other expense for the year ended April 30, 1996 was $39,000 compared to $190,000 for the year ended April 30, 1995. This decrease was due primarily to the write-off of $60,000 of unusable fixed assets in fiscal 1995.

     Income Tax Expense. Provision for income taxes for the year ended April 30, 1996 was $1.4 million compared to $838,000 for the year ended April 30, 1995. The increase was due primarily to an increase in income in countries in which Dailey was subject to income or withholding taxes, which resulted in the effective tax rate decreasing from 104% to 35% from fiscal 1995 to fiscal 1996. In fiscal 1996, Dailey recorded a deferred tax asset related to net operating loss carryforwards, which resulted in a decrease in the effective tax rate. This decrease was predominantly offset by a gain for tax purposes related to the dissolution of a real estate partnership, which resulted in an increase in the effective tax rate.

INFLATION AND FOREIGN EXCHANGE

     Inflation has not had a significant impact on Dailey's comparative results of operations. For the year ended April 30, 1997, transactions conducted in United States dollars accounted for approximately 74% of the Company's total revenues. The Company believes that the percentage of its total revenues relating to transactions conducted in foreign currencies will increase due to continued expansion of the Company's international operations and the DWS/DAMCO Acquisition. The Company currently does not engage in hedging transactions to protect itself against foreign currency fluctuations, but rather seeks to protect itself from fluctuations in foreign currencies by accelerating conversion of such currencies into United States dollars and by continual evaluation of the Company's level of operations in such markets.

LIQUIDITY AND CAPITAL RESOURCES

     Working Capital. Cash provided by operating activities was $845,000 during the six months ended October 31, 1997. Additional sources of cash included net proceeds from the issuance of debt of $159.6 million, $1.5 million from revenue-producing tools lost-in-hole, abandoned and sold, $704,000 from stock options exercised and $607,000 of proceeds from the sale of property and equipment. Principal uses of cash for the six months ended October 31, 1997 were to fund acquisitions (net of cash acquired) of $46.2 million, to repay bank debt of $52.9 million, to purchase treasury stock of $813,000, to pay financing costs relating to the issuance of the Old Notes of $4.1 million and to fund capital expenditures of $14.8 million. During the past several years, working capital requirements have been funded through cash generated from operations, credit facilities and asset sales.

     Credit Facility. The Company currently has no outstanding borrowings under the Credit Facility. Borrowings under the Credit Facility currently are limited to the lesser of $15 million or an amount calculated utilizing a loan formula based upon the level of eligible accounts receivable, which was $11.3 million as of December 31, 1997. The Credit Facility is collateralized by substantially all of the Company's and its domestic subsidiaries' assets. It contains restrictive covenants and events of defaults customary in loan transactions of that type. The Company currently is renegotiating the terms and conditions of the Credit Facility following the issuance of the Outstanding Notes. The Company is prohibited from borrowing funds under the Credit Facility until such renegotiation is complete.

     Capital Expenditures. Capital expenditures of approximately $14.8 million were made during the six months ended October 31, 1997. Of this amount, $10.4 million were invested in downhole tools, primarily MWD and other directional equipment, hydraulic drilling jars, hydraulic fishing jars and related inventory. Capital expenditures for downhole tools and other equipment during the next twelve months, assuming consummation of this Offering, are expected to be approximately $34.9 million. The Company believes it will have available resources from the net proceeds from the issuance of the Outstanding Notes, internally generated cash flow and availability under the Credit Facility to fund operations for at least the next twelve months. In addition, as part of its business strategy, the Company is continuing to analyze potential acquisitions of complementary businesses and assets. The Company expects to fund any future acquisitions utilizing a portion of its availability under the Credit Facility and a portion of the net proceeds from the issuance of the Outstanding Notes; however, depending upon the size of any future acquisition, the Company may need additional financing to fund such acquisitions.

     Future Acquisitions. As consolidation of the oil and gas services industry continues in response to increased demand for companies offering a broad range of services, the Company intends to continue expanding its products and services through strategic acquisitions. The Company continuously evaluates potential acquisition candidates in the drilling, completion and workover segments of the industry, including companies providing directional drilling, underbalanced drilling, fishing and enhanced recovery services, as well as companies supplying specialized downhole tools and other equipment to the oil and gas industry. In connection with any future acquisition, the Company may be required to incur substantial indebtedness to finance such acquisition and may also issue equity securities or convertible securities. The Company is reviewing several attractive acquisition opportunities that, if consummated, would allow it to continue to expand the breadth and geographic scope of the products and services it offers as well as create additional cross-marketing opportunities for internal growth.

     Old Notes. On August 19, 1997, Dailey issued the Old Notes in a private placement at a discount of 0.785%. The net proceeds from the issuance of the Old Notes of approximately $109.6 million were used to repay $45.5 million then outstanding under Dailey's credit facility incurred primarily in connection with the ADI Acquisition. A portion of the proceeds also were utilized to fund planned capital expenditures. The remaining proceeds were utilized to finance a substantial portion of the DWS/DAMCO Acquisition. The Old Notes bore interest at a rate of 9 3/4%, payable semi-annually on February 15 and August 15 of each year, commencing February 15, 1998, and matured August 15, 2007 but were redeemable at the option of the Company on or after August 15, 2002. The Company repurchased all of the Old Notes from the Initial Purchaser utilizing a portion of the net proceeds from the issuance of the Outstanding Notes.

NEW ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. This statement establishes new standards for computing and presenting earnings per share requiring the presentation of "basic" and "diluted" earnings per share as compared to "primary" and "fully diluted" earnings per share. The Company is required to adopt SFAS No. 128 in the first quarter of calendar 1998. Earlier adoption is not permitted and restatement of all prior period earnings per share data is required. The Company believes that the "diluted" disclosure required under SFAS No. 128 will not differ materially from historical "primary" earnings per share amounts for the 1996 and 1997 periods presented.

     In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which is effective for years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997, and, therefore, the Company will adopt the new requirements retroactively in 1998. Management has not completed its review of SFAS No. 131, but does not anticipate that the adoption of this statement will have a significant effect on the Company's reported operations.

IMPACT OF YEAR 2000

     Some of the Company's computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognizes a date using "00" as the year 1900 rather than the year 2000. If not corrected, this could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     The Company currently is in the process of converting its information systems as part of a total business knowledge management process conversion, which will include all operating systems, for a total estimated cost of approximately $3.5 million. The system conversion is estimated to be completed no later than December 31, 1998; however, it is possible that certain efforts will be delayed into 1999. The greatest Year 2000 compliance risk is that system conversion will be delayed beyond the anticipated completion date and the severe shortage of qualified information systems personnel, both internally and externally, could affect compliance efforts. The Company believes that with conversions to new software, the Year 2000 issue will not pose significant operational problems for its computer systems.

     The estimated cost and the anticipated date of system implementation are based on management's best estimates; however, there can be no assurance that these estimates will be achieved, and actual results could differ materially from those anticipated.

                            BUSINESS AND PROPERTIES

GENERAL

     The Company is an integrated provider of specialty services and technologically-advanced downhole tools to the oil and gas industry on a worldwide basis. The Company's services include (i) directional drilling services, (ii) underbalanced drilling services, (iii) electric wireline and tubing conveyed perforating services, (iv) tubular testing and handling services and (v) downhole tool rental. The Company has recently expanded its operations significantly through strategic acquisitions and internal growth. In March 1998, the Company acquired IDS, a specialized provider of directional drilling services, and in January 1998, the Company acquired the operating assets and liabilities of DWS/DAMCO, specialized providers of electric wireline and tubular services in the U.S. Gulf of Mexico region and, to a lesser extent, in Nigeria. The Company believes the DWS/DAMCO Acquisition provides it with significant operational benefits, including geographic expansion and cross-marketing opportunities.

BUSINESS STRATEGY

     The Company's strategy is to expand and diversify the geographic distribution and range of products and services it provides to the drilling, completion and workover segments of the upstream oil and gas industry through internal growth and acquisitions. The Company expects to continue to effect internal growth primarily by cross marketing its product and service lines and expanding its recently acquired operations to additional locations within the Company's worldwide infrastructure.

     In addition, as consolidation of the oil and gas services industry continues in response to increased demand for companies offering a broad range of services, the Company intends to continue expanding its products and services through strategic acquisitions. The Company continuously evaluates potential acquisition candidates in the drilling, workover and completion segments of the oilfield services industry, including companies providing directional drilling, underbalanced drilling, fishing and enhanced recovery services, as well as companies supplying specialized downhole tools and other equipment to the oil and gas industry. The Company is reviewing several acquisition opportunities that, if consummated, would allow it to continue to expand the breadth and geographic scope of the products and services it offers as well as create additional cross-marketing opportunities for internal growth.

RECENT DEVELOPMENTS

     Consistent with its strategy, since April 1997, Dailey has completed five acquisitions, all of which expand Dailey's scope of operations and geographic presence and add long-term earnings capacity.

     - Integrated Services Limited. In March 1998, the Company acquired (the outstanding capital stock of IDS, a directional drilling service company, for $9.4 million in cash and 1,064,000 shares of Class A Common Stock, plus assumption or repayment of debt of approximately $10.0 million.

     - Four Corners Air Service. In February 1998, the Company acquired the operating assets of Four Corners Air Service, Inc., an air drilling service company based in Farmington, New Mexico, for approximately $3.4 million.

     - DWS/DAMCO. In January 1998, Dailey acquired of the operating assets and liabilities of DWS/DAMCO for $61 million in cash, subject to adjustment based on levels of working capital.

     - ADI. In June 1997, Dailey acquired ADI for $46.4 million, including the repayment of approximately $16.8 million of indebtedness.

     - Great Southern Drilling. In April 1997, Dailey acquired the assets of Great Southern Drilling Services, Inc., a directional drilling company operating in the U.S. mid-continent region, for approximately $1.6 million and a contingent cash payment of up to $740,000.

DRILLING SERVICES

  Directional Drilling Services

     Directional drilling services involve assisting oil and gas operators in the controlled drilling of a wellbore to a prescribed bottomhole location. Directional drilling can be used to develop a field with multiple wells drilled from the same offshore platform or, in environmentally sensitive areas, from fewer surface facilities than conventional drilling would require. In addition, drilling horizontally through a formation characterized by multiple vertical fractures can result in substantial reductions in drilling costs and improved well productivity because fewer wells are required compared to a vertical development program. Recent developments in multilateral technology, which allows two or more wells to be drilled from the same vertical wellbore, have further enhanced well productivity and development efficiency.

     Based on published industry sources, the number of oil and gas wells drilled in the United States using directional and horizontal technology increased 120% from 2,110 in 1990 to 4,649 in 1997, and, as a percentage of total oil and gas wells drilled in the United States, wells drilled using directional and horizontal technology increased from 7% in 1990 to 17% in 1997. This growth has been driven primarily by the substantial cost savings, improvements to drilling efficiency and enhancements to reservoir production that such techniques can provide to operators as well as increased offshore drilling activity.

     Dailey began offering directional drilling services in 1984, primarily along the Texas and Louisiana Gulf Coast, and has since expanded both its directional drilling technical capabilities and the geographic areas in which its services are regularly offered. In fiscal 1995, Dailey began providing its drilling services in international markets by expanding into Venezuela.

     The Company provides skilled personnel to manage the drilling of directional wells. The directional drilling services offered by the Company consist of well planning, on-site supervisory services to maximize drilling efficiency, MWD services and related equipment rentals, downhole motor rentals and post-well analysis. The Company also derives revenue from its directional drilling services by renting MWD units, thrusters, downhole motors and nonmagnetic stabilizers. Through the acquisition of IDS, the Company acquired key technologies, including a resistivity tool for LWD that is compatible with Dailey's MWD fleet. The Company believes that the addition of LWD technology to Dailey's MWD fleet will enable it to offer more fully integrated directional drilling systems in the Gulf of Mexico and Venezuela and will allow the Company to expand the geographic markets in which it provides such services.

     The skill, experience and reputation of a service company's directional drillers are the primary competitive factors in the directional drilling services market. Because of this, the competition among directional drilling service companies to employ the most reputable, qualified and experienced directional drilling personnel is intense. In addition, the scope of services offered as well as price are important competitive factors. The Company believes that the quality and experience of its directional drillers provide it with a competitive advantage and also believes that it is able to recruit and retain highly-qualified directional drillers because it has a reputation in the industry for stability and quality, offers competitive compensation and provides a reliable, experienced support staff. As of January 31, 1998, Dailey employed 44 directional drillers.

     The guidance instruments used by directional drillers typically consist of either wireline steering tools or more advanced MWD units. MWD units provide a directional driller with extensive and advanced information to guide the drillstring, including inclination, azimuth, tool face and temperature plus magnetic tool face updates in steering or rotary drilling modes. MWD units also can provide gamma ray logging information. Reliable MWD units currently are available for third-party purchase worldwide from only a few independent suppliers. The Company began purchasing MWD units from its current supplier and offering such systems and services to its customers in fiscal 1994. The Company's MWD units compete favorably with respect to reliability and performance with MWD units developed in-house by more fully-integrated service companies and other reliable MWD units currently available for third-party purchase. Directional drilling typically is conducted using a downhole drilling motor attached to the drill bit and powered by the circulation of drilling fluids from the surface. The Company manufactures and uses its own downhole motor.

  Underbalanced Drilling Services

     Underbalanced drilling involves maintaining the pressure in a well at less than that of the surrounding formation using air, nitrogen, mist, foam or lightweight drilling fluids as the circulation medium instead of mud. As a result of the ADI Acquisition, the Company is a worldwide leader in providing air drilling services, which are used in underbalanced drilling applications, and, since the acquisition, has developed internally the ability to provide other services utilized in underbalanced drilling applications. The Company provides underbalanced drilling equipment packages consisting of compressors, boosters, mist pumps and related equipment along with specially trained personnel to operate the equipment. Underbalanced drilling techniques can lead to substantial increases in rates of penetration and drill bit life resulting in substantially less time and cost for a drilling program and can reduce substantially the risks of formation damage.

     Horizontal and directional wells frequently are drilled using underbalanced drilling technology to reduce the risk of formation damage and improve the flow of hydrocarbons in low pressure or depleted reservoirs. In addition, the Company believes that the geothermal industry will be a major source of growth in demand for underbalanced drilling services, especially in South America, Central America and the Pacific Rim. The use of underbalanced drilling in geothermal wells often avoids the problem of losing drilling fluids in porous geothermal formations or, in certain cases, causing the formation to be plugged.

     A typical package of equipment used in an underbalanced drilling job consists of two compressors, a booster and a mist pump. Compressors are used to force air into the borehole. Depending on the pressure and air volume requirements, additional compressors may be needed. Boosters are used to increase the pressure of air exiting a compressor and can increase the air pressure up to five-fold. Mist pumps are used to mix and distribute water, soaps and other fluids in underbalanced drilling applications.

ELECTRIC WIRELINE AND TUBING CONVEYED PERFORATING SERVICES

     As a result of the acquisition of DWS/DAMCO, the Company is a leading provider of electric wireline and TCP services in the U.S. Gulf of Mexico region and Nigeria. The Company's electric wireline services are utilized in both the exploration and production phases of an oil and gas well and include pipe recovery, cased hole logging, electric wireline perforating services and other cased hole services such as installation of bridge plugs, packers, retainers, pressure control equipment and thru-tubing bridge plugs.

     TCP services involve the use of tubing string to lower and retrieve perforating charges from the wellbore. The Company believes operating synergies exist between its electric wireline and TCP services and its downhole tool rental business as such products and services can be effectively marketed in a single package. The Company intends to expand its electric wireline and TCP services by marketing these services through its established distribution networks for its other products and services.

TUBULAR TESTING AND HANDLING SERVICES

     As a result of the acquisition of DWS/DAMCO, the Company is a leading provider of tubular testing and handling services to the onshore and offshore oil and gas industry in the U.S. Gulf of Mexico region. The Company's tubular testing services consist of hydrostatic and gas pressure testing services that detect leaks and flaws in tubulars as they are run into the wellbore. The Company believes operators prefer to incur testing charges to avoid incurring costly downtime and the expense of pulling a defective tubular string.

     The Company's tubular handling services include assembling production pipe and tubing, dual completion strings, premium threaded connectors and ultra-high torque tubulars. The Company believes that mistakes in torquing tubulars can be costly in terms of downtime and damaged equipment, and therefore, operators rely on experienced tubular companies for handling services.

DOWNHOLE TOOLS

     The Company currently offers an array of technologically-advanced downhole tools, which it selectively markets in every major oil and gas exploration and production region in the world. Dailey began renting downhole tools in 1945 and introduced the first drilling jar to the oil and gas industry in 1965. The Company is currently the leading supplier of drilling jars to the rental tool market worldwide. In addition to drilling jars, the Company rents other proprietary downhole tools including hydraulic fishing jars, coiled tubing jars, drilling shock absorbers, drilling thrusters and drilling slingers.

     The Company's line of drilling jars and related products include mechanical and hydraulic drilling jars and jar slingers. A drilling jar is an impact tool that is placed in the lower section of a drillstring as part of the bottomhole assembly. Activated from the surface, the drilling jar delivers a sharp, powerful impact to free the drillstring should it become lodged in the hole. The potential risks of the drillstring becoming stuck in the hole include interruption of the drilling process, loss of drillstring components and loss of the well. Drilling jars must be capable of reliably delivering frequent and consistent impacts to the drillstring, sometimes over a period of many days. As a result, reliability and consistent performance and service by qualified personnel are key criteria in a customer's selection of drilling jars.

     Drilling jars and jar slingers generally are used in drilling applications where there is significant risk of, or cost associated with, the bottomhole assembly of the drillstring becoming stuck in the wellbore. As the risk or potential cost of a stuck drillstring increases, the likelihood that the operator of the well will employ a drilling jar typically increases. Drilling applications where drilling jars are used regularly include high-cost wells, wells drilled using directional, horizontal or underbalanced techniques, deeper wells, and wells penetrating unstable geologic formations that increase the risk of well bore collapse. Drilling jars generally are considered essential components in most directional drilling bottomhole assemblies. The Company believes that the proprietary designs of its drilling jars deliver superior performance over competing jars for longer periods of time in their intended operating environments and are compatible with virtually any drilling condition a customer may encounter.

     In addition to drilling jars, the Company rents other proprietary downhole tools including hydraulic fishing jars, coiled tubing jars, drilling shock absorbers, drilling thrusters and drilling slingers. The Company also derives revenues from the sale of mechanical drilling jars and from downhole tools that are lost-in-hole by the operator.

OTHER SERVICES

     The Company is one of the largest fully-integrated pipeline testing companies in Canada and is the leading provider of hydrostatic testing services to major Canadian pipeline construction companies that lack the capability to perform such testing in-house. The Company believes that the planned addition of new pipeline capacity in Canada over the next few years, as well as increased environmental concerns relating to existing pipelines, should result in increased demand for the Company's pipeline testing services.

MARKETING AND DISTRIBUTION

     The Company markets its products and services primarily to major oil companies, independent oil and gas exploration companies, drilling contractors and drilling services consultants. In international markets, state-owned oil and gas companies also are a significant customer group. Domestic marketing of the Company's products and services is conducted by the Company's direct sales force. International marketing of the Company's products and services is conducted through the Company's direct sales force or through independent international agents and also through cooperative marketing arrangements with local companies. Dailey traditionally has marketed its array of proprietary downhole tools directly to the end-user through its direct sales force and agents, rather than rely on third-party distribution of its products and subcontracting of its services. The Company believes this strategy results in higher profit margins. Additionally, this direct interaction with the end-user assists the Company in identifying demand for new and improved products and better enables it to design and develop such products in a timely manner.

INTERNATIONAL OPERATIONS

     Dailey's international operations (including Canada) accounted for approximately 39%, 42%, 39% and 51% of total revenues for fiscal 1995, 1996 and 1997 and the six months ended October 31, 1997, respectively. As of January 31, 1998, Dailey had operations in approximately 39 foreign countries. See Note 14 of the Notes to Consolidated Financial Statements of Dailey contained elsewhere in this Prospectus for additional information regarding foreign and domestic revenues.

     The Company's international agents are responsible for international marketing of the Company's downhole tools in certain of its markets. International agents also perform maintenance of the Company's downhole tools in their custody at their own facilities. International marketing and distribution is organized into four major regions: Europe/West Africa, the Middle East, Southeast Asia and Latin America. Each region is further divided into multiple and sometimes overlapping territories, generally based on political boundaries. Regional supervisors are assigned by the Company to oversee international operations, particularly with respect to proper maintenance and redressing of tools and to provide sales support and technical assistance to customers.

     The Company's international operations are subject to special considerations inherent in doing business outside the United States, including political instability, war, civil disturbances and governmental activities, which may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair compensation. Government-owned petroleum companies located in some of the countries in which the Company operates have adopted, or are subject to, policies that mandate that preference be given to companies that are majority-owned by local nationals. In addition, the Company conducts a portion of its international operations in currencies other than the United States dollar and, as such, is subject to certain risks associated with exchange rate fluctuations. Although the Company maintains political risk insurance to protect itself from such risks, such insurance may be insufficient to protect the Company in all circumstances, and any failure to do so could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

MANUFACTURING AND MAINTENANCE

     The manufacturing processes generally required to produce the Company's downhole tools are machining, fabrication, assembly of components manufactured by the Company or outside suppliers, and quality control testing. The Company attempts to outsource those manufacturing processes that can be performed more efficiently and cost effectively by outside third parties. The Company believes that its manufacturing capabilities and arrangements are sufficient in order to meet the demand and timing needs of the Company's customers for the next twelve months. Machining of larger components and spare parts, including the most complex components, is done by the Company at its manufacturing plant in Conroe, Texas. Fabrication, assembly and packaging of the Company's wireline units, compression equipment and tubular handling equipment are performed at the Company's Houma, Louisiana, Casper, Wyoming and Edmonton, Canada locations. Through the IDS Acquisition, the Company acquired IDS' manufacturing operations in Scotland relating to various directional drilling equipment. The manufacturing processes performed in-house by the Company require a ready supply of high-quality, special alloy steel and other raw materials. The Company purchases its raw materials from various vendors, none of which supplied a majority of Dailey's supply of such materials during fiscal 1997. Consistent with the recent upturn in the demand for steel and other raw materials used in the oil and gas industry, the Company has experienced longer lead times for delivery of raw materials, primarily steel, which requires the Company to predict further in advance its needs for such materials. Although the Company typically places orders for its steel at least three months in advance and usually stores with a third party a reserve supply of steel adequate to cover the Company's demand for steel for at least one month, any prolonged disruption in steel supply could affect the Company's ability to meet production schedules and commitments, which could have a material adverse effect on the Company's financial condition and results of operations.

     Maintenance of the Company's downhole tools is conducted in the United States at six of the Company's facilities, each of which is specially equipped for that purpose. In the United Kingdom, Colombia and Venezuela, maintenance is conducted by Company personnel, and elsewhere by the Company's international agents who are subject to periodic quality control inspection and supervision by Company personnel.

INTELLECTUAL PROPERTY

     The Company believes that the proprietary aspects of many of its products and services provide it with certain competitive advantages. In particular, the Company believes that the trademarks and servicemarks protecting the Dailey name in domestic and international markets are of primary importance. The Company relies on a combination of patents, trade secrets, trademarks and servicemarks and copyrights to protect its proprietary technologies and intellectual properties. Patents protect features of the Dailey Hydraulic Jar and Dailey Hydraulic Fishing Jar, as well as other of the Company's products and services. In additional, pursuant to the DWS/DAMCO Acquisition and IDS Acquisition, the Company acquired additional key patents relating to its TCP services and directional drilling services. Although the Company does not consider its business to be wholly dependent on any single patent or trademark, the unexpected loss of patent protection for the Dailey Hydraulic Jar or Dailey Hydraulic Fishing Jar could have a material adverse effect on the Company.

OPERATING RISKS AND INSURANCE

     The operations of the Company's customers are subject to hazards inherent in the oil and gas industry, such as blowouts, explosions, craterings, fires and oil spills, that can cause personal injury or loss of life, damage to or destruction of property, equipment, the environment and marine life, and suspension of operations. Claims for loss of oil and gas production and damage to formations can occur in the workover process. Additionally, the Company often is required to indemnify major customers pursuant to master service agreements. If a serious accident were to occur where the Company's downhole tools are used or its directional drilling services are being provided, the Company could be named as a defendant in lawsuits asserting potentially large claims.

     As protection against operating hazards, the Company maintains insurance coverage that it believes to be customary in the industry against these hazards and, whenever possible, obtains agreements from customers providing for indemnification against liability. The Company maintains general liability insurance to cover its buildings, equipment and other property as well as worker's compensation, maritime employer, auto, crime and political risk insurance. The Company also is insured under an umbrella liability policy. Most of the Company's policies provide for coverage on a per-occurrence basis, rather than a claim basis. The Company's policies generally exclude coverage for losses and liabilities relating to environmental damage or pollution, breach of contract or fraud or deceptive practices. The Company does not maintain professional liability insurance.

     Historically the Company's insurance coverage has greatly exceeded the amount of its claims and management believes that the Company's insurance coverage is adequate for its present operations. However, a successful liability claim for which the Company is underinsured or uninsured could have a material adverse effect on the Company.

COMPETITION

     All of the Company's products and services are offered in highly-competitive markets in which many of the Company's competitors are divisions or subsidiaries of larger, better capitalized corporations. The Company believes that its leading competitors are fully-integrated service companies, but it also competes on a regional basis with numerous smaller, independent companies that offer only relatively limited lines of products and services compared to fully-integrated competitors.

     Management expects competition and customer price pressures to continue for the foreseeable future with respect to its specialty services and downhole tools.

EMPLOYEES

     At January 31, 1998, the Company had 716 employees, approximately 75% of whom were located in the United States. The Company has never experienced a work stoppage and considers its employee relations to be excellent. The Company has no collective bargaining agreements.

REGULATION

     Various federal, state and local laws and regulations covering the release of materials into the environment, or otherwise relating to the protection of the public health and the environment, affect the Company's and its customers' domestic operations, expenses and costs. The trend in environmental regulation has been to place more restrictions and limitations on activities that may impact the environment, such as emissions of pollutants, generation and disposal of wastes, and use and handling of chemical substances. Increasingly strict environmental restrictions and limitations, as well as the obligation to remediate existing contamination, have resulted in increased operating costs for the Company and other similar businesses throughout the United States. The costs of compliance with environmental laws and regulations may continue to increase, both for the Company and its customers. In this regard, the Resource Conservation and Recovery Act ("RCRA"), a federal statute governing the disposal of solid and hazardous wastes, includes a statutory exemption that allows oil and gas exploration and production wastes to be classified as nonhazardous waste. A similar exemption is contained in many of the state counterparts to RCRA. If oil and gas exploration and production wastes were required to be managed and disposed of as hazardous waste, either as a result of a change in RCRA or the imposition of more stringent state regulations, domestic oil and gas producers, including many of the Company's customers, could be required to incur substantial obligations with respect to such wastes. Because of the potential impact on the Company's customers, any regulatory changes that impose additional restrictions or requirements on the disposal of oil and gas wastes could adversely affect demand for the Company's products and services. In addition, the Company is subject to laws and regulations concerning occupational health and safety. The Company's international operations also are subject to international laws respecting environmental and worker safety matters in the countries in which they operate. The Company believes that it is in substantial compliance with the requirements of environmental and occupational health and safety laws and regulations, but inasmuch as such laws and regulations are frequently changed, the Company is unable to predict the ultimate impact of such laws and regulations on the Company's business. Any violation of such laws could subject the Company to fines, penalties or other liabilities.

     Capital expenditures for property, plant and equipment for environmental control facilities during fiscal 1997 were not material. Based on the Company's experience to date, the Company currently does not anticipate any material adverse effect on its results of operations or financial condition as a result of future compliance with existing environmental laws and regulations controlling the discharge of materials into the environment. However, future events, such as changes in existing laws and regulations or their interpretation, more vigorous enforcement policies of regulatory agencies, or stricter or different interpretations of existing laws and regulations, may require additional expenditures by the Company, which may be material.

PROPERTIES

     The following table summarizes the Company's significant owned and leased properties as of January 31, 1998.

     LOCATION OF FACILITY        PROPERTY INTEREST                         USES
     --------------------        -----------------                         ----
Conroe, Texas..................        Leased(1)                Corporate Offices, Sales,
                                                             Manufacturing, Maintenance, R&D
Aberdeen, Scotland.............        Leased                       Sales, Maintenance
Alice, Texas...................        Leased                       Wireline Services,
                                                             Tubular Testing, Handling Office
Anchorage, Alaska..............         Owned                       Sales, Maintenance
Anaco, Venezuela...............        Leased                       Sales, Maintenance
Bakersfield, California........        Leased                             Sales
Bogota, Colombia...............        Leased                       Sales, Maintenance
Cabimas, Venezuela.............        Leased                  Directional Drilling Office,
                                                                    Sales, Maintenance
Corpus Christi, Texas..........         Owned                       Sales, Maintenance
Houma, Louisiana...............         Owned                       Sales, Maintenance
Houma, Louisiana...............  Leased/Owned                       Wireline Services,
                                                             Tubular Testing, Handling Office
Houston, Texas.................         Owned                  Directional Drilling Office,
                                                                    Sales, Maintenance
Lafayette, Louisiana...........         Owned                  Directional Drilling Office,
                                                                    Sales, Maintenance
Englewood, Colorado............        Leased                     ADI Corporate Offices
Casper, Wyoming................        Leased                      Air Drilling Office
Casper, Wyoming................        Leased                  Directional Drilling Office
Nisku, Alberta, Canada.........        Leased                      Air Drilling Office

---------------

(1) Leased from Lawrence. See "Certain Relationships and Related Transactions".

LEGAL PROCEEDINGS

     The Company is not a party to, nor is any of its property the subject of, any pending legal proceedings, other than ordinary routine litigation incidental to its business, including litigation relating to the Company's intellectual property. Each of such matters is believed to be either covered by insurance or not material in amount. The Company knows of no pending or threatened legal proceedings, or judgments entered against, any director or officer of the Company in his capacity as such.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Company's Restated Certificate of Incorporation provides for the classification of the Board of Directors into three classes of directors, with the term of each class expiring at successive annual stockholders' meetings. Set forth below is the name, age as of the date of this Offering Circular and position of each of the directors and executive officers of the Company, and, with respect to each director, the year of expiration of his current term of office.

                                                                              YEAR TERM
                                                                             AS DIRECTOR
              NAME                AGE                POSITION                WILL EXPIRE
              ----                ---                --------                -----------
J. D. Lawrence..................   51    Chairman of the Board of               1999
                                         Directors
James F. Farr(2)................   41    President, Chief Executive             1999
                                         Officer and Director
William D. Sutton(1)(2).........   44    Senior Vice President, General         2000
                                           Counsel, Secretary and
                                           Director
David T. Tighe(2)...............   46    Senior Vice                            2000
                                         President -- Finance, Chief
                                           Financial Officer, Treasurer
                                           and Director
Bernard J. Duroc-Danner(1)(3)...   43    Director                               1998
Al Kite(1)(3)...................   64    Director                               1998
John W. Sinders, Jr.(4) ........   44    Advisory Director                      1998

---------------

(1) Member of the Audit Committee of the Board of Directors.

(2) Member of the Executive Committee of the Board of Directors.

(3) Member of the Compensation Committee of the Board of Directors.

(4) Mr. Sinders became an advisory director of the Company in August 1997, to serve until the 1998 Annual Meeting of Stockholders. Mr. Sinders is entitled to notice of and to attend all meetings of the Board of Directors but is not entitled to vote on any matters coming before the Board of Directors.

     All officers of the Company are elected by the Board of Directors of the Company and hold office until the earlier of their resignation, removal or other termination. All of the executive officers listed above have entered into employment agreements with the Company pursuant to which they hold their current positions. See "-- Employment Agreements".

     J. D. Lawrence has been a director of the Company since 1973 and Chairman of the Board of Directors since June 1989. He has been employed by the Company since 1968, serving as its President from 1982 to 1989 and as a Vice President from 1973 to 1982. Mr. Lawrence is the President and sole director of Lawrence.

     James F. Farr has been President of the Company since December 1990, its Chief Executive Officer since August 1991 and a director of the Company since September 1991. As International Manager from October 1989 to December 1990, he was responsible for all international activities, including the marketing, distribution and sale of Dailey's products and services, and developing and maintaining Dailey's relationships with its agents. From August 1988 to October 1989, Mr. Farr served as Managing Director of Dailey Energy Services, Inc., the Company's wholly-owned subsidiary, and as Regional Manager for Europe/West Africa, with responsibility for the Dailey's facilities in the United Kingdom as well as marketing operations in Europe/West Africa. From 1975 to August 1988, he served Dailey in various managerial, marketing and operating capacities.

     William D. Sutton has been Senior Vice President, General Counsel and Secretary since 1984 and a director of the Company since September 1991. He has served as the Company's Secretary and General

Counsel since 1980. He also served as a director of Dailey from 1979 to 1990, and as a Vice President from 1982 to 1984. Prior to joining the Company in 1979, Mr. Sutton was an attorney in private practice.

     David T. Tighe has been Senior Vice President--Finance and Treasurer of the Company since May 1988. He became a director of the Company in September 1991. From 1985 to April 1988, he served as Corporate Controller. From 1984 to 1985, he was the Company's Assistant Controller. Prior to joining the Company in 1984, Mr. Tighe, a certified public accountant, was Controller of Carolina International, Inc. from 1982 to 1984 and of Tandem Industries, Inc. from 1980 to 1982.

     Bernard J. Duroc-Danner is Chief Executive Officer of EVI, Inc. In prior years, Mr. Duroc-Danner was with Arthur D. Little Inc., a management consulting firm in Cambridge, Massachusetts. He has held management positions with Mobil Oil, Inc. (New York), Anheuser Busch Center for Management Science (Philadelphia) and Lambert Freres & Co. (Paris). Mr. Duroc-Danner holds a Ph.D. in economics from the University of Pennsylvania and an MBA in finance from The Wharton School.

     Al Kite was President of Halliburton Drilling Systems from 1993 to 1994 and President of Eastman Christensen from 1986 to 1990. He has served as International Manager in London and Executive Vice President of Operations for Smith/Servco, President of Worldwide Operations at Eastman Christensen and Senior Vice President Eastern Hemisphere for Smith International. Mr. Kite is retired but maintains several industry interests.

     John W. Sinders, Jr. has served as an Executive Vice President of Jefferies & Company, Inc. ("Jefferies") since February 1997 and, from 1993 to 1997, served as a Managing Director of Jefferies. From 1987 to 1993, Mr. Sinders served as a Managing Director of Howard, Weil, Labouisse, Friedrichs Incorporated ("Howard Weil") and a member of the Board of Directors of Howard Weil from 1990 to 1993. Prior to joining Howard Weil, he was a director with the law firm of McGlinchey, Stafford, Mintz, Cellini & Lang, P.C. Mr. Sinders is also a member of the Board of Directors of The Shaw Group Inc. and Forman Petroleum Corporation. See "Certain Relationships and Related Transactions".

COMMITTEES

     Pursuant to the Company's Bylaws, the Board has established standing Audit, Executive and Compensation committees. The Audit Committee recommends to the Board the selection and discharge of the Company's independent auditors, reviews the professional services performed by, and the independence of, the auditors, reviews the plan and results of the auditing engagement and the amount of fees charged for audit services performed by the auditors, and evaluates the Company's system of internal accounting controls. The Compensation Committee recommends to the Board the compensation to be paid to the Company's directors, executive officers and key employees and administers the compensation plans for the Company's executive officers. The Executive Committee acts on behalf of the Board between regularly scheduled meetings of the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to September 1996, compensation levels were determined by the Company's Board of Directors, each of the members of which are officers of the Company. Following the 1996 IPO, the Compensation Committee has determined compensation levels and other benefits payable to the Company's executive officers, other than compensation pursuant to employment agreements entered into prior to the 1996 IPO.

COMPENSATION OF DIRECTORS

     Employee directors of the Company do not receive any additional compensation for their services as a director of the Company. The Company pays an annual retainer of $15,000 to each non-employee director. In addition, each non-employee director receives $1,000 for each Board of Directors meeting attended and $750 for each committee meeting attended. The Company also pays reasonable out-of-pocket expenses incurred by non-employee directors to attend Board of Directors and committee meetings. Non-employee directors also are entitled to receive options pursuant to the 1996 Non-Employee Director Stock Plan (the "1996 Director

Plan"). Under the 1996 Director Plan, an aggregate of 100,000 shares of Class A Common Stock will be reserved for grant of options to purchase Class A Common Stock. To date, options to acquire 20,000 shares of Class A Common Stock at an exercise price equal to the fair market value of the Class A Common Stock have been granted to each of Messrs. Duroc-Danner and Kite pursuant to the 1996 Director Plan. In addition, under such plan options to acquire 10,000 shares automatically will be granted after each annual meeting of stockholders to each non-employee director who served as a director during the preceding six months and who will continue to serve as a director.

     Effective April 23, 1997, the Board of Directors granted to each of the Company's non-employee directors, Messrs. Duroc-Danner and Kite, additional options to purchase 10,000 shares of Class A Common Stock at an exercise price equal to the fair market value on the date of grant.

COMPENSATION OF EXECUTIVE OFFICERS

     The following Summary Compensation Table sets forth information with respect to the President and Chief Executive Officer of the Company and the other four most-highly compensated officers of the Company for each of the fiscal years ended April 30, 1996 and 1997:

                           SUMMARY COMPENSATION TABLE

                                                            FOR THE YEAR ENDED APRIL 30, 1997
                                       ---------------------------------------------------------------------------
                                                                                   LONG TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                              ANNUAL COMPENSATION           -----------------------
                                       ----------------------------------   RESTRICTED   SECURITIES
                                                                OTHER         STOCK      UNDERLYING    ALL OTHER
                                                                ANNUAL        AWARDS      OPTIONS/    COMPENSATION
 NAME AND PRINCIPAL POSITION    YEAR    SALARY      BONUS    COMPENSATION      ($)        SARS (#)        (1)
 ---------------------------    ----   --------    -------   ------------   ----------   ----------   ------------
J. D. Lawrence................  1997   $221,022    $    --     $29,202(3)         --            --       $  924
  Chairman of the Board         1996    296,532(2)  73,280           *            --            --        2,326
James F. Farr.................  1997    258,958     93,240      49,131(4)    960,000        97,912          924
  President and Chief           1996    248,651     55,500           *            --            --          571
  Executive Officer
William D. Sutton.............  1997    223,936     75,819      36,973(5)    960,000        97,912          924
  Senior Vice President,        1996    230,896     55,260           *            --            --          824
  General Counsel and
  Secretary
David T. Tighe................  1997    186,852     59,940      35,675(6)    960,000        97,912          924
  Senior Vice President --      1996    148,671     54,960      21,723(7)         --            --          901
  Finance, Chief Financial
  Officer and Treasurer
James J. Percle...............  1997    227,611     79,452       9,692(9)    405,000        34,200          462
  Former Executive Vice         1996         --         --          --            --            --           --
  President and Chief
  Operating Officer(8)

---------------

 * Amounts exclude the value of perquisites and personal benefits because the aggregate amount thereof did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Executive Officer.

(1) Represents payments for premiums for group term life insurance on behalf of such individual.

(2) Effective upon the closing of the 1996 IPO, Mr. Lawrence's annual salary was reduced to $100,000, subject to subsequent adjustment upward in the discretion of the Compensation Committee of the Board of Directors. See
    "-- Employment Agreements" below.

(3) Relates to payments for a car allowance and a charge for usage of Company assets.

(4) Includes $26,923 related to accrued vacation cashed rather than taken during the year and $22,208 related to a Company auto allowance.

(5) Includes $17,514 related to accrued vacation cashed rather than taken during the year and $19,459 related to a Company auto allowance.

(6) Includes $17,308 related to accrued vacation cashed rather than taken during the year and $18,367 related to a Company auto allowance.

(7) Includes $16,618 related to accrued vacation cashed rather than taken during the year and $5,105 related to a Company automobile.

(8) Mr. Percle was not employed by the Company during the year ended April 30, 1996. Mr. Percle ceased to be employed by the Company effective June 23, 1997.

(9) Relates to payments for a Company automobile.

     The following chart summarizes information relating to options granted to the named executive officers during the year ended April 30, 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                              NUMBER OF      % OF TOTAL                                 ANNUAL RATES OF STOCK
                              SECURITIES    OPTIONS/SARS                               PRICE APPRECIATION FOR
                              UNDERLYING     GRANTED TO    EXERCISE OR                       OPTION TERM
                             OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION    -----------------------
            NAME             GRANTED (#)    FISCAL YEAR      ($/SH)         DATE        5% ($)        10% ($)
            ----             ------------   ------------   -----------   ----------    ---------     ---------
J. D. Lawrence..............        --            --          --            --               --            --
James F. Farr...............    72,912         14.8%         8.00         8/13/06       366,831       929,623
                                25,000          5.1%         8.75         3/06/07       137,571       348,631
William D. Sutton...........    72,912         14.8%         8.00         8/13/06       366,831       929,623
                                25,000          5.1%         8.75         3/06/07       137,571       348,631
David T. Tighe..............    72,912         14.8%         8.00         8/13/06       366,831       929,623
                                25,000          5.1%         8.75         3/06/07       137,571       348,631
James J. Percle(1)..........    19,199          3.9%         8.00         8/13/06        96,953       244,786
                                15,001          3.0%         9.00         8/13/06        84,906       209,193

---------------

(1) Mr. Percle ceased to be employed by the Company effective June 23, 1997.

     The following chart summarizes certain information relating to the value of options held by the named executive offices at April 30, 1997.

       AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1997 AND VALUE TABLE AT
                                 APRIL 30, 1997

                                                                                         VALUE OF UNEXERCISED
                                                           NUMBER OF UNEXERCISED             IN-THE-MONEY
                                  SHARES       VALUE          OPTIONS/SARS AT              OPTIONS/SARS AT
                                ACQUIRED ON   REALIZED         APRIL 30, 1997                 FY-END (1)
            NAME                 EXERCISE       ($)      EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
            ----                -----------   --------   --------------------------   --------------------------
J. D. Lawrence...............     --           --               --                         --
James F. Farr................     --           --            97,912/0                       0
William D. Sutton............     --           --            97,912/0                       0
David T. Tighe...............     --           --            97,912/0                       0
James J. Percle(2)...........     --           --            34,200/0                       0

---------------

(1) The exercise price for options owned by the named executive officers exceeded the fair market value of the Class A Common Stock at April 30, 1997.

(2) Mr. Percle ceased to be employed by the Company effective June 23, 1997.

EMPLOYMENT AGREEMENTS

     Each of Messrs. Lawrence, Farr, Sutton and Tighe (collectively, the "Executive Officers") has entered into an employment agreement (collectively, the "Executive Employment Agreements") with the Company. Each of the Executive Employment Agreements has an initial term through December 31, 2000, except the Executive Employment Agreement with Mr. Lawrence, which has an initial term through December 31, 1999. The Executive Employment Agreements provide for a minimum annual salary during the term of the Executive Employment Agreements of approximately $100,000, $336,000, $273,000 and $216,000 for Messrs. Lawrence,
Farr, Sutton and Tighe, respectively. The Executive Employment Agreements also provide for certain automobile allowances, employee benefits, vacation and reimbursement of expenses.

     The Executive Employment Agreements may be terminated by the Company with or without cause (as hereinafter defined) or by the Executive Officer at any time for any reason.

     If the Company terminates the Executive Employment Agreement for any reason other than for "cause" and such termination is not within one year of a change in control (as defined in the Executive Employment Agreements), the Company is required to pay to the Executive Officer an amount equal to the greater of his total base salary for the remainder of the employment period (as defined in the Executive Employment Agreement) or one month of base salary for each full year of service completed with the Company as of the date of termination (or, in the case of Mr. Lawrence, three months of his base salary, if greater) and, with the exception of Mr. Lawrence, (i) to pay an amount equal to the Executive Officer's most recent annual bonus and (ii) to cause the Executive Officer to become fully vested in any stock options and stock grants held by him. If the Company terminates the Executive Employment Agreement with Mr. Lawrence for any reason other than for "cause" and such termination occurs within one year of a change in control, or if Mr. Lawrence terminates the Agreement for good cause (as defined in the Executive Employment Agreement) and such termination occurs within one year of a change in control, the Company is required to pay to Mr. Lawrence an amount equal to the greater of (i) his total base salary for the remainder of the employment period; (ii) two times the greater of (a) his annualized base salary in effect upon the occurrence of the change in control or
(b) his annualized base salary in effect on the date notice of termination is received; or (iii) one month of base salary for each full year of service completed with the Company as of the date of termination. If the Company terminates the Executive Employment Agreement of Messrs. Farr, Sutton or Tighe for any reason other than for "cause" and such termination occurs within one year of a change in control, or if the Executive Officer terminates the agreement for good cause (as defined in the Executive Employment Agreement) and such termination occurs within one year of a change of control, the Company is required (i) to pay the Executive Officer 2.99 times his annualized base salary in effect upon the occurrence of the change in control, (ii) to pay the Executive Officer an amount equal to 2.99 times the greater of his most recent annual bonus or a target bonus of $243,000, $50,000 and $50,000 for Messrs. Farr, Sutton and Tighe, respectively, and (iii) to cause the Executive Officer to become fully vested in any stock options and stock grants held by him.

EMPLOYEE STOCK PLANS

     The Company has established its 1996 Key Employee Stock Plan (the "1996 Plan"), pursuant to which incentive and non-qualified options to purchase shares of Class A Common Stock and awards of restricted shares of Class A Common Stock are available for future grants. Under the 1996 Plan, options to purchase Class A Common Stock and restricted stock awards up to an aggregate of 900,000 shares of Class A Common Stock may be granted by the Compensation Committee. As of the date of this Prospectus, the Company less than 1,000 shares available for grant under such plan. In addition, the Company has adopted the 1997 Plan pursuant to which incentive and non-qualified options, restricted shares, stock appreciation rights and other performance-based awards may be granted to key employees of the Company. The 1997 Plan initially has 720,000 shares of Class A Common Stock available for issuance. The number of shares of Class A Common Stock available for issuance under the 1997 Plan is subject to adjustment as of January 1 of each year if the total number of shares of Class A Common Stock issued and outstanding exceeds the number of shares of Class A Common Stock outstanding as of January 1 of the preceding year. In such case, the number of shares available for issuance will be increased by an amount such that the total number of shares available for issuance under the 1997 Plan equals 7.85% of the total number of shares of Class A Common Stock outstanding, not including shares issued pursuant to the 1997 Plan. To date, the Company has granted under the 1997 Plan options to purchase 150,000 shares of Class A Common Stock and 236,000 shares of restricted Class A Common Stock.

401(k) PLAN

     The Company's domestic employees are eligible to participate in a defined contribution retirement plan that complies with Section 401(k) of the Internal Revenue Code (the "Code") and that was adopted by Lawrence prior to the 1996 IPO for its employees and the employees of its subsidiaries. Pursuant to the plan, the Company provides matching contributions equal to 50% of the employee's contribution, subject to a maximum matching contribution equal to 3% of the employee's compensation.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PRINCIPAL STOCKHOLDER

     Prior to the 1996 IPO, Dailey had funded certain of its working capital requirements through advances from Lawrence, which had been evidenced by a note to Lawrence. Dailey repaid the full amount of principal of such note with $1.6 million of the net proceeds from the 1996 IPO. In addition, on June 27, 1996, Dailey declared and paid a dividend in the form of a $10.0 million promissory note to Dailey's sole stockholder, a subsidiary of Lawrence. On August 13, 1996, such stockholder contributed $5.0 million of the outstanding principal amount of such note to the capital of Dailey. The remaining $5.0 million principal plus accrued interest was repaid utilizing a portion of the net proceeds from the 1996 IPO.

     Lease Agreements. The Company maintains executive offices in a building located in Conroe, Texas and occupies four adjacent manufacturing and maintenance research and development, and storage facilities, all of which are owned by Lawrence International, Inc. During fiscal 1995, 1996 and 1997, the Company incurred rent expense of $1,244,000, $1,306,000 and $915,000, respectively, relating to such properties. Prior to completion of the 1996 IPO, Dailey entered into a new lease agreement with Lawrence International, Inc. relating to the executive office building and a separate lease agreement relating to the adjacent facilities. The rental rates under these new lease agreements were determined by Dailey and Lawrence International, Inc. based upon a survey of rental rates prepared by an independent firm. Based upon this survey, the Company believes that the rental rates and other terms under these lease agreements are comparable to those that would be obtained in an arm's-length transaction with an independent third party.

     The Office Lease Agreement is for a five-year term effective as of May 1996, and covers all of the 64,368 square feet of office space in the Conroe building, as well as the use of access roads and an adjacent outdoor parking lot. Rent is payable monthly at the rate of $48,276 per month for the first two years of the lease, $51,226 per month for the third year, $52,781 per month for the fourth year and $54,390 per month for the fifth year.

     The Service Center Lease Agreement is for a five-year term effective as of May 1996. This lease covers the combined square feet of the district facility building, 31,316 square feet; the manufacturing building, 31,373 square feet; the open storage building, 17,000 square feet and the separator building, 1,530 square feet. The use of access roads and immediately surrounding grounds is also included. Rent is $28,000 per month for all four buildings in the aggregate.

     Relationship Agreement. Under the terms of a relationship agreement between the Company and Lawrence (the "Relationship Agreement"), the Company has agreed to provide to Lawrence and its affiliates, upon their request and on an as-available basis, various administrative and management services including cash management, accounting, tax, data processing, human resources and legal services. Lawrence pays for such services at rates calculated to recover the Company's reasonable costs of providing such services. The Relationship Agreement also provides that Lawrence will render to the Company technical consulting services when requested by the Company. In return, the Company will pay Lawrence approximately $250,000 per year for the term of the Relationship Agreement. The Relationship Agreement commenced upon the closing of the

1996 IPO and terminates on April 30, 1999. In addition, under the Relationship Agreement, Lawrence and the Company have agreed to reimburse each other for the costs of certain insurance policies purchased by one party on behalf of the other. As of April 30, 1997, Lawrence owed the Company approximately $68,000, for products and services rendered pursuant to the Relationship Agreement.

     Tax Allocation Agreement. For taxable periods ending on or before the closing of the 1996 IPO, the Company was included in the consolidated federal income tax returns filed by Lawrence as the common parent for itself, its subsidiaries and affiliated companies. The Company is jointly and severally liable for federal income tax imposed on the Lawrence consolidated group while the Company is a member. The Tax Allocation Agreement imposes an indemnity on Lawrence in favor of the Company for any federal income tax relating to members of the Lawrence consolidated group other than the Company and its subsidiaries.

     Registration Rights Agreement. Pursuant to the terms of a registration rights agreement with Lawrence (the "Lawrence Registration Rights Agreement"), upon the request of Lawrence (or certain assignees) for a period of ten years (beginning in 1996), the Company has agreed to register, on up to two occasions, the sale of a minimum of 500,000 shares and up to all 5,000,000 shares of Class B Common Stock beneficially owned by Lawrence that Lawrence (or such assignees) requests to be registered under the Securities Act and applicable state securities laws. The Company will become obligated to register the sale of the Class B Common Stock on one additional occasion if Mr. Lawrence dies during the term of the Lawrence Registration Rights Agreement and Lawrence previously has exhausted its two demand registrations. The Company also is obligated to offer Lawrence and certain assignees the right to include shares of the Class B Common Stock owned by it in certain registration statements filed by the Company. The Company is obligated to pay all expenses incidental to such registrations, excluding fees of counsel to Lawrence, underwriters' discounts and commissions, and transfer fees.

OTHER

     In January 1997, the Company loaned Mr. Farr $250,000 pursuant to a five-year promissory note. Interest accrues at the prime rate and is payable monthly by Mr. Farr. The note is secured by a pledge of 36,000 shares of Class A Common Stock held by Mr. Farr.

     Air Drilling Services, Inc. leases its Casper, Wyoming property from Melodi Lane Investments, L.L.C. ("Melodi Lane"), a limited liability company in which Mr. Chaman Malhotra, an employee of the Company, is a member. The lease is for a term of ten years, expiring in June 2006, and provides for monthly rental payments of $4,250, subject to adjustment beginning July 2001. The lease also provides Air Drilling Services, Inc. with a right to purchase the property at its fair market value on or before May 31, 2001. Air Drilling Services, Inc. also leases certain equipment from Melodi Lane for $7,400 per month. Such equipment lease expires in June 2001 and provides for an option to purchase based on amortization schedule providing for a purchase price of $0 at the end of the term.

     Certain subsidiaries of ADI guarantee a loan of Mr. Malhotra to Southern Pacific Thrift and Loan Assn., which had a principal balance of $87,987 at April 30, 1997. Such loan relates to a condominium held by Mr. Malhotra and his wife as nominee for such subsidiaries.

     A subsidiary of ADI also leases real property in Nisku, Alberta from Malhotra Enterprises Ltd. ("Malhotra Enterprises"), a Canadian corporation in which both Mr. Malhotra and Mr. Tommy Ramsay, an employee of the Company, are shareholders. Lease payments for this real property aggregate CDN $8,470 per month. The lease expires in December 2005. A subsidiary of ADI also leases certain equipment from Malhotra Enterprises pursuant to a lease expiring in October 1997. This equipment lease requires monthly payments of $21,822 and contains an option to purchase the equipment for $20,000 plus the monthly rental for all unexpired months.

     In 1986, Dailey purchased the design, patents and rights to certain hydraulic tools and entered into a royalty agreement with the seller that expires in 1999 and 2003 as to the covered hydraulic drilling and fishing jars, respectively. Royalty agreements were executed between Dailey and the royalty owner in fiscal 1993 and fiscal 1994 on newly issued methods and apparatus patents related to a double-acting drilling accelerator and improvements to hydraulic drilling jars. In March 1994, the royalty agreements were amended to cap royalties at 5% of annual net rental revenues derived from the hydraulic drilling and fishing jars and double-acting drilling accelerators through December 1999, with the royalty percentage decreasing to 4% from January 2000 to expiration of the applicable patents. Upon expiration of the patents, no royalties will be required. The amended agreement also revised the 1% royalty paid on net lost-in-hole revenue for the original hydraulic drilling jar patent to the 2% provided in subsequent royalty agreements. In consideration for the execution of the amendment to the royalty agreement, Dailey agreed to pay the owner of the royalty $250,000 in royalties. The $250,000, net of imputed interest, was recorded as an expense at April 30, 1994, and subsequent to that date, Dailey arranged for the payment of this amount through a note payable. For the years ended April 30, 1997, 1996 and 1995, the accompanying consolidated statements of operations include royalty expense of $879,000, $843,000 and $826,000, respectively, excluding the $250,000 related to the amended royalty agreement. The owner of the royalty was an officer of Dailey until October 1994.

     During fiscal 1996, the Company's Chairman of the Board repaid approximately $87,000 relating to a loan made by Dailey in June 1994. Such loan was evidenced by a promissory note in the principal amount of $75,000, accrued interest at a rate of 8.0% and was repayable on demand. During the year ended April 30, 1996, Dailey paid a salary of $206,406, including bonuses, to Melissa Lawrence, the daughter of the Chairman of the Board. This employment arrangement was terminated on April 30, 1996, and the Company does not anticipate paying any salaries or bonuses to Ms. Lawrence in the future. In addition, during the fiscal years ended April 30, 1995, 1996 and 1997, Dailey purchased office supplies totaling $136,588, $114,041 and $24,521, respectively, from a company owned and controlled by the Chairman's wife.

     In August 1997, John W. Sinders, Jr., and Executive Vice President of Jefferies, accepted his appointment as a non-voting advisory director of the Board of Directors of the Company. Although Mr. Sinders does not currently receive cash compensation for his position as a non-voting advisory director, he has been granted options to purchase 10,000 shares of Common Stock and the Company may offer him additional compensation in the future. Jefferies has provided investment banking services to the Company in the past, including serving as lead underwriter in the 1996 IPO and as the initial purchaser in the sale and issuance of the Old Notes, for which Jefferies has received usual and customary fees. Jefferies sold the Old Notes to the Company contemporaneously with the closing of the issuance of the Outstanding Notes at an aggregate price of 111% of their principal amount, plus accrued and unpaid interest up to, but not including, the date of payment. Jefferies acquired the Old Notes in privately negotiated transactions with qualified institutional buyers and institutional accredited investors. Pursuant to a letter agreement between the Company and Jefferies, Jefferies has acted and will continue to act as a financial advisor to the Company in connection with the acquisition of, merger or other combination with certain potential acquisition targets. If the Company completes a transaction with any such target, the Company will pay Jefferies certain usual and customary fees for such services. Except for usual and customary fees paid in connection with the DWS/DAMCO Acquisition and $1.0 million in connection with other financial advisory services, the Company has not paid Jefferies and is not obligated to pay Jefferies any compensation for services rendered under this agreement to otherwise to date. Jefferies may provide additional investment banking and financial advisory services to the Company in the future.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                             PRINCIPAL STOCKHOLDER

     The following table sets forth certain information regarding the beneficial ownership of the Class A Common Stock and Class B Common Stock as of January 30, 1998, by (i) each director of the Company, (ii) each named executive officer,
(iii) each person known or believed by the Company to own beneficially 5% or more of either the Class A Common Stock or Class B Common Stock and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

                                                         SHARES BENEFICIALLY OWNED(1)
                                           --------------------------------------------------------
                                           CLASS A                CLASS B                PERCENT(2)
           NAME AND ADDRESS OF             COMMON     PERCENT     COMMON      PERCENT      VOTING
            BENEFICIAL OWNER                STOCK     CLASS A      STOCK      CLASS B      POWER
           -------------------             -------    -------    ---------    -------    ----------
Lawrence(3)..............................       --       --      5,000,000      100%         88%
J.D. Lawrence(3).........................       --       --      5,000,000      100%         88%
Robertson, Stephens & Co. Investment
  Management L.P.(4).....................  292,400      6.5%            --       --        *
James F. Farr............................  247,912(5)   5.4%            --       --        *
William D. Sutton........................  217,912(5)   4.8             --       --        *
David T. Tighe...........................  234,912(5)   5.2%            --       --        *
Bernard J. Duroc-Danner..................   20,000(6)   *               --       --        *
Al Kite..................................   20,000(6)   *               --       --        *
John W. Sinders..........................       --(7)    --             --       --          --
                                           -------     ----      ---------      ---         ---
All executive officers and directors as a
  group (7 Persons)......................  740,736(8)  15.8%     5,000,000      100%         90%

---------------

 *  Less than 1%.

(1) The Commission has defined beneficial ownership to include sole or shared voting or investment power with respect to a security or the right to acquire beneficial ownership of a security within 60 days. The number of shares indicated are owned with sole voting and investment power unless otherwise noted.

(2) Percent based upon both Class A Common Stock and Class B Common Stock, combined.

(3) Represents shares owned by Dailey Holdings Inc. ("Dailey Holdings"), a wholly-owned subsidiary of Lawrence. The executive offices of Dailey Holdings and Lawrence are located at 2507 North Frazier, Conroe, Texas 77305. Mr. Lawrence and trusts for his children own all of the voting stock of Lawrence. Because of these relationships, Mr. Lawrence may be deemed to be the beneficial owner of all shares of Class B Common Stock owned by Lawrence.

(4) Based solely on a Schedule 13D and all amendments thereto (the "Schedule 13D") filed on behalf of the Robertson Stephens Orphan Fund, Robertson, Stephens & Company Investment Management, L.P. ("RS&Co., L.P."), Bayview Investors, Ltd., The Robertson Stephens & Company Global Natural Resources Fund (the "Natural Resources Fund"), The Robertson Stephens Partners Fund (the "Partners Fund"), Robertson, Stephens & Company, Inc. ("RS&Co. Inc.") and RS&Co., Inc.'s five shareholders, Messrs. Sanford R. Robertson, Paul H. Stephens, Michael G. McCaffery, G. Randy Hecht, and Kenneth R. Fitzsimmons (collectively, the "Robertson Shareholders"). Based on the Schedule 13D, RS&Co., L.P., as general partner of the Natural Resources Fund and the Partners Fund, beneficially owns the 161,400 shares and 131,000 shares of Class A Common Stock owned by the Natural Resources Fund and Partners Fund, respectively. RS&Co, Inc., as general partner of RS&Co., L.P. is deemed to beneficially own the 292,400 shares of Class A Common Stock beneficially owned by RS&Co., L.P. Based on the Schedule 13D, the Robertson Shareholders disclaim any ownership of the shares of Common Stock beneficially owned by RS&Co., Inc.

(5) Includes presently exercisable options to purchase 97,912 shares of Class A Common Stock.

(6) Represents options exercisable within 60 days to purchase 20,000 shares of Class A Common Stock. Excludes options to purchase 10,000 shares of Class A Common Stock which are not exercisable within 60 days.

(7) Excludes options to purchase 10,000 shares that are not exercisable within 60 days.

(8) Includes options, exercisable within 60 days, to purchase 333,736 shares of Class A Common Stock.

                       DESCRIPTION OF THE EXCHANGE NOTES
GENERAL

     The Exchange Notes will be issued under an indenture (the "Indenture") dated as of February 13, 1998, among the Company, the Subsidiary Guarantors and U.S. Trust Company of Texas, N.A., as trustee (the "Trustee"). Upon the issuance of the Exchange Notes or the effectiveness of the Exchange Offer Registration Statement, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition of certain terms contained therein and those terms that are made a part of the Indenture by reference to the Trust Indenture Act. Copies of the Indenture and Registration Rights Agreement have been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms not otherwise defined below or elsewhere in this Prospectus have the meanings given to them in the Indenture. The definitions of certain capitalized terms used in the summary are set forth below under "-- Certain Definitions".

     The Indenture provides for the issuance of up to $275 million of Outstanding Notes and an equal aggregate principal amount of Exchange Notes that may be issued in exchange for Outstanding Notes pursuant to the Exchange Offer. The Indenture also provides the Company the flexibility of issuing additional Notes in the future in an unlimited amount; however, any issuance of such additional Notes would be subject to the covenant described in the first paragraph under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness". The Outstanding Notes, the Exchange Notes and any additional Notes are collectively referred to as the "Notes" in this "Description of the Exchange Notes".

PRINCIPAL, MATURITY AND INTEREST

     The Exchange Notes will be unsecured senior general obligations of the Company, will mature on February 15, 2008 (the "Maturity Date") and will be limited in aggregate principal amount to $275,000,000. The Exchange Notes will be issued in denominations of $1,000 and integral multiples thereof. Subject to certain exceptions, the Exchange Notes will be initially sold to Qualified Institutional Buyers in book-entry form, registered in the name of a nominee of the Depository Trust Company ("DTC"), the transfers of which will be effected through records maintained by DTC and its participants in registered certificated form. See "-- Book Entry; Delivery and Form".

     The Exchange Notes will accrue interest at the rate per annum shown on the cover page of this Prospectus from the date of issuance of the Exchange Notes, or from the most recent interest payment date to which interest has been paid or for which interest has been duly provided. Interest on the Outstanding Notes that are tendered in exchange for the Exchange Notes that has accrued from February 13, 1998, the date of issuance of the Outstanding Notes, through the Exchange Date will be payable on or before August 15, 1998. Outstanding Notes that are accepted for exchange will cease to accrue interest on and after the date on which interest on the Exchange Notes will begin to accrue. Accrued and unpaid interest will be payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1998. Interest will be paid to the Person in whose name the Exchange Note is registered at the close of business on the February 1 or August 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Exchange Notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York and in the case of Exchange Notes not in book-entry form, interest may be paid, at the option of the Company, by check mailed to the holders of the Notes ("Holders") at their respective addresses set forth in the register of Holders. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. Any Outstanding Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

RANKING

     The Exchange Notes will be unsecured, senior general obligations of the Company, ranking pari passu in right of payment with all other Indebtedness of the Company that is not subordinated by its terms to other Indebtedness of the Company and senior to all Indebtedness of the Company that by its terms is so subordinated.

     The holders of secured Indebtedness of the Company (including Indebtedness under the Company's Credit Facility, which is secured by substantially all property, equipment, inventory, intellectual property and receivables of the Company and the Subsidiary Guarantors), will have claims with respect to the assets constituting collateral for such Indebtedness that are prior to claims of Holders. In the event of a default on the Notes or a bankruptcy, liquidation or reorganization of the Company, such assets will be available to satisfy obligations with respect to the Indebtedness secured thereby before any payment therefrom could be made on the Notes. To the extent that the value of such collateral is not sufficient to satisfy the Indebtedness secured thereby, amounts remaining outstanding on such Indebtedness would be entitled to share with the Notes and their claims with respect to any other assets of the Company.

     The Exchange Notes will be effectively subordinated to claims of creditors and preferred stockholders of the Company's Subsidiaries (other than the Company and any Subsidiary Guarantor) and the claims of secured creditors of the Subsidiary Guarantors. Claims of creditors and preferred stockholders of such subsidiaries (other than the Company and any Subsidiary Guarantor), including trade creditors, tort claimants, secured creditors, taxing authorities and creditors holding guarantees, will generally have priority as to assets of such subsidiaries over the claims and equity interests of the Company and, thereby indirectly, the holders of the Indebtedness of the Company, including the Notes. At October 31, 1997, on a pro forma basis after giving effect to the DWS/DAMCO Acquisition, the issuance of the Outstanding Notes and the application of the net proceeds therefrom, the Notes and Subsidiary Guarantees would have been effectively subordinated to $2.1 million of secured Indebtedness (excluding letters of credit) of the Subsidiary Guarantors.

REDEMPTION AND REPURCHASE

     Optional Redemption. The Exchange Notes will be redeemable at the option of the Company, at any time or in part from time to time, on and after February 15, 2003 at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on February 15 of the year set forth below, plus, in each case, accrued interest thereon to the date of redemption:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2003........................................................   104.750%
2004........................................................   103.167%
2005........................................................   101.583%
2006 and thereafter.........................................   100.000%

     In the event of a redemption of less than all of the Notes, the Notes will be selected for redemption by the Trustee in multiples of $1,000 pro rata, by lot or by any other method that the Trustee considers fair and appropriate, and, if the Exchange Notes are listed on any securities exchange, by a method that complies with the requirements of such exchange. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at such Holder's registered address. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption (unless the Company shall default in the payment of the redemption price or accrued interest).

     In addition, at any time or from time to time on or prior to February 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes originally issued at 109 1/2% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption with the Net Proceeds of one or more Public Equity Offerings; provided that, immediately after giving effect to such redemption, at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding immediately after such redemption and that such redemption occurs within 60 days following the closing of such Public Equity Offering.

     Offers to Purchase. As described below, (i) upon the occurrence of a Change of Control, the Company will be obligated to make an offer to purchase all outstanding Notes at a purchase price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase and (ii) upon certain sales or other dispositions of assets, the Company may be obligated to make offers to purchase Notes with a portion of the Net Available Proceeds of such sales or other dispositions at a purchase price in cash equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "-- Change of Control" and "-- Certain Covenants -- Limitation on Assets Sales".

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Company will be obligated to make an offer to purchase all of the then-outstanding Notes (a "Change of Control Offer") and shall purchase, on a Business Day (the "Change of Control Purchase Date"), not more than 60 nor less than 30 days following the Change of Control, all or any part of the then-outstanding Notes validly tendered pursuant to such Change of Control Offer, at a purchase price (the "Change of Control Purchase Price") in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the fifth Business Day prior to the Change of Control Purchase Date.

     In order to effect such Change of Control Offer, the Company shall, not later than 30 days after the Change of Control, mail to the Trustee and to each Holder of the Notes notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Holders of the Notes must follow to accept the Change of Control Offer.

     The Company, to the extent applicable and if required by law, will comply with Sections 13 and 14 of the Exchange Act and the provisions of Rule 14e-1 of the Exchange Act and any other tender offer rules under the Exchange Act and any other federal and state securities laws, rules and regulations which may then be applicable to any offer by the Company to purchase the Notes pursuant to the Change of Control covenant.

     Should a Change of Control occur and a substantial amount of the Notes be presented for purchase, there can be no assurance that the Company would have sufficient financial resources to enable it to purchase such Notes. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. The Credit Facility may provide that certain change of control events with respect to the Company would constitute an event of default thereunder and permit the agent or lenders thereunder to terminate the commitment of the lenders under the Credit Facility and declare all amounts outstanding thereunder to be due and payable. Any future credit agreements or other arrangements relating to Senior Indebtedness to which the Company or any of its Subsidiaries becomes a party may contain similar restrictions and provisions. In the event that a Change of Control occurs at a time when the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lenders to purchase the Notes or could attempt to repay or refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing the Notes.

     The Indenture provides that a default in the payment of the Change of Control Purchase Price when due would constitute an Event of Default under the Indenture.

     The Change of Control provisions of the Indenture, as well as the restrictions in the Indenture on the ability of the Company and its Subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments and to make Asset Sales, may make more difficult or discourage a takeover of the Company, whether favored or opposed by current management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Related Persons may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, a recapitalization or similar restructuring.

     The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control.

     One of the events that constitutes a Change of Control under the Indenture is a sale, conveyance, transfer or lease of all or substantially all of the assets of the Company and the Subsidiaries, taken as a whole to any Person other than the Company or a Subsidiary Guarantor that is a Wholly-Owned Subsidiary. The Indenture will be governed by New York law, and there is no established quantitative definition under New York law of "substantially all" of the assets of a corporation. Accordingly, if the Company were to engage in a transaction in which it disposed of less than all of its assets, a question or interpretation could arise as to whether such disposition was of "substantially all" of its assets and whether the Company was required to make a Change of Control Offer.

     The provisions of the Indenture may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting the Company that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of Change of Control. A transaction involving the management of the Company or its Affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control only if it is the type of transaction specified in such definition.

SUBSIDIARY GUARANTEES

     The Subsidiary Guarantors, which consist of all of the Company's Subsidiaries as of the Issue Date other than any Exempt Foreign Subsidiary, as designated by the Company, will unconditionally guarantee, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of, premium, if any, and interest on the Notes. In addition to the initial Subsidiary Guarantors, the Company will cause each Person (other than an Unrestricted Subsidiary and any Exempt Foreign Subsidiary) that shall become a Material Subsidiary after the Issue Date to execute and deliver a supplement to the Indenture pursuant to which such Person will guarantee the payment of the Notes on the same terms and conditions as the Subsidiary Guarantees by the Subsidiary Guarantors. As described below under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness", no Subsidiary that is not already a Subsidiary Guarantor shall incur any Indebtedness with respect to Indebtedness of the Company or another Subsidiary unless such Subsidiary becomes a guarantor of the Notes. As a result, claims of creditors against Unrestricted Subsidiaries, Exempt Foreign Subsidiaries and Subsidiaries that have not delivered Guarantees, including their trade creditors and tort claimants, will effectively have priority to the property and earnings of such Subsidiaries over claims of creditors of the Company, including Holders.

     The Exempt Foreign Subsidiaries as of February 6, 1998 accounted for 17% of the Company's revenues for the six months ended October 31, 1997. In addition, such Exempt Foreign Subsidiaries represented approximately 8% of the Company's total assets as of October 31, 1997.

     The obligations of each Subsidiary Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities (including, but not limited to, Guarantor Senior Indebtedness of such Subsidiary Guarantor) of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

     Each Subsidiary Guarantor may consolidate with or merge into or sell or otherwise dispose of all or substantially all of its properties and assets to the Company or another Subsidiary Guarantor without limitation, except to the extent any such transaction is subject to the "Merger, Consolidation or Sale of Substantially All Assets" covenant of the Indenture. Each Subsidiary Guarantor may consolidate with or merge into or sell or otherwise dispose of all or substantially all of its properties and assets to a Person other than the Company or another Subsidiary Guarantor that is a Wholly-Owned Subsidiary (whether or not affiliated with the Subsidiary Guarantor that is a Wholly-Owned Subsidiary), provided that (i) if the surviving Person is not the Subsidiary Guarantor, the surviving Person agrees to assume such Subsidiary Guarantor's Subsidiary Guarantee and all its obligations pursuant to the Indenture (except to the extent the following paragraph would result in the release of such Subsidiary Guarantor) and (ii) such transaction does not (a) violate any of the covenants described below under "-- Certain Covenants" or (b) result in a Default or Event of Default immediately thereafter that is continuing.

     Upon the sale or other disposition (by merger or otherwise) of a Subsidiary Guarantor or all or substantially all of its properties and assets pursuant to a transaction that is otherwise in compliance with the Indenture (including as described in the foregoing paragraph), such Subsidiary Guarantor shall be deemed released from its Subsidiary Guarantee and the related obligations set forth in the Indenture; provided, however, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, other Indebtedness of the Company or any Subsidiary shall also terminate or be released upon such sale or other disposition. Each Subsidiary Guarantor that is designated as an Unrestricted Subsidiary in accordance with the Indenture shall be released from its Subsidiary Guarantee and related obligations set forth in the Indenture for so long as it remains an Unrestricted Subsidiary.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

  Limitation on Incurrence of Additional Indebtedness

     The Company will not, and will not permit any of the Subsidiaries to, directly or indirectly, issue, incur, assume, guarantee, become liable, contingently or otherwise, with respect to or otherwise become responsible for the payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default with respect to the Notes shall have occurred and be continuing at the time or as a consequence at the incurrence of such Indebtedness, the Company may incur Indebtedness and any Subsidiary may incur Indebtedness, if on the date of the incurrence or issuance, the Company's Consolidated EBITDA Coverage Ratio would have been greater than 2.0 to 1.0.

     For purposes of determining any particular amount of Indebtedness under this covenant, guarantees by the Company or any of the Subsidiaries of Indebtedness of the Company or any of the Subsidiaries otherwise included in the determination of such amount shall not also be included.

     Notwithstanding anything to the contrary in this covenant, no Subsidiary that is not already a Subsidiary Guarantor shall incur any Indebtedness with respect to any Indebtedness of the Company or any other Subsidiary unless such Subsidiary, the Company and the Trustee execute and deliver a supplemental indenture evidencing such Subsidiary's Subsidiary Guarantee of the Notes, such Subsidiary Guarantee to be a senior unsecured obligation of such Subsidiary on the same terms as the Subsidiary Guarantees by the other Subsidiary Guarantors.

     For purposes of determining any particular amount of Indebtedness incurred under this covenant, any Indebtedness of the Company or any Subsidiary incurred for, or related to, a Person other than another Subsidiary or the Company, as applicable, shall be deemed to be in an amount equal to the greater of (i) the lesser of (a) the full amount of the Indebtedness of such other Person or (b) the fair market value of the assets and properties of the Company or such Subsidiary, as to which the holder or holders of such Indebtedness are expressly limiting the obligations of the Company or such Subsidiary, the value of which assets and properties of the Company or any Subsidiary will be as determined in good faith by the Board of Directors of the Company or such Subsidiary, as applicable (which determinations shall be evidenced by a resolution of the Board of Directors of the applicable Person), and (ii) the amount of the Indebtedness of such other Person as has been expressly contractually assumed or guaranteed by the Company or such Subsidiary.

     In addition, neither the Company nor any Subsidiary Guarantor may, directly or indirectly, in any event incur any Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the Subsidiary Guarantee of such Subsidiary Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

  Limitation on Restricted Payments

     The Company will not, and will not permit any of the Subsidiaries to, directly or indirectly, make any Restricted Payment, if at the time of such Restricted Payment, and on a pro forma basis after giving effect thereto:

     (i) a Default or an Event of Default under the Indenture has occurred and is continuing;

     (ii) the aggregate amount expended for all Restricted Payments subsequent to the Issue Date exceeds the sum of (without duplication):

          (a) 50% of aggregate Consolidated Net Income of the Company (or if such Consolidated Net Income is a loss, minus 100% of such loss) earned on a cumulative basis during the period beginning on the first day of the month containing the Issue Date and ending on the last date of the Company's fiscal quarter immediately preceding such Restricted Payment; plus

          (b) 100% of the aggregate Net Proceeds received by the Company from any Person other than a Subsidiary from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock (excluding (1) any Qualified Capital Stock paid as a dividend on any Capital Stock or as interest on any Indebtedness, (2) the issuance of Qualified Capital Stock upon the conversion of, or in exchange for, any Qualified Capital Stock and (3) any Qualified Capital Stock with regard to issuances and sales financed directly or indirectly using funds borrowed from the Company or any Subsidiary, until and to the extent such borrowing is repaid); plus

          (c) to the extent not otherwise included in Consolidated Net Income, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or a Subsidiary after the date of the Indenture from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Subsidiary (valued in each case as provided in the definition of Investment) other than amounts constituting Permitted Unrestricted Subsidiary Investments; plus

          (d) $5.0 million; and

     (iii) the Company would not be able to incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) as provided in the first paragraph of "-- Limitation on Incurrence of Additional Indebtedness".

     The foregoing provisions of this covenant will not prevent the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of declaration; provided, however, payments made in accordance with this paragraph shall be counted for purposes of computing amounts expended pursuant to subclause (ii) in the immediately preceding paragraph.

  Limitation on Assets Sales

     The Company may not, and may not permit any of its Subsidiaries to, engage in an Asset Sale unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee for an Asset Sale or series of related Asset Sales involving assets of the Company or its Subsidiaries having an aggregate value of more than $5.0 million) of the assets or Capital Stock issued or sold or otherwise disposed of and (ii) the consideration therefor received by the Company or such Subsidiary is in the form of cash and Cash Equivalents or Permitted Industry Investments; provided that the amount of any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet) of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or the Subsidiary Guarantees) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability shall be deemed to be cash for purposes of this provision (but shall not be deemed to be "Excess Proceeds" as defined below); and provided further, that the Company or such Subsidiary may accept proceeds from such Asset Sale in other than cash, and Cash Equivalents or Permitted Industry Investments or any combination of the foregoing if the aggregate amount of all proceeds from all Asset Sales after the Issue Date that are other than cash and Cash Equivalents or Permitted Industry Investments after such Asset Sale, does not exceed 15% of Consolidated Net Tangible Assets at the date of such Asset Sale.

     Within 365 days after the receipt of any Net Available Proceeds from any Asset Sale, the Company (or the Subsidiary, as the case may be) may (i) apply all or any part of the Net Available Proceeds therefrom to repay Senior Indebtedness of the Company or Guarantor Senior Indebtedness of a Subsidiary Guarantor or (ii) invest all or any part of the Net Available Proceeds thereof in Permitted Industry Investments made by the Company or a Subsidiary or, to the extent not so applied during such 365-day period, to such investments specifically identified during such 365-day period reasonably anticipated in good faith by the Board of Directors of the Company to be expended within 180 days after being specifically identified (such 180-day period, the "Project Period"). Pending the final application of any such Net Available Proceeds, the Company may temporarily reduce borrowings under any revolving credit facility or otherwise invest such Net Available Proceeds in any manner that is not prohibited by the Indenture. Any Net Available Proceeds from Asset Sales occurring on or after the Issue Date that are not applied or invested within 365 days of the receipt thereof (or if later, within 35 Business Days following an applicable Project Period) as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, the Company will be required to make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of such Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase in accordance with the procedures set forth in the Indenture and liquidated damages as set forth in the Registration Rights Agreement; provided, however, that, if the Company is required to apply such Excess Proceeds to repurchase, or to offer to repurchase, any Pari Passu Indebtedness, the Company shall only be required to offer to repurchase the maximum principal amount of Notes that may be purchased out of the amount of such Excess Proceeds multiplied by a fraction, the numerator of which is the aggregate principal amount of Notes outstanding and the denominator of which is the aggregate principal amount of Notes outstanding plus the aggregate principal amount of Pari Passu Indebtedness outstanding. To the extent that the aggregate amount of Notes and Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the amount that the Company is required to repurchase, the Company may use any of such remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount that the Company is required to repurchase, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     The Credit Facility and any future credit agreements or other amendments relating to other Senior Indebtedness to which the Company or any of its Subsidiaries becomes a party may contain limitations on the ability of the Company or any such Subsidiary to make or consummate an Asset Sales Offer. In the event that an Asset Sales Offer occurs at a time when the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to repay or refinance the borrowings containing such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company may be prohibited from purchasing the Notes.

     The Company will not permit any Subsidiary to enter into or suffer to exist any agreement that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make an Asset Sale Offer following any Asset Sale. The Company will comply with Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and the Company is required to make an Asset Sale Offer.

  Limitation on Liens Securing Indebtedness

     The Company will not, and will not permit any of the Subsidiaries to, create, incur, assume or suffer to exist any Liens (other than Permitted Liens) upon any of their respective Properties securing (i) any Indebtedness of the Company, unless the Notes are equally and ratably secured or (ii) any Indebtedness of any Subsidiary Guarantor, unless the Notes or the Subsidiary Guarantees are equally and ratably secured; provided that if such Indebtedness is expressly subordinated to the Notes or the Subsidiary Guarantees, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the Notes or the Subsidiary Guarantees, with the same relative priority as such subordinated Indebtedness will have with respect to the Notes or the Subsidiary Guarantees, as the case may be.

  Limitation on Payment Restrictions Affecting Subsidiaries

     The Company will not, and will not permit any Subsidiary to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind (i) on the ability of any of the Subsidiaries (a) to pay dividends or make other distributions on its Capital Stock or make payments on any Indebtedness owed to the Company or any other Subsidiary, (b) to make loans or advances to the Company or any other Subsidiary or (c) to transfer any of its Property to the Company or any other Subsidiary or
(ii) on the ability of such Person or any other subsidiary of such Person to receive or retain any such (a) dividends, distributions or payments, (b) loans or advances or (c) transfers of Property (any such restriction being referred to herein as a "Payment Restriction"), except for such encumbrances or restrictions existing under or by reason of (1) the Credit Facility as in effect from time to time, (2) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Subsidiary, (3) any instrument governing Indebtedness of a Person acquired by the Company or a Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, other than the Person, or the Property of the Person, so acquired, provided that such Indebtedness was not incurred in anticipation of such acquisition, (4) with respect to clauses (i)(c) and (ii)(c) above, Purchase Money Obligations for Property acquired in the ordinary course of business, (5) Indebtedness existing pursuant to a written agreement in effect on the date of the Indenture, (6) Indebtedness under the Indenture or (7) Indebtedness incurred to refinance, refund, extend or renew Indebtedness referred to in clause 1, 3, 4 or 5 above, provided that the Payment Restrictions contained therein are not materially more restrictive than those provided for in the Indebtedness being refinanced, refunded, extended or renewed.

  Limitation on Transactions with Related Persons

     Neither the Company nor any of the Subsidiaries will (i) sell, lease, transfer or otherwise dispose of any of its Property to, (ii) purchase any property from, (iii) make any Investment (other than Permitted Unrestricted Subsidiary Investments and other Investments that do not breach the covenant described under the caption "-- Limitation on Restricted Payments") in, or (iv) enter into any contract or agreement with or for the benefit of, a Related Person of the Company or any Subsidiary (other than the Company or any such Subsidiary in which no Related Person (other than the Company or another Wholly-Owned Subsidiary) owns, directly or indirectly, an equity interest) (a "Related Party Transaction"), unless (a) such Related Party Transaction or series of associated Related Party Transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those that could be obtained in a comparable arm's length transaction with an unrelated third party, (b) with respect to any Related Party Transaction or series of associated Related Party Transactions involving aggregate payments in excess of $1.0 million, the Company delivers, within 30 days of such Related Party Transaction or series of associated Related Party Transactions, an Officers' Certificate to the Trustee certifying that such Related Party Transaction or series of associated Related Party Transactions complies with the immediately preceding clause (a), and (c) with respect to a Related Party Transaction or series of associated Related Party Transactions involving payments of $5.0 million or more, the Company delivers, within 30 days of such Related Party Transaction or series of associated Related Party Transactions, an Officers' Certificate to the Trustee certifying that (1) such Related Party Transaction or series of associated Related Party Transactions complies with clause (a) above and (2) such Related Party Transaction or series of associated Related Party Transactions has been approved by a majority of the independent directors of the Company. Notwithstanding anything to the contrary in the foregoing, the foregoing restrictions shall not apply to (A) Related Party Transactions that are approved by the Board of Directors of the Company and such Subsidiary, if applicable, as in the best interests of the Company or such Subsidiary, which transactions together with all other Related Party Transactions in a related series involve or have an aggregate value not exceeding $1.0 million in each fiscal year; (B) fees and compensation paid to or agreements with officers, directors, employees or consultants of the Company or any Subsidiary in each case that are reasonable, as determined by the Board of Directors or senior management thereof in good faith; (C) Employee Stock Repurchases, (D) transactions described in "Certain Relationships and Related Transactions" and (E) Restricted Payments that are not prohibited by the covenants described under the caption
"-- Limitation on Restricted Payments".

  Limitation on Conduct of Business

     The Company and the Subsidiaries will be operated in a manner such that their business activities will be in the oilfield services business and related products and services, including, but not limited to, (i) rental of downhole tools, general oil field equipment, petrochemical equipment and industrial and other equipment (which may include equipment not used in the oil and gas industry), (ii) drilling services, (iii) pipeline testing services, and (iv) such other businesses as are reasonably necessary or desirable to facilitate the conduct and operations of the foregoing businesses.

  Reports

     The Company will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. The Company is also required (i) to file with the Trustee (with exhibits), and provide to each Holder of Notes or, upon request, to a prospective Holder of Notes (without exhibits), without cost to such Holder or prospective Holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (ii) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at its cost copies of such reports and documents (including any exhibits thereto) to any Holder of Notes promptly upon written request.

  Future Designation of Restricted and Unrestricted Subsidiaries

     The foregoing covenants (including calculation of financial ratios and the determination of limitations on the incurrence of Indebtedness and Liens) may be affected by the designation by the Company of any existing or future Subsidiary of the Company as an Unrestricted Subsidiary. The definition of "Unrestricted Subsidiary" set forth under the caption "-- Certain Definitions" describes the circumstances under which a

Subsidiary of the Company may be designated as an Unrestricted Subsidiary by the Board of Directors of the Company.

  Sale-and-Leaseback Transactions

     The Company will not, and will not permit any Subsidiaries to, enter into any sale-and-leaseback transaction; provided that the Company or any Subsidiary, as applicable, may enter into a sale-and-leaseback transaction if (i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale-and-leaseback transaction pursuant to the Consolidated EBITDA Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Limitation on Incurrence of Additional Indebtedness" and (b) created a Lien to secure such Indebtedness pursuant to the covenant described above under the caption
"-- Limitation on Liens Securing Indebtedness", (ii) the fair market value of the consideration of such sale-and-leaseback transaction is at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the Property that is the subject of such sale-and-leaseback transaction and (iii) the transfer of assets in such sale-and-leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Limitation on Asset Sales".

  Issuances and Sales of Capital Stock of Wholly-Owned Subsidiaries

     The Company (i) may not, and may not permit any Wholly-Owned Subsidiary to transfer, convey, sell or otherwise dispose of any Capital Stock of any Wholly-Owned Subsidiary to any Person (other than the Company or a Wholly-Owned Subsidiary), unless (a) such transfer, conveyance, sale or other disposition is of all the Capital Stock of such Wholly-Owned Subsidiary and (b) the cash Net Available Proceeds from such transfer, conveyance, sale or other disposition are applied in accordance with the covenant described above under the caption
"-- Limitation on Asset Sales", and (ii) may not permit any Wholly-Owned Subsidiary of the Company to issue any of its Capital Stock or any warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock) to any Person other than to the Company or a Wholly-Owned Subsidiary; except, in the case of both clauses (i) and (ii) above, with respect to dispositions or issuances by a Wholly-Owned Subsidiary of the Company as contemplated in clauses
(i) and (ii) of the definition of "Wholly-Owned Subsidiary".

MERGER, CONSOLIDATION OR SALE OF SUBSTANTIALLY ALL ASSETS

     The Company will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its Property to any Person, unless: (i) the Company survives such merger or the Person formed by such consolidation or into which the Company is merged or that acquires by conveyance or transfer, or which leases, all or substantially all of the Property of the Company is a Person organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and expressly assumes, by supplemental indenture, the due and punctual payment of the principal of, and premium, if any, and interest on all the Notes and the performance of every other covenant and obligation of the Company under the Indenture; (ii) immediately before and after giving effect to such transaction, no Default or Event of Default exists; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company (or the surviving entity if the Company is not continuing) is equal to or greater than the Consolidated Net Worth of the Company immediately before such transaction and (iv) immediately after giving effect to such transaction on a pro forma basis, the Company (or the surviving entity if the Company is not continuing) would be able to incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) under the tests described in the first paragraph of "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness". Upon any such consolidation, merger, conveyance, lease or transfer in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein, and thereafter (except in the case of a lease) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes.

EVENTS OF DEFAULT

     The following constitute Events of Default under the Indenture:

     (i) default in the payment of principal of, or premium, if any, on the Notes when due at maturity, upon repurchase, upon acceleration or otherwise, including failure of the Company to repurchase the Notes required to be repurchased, at the required purchase price, upon a Change of Control or an Asset Sale Offer and failure to make, when due, any optional redemption payment;

     (ii) default in the payment of any installment of interest on the Notes when due (including any interest payable in connection with optional redemption payments) and continuance of such default for 30 days;

     (iii) default on any other Indebtedness of the Company, any Subsidiary Guarantor or any other Subsidiary if either (a) such default results from the failure to pay principal of, premium, if any, or interest on any such Indebtedness when due in excess of $5.0 million and continuance of such default beyond any applicable cure, forbearance or notice period, or (b) as a result of such default, the maturity of such Indebtedness has been accelerated prior to its scheduled maturity, without such default and acceleration having been rescinded or annulled within a period of 10 days, and the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default, or the maturity of which has been so accelerated, aggregates $5.0 million or more;

     (iv) default in the performance, or breach, of any other covenant of the Company or any Subsidiary Guarantor in the Indenture and failure to remedy such default within a period of 45 days after written notice thereof from the Trustee or Holders of 25% in principal amount of the outstanding Notes;

     (v) the entry by a court of one or more judgments or orders against the Company, any Subsidiary Guarantor or any other Subsidiary in an aggregate amount in excess of $5.0 million and which are not covered by insurance written by third parties that has not been vacated, discharged, satisfied or stayed pending appeal within 60 days from the entry thereof;

     (vi) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any Material Subsidiary; or

     (vii) a Subsidiary Guarantee by a Subsidiary Guarantor that is a Material Subsidiary shall cease to be in full force and effect (other than a release of a Subsidiary Guarantor by designation of such Subsidiary Guarantor as an Unrestricted Subsidiary or as otherwise provided under the Indenture in connection with the sale, liquidation or other transfer of such Subsidiary Guarantor) or any Subsidiary Guarantor shall deny, disaffirm or seek to revoke its obligations with respect thereto.

     If any Event of Default (other than an Event of Default specified in clause
(vi) above) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare the unpaid principal of (or the Change of Control Purchase Price if the Event of Default includes failure to pay the Change of Control Purchase Price), and accrued and unpaid interest on, all the Notes then outstanding to be due and payable, by a notice in writing to the Company (and to the Trustee, if given by Holders) and upon any such declaration such principal amount, premium, if any, and accrued and unpaid interest shall become immediately due and payable, notwithstanding anything contained in the Indenture or the Notes to the contrary. If an Event of Default specified in clause (vi) above occurs, all unpaid principal of, premium, if any, and accrued interest on, the Notes then outstanding will become due and payable, without any declaration or other act on the part of the Trustee or any Holder.

     The Holders of a majority in principal amount of Notes then outstanding, by written notice to the Company, the Subsidiary Guarantors and the Trustee, may rescind and annul a declaration of acceleration and its consequences if (i) the Company or any Subsidiary Guarantor has paid or deposited with such Trustee a sum sufficient to pay (a) all overdue installments of interest on all the Notes,
(b) the principal of, and premium, if any, on, any Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in the Notes, (c) to the extent that payment of such interest is lawful, interest on the defaulted interest at the rate or rates prescribed therefor in the Notes and (d) all money paid or advanced by the Trustee thereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;
(ii) all Events of Default, other than the non-payment of the principal of any Notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture; and (iii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. No such rescission will affect any subsequent Event of Default or impair any right consequent thereon.

     Except as described in the next paragraph, no Holder of any of the Notes will have any right to institute any proceeding, judicial or otherwise, or for the appointment of a receiver or trustee or pursue any remedy under the Indenture, unless (i) such Holder has previously given notice to the Trustee of a continuing Event of Default, (ii) the Holders of not less than 25% in principal amount of the outstanding Notes have made written request to such Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture, (iii) such Holder or Holders have offered to such Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, (iv) such Trustee for 30 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding and (v) no direction inconsistent with such written request has been given to such Trustee during such 30-day period by the Holders of a majority in principal amount of the outstanding Notes.

     The Holder of any Note will have the right, which is absolute and unconditional, to receive payment of the principal of, premium, if any, and interest on such Note on the stated maturity therefor and to institute suit for the enforcement of any such payment, and such right may not be impaired without the consent of such Holder.

     The Holders of a majority in principal amount of the Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on such Trustee, provided that (i) such direction is not in conflict with any rule of law or with the Indenture and (ii) the Trustee may take any other action deemed proper by such Trustee that is not inconsistent with such direction.

MODIFICATIONS AND WAIVERS

     The Company and the Trustee may amend the Indenture or rights thereunder may be waived with the consent of the Subsidiary Guarantors and the Holders of at least a majority of the principal amount of Notes then outstanding, provided that, without the consent of each Holder of Notes affected thereby, no such modification or waiver will be made with regard to: (i) a default in the payment of principal or premium, if any, or interest on the Notes; (ii) a reduction of the interest rate on or principal amount of the Notes, an extension of the maturity schedule of the Notes or a modification of the redemption or repurchase provisions of the Notes; (iii) contractual subordination in the right of payment of the Notes in a manner that is adverse to the Holders; (iv) a change in the currency in which the Notes are payable; (v) a change in the percentage required by this provision; or (vi) a change in any Holder's right to receive payment of the proceeds of, premium, if any, and interest on the Notes and to institute suit for the enforcement of such payment.

     Notwithstanding the foregoing, without the consent of a Holder of Notes, the Company and the Trustee may amend or supplement the Indenture, the Subsidiary Guarantees or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

     The Company may at any time terminate its Obligations under the Notes and the Indenture, and the Subsidiary Guarantors may, at such times, terminate their corresponding obligations under the Subsidiary Guarantees and the Indenture, with certain exceptions specified in the Indenture, by irrevocably depositing in trust cash or obligations of the United States government and its agencies for payment of principal of, and interest on, the Notes to redemption or maturity, subject to the satisfaction of certain conditions.

     Subject to the conditions described below, at the Company's option, either
(i) the Company and the Subsidiary Guarantors will be deemed to have been discharged from their obligations with respect to the Notes and Subsidiary Guarantees and the provisions of the Indenture on the 91st day after the applicable conditions set forth below have been satisfied or (ii) the Company and the Subsidiary Guarantors will cease to be under any obligation to comply with certain restrictive covenants, including those described under "-- Certain Covenants", at any time after the applicable conditions set forth below have been satisfied: (a) the Company or any Subsidiary Guarantor has deposited or caused to be deposited irrevocably with the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders (1) money or (2) United States government obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide (without any reinvestment of such interest or principal), not later than one day before the due date of any payment, money or
(3) a combination of (1) and (2), in an amount sufficient, in the opinion (with respect to (2) and (3)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee at or prior to the time of such deposit, to pay and discharge each installment of principal of, premium, if any, and interest on, the outstanding Notes on the dates such installments are due; (b) no Default or Event of Default has occurred or is continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or a Subsidiary Guarantor or any Subsidiary is a party or by which any of them is bound, as evidenced to the Trustee in an Officers' Certificate delivered to the Trustee concurrently with such deposit; (c) the Company has delivered to the Trustee an opinion of tax counsel reasonably acceptable to the Trustee (which counsel may be an employee of the Company) to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option described above and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised; provided that in the case of the Notes being discharged pursuant to clause (i) above, such opinion shall be based upon and shall identify a ruling by the Internal Revenue Service or a change in law to that effect (it being understood that (1) such opinion will also state, if applicable, that such ruling or change in law is consistent with the conclusions reached in such opinion and (2) the Trustee will be under no obligation to investigate the basis or correctness of such opinion); (d) the Company has delivered to the Trustee an opinion of counsel (which counsel may be an employee of the Company) to the effect that the Company's exercise of its option described above will not result in any of the Company, the Trustee or the trust created by the Company's deposit of funds hereunder becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended; (e) the Company or any Subsidiary Guarantor has paid or duly provided for payment of all amounts then due to the Trustee pursuant to the terms of the Indenture; and (f) the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel (which counsel may be an employee of the Company), each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

GOVERNING LAW

     The Indenture, the Notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee need perform only those duties that are specifically set forth (or incorporated by reference) in the Indenture and no others. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in such exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claims as security or otherwise.

BOOK ENTRY; DELIVERY AND FORM

     Except as described in the next paragraph, the Exchange Notes initially will be represented by a single, permanent global certificate in definitive, fully registered form (the "Global Note"). The Global Note will be deposited on the Exchange Date with, or on behalf of, DTC and registered in the name of a nominee of DTC. The Global Note will be subject to certain restrictions on transfer set forth therein and will bear the legend regarding such restrictions set forth under "Transfer Restrictions".

     Exchange Notes (i) originally purchased by Institutional Accredited Investors or transferred to Institutional Accredited Investors or "foreign purchasers" who are not Qualified Institutional Buyers or (ii) held by Qualified Institutional Buyers who elect to take physical delivery of their certificates instead of holding their interest through the Global Note (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued in registered certificated form ("Certificated Securities"). Upon the transfer to a Qualified Institutional Buyer of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or the Global Note has previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Note. For a description of the restrictions on the transfer of Certificated Securities and any interest in the Global Note, see "Transfer Restrictions".

  The Global Note

     The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the principal amount of Exchange Notes of the individual beneficial interests represented by such Global Note to the respective accounts for persons who have accounts with DTC and (ii) ownership of beneficial interests in the Global Note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who invest through participants. Qualified Institutional Buyers will hold their interests in the Global Note directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC or its nominee is the registered owner or holder of the Exchange Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Note for all purposes under the Indenture. No beneficial owners of an interest in any Global Note will be able to transfer that interest except in accordance with DTC's procedures in addition to those provided for under the Indenture.

     Payments of the principal of, premium, if any, and interest on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent of the Company will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Exchange Notes to persons in states which require physical delivery of the Certificated Securities, or to pledge such securities, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Outstanding Notes (including the presentation of Outstanding Notes for exchange pursuant to the Exchange Offer) only at the direction of one or more participants to whose account the interests in the Outstanding Global Note are credited and only in respect of such portion of the aggregate principal amount of Outstanding Notes as to which such participant or participants have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for Certificated Securities, which it will distribute to its participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchaser or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Securities

     If (i) DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, (ii) an Event of Default has occurred and is continuing and the registrar has received a request from DTC to issue Certificated Securities in lieu of all or a portion of the Global Note (in which case the Company shall deliver Certificated Securities within 30 days of such request) or (iii) the Company determines not to have the Exchange Notes represented by the Global Note and notifies DTC and the registrar thereof, Certificated Securities will be issued in exchange for the Global Note.

CERTAIN DEFINITIONS

     "Adjusted Net Assets" of a Subsidiary Guarantor at any date shall mean the lesser of the amount by which (i) the fair value of the property of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Subsidiary Guarantee, of such Subsidiary Guarantor at such date and (ii) the present fair saleable value of the assets of such Subsidiary

Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Subsidiary Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary of such Subsidiary Guarantor in respect of the obligations of such Subsidiary under the Subsidiary Guarantee), excluding debt in respect of the Subsidiary Guarantee, as they become absolute and matured.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset" means each of the assets that are owned by the Company or a Subsidiary on the Issue Date or that are acquired by the Company or a Subsidiary after the Issue Date.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease, exchange or other disposition to any Person (including, without limitation, by means of a sale-and-leaseback transaction or a merger or consolidation) (collectively, for purposes of this definition, a "transfer "), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Subsidiary held by the Company or any other Subsidiary, (ii) all or substantially all of the properties and assets of any division or line of business of the Company or any of its Subsidiaries or (iii) any other properties or assets of the Company or any of its Subsidiaries other than transfers of cash, Cash Equivalents, accounts receivable or properties or assets in the ordinary course of business; provided that the sale, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, will be governed by the provisions of the Indenture described above under the caption " -- Change of Control" and/or the provisions described above under the caption " -- Merger, Consolidation or Sale of Substantially All Assets" and not by the provisions of the "Limitation on Asset Sales" covenant. For the purposes of this definition, the term "Asset Sale" also shall not include any of the following: (a) any transfer of properties or assets to an Unrestricted Subsidiary, if such transfer is not prohibited under the "Restricted Payments" covenant described above; (b) any transfer of properties or assets by the Company to a Subsidiary or by a Subsidiary to the Company or a Subsidiary (in the case of a transfer to a Subsidiary that is not a Wholly Owned Subsidiary, dispositions shall be excluded pursuant to clause (b) only to the extent of the Company's interest in such Subsidiary after giving effect to such transfer); (c) sales of damaged, worn-out or obsolete equipment or assets that, in the Company's reasonable judgment, are either (1) no longer used or (2) no longer useful in the business of the Company or its Subsidiaries; (d) any lease of any property entered into in the ordinary course of business and with respect to which the Company or any Subsidiary is the lessor, except any such lease that provides for the acquisition of such property by the lessee during or at the end of the term thereof for an amount that is less than the fair market value thereof at the time the right to acquire such property is granted; or (e) any transfer that but for this clause (e) would be an Asset Sale, if (1) the Company elects to designate such transfers as not constituting Asset Sales and (2) after giving effect to such transfers, the aggregate fair market value of the properties or assets transferred in such transaction or any such series of related transactions so designated by the Company does not exceed $5.0 million.

     "Attributable Indebtedness" in respect of a sale-and-leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale-and-leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). As used in the preceding sentence, the "net rental payments" under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of
(a) the number of years from such date to the date of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Board of Directors" means, with respect to any Person, the board of directors of such Person or any committee of the board of directors of such Person duly authorized to act on behalf of the board of directors of such Person.

     "Business Day" means any day on which the New York Stock Exchange is open for trading and which is not a legal holiday.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock and any and all warrants, options and rights with respect thereto, including each class of common stock and preferred stock of such Person.

     "Capitalized Lease Obligation" means the discounted present value of the rental obligations of any Person under any lease of Property, which in accordance with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Cash Equivalents" means (a) the following kinds of investments if, in the case of instruments referred to in clauses (i)-(iv) below, on the date of purchase or other acquisition of any such instrument by the Company or any Subsidiary, the remaining term to maturity is not more than one year: (i) readily marketable obligations issued or unconditionally guaranteed as to principal and interest by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America; (ii) repurchase obligations for instruments of the type described in clause (i) for which delivery of the instrument is made against payment; (iii) obligations (including, but not limited to, demand or time deposits, bankers' acceptances and certificates of deposit) issued by a depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia or a branch or subsidiary of any such depository institution or trust company operating outside the United States; provided that such depository institution or trust company has, at the time of the Company's or such Subsidiary's investment therein or contractual commitment providing for such investment, capital, surplus or undivided profits (as of the date of such institution's most recently published financial statements), in excess of $100.0 million; and (iv) commercial paper issued by any Person, if such commercial paper has, at the time of the Company's or any Subsidiary's investment therein or contractual commitment providing for such investment, credit ratings of A-1 by S&P and P-1 by Moody's; and (b) money market mutual or similar funds having assets in excess of $100.0 million.

     "Change of Control" means (i) an event or series of events by which any Person or other entity or group of Persons or other entities acting in concert as a partnership or other group (a "Group of Persons") other than the Lawrence Group or any member thereof shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, merger, consolidation or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the combined voting power of the then outstanding Voting Stock of the Company, (ii) during any period of two consecutive years, Continuing Directors cease for any reason to constitute a majority of the Board of Directors then in office, (iii) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Company and the Subsidiaries, taken as a whole to any Person or Group of Persons other than the Company or any Subsidiary Guarantor that is a Wholly-Owned Subsidiary, or (iv) the liquidation or dissolution of the Company.

     "Commission" means the Securities and Exchange Commission.

     "Company Properties" means all Properties, and equity, partnership or other ownership interests therein, that are related or incidental to, or used or useful in connection with, the conduct or operation of any business activities of the Company or the Subsidiaries, which business activities are not prohibited by the terms of the Indenture.

     "Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period increased (to the extent deducted in determining Consolidated Net Income) by the sum of: (i) all income taxes of such Person and its subsidiaries paid or accrued according to GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses), (ii) all interest expense of such Person and its subsidiaries paid or accrued in accordance with GAAP for such period (including amortization of original issue discount and the interest portion of deferred payment obligations), (iii) depreciation and depletion of such Person and its subsidiaries, (iv) amortization of such Person and its subsidiaries including, without limitation, amortization of capitalized debt issuance costs and (v) any other non-cash charges to the extent deducted from Consolidated Net Income.

     "Consolidated EBITDA Coverage Ratio" means, with respect to any Person, the ratio of (1) Consolidated EBITDA of such Person for the period (the "Pro Forma Period") consisting of the most recent four full fiscal quarters for which financial information in respect thereof is available immediately prior to the date of the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio (the "Transaction Date") to (2) the aggregate Fixed Charges which such Person will accrue during the fiscal quarter in which the Transaction Date occurs and the three fiscal quarters immediately subsequent to such fiscal quarter (the "Forward Period") on the aggregate amount of Indebtedness outstanding on the Transaction Date, including any Indebtedness proposed to be incurred on such date and excluding any Indebtedness repaid with the proceeds of such Indebtedness (as though all such Indebtedness was incurred or repaid on the first day of the quarter in which the Transaction Date occurred). In addition to, but without duplication of, the foregoing, for purposes of this definition, "Consolidated EBITDA" shall be calculated after giving effect (without duplication), on a pro forma basis for the Pro Forma Period (but no longer), to (i) any Investment, during the period commencing on the first day of the Pro Forma Period to and including the Transaction Date (the "Reference Period"), in any other Person that, as a result of such Investment, becomes a subsidiary of such Person, (ii) the acquisition, during the Reference Period (by merger, consolidation or purchase of stock or assets) of any business or assets, which acquisition is not prohibited by the Indenture, including but not limited to Permitted Industry Investments, as if such acquisition had occurred on the first day of the Reference Period, (iii) any sales or other dispositions of assets occurring during the Reference Period, in each case as if such incurrence, Investment, repayment, acquisition or asset sale had occurred on the first day of the Reference Period and (iv) interest income reasonably anticipated by the Company to be received during the Pro Forma Period from Investments in Cash Equivalents, which Investments exist on the Transaction Date or will exist as a result of the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio. For purposes of this definition, "Fixed Charges" shall be calculated after giving effect (without duplication), on a pro forma basis for the Forward Period, to any Indebtedness incurred or repaid on or after the first day of the Forward Period and prior to the Transaction Date. For purposes of calculating the Company's Consolidated EBITDA Coverage Ratio, Indebtedness of a Subsidiary that is not a Wholly-Owned Subsidiary (which Indebtedness is nonrecourse to the Company or any other Subsidiary or any of their assets) shall be included only to the extent of the Company's pro rata ownership interest in such Subsidiary.

     "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or loss) of such Person and its subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, provided that (i) the net income of (a) any Unrestricted Subsidiary and (b) any other Person in which such Person or any subsidiary thereof has an interest (which interest, in the case of those Persons referred to in clause (b), does not cause the net income of such other Person to be consolidated with the net income of such Person in accordance with GAAP) will be included only to the extent of the amount of dividends or distributions actually paid in cash or Cash Equivalent to such Person or its subsidiaries that are Subsidiary Guarantors by such other Person in such period; (ii) the net income of any subsidiary of such Person that is subject to any Payment Restriction will be excluded to the extent of such Payment Restriction; and (iii) (a) the net income (or loss) of any other Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (b) any net gain (but not loss) on the sale or other disposition by such Person or any of its subsidiaries of assets and of the Capital Stock of any subsidiary of such Person, (c) items which are extraordinary, and (d) the cumulative effect of a change in accounting principles, will each be excluded.

     "Consolidated Net Tangible Assets" as of any date means with respect to any Person the Consolidated Net Worth of such Person and its consolidated Subsidiaries as of such date less (i) all write-ups subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person (other than purchase accounting adjustments made, in connection with any acquisition of any entity that becomes a consolidated Subsidiary of such Person after the date of the Indenture to the book value of the assets of such entity), (ii) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), (iii) all unamortized goodwill, trademarks, trade names, service marks, brand names, copyrights, patents and other intangible assets in accordance with GAAP, and (iv) unamortized debt discount and expense and unamortized deferred charges as of such date, all of the forgoing determined in accordance with GAAP.

     "Consolidated Net Worth" as of any date means with respect to any Person the amount by which the assets of such Person and its subsidiaries on a consolidated basis exceed (i) the total liabilities of such Person and its subsidiaries on a consolidated basis, plus (ii) Disqualified Capital Stock of such Person or Disqualified Capital Stock of any subsidiary of such Person issued to any Person other than such Person or another wholly-owned subsidiary of such Person, in each case determined in accordance with GAAP.

     "Continuing Directors" means any member of the Board of Directors of the Company on the Issue Date, any director elected since the date thereof in any annual meeting of the stockholders upon the recommendation of the Board of Directors of the Company and any other member of the Board of Directors of the Company who will be recommended or elected to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors of the Company.

     "Credit Facility" means one or more credit facilities without limitation as to amount that now is or are or hereafter may be entered into among the Company or one or more of its Subsidiaries or the Company and one or more of its Subsidiaries, as the case may be, and the lenders parties thereto, including any related notes, guarantees, collateral documents, and other instruments and agreements executed in connection therewith without limitation as to amount, which term, as of the Issue Date, initially consists of the Third Amended and Restated Loan Agreement by and among Company, the financial institutions party thereto and Wells Fargo Bank (Texas), National Association, as agent, and in each case as amended, modified, supplemented, renewed, extended, refunded, replaced, restated or refinanced from time to time in whole or part in one or more credit agreements, loan agreements, instruments or similar agreements without limitation as to amount, as such may be further amended, modified, supplemented, extended, refunded, restated, replaced, renewed or refinanced from time to time.

     "Currency Agreement" means the obligations of any Person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its subsidiaries against fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of time would be, an Event of Default.

     "Disqualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person or its subsidiaries that, by its terms, by the terms of any agreement related thereto or by the terms of any security into which, mandatorily or at the option of the holder, it is convertible or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased by such Person or its subsidiaries, including at the option of the holder, in whole or in part, or has, upon the happening of an event or the passage of time would have, a redemption or similar payment due, in each such case on or prior to the Maturity Date.

     "Employee Stock Repurchases" means purchases by the Company of any of its Capital Stock from officers and other employees for the purpose of enabling such employees to pay personal income tax obligations with the proceeds; provided that the aggregate amount of all such purchases shall not exceed $500,000 during any fiscal year of the Company.

     "Equity Interests" means Capital Stock or other equity interests and all warrants, options or other rights to acquire Capital Stock or other equity interests.

     "Exempt Foreign Subsidiary" means (i) any Subsidiary engaged in business permitted under the Indenture exclusively outside the United States of America, irrespective of its jurisdiction of incorporation and (ii) any other Subsidiary whose assets (excluding any cash and Cash Equivalents) consist exclusively of Capital Stock or Indebtedness of one or more Subsidiaries described in clause
(i) of this definition, that, in any case, is so designated by the Company in an Officers' Certificate delivered to the Trustee and (a) is not a guarantor of, and has not granted any Lien to secure, the Credit Facility or any other Indebtedness of the Company or any Subsidiary other than another Exempt Foreign Subsidiary and (b) does not have total assets that, when aggregated with the total assets of any other Exempt Foreign Subsidiary, exceed 25% of the Company's consolidated total assets, as determined in accordance with GAAP, as reflected on the Company's most recent quarterly or annual balance sheet. The Company may revoke the designation of any Exempt Foreign Subsidiary by notice to the Trustee.

     "Fixed Charges" means, with respect to any Person, for any period, the aggregate amount of (i) interest, whether expensed or capitalized, paid, accrued or scheduled to be paid or accrued during such period (except to the extent accrued in a prior period) in respect of all Indebtedness of such Person and its consolidated subsidiaries (including (a) original issue discount on any Indebtedness and (b) the interest portion of all deferred payment obligations, calculated in accordance with the effective interest method, in each case to the extent attributable to such period) and (ii) dividend requirements on Disqualified Capital Stock of such Person and its consolidated subsidiaries (whether in cash or otherwise (except dividends payable in shares of Qualified Capital Stock) (non-cash dividends being valued as determined in good faith by the Board of Directors of such Person, as evidenced by a resolution of the Board of Directors)) paid, accrued or scheduled to be paid or accrued during such period (except to the extent accrued in a prior period) and excluding items eliminated in consolidation; provided, however, in no event shall the term "Fixed Charges" include any original issue discount or premium paid on the Old Notes or any notes issued in exchange for the Old Notes as contemplated by the registration rights agreement entered into in connection with the Old Notes.

     For purposes of the definition of Fixed Charges, (i) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Board of Directors of such Person (as evidenced by a resolution of the Board of Directors) to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP; (ii) interest on Indebtedness that is determined on a fluctuating basis shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest of such Indebtedness in effect on the date Fixed Charges are being calculated, subject to the proviso in clause (iii); (iii) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate, (provided that, for the period following the date on which the rate actually chosen ceases to be in effect, the Company may designate an optional rate other than that actually chosen, which optional rate shall be deemed to accrue at a fixed per annum equal to the rate of interest on such optional rate in effect on the date Fixed Charges are being calculated); and (iv) Fixed Charges shall be increased or reduced by the net cost (including amortization of discount) or benefit associated with obligations under Interest Rate Agreements attributable to such period.

     "GAAP" means generally accepted accounting principles as in effect in the United States of America as of any date of determination.

     "Guarantor Senior Indebtedness" means all Indebtedness of a Subsidiary Guarantor (present and future) created, incurred, assumed or guaranteed by the Subsidiary Guarantor (and all renewals, extensions, increases or refundings thereof) (including the principal of, interest on and fees, premiums, expenses (including costs of collection), indemnities and other amounts payable in connection with such Indebtedness, and including any Post-Commencement Amounts), unless the instrument governing such Indebtedness expressly provides that such Indebtedness is not senior or superior in right of payment to the Subsidiary Guarantee. Notwithstanding the foregoing, Guarantor Senior Indebtedness does not include (i) any Indebtedness of the Subsidiary Guarantor to the Company or any Subsidiary or any Unrestricted Subsidiary or (ii) any amounts payable or other liabilities to trade creditors.

     "Indebtedness" means, with respect to any Person, without duplication, any liability, contingent or otherwise, of such Person (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the deferred and unpaid balance of the purchase price of any property or interest therein (other than any such balance that represents an account payable or any other monetary obligation to a trade creditor created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services and due within twelve months (or such longer period for payment as is customarily extended by such trade creditor) of the incurrence thereof, which account is not overdue by more than 150 days, according to the original terms of sale, unless such account payable is being contested in good faith or has been extended), (iv) for the payment of a Capitalized Lease Obligation of such Person, (v) with respect to the reimbursement of any letter of credit, banker's acceptance or similar credit transaction, (vi) with respect to Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (provided that if the obligations so secured have not been assumed in full by such Person or are not otherwise such Person's legal liability in full, then such obligations shall be deemed to be in an amount equal to the greater of (a) the lesser of (1) the full amount of such obligations and (2) the fair market value of such assets, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution, and (b) the amount of obligations as have been assumed by such Person or which are otherwise such Person's legal liability),
(vii) to the extent not otherwise included, under Currency Agreements and Interest Rate Agreements entered into other than in the ordinary course of such Person's business, (viii) in the case of such Person, the liquidation preference and any mandatory redemption payment obligations in respect of Disqualified Capital Stock, and, in the case of a subsidiary of such Person, the liquidation preference and any mandatory redemption payment obligations in respect of preferred stock of such subsidiary, and (ix) in respect of all Indebtedness of others which such Person has guaranteed, endorsed with recourse (otherwise than for collection, deposit or other similar transactions in the ordinary course of business), agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds or for which such Person has otherwise become liable; provided, however, Indebtedness arising pursuant to clause (iii) of this definition as a result of such account payable becoming overdue by more than 150 days shall only be deemed to be incurred at a time when Indebtedness, other than such Indebtedness, is incurred.

     "Insolvency or Liquidation Proceeding" means, with respect to any Person,
(a) an insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization proceeding or other similar case or proceeding, relative to such Person or to its creditors, as such, or its assets, (b) any liquidation, dissolution, or reorganization proceeding of such Person, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (c) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of such Person.

     "Interest Rate Agreement" means the obligations of any Person pursuant to any interest swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person or any of its subsidiaries against fluctuations in interest rates.

     "Investment" means, in respect of any Person, any investment in another Person, whether by means of a share purchase, capital contribution, loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures made in the ordinary course of business) or similar credit extension constituting Indebtedness of such other Person and any guaranty of Indebtedness of any other Person provided that the following shall not constitute Investments: (a) extension of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (b) obligations under Interest Rate Agreements and Currency Agreements, but only to the extent that the same constitute Permitted Indebtedness, (c) endorsements of negotiable instruments and documents in the ordinary course of business, (d) an acquisition of assets, Capital Stock or other securities by the Company or any of its Subsidiaries for consideration consisting of Capital Stock or other common equity securities of the Company or any of its Subsidiaries, and (e) stock, obligations and other securities received in settlement of debts owing to the Company or any of its Subsidiaries as a result of collection efforts or proceedings or upon the foreclosure or enforcement of any Lien in favor of the Company or any such Subsidiary, in each case, as to debt owing to the Company or any such Subsidiary that arose in the ordinary course of business of the Company or any such Subsidiary. For purposes of the "Limitation on Restricted Payments" covenant and the definition of Permitted Unrestricted Subsidiary Investments, (i) an "Investment" in an Unrestricted Subsidiary shall be deemed to include and be valued at the fair market value of the net assets of any Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary and (ii) any Investment in an Unrestricted Subsidiary shall be valued at fair market value at the time of such Investment (except, however, when such Investment consists of a loan or advance by a Person to another Person that is of an intercompany or similar nature between such Persons and arises pursuant to an agreement or understanding in the ordinary course of business relating to tax sharing, administrative or other similar arrangements, then such Investment shall be valued at fair market value at the time that the investing Person shall have paid monies or transferred other consideration to another Person for the benefit of the Person with whom the agreement to make such loan or advance was made), in each case as determined by the Board of Directors of the Company and such Subsidiary, as applicable, in good faith.

     "Issue Date" means the first date on which the Outstanding Notes were issued under the Indenture.

     "Lawrence Group" means Lawrence Industries, Inc., J. D. Lawrence and any Person related to J. D. Lawrence within the second degree of consanguinity, any trust for the benefit of one or more such Persons, and any Person controlled directly or indirectly by any such Person.

     "Lien" means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction).

     "Material Subsidiary" means any Subsidiary of the Company which, as of the relevant date of determination, would be a "significant subsidiary" as defined in Reg. sec. 230.405 promulgated pursuant to the Securities Act as in effect on the Issue Date, assuming the Company is the "registrant" referred to in such definition, except that the 10% amounts referred to in such definition shall be deemed to be 5%.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Available Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash proceeds received upon the sale or other disposition of, or payments or collections on, any non-cash consideration received in any Asset Sale, provided that such sale or other disposition was contemplated by the Company or its applicable Subsidiary in connection with, and was consummated incident to, such Asset Sale, and in respect to each of the foregoing receipts of cash proceeds only as and when received, and excluding any other consideration until such time as such consideration is converted into, and received by the Company or any of its Subsidiaries as, cash), net of all (i) legal, accounting and investment banking fees and expenses, sales commissions, relocation, transportation, handling and storage expenses, title, recording and if applicable, release expenses and other fees and expenses incurred as a result of such Asset Sale, (ii) taxes paid or payable as a result of such Asset Sale or required to be accrued as a liability as a consequence thereof (after taking into account any available and applicable tax credits or deductions and any applicable tax sharing arrangements), (iii) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Subsidiary) owning a beneficial interest in the asset or assets that were the subject of such Asset Sale, (v) amounts required to be paid in order to obtain a necessary consent to such Asset Sale or by applicable law, and (vi) reserves for adjustments in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Net Proceeds" means (i) in the case of any sale by the Company of Qualified Capital Stock, the aggregate net cash proceeds received by the Company, after payment of expenses, commissions and the like incurred in connection therewith, and (ii) in the case of any exchange, exercise, conversion or surrender of any outstanding securities or Indebtedness of the Company for or into shares of Qualified Capital Stock of the Company, the net book value of such outstanding securities or Indebtedness as adjusted on the books of the Company on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder of such Indebtedness or securities to the Company upon such exchange, exercise, conversion or surrender and less any and all payments made to the holders of such Indebtedness or securities, and all other expenses incurred by the Company in connection therewith).

     "Non-Recourse Indebtedness" means Indebtedness (i) as to which neither the Company nor any of its Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a Subsidiary Guarantor or otherwise), or (c) constitutes the lender unless otherwise permitted under the indenture; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Subsidiaries to declare pursuant to the express terms governing such Indebtedness a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Obligations" mean the due and punctual payment of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture and the Notes and the due and punctual performance of all other obligations of the Company under the Indenture and the Notes.

     "Pari Passu Indebtedness" means, with respect to any Net Available Proceeds from Asset Sales, Indebtedness of the Company and its Subsidiaries the terms of which require the Company or such Subsidiary to apply such Net Available Proceeds to offer to repurchase such Indebtedness.

     "Permitted Indebtedness" means (i) Indebtedness under the Outstanding Notes, any Exchange Notes, the Subsidiary Guarantee and the Indenture; (ii) Indebtedness from time to time outstanding under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the greater of (a) the sum of (1) 85% of accounts receivable (net of any related reserves) of the Company and its Subsidiaries plus (2) 50% of the revenue-producing tools and inventory of the Company and its Subsidiaries, as such amounts are determined on a consolidated basis in accordance with GAAP and reflected on the Company's most recent balance sheet prepared in accordance with GAAP, or (b) $30.0 million, plus all interest and fees under such agreements and any guarantee of any such Indebtedness; (iii) the Subsidiary Guarantees of the Notes (and any assumption of the obligations guaranteed thereby); (iv) Permitted Refinancing Indebtedness; (v) Indebtedness of the Company to any Wholly-Owned Subsidiary and any Indebtedness of any Wholly-Owned Subsidiary to the Company or to any other Wholly-Owned Subsidiary; provided, that in each case, such Indebtedness has not been incurred in contemplation of any subsequent issuance or transfer of any Capital Stock or any other event which would result in any such Wholly-Owned Subsidiary ceasing to be a Wholly-Owned Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or a Wholly-Owned Subsidiary), and if incurred in contemplation of any of the foregoing events, then such Indebtedness shall be deemed to be incurred and shall be treated as an incurrence of Indebtedness for purposes of the "Limitation on Incurrence of Additional Indebtedness" covenant at the time the Wholly-Owned Subsidiary in question ceased to be a Wholly-Owned Subsidiary; (vi) Permitted Operating Obligations; (vii) other Indebtedness outstanding at any time in an aggregate principal amount not to exceed $10.0 million; (viii) Indebtedness outstanding on the Issue Date; and (ix) Indebtedness under the notes issued in exchange for the Old Notes of equal principal amount, as such exchange is contemplated by the registration rights agreement entered into in connection with the Old Notes, and the related guarantees of Subsidiaries of such exchange notes. Permitted Refinancing Indebtedness that constitutes a refinancing of amounts referred to in clauses (ii) and (vii) shall be deemed to be incurred pursuant to and subject to the limitations in clauses (ii) and
(vii), respectively. The Company may elect at any time that amounts of Indebtedness incurred under clauses (ii) or (vii) be deemed to be incurred pursuant to the first paragraph of the "Limitation on Incurrence of Additional Indebtedness" covenant (if then permitted to be so incurred), in which event such amounts so incurred shall be deemed not to be incurred under clause (ii) or
(vii); provided, however, any such Indebtedness deemed not to be incurred under clause (ii) shall still be treated as Indebtedness under and governed by the Credit Facility for purposes of all other provisions of the Indenture.

     "Permitted Industry Investments" means (i) capital expenditures, including, without limitation, acquisitions of Company Properties and interests therein;
(ii) exchanges of Company Properties for other Company Properties of at least equivalent value as determined in good faith by the Board of Directors of the Company; (iii) Investments by the Company or any Subsidiary in any Subsidiary (or in any Person that becomes a Subsidiary as a result of such Investment) that are not subject to any Payment Restriction; and (iv) Investments by the Company or any Subsidiary in any Person of which less than 50% of the issued and outstanding Equity Interests is owned by the Company or another Subsidiary of the Company; provided that the aggregate of all Investments by the Company and any Subsidiary pursuant to this clause (iv) shall at no time exceed 15% of the Consolidated Net Tangible Assets of the Company.

     "Permitted Investments" means Cash Equivalents and Permitted Industry Investments (in each case, other than Investments in Unrestricted Subsidiaries).

     "Permitted Liens" means (i) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for such adequate reserves have been established to the extent required by GAAP, (ii) landlord's, carriers, warehouseman's, storage, mechanics', workmen's, materialmen's, operator's or similar Liens arising in the ordinary course of business, (iii) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Company Properties or minor imperfections in title thereto which, in the aggregate, are not material in amount and which do not in any case materially detract from the Company Properties subject thereto or interfere with the ordinary conduct of the business of the Company or the Subsidiaries, (iv) Liens on Company Properties which arise out of operation of law, (v) judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been made, (vi) (a) Liens upon any Property of any Person existing at the time of acquisition thereof by the Company or any of its Subsidiaries,
(b) Liens upon any Property of a Person existing at the time such Person is merged or consolidated with the Company or any Subsidiary or existing at the time of the sale or transfer of any such Property of such Person to the Company or any Subsidiary or (c) Liens upon any Property of a Person existing at the time such Person becomes a Subsidiary; provided that in each case such Lien has not been created in contemplation of such sale, merger, consolidation, transfer or acquisition, and provided further that in each such case no such Lien shall extend to or cover any Property of the Company or any Subsidiary other than the Property being acquired and improvements thereon, (vii) Liens existing on the Issue Date, (viii) Liens on deposits made in the ordinary course of business, including, without limitation, pledges or deposits under worker's compensation, unemployment insurance and other social security legislation and deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature incurred in the ordinary course of business, (ix) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank, (x) Liens upon any Property which were created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property; provided that (A) no such Lien shall extend to or cover any Property of the Company or any Subsidiary other than the Property so acquired and improvements thereon and (B) the Lien securing any such Indebtedness shall be created within 90 days of such acquisition, (xi) Liens securing Indebtedness that constitutes Permitted Indebtedness pursuant to clause (i), (ii), (iii), (iv) (but only to the extent secured at the time of such renewal, extension, refunding or repurchase and no such Lien shall extend to any other Property of the Company or any Subsidiary), and (vi) of the definition of Permitted Indebtedness, (xii) any interest or title of a lessor under any Capital Lease Obligation or operating lease, and (xiii) Liens securing obligations under or in respect of either Currency Agreements or Interest Rate Agreements.

     "Permitted Operating Obligations" means Indebtedness of the Company or any Subsidiary in respect of one or more standby letters of credit, bid, performance or surety bonds, or other reimbursement obligations, issued for the account of, or entered into by, the Company or any Subsidiary in the ordinary course of business, or in lieu of any thereof or in addition to any thereto, guarantees and letters of credit supporting any such obligations and Indebtedness (in each case, other than for an obligation for borrowed money, other than borrowed money represented by any such letter of credit, bid, performance or surety bond, or reimbursement obligation itself, or any guarantee and letter of credit related thereto).

     "Permitted Refinancing Indebtedness" means (i) Senior Indebtedness of the Company or any Subsidiary, the net proceeds of which are used solely to renew, extend, refinance, refund or repurchase outstanding Notes, including the amount of reasonable fees and expenses and premium, if any, incurred by the Company or such Subsidiary in connection therewith or (ii) Indebtedness of the Company or any Subsidiary, the net proceeds of which are used to renew, extend, refinance, refund or repurchase (including, without limitation, pursuant to a Change of Control Offer as required by the terms of the Notes) outstanding Indebtedness of the Company or any Subsidiary, provided that (a) if the Indebtedness (including the Notes) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to either the Notes or the Subsidiary Guarantees, then such Indebtedness is pari passu with or subordinated in right of payment to, as the case may be, the Notes or the Subsidiary Guarantees at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (b) such Indebtedness is scheduled to mature no earlier than the Indebtedness being renewed, extended, refinanced, refunded or repurchased and (c) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased; provided, further, that such Indebtedness (to the extent that such Indebtedness constitutes Permitted Refinancing Indebtedness) is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with
GAAP) plus the amount of reasonable fees and expenses and premium, if any, incurred by the Company or such Subsidiary in connection therewith.

     "Permitted Unrestricted Subsidiary Investments" means Investments in Unrestricted Subsidiaries in a cumulative aggregate amount (in cash or the fair market value of property other than cash, as determined in good faith by the Board of Directors of the Company) not to exceed the sum of (i) $10.0 million and (ii) cash or cash equivalent distributions made from any Unrestricted Subsidiary and received, after the Issue Date, as such by the Company, provided that any amount included in this clause (ii) shall be deducted from any amounts referred to in clause (ii)(c) of the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, Permitted Unrestricted Subsidiary Investments shall also include any Investments in Unrestricted Subsidiaries to the extent such Investment consists of (a) Qualified Capital Stock of the Company or (b) amounts referred to in clause (ii)(b) of the "Limitation on Restricted Payments" covenant, which Investments shall be excluded from the sum in the previous sentence, provided that the amount of any Investments pursuant to clause (b) shall be deducted from amounts referred to in clause (ii)(b) of the "Limitation on Restricted Payments" covenant.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

     "Post-Commencement Amounts" means all interest and fees accrued or accruing after the commencement of any Insolvency or Liquidation Proceeding in accordance with and at the contract rate (including, without limitation, any nonusurious rate applicable upon default) and all premiums, expenses (including costs of collection), indemnities and other amounts that would have accrued or been incurred after the commencement of any Insolvency or Liquidation Proceeding in any case as specified in any agreement or instrument creating, evidencing, or governing any Senior Indebtedness or any Guarantor Senior Indebtedness, as the case may be, whether or not, pursuant to applicable law or otherwise, the claim for such interest, fees, premiums, expenses, indemnities or other amounts is allowed and non-avoidable as a claim in such Insolvency or Liquidation Proceeding.

     "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms of the Indenture, a calculation in accordance with
Article 11 of Regulation S-X under the Securities Act, as amended.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock, partnership interests and other equity or ownership interests in any other Person.

     "Public Equity Offering" means an underwritten public offer and sale of common stock (that is Qualified Capital Stock) of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

     "Purchase Money Obligations" means indebtedness evidenced by a note, debenture, bond or other security or investment (whether or not secured by any lien or other security interest) issued to or assumed in favor of a vendor as all or part of the purchase price of property acquired by the Company or any Subsidiary; provided, however, that such term shall not include any account payable or any other indebtedness incurred, created or assumed in the ordinary course of business in connection with the obtaining of material, products or services.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

     "Related Person" means (i) any Affiliate of the Company, (ii) any individual or other Person who directly or indirectly holds 10% or more of the combined voting power of the then outstanding Voting Stock of the Company, (iii) any relative of any individual referred to in clauses (i), (ii) and (iv) hereof by blood, marriage or adoption not more remote than first cousin and (iv) any officer or director of the Company.

     "Restricted Debt Prepayment" means any purchase, redemption, defeasance (including, but not limited to, in substance or legal defeasance) or other acquisition or retirement for value, directly or indirectly, by the Company or a Subsidiary, prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Indebtedness of the Company or any Subsidiary that is subordinate in right to the Notes or the Subsidiary Guarantees; provided, however, that any such acquisition shall be deemed not to be a Restricted Debt Prepayment to the extent it is made (i) in exchange for or with the proceeds from the substantially concurrent issuance of Qualified Capital Stock or (ii) in exchange for or with the proceeds from the substantially concurrent issuance of Indebtedness, in a principal amount (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon the acceleration thereof, with an original issue price) not to exceed the lesser of (a) the principal amount of Indebtedness being acquired in exchange therefor (or with the proceeds therefrom) and (b) if such Indebtedness being acquired was issued at an original issue discount, the original issue price thereof plus amortization of the original issue discount at the time of the incurrence of the Indebtedness being issued in exchange therefor (or the proceeds of which will finance such acquisition), and provided further that any such Indebtedness shall have an Average Life not less than the Average Life of the Indebtedness being acquired, and shall contain subordination and default provisions no less favorable, in any material respect, to holders of the Notes than those contained in such Indebtedness being acquired.

     "Restricted Payment" means any (i) Stock Payment, (ii) Investment (other than Permitted Investments and other than Permitted Unrestricted Subsidiary Investments) or (iii) Restricted Debt Prepayment.

     "S&P" means Standard & Poor's Ratings Group and its successors.

     "Senior Indebtedness" means all Indebtedness of the Company (present and future) created, incurred, assumed or guaranteed by the Company (and all renewals, extensions or refundings thereof) (including the principal of, interest on and fees, premiums, expenses (including costs of collection), indemnities and other amounts payable in connection with such Indebtedness, and including any Post-Commencement Amounts), unless the instrument governing such Indebtedness expressly provides that such Indebtedness is not senior or superior in right of payment to the Notes. Notwithstanding the foregoing, Senior Indebtedness of the Company does not include (i) any Indebtedness of the Company to any Subsidiary or any Unrestricted Subsidiary or (ii) any amounts payable or other liabilities to trade creditors.

     "Stock Payment" means, with respect to any Person, (a) the declaration or payment by such Person, either in cash or in property, of any dividend on (except, in the case of the Company, dividends payable solely in Qualified Capital Stock of the Company), or the making by such Person or any of its subsidiaries of any other distribution in respect of, such Person's Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (except for the issuance of Qualified Capital Stock pursuant to the exercise thereof), or (b) the redemption, repurchase, retirement or other acquisition for value by such Person or any of its subsidiaries, directly or indirectly, of such Person's or any of its subsidiaries' Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock other than, in the case of the Company, through the issuance in exchange therefor solely of Qualified Capital Stock of the Company; provided, however, that in the case of a Subsidiary, the term "Stock Payment" shall not include (i) any such payment with respect to its Capital Stock or warrants, rights or options to purchase or acquire shares of any class of its Capital Stock payable to the Company or a Wholly-Owned Subsidiary or (ii) Employee Stock Repurchases.

     A "subsidiary" of any Person means (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more wholly-owned subsidiaries of such Person or by such Person and one or more wholly-owned subsidiaries of such Person, (ii) a partnership in which such Person or a wholly-owned subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person or its wholly-owned subsidiary is entitled to receive more than fifty percent of the assets of such partnership upon its dissolution, or (iii) any other Person (other than a corporation or partnership) in which such Person, a wholly-owned subsidiary of such Person or such Person and one or more wholly-owned subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

     "Subsidiary" means any subsidiary of the Company; provided, that an Unrestricted Subsidiary shall not be deemed a subsidiary of the Company for purposes of the Indenture.

     "Subsidiary Guarantee" means, individually and collectively, the guarantees given by the Subsidiary Guarantors pursuant to the Indenture.

     "Subsidiary Guarantor" means (i) Dailey Energy Services, Inc., a Delaware corporation; Dailey International Sales Corporation, a Delaware corporation; Columbia Petroleum Services Corp., a Delaware corporation; International Petroleum Services, Inc., a Delaware corporation; Dailey Environmental Remediation Technologies, Inc., a Texas corporation; Dailey Worldwide Services, Corp., a Texas corporation; Air Drilling International, Inc., a Delaware corporation; and Air Drilling Services, Inc., a Wyoming corporation; (ii) each of the Company's Subsidiaries that becomes a guarantor of the Notes in compliance with the provisions of the Indenture; and (iii) each of the Company's Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture.

     "Unrestricted Subsidiary" means (i) any subsidiary of the Company which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if: (a) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; (b) all the Indebtedness of such Subsidiary shall at the date of designation, and will at all times thereafter consist of Non-Recourse Indebtedness; (c) the Company certifies that such designation complies with the "Limitation on Restricted Payments" covenant; and (d) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and the Subsidiaries. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a Board Resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, such Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture, and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary; provided that immediately after giving effect to such designation, the Company could incur at least $1.00 of additional Indebtedness (excluding Permitted Indebtedness) pursuant to the first paragraph of the "Limitation on Incurrence of Additional Indebtedness" covenant on a pro forma basis taking into account such designation.

     "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors or other governing body of such Person.

     "Wholly-Owned Subsidiary" means any Subsidiary to the extent (i) all of the Capital Stock or other ownership interests in such Subsidiary, other than any directors' qualifying shares mandated by applicable law, is owned directly or indirectly by the Company or (ii) such Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Subsidiary to transact business in such foreign jurisdiction, provided that the Company, directly or indirectly, owns the remaining Capital Stock or ownership interests in such Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives the economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly-Owned Subsidiary.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a general discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Notes to initial purchasers thereof. This discussion is based on currently existing provisions of the Code, existing, temporary and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion does not address the tax consequences to subsequent purchasers of Notes and is limited to purchasers who hold the Notes as capital assets, within the meaning of section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular initial purchasers in light of their personal circumstances or to certain types of initial purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, persons who have hedged the risk of owning a Note and foreign taxpayers), or the effect of any applicable state, local or foreign tax law.

     PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

  Payment of Interest on Notes

     Interest paid or payable on a Note will be taxable to a holder as ordinary interest income, generally at the time it is received or accrued, in accordance with such holder's regular method of accounting for United States federal income tax purposes.

  Sale, Exchange or Retirement of the Notes

     Upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note, the holder generally will recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such holder's adjusted tax basis in the Note. A holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder, less any principal payments received by such holder.

     Gain or loss recognized on the disposition of a Note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the holder's holding period for the Note is more than one year.

     The exchange of an Outstanding Note by a holder for an Exchange Note pursuant to the terms set forth herein should not constitute a taxable exchange for federal income tax purposes.

  Backup Withholding and Information Reporting

     Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest on a Note, and to proceeds of the sale or redemption of a Note before maturity. The Company, its agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment if a holder fails to furnish his taxpayer identification number (social security or employer identification number), certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable requirements of the backup withholding rules. Certain holders, including all corporations, are not subject to backup withholding and reporting requirements. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until June 28, 1998, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchase or to or through brokers or dealer who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay certain expenses incident to the Exchange Offer, other than commissions or concession of any brokers or dealers, and will indemnify the holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which request the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemental Prospectus to such broker-dealer. If the Company shall give any such notice to suspend the use of the Prospectus, it shall extend the 90-day period referred to above by the number of days during the period from and including the date of the giving of such notice to and including when broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the Exchange Notes.

                                 LEGAL MATTERS

     Certain matters related to the validity of the Exchange Notes will be passed upon for the Company by Fulbright & Jaworski L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements and schedule of Dailey International Inc. at April 30, 1997 and 1996, and for each of the three years in the period ended April 30, 1997, and the combined financial statements of DWS/DAMCO at September 30, 1997 and December 31, 1996 and for the nine-month period ended September 30, 1997 and the years ended December 31, 1996 and 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Air Drilling International, Inc. as of December 31, 1996 and 1995 and for the year ended December 31, 1996, and the period from May 19, 1995 (Inception) to December 31, 1995 and the combined financial statements of Air Drilling Services Inc., Canadian Air Drilling Services Ltd., Specialty Testing & Consulting Ltd. and Global Air Drilling Services Ltd. as of May 18, 1995 and for the period from January 1, 1995 through May 18, 1995, appearing in this Prospectus and Registration Statement have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports included herein.

                         INDEX TO FINANCIAL STATEMENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF DAILEY
  INTERNATIONAL INC.:
  Report of Independent Auditors............................   F-3
  Consolidated Balance Sheets as of April 30, 1997 and
     1996...................................................   F-4
  Consolidated Statements of Operations for the years ended
     April 30, 1997, 1996 and 1995..........................   F-5
  Consolidated Statements of Stockholders' Equity for the
     years ended April 30, 1997, 1996 and 1995..............   F-6
  Consolidated Statements of Cash Flows for the years ended
     April 30, 1997, 1996 and 1995..........................   F-7
  Notes to Consolidated Financial Statements................   F-8
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF DAILEY
  INTERNATIONAL INC.:
  Consolidated Balance Sheets as of October 31, 1997 and
     April 30, 1997.........................................  F-29
  Consolidated Statements of Operations for the three and
     six months ended October 31, 1997 and 1996.............  F-30
  Consolidated Statements of Cash Flows for the six months
     ended October 31, 1997 and 1996........................  F-31
  Notes to Consolidated Financial Statements................  F-32
AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF AIR DRILLING
  INTERNATIONAL, INC. AND SUBSIDIARIES:
  Report of Independent Accountants.........................  F-45
  Consolidated Balance Sheets as of December 31, 1996 and
     1995...................................................  F-46
  Consolidated Statements of Operations for the year ended
     December 31, 1996, and the period from May 19, 1995
     (Inception) through December 31, 1995..................  F-47
  Consolidated Statement of Changes in Stockholders' Equity
     for the year ended December 31, 1996, and the period
     from May 19, 1995 (Inception) through December 31,
     1995...................................................  F-48
  Consolidated Statements of Cash Flows for the year ended
     December 31, 1996, and the period from May 19, 1995
     (Inception) through December 31, 1995..................  F-49
  Notes to Consolidated Financial Statements................  F-50
SUPPLEMENTAL SCHEDULES OF AIR DRILLING INTERNATIONAL, INC.:
  Report of Independent Accountants on Supplemental
     Schedules..............................................  F-60
  Consolidating Balance Sheet as of December 31, 1996.......  F-61
  Consolidating Balance Sheet as of December 31, 1995.......  F-62
  Consolidating Statement of Operations for the year ended
     December 31, 1996......................................  F-63
  Consolidating Statement of Operations for the period from
     May 19, 1995 (Inception) through December 31, 1995.....  F-64
  Consolidating Statement of Cash Flows for the year ended
     December 31, 1996......................................  F-65
  Consolidating Statement of Cash Flows for the period from
     May 19, 1995 (Inception) through December 31, 1995.....  F-66
AUDITED COMBINED FINANCIAL STATEMENTS OF AIR DRILLING
  SERVICES, INC., CANADIAN AIR DRILLING SERVICES LTD.,
  SPECIALTY TESTING & CONSULTING LTD. AND GLOBAL AIR
  DRILLING SERVICES LTD.:
  Report of Independent Accountants.........................  F-67
  Combined Balance Sheet as of May 18, 1995.................  F-68
  Combined Statement of Income for the period from January
     1, 1995 through May 18, 1995...........................  F-69
  Combined Statement of Changes in Stockholders' Equity for
     the period from January 1, 1995
     through May 18, 1995...................................  F-70
  Combined Statement of Cash Flows for the period from
     January 1, 1995 through
     May 18, 1995...........................................  F-71
  Notes to Combined Financial Statements....................  F-72

SUPPLEMENTAL SCHEDULES OF AIR DRILLING SERVICES, INC.,
  CANADIAN AIR DRILLING SERVICES LTD., SPECIALTY TESTING &
  CONSULTING LTD. AND GLOBAL AIR DRILLING SERVICES LTD.:
  Report of Independent Accountants on Supplemental
     Schedules..............................................  F-80
  Combining Balance Sheet as of May 18, 1995................  F-81
  Combining Income Statement for the period from January 1,
     1995 through May 18, 1995..............................  F-82
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF AIR DRILLING
  INTERNATIONAL, INC. AND SUBSIDIARIES:
  Consolidated Balance Sheets as of April 30, 1997 and
     December 31, 1996......................................  F-83
  Consolidated Statements of Operations for the four month
     periods ended April 30, 1997 and 1996..................  F-84
  Consolidated Statements of Cash Flows for the four month
     periods ended April 30, 1997 and 1996..................  F-85
  Notes to Unaudited Consolidated Financial Statements......  F-86
AUDITED COMBINED FINANCIAL STATEMENTS OF DIRECTIONAL
  WIRELINE SERVICES, INC., DAMCO SERVICES, INC. AND DAMCO
  TONG SERVICES, INC:
  Report of Independent Auditors............................  F-87
  Combined Balance Sheets as of September 30, 1997 and
     December 31, 1996......................................  F-88
  Combined Statements of Operations for the nine months
     ended September 30, 1997 and the years ended December
     31, 1996 and 1995......................................  F-89
  Combined Statements of Shareholders' Equity for the nine
     months ended September 30, 1997 and for the years ended
     December 31, 1996 and 1995.............................  F-90
  Combined Statements of Cash Flows for the nine months
     ended September 30, 1997 and the years ended December
     31, 1996 and 1995......................................  F-91
  Notes to Combined Financial Statements....................  F-92

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Dailey International Inc.

     We have audited the accompanying consolidated balance sheets of Dailey International Inc., as of April 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended April 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dailey International Inc. at April 30, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended April 30, 1997, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Houston, Texas
June 27, 1997

                           DAILEY INTERNATIONAL INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                  APRIL 30,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
                                                                (IN THOUSANDS)
Current assets:
  Cash and cash equivalents.................................  $15,200    $ 1,967
  Accounts receivable, net..................................   18,606     16,306
  Accounts receivable from officers and affiliates..........       --        436
  Prepaid expenses..........................................      346        422
  Deferred income taxes.....................................      597        389
  Other current assets......................................      907        153
                                                              -------    -------
          Total current assets..............................   35,656     19,673
Revenue-producing tools and inventory, net..................   37,488     29,208
Property and equipment, net.................................    5,622      5,326
Deferred income taxes.......................................    1,959      1,384
Accounts receivable from officer............................      250         --
Intangibles and other assets................................    1,384        287
                                                              -------    -------
          Total assets......................................  $82,359    $55,878
                                                              =======    =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities..................  $ 8,324    $ 6,749
  Accounts payable to affiliate.............................      442         --
  Income taxes payable......................................    3,241      1,749
  Short-term debt...........................................       --      1,300
  Current portion of long-term debt.........................    1,711      1,738
  Current portion of indebtedness to affiliate..............       --        660
                                                              -------    -------
          Total current liabilities.........................   13,718     12,196
Long-term debt..............................................    5,155      6,866
Long-term indebtedness to affiliate.........................       --      1,100
Other noncurrent liabilities................................      159         75
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $0.01 par value; 5,000,000 shares
     authorized; none issued................................       --         --
  Common stock, Class A, $0.01 par value; 20,000,000 shares
     authorized; 4,315,000 and 0 issued and outstanding at
     April 30, 1997 and 1996, respectively; Class B, $0.01
     par value; 10,000,000 shares authorized, 5,000,000
     shares issued and outstanding at April 30, 1997 and
     1996...................................................       93         50
  Treasury stock (24,000 shares)............................     (234)        --
  Paid-in capital...........................................   39,972      4,559
  Retained earnings.........................................   23,496     31,032
                                                              -------    -------
          Total stockholders' equity........................   63,327     35,641
                                                              -------    -------
          Total liabilities and stockholders' equity........  $82,359    $55,878
                                                              =======    =======

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     YEAR ENDED APRIL 30,
                                                            --------------------------------------
                                                               1997          1996          1995
                                                            ----------    ----------    ----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Rental income...........................................  $  49,497     $  42,987     $  36,691
  Sales of products and services..........................     16,954        15,952        12,172
                                                            ---------     ---------     ---------
                                                               66,451        58,939        48,863
Costs and expenses:
  Cost of rentals.........................................     37,655        33,019        29,685
  Cost of products and services...........................      8,890         7,927         6,889
  Selling, general and administrative.....................     11,893        12,083         9,607
  Non-cash compensation...................................      2,807            --            --
  Research and development................................        850           728           775
                                                            ---------     ---------     ---------
                                                               62,095        53,757        46,956
                                                            ---------     ---------     ---------
Operating income..........................................      4,356         5,182         1,907
Other (income) expense:
  Interest income.........................................       (640)         (104)          (60)
  Interest expense -- nonaffiliates.......................        671           785           841
  Interest expense -- affiliate...........................        162           182           220
  Foreign exchange (gain) loss............................         19           239           (90)
  Other, net..............................................        169            39           190
                                                            ---------     ---------     ---------
Income before income taxes................................      3,975         4,041           806
Provision for income taxes................................      1,511         1,427           838
                                                            ---------     ---------     ---------
Net income (loss).........................................  $   2,464     $   2,614     $     (32)
                                                            =========     =========     =========
Earnings (loss) per share.................................  $     .30                   $    (.01)
                                                            =========                   =========
Pro forma earnings per share..............................                $     .40
                                                                          =========
Weighted average shares outstanding.......................  8,094,880                   5,360,000
Pro forma weighted average shares outstanding.............                6,610,000

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                       CLASS A   CLASS B                                       TOTAL
                           PREFERRED   COMMON    COMMON    TREASURY   PAID-IN   RETAINED   STOCKHOLDERS'
                             STOCK      STOCK     STOCK     STOCK     CAPITAL   EARNINGS      EQUITY
                           ---------   -------   -------   --------   -------   --------   -------------
                                                          (IN THOUSANDS)
Balance at May 1, 1994 as
  restated (Note 1)......     $--        $--       $50      $  --     $ 4,559   $ 28,450     $ 33,059
  Net loss...............      --         --        --         --          --        (32)         (32)
                              ---        ---       ---      -----     -------   --------     --------
Balance at April 30,
  1995...................      --         --        50         --       4,559     28,418       33,027
  Net income.............      --         --        --         --          --      2,614        2,614
                              ---        ---       ---      -----     -------   --------     --------
Balance at April 30,
  1996...................      --         --        50         --       4,559     31,032       35,641
  Net income.............      --         --        --         --          --      2,464        2,464
  Dividend (Note 1)......      --         --        --         --          --    (10,000)     (10,000)
  Net proceeds from sale
     of stock............      --         39        --         --      27,610         --       27,649
  Capital contribution...      --         --        --         --       5,000         --        5,000
  Purchases of treasury
     stock...............      --         --        --       (234)         --         --         (234)
  Provision for stock
     awards..............      --          4        --         --       2,803         --        2,807
                              ---        ---       ---      -----     -------   --------     --------
Balance at April 30,
  1997...................     $--        $43       $50      $(234)    $39,972   $ 23,496     $ 63,327
                              ===        ===       ===      =====     =======   ========     ========

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED APRIL 30,
                                                             --------------------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
                                                                               (IN THOUSANDS)
OPERATING ACTIVITIES:
Net income (loss)..........................................  $  2,464    $  2,614    $    (32)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization............................     6,593       5,726       5,428
  Deferred income taxes....................................      (783)       (816)       (487)
  Provision for doubtful accounts receivable...............       305         256         321
  (Gain) loss on sale and disposition of property and
     equipment.............................................       159           6          (9)
  Provision for stock awards...............................     2,807          --          --
  Changes in operating assets and liabilities:
     Accounts receivable -- trade..........................    (2,605)     (2,498)       (663)
     Accounts receivable from/payable to officers and
       affiliates..........................................       628        (538)       (711)
     Prepaid expenses and other............................      (972)        347          (3)
     Accounts payable and accrued liabilities..............     1,575        (932)      2,458
     Income taxes payable..................................     1,492         741        (319)
                                                             --------    --------    --------
Net cash provided by operating activities..................    11,663       4,906       5,983
INVESTING ACTIVITIES:
Additions to revenue-producing tools and inventory.........   (21,825)    (12,173)    (13,396)
Inventory transferred to cost of rentals...................     5,913       5,521       4,739
Revenue-producing tools lost in hole, abandoned, and
  sold.....................................................     1,983       2,551       2,073
Additions to property and equipment........................      (660)       (883)     (1,619)
Proceeds from sale of property and equipment...............       126         916         473
Acquisition................................................    (1,584)         --          --
                                                             --------    --------    --------
Net cash used in investing activities......................   (16,047)     (4,068)     (7,730)
FINANCING ACTIVITIES:
Proceeds from the issuance of debt.........................       400       1,300          --
Payments on outstanding debt...............................    (5,198)     (1,967)     (1,074)
Payment of promissory note.................................    (5,000)         --          --
Purchase of treasury stock.................................      (234)         --          --
Net proceeds from sale of common stock.....................    27,649          --          --
                                                             --------    --------    --------
Net cash provided by (used in) financing activities........    17,617        (667)     (1,074)
                                                             --------    --------    --------
Increase (decrease) in cash and cash equivalents...........    13,233         171      (2,821)
Cash and cash equivalents at beginning of year.............     1,967       1,796       4,617
                                                             --------    --------    --------
Cash and cash equivalents at end of year...................  $ 15,200    $  1,967    $  1,796
                                                             ========    ========    ========

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 APRIL 30, 1997

1. ORGANIZATION AND PUBLIC OFFERING

     The accompanying consolidated financial statements reflect the operations of Dailey Petroleum Services Corp., a Delaware corporation, which was merged with Dailey Corporation (which changed its name to Dailey Petroleum Services Corp.) in June 1996. The Company subsequently changed its name to Dailey International Inc. Dailey International Inc. and its predecessor are hereinafter referred to as the "Company" or "Dailey."

     The Company provides directional drilling services and designs, manufactures and rents technologically-advanced downhole tools for oil and gas drilling and workover applications. Founded in 1945 as a rental tool company, Dailey began offering directional drilling services in 1984 and currently provides such services in the Gulf of Mexico, the United States Gulf Coast region, and most recently, Venezuela, Louisiana and the Austin Chalk formation in Texas. The Company operates in one business segment.

     Prior to June 1996, Dailey was a wholly owned subsidiary of Lawrence Industries, Inc. ("Lawrence"). In June 1996, in preparation for the initial public offering of Class A Common Stock of Dailey, Lawrence reorganized its ownership of the Company into a holding company structure through a forward triangular merger of Dailey Petroleum Services Corp., into a newly-formed, wholly-owned indirect subsidiary of Lawrence (the "Reorganization"). The effect of the forward triangular merger has been reflected retroactively in the accompanying financial statements. In August 1996, the Company completed its initial public offering of 3,910,000 shares of Class A Common Stock (the "IPO").

     Dailey's Restated Certificate of Incorporation provides for three classes of stock: Class A Common Stock, $.01 par (20,000,000 shares authorized, 4,315,000 issued and outstanding) ("Class A Common Stock"), Class B Common Stock, $.01 par (10,000,000 shares authorized, 5,000,000 shares issued and outstanding) ("Class B Common Stock"), and Preferred Stock, $.01 par (5,000,000 shares authorized, none issued or outstanding). The Board of Directors is empowered to authorize the issuance of Preferred Stock in one or more series and to fix the rights, powers, preferences and limitations of each series. A holder of Class B Common Stock may convert its Class B Common Stock into Class A Common Stock at any time at the ratio of one share of Class A Common Stock for each share of Class B Common Stock. In the event of liquidation, holders of Class A Common Stock and Class B Common Stock share with each other on a ratable basis as a single class in the net assets of the Company available for distribution. In addition, shares of Class B Common Stock convert automatically into a like number of shares of Class A Common Stock upon the sale or transfer of such shares to a person or entity that is not a member of the Lawrence Group (as defined in the Company's Restated Certificate of Incorporation).

     In connection with the IPO, the Company issued 3,910,000 shares of Class A Common Stock. Net proceeds from the sale of the stock were $27.6 million. The Company used $5.0 million of the proceeds from the IPO to repay the outstanding balance of a $10.0 million promissory note, which was incurred in connection with a dividend declared on June 27, 1996 (the "Dividend"). Prior to commencement of the IPO, the Company's sole stockholder contributed to the capital of the Company $5.0 million of the outstanding principal of such note. The statements of operations for the 1996 fiscal period include pro forma per share data which gives effect to the number of shares from which proceeds would have been used to pay the Dividend (an additional 1,250,000 shares assuming a per share offering price of $8.00, thus earnings per share for the year ended April 30, 1996, were based on 6,610,000 shares of Common Stock outstanding). Historical earnings per share excluding the pro forma effect of the dividend was $0.49 per share for the year ended April 30, 1996.

                           DAILEY INTERNATIONAL INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

     The Company has historically had significant transactions with Lawrence and its affiliates which are reflected in the accompanying financial statements on the basis established between the Company and Lawrence. See Notes 6, 7, and 10.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all investments with a maturity of three months or less when purchased to be cash and cash equivalents.

  Accounts Receivable

     Accounts receivable are net of allowances for doubtful accounts of $1,476,000 in 1997 and $1,325,000 in 1996.

  Revenue-Producing Tools and Inventory

     Revenue-producing tools and inventory are stated at cost utilizing the first-in, first-out method. Revenue-producing tools are depreciated on the straight-line method over their estimated useful lives of 5 to 7 years. Tools lost in hole and billed to customers and tools abandoned are included in sales of products and services and the related write-off of the tools' net book values are included in costs of products and services in the accompanying consolidated statements of operations.

     Tools manufactured and assembled are transferred to revenue-producing tools as completed at the total cost of components, subassemblies, expendable parts, direct labor and indirect costs of each tool. For U.S. locations and international distribution centers, components, subassemblies and expendable parts are capitalized as inventory and expensed as tools are repaired and maintained. Components, subassemblies and expendable parts are expensed when shipped to all international locations other than distribution centers.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated primarily on the straight-line method over the estimated useful lives of 5 to 30 years for buildings and improvements, 3 to 10 years for machinery and equipment, 4 to 10 years for furniture and fixtures and 3 to 7 years for other property and equipment.

     Maintenance and repairs are charged to expense as incurred. Major repairs and improvements are capitalized and depreciated. The cost and accumulated depreciation of property and equipment retired or otherwise disposed of are removed from the related accounts and any gain or loss is recognized in operations.

                           DAILEY INTERNATIONAL INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Intangible Assets

     Patents, goodwill and other intangibles are amortized over 13 to 40 years and had a net book value of $1,384,000 and $287,000 at April 30, 1997 and 1996, respectively. In March 1997, Dailey acquired certain business assets for $1.6 million including approximately $750,000 of goodwill.

  Impairment of Long-Lived Assets

     The carrying value of long-lived assets, principally revenue-producing tools, goodwill and property and equipment, is reviewed for potential impairment when events or changes in circumstance indicate that the carrying amount of such assets may not be recoverable. The determination of recoverability is made based upon the estimated undiscounted future net cash flows of the related asset.

  Stock Based Compensation

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") establishes alternative methods of accounting and disclosure for employee stock-based compensation arrangements. The Company has elected to use the "intrinsic value based method" of accounting for its stock option plans. This method does not result in the recognition of compensation expense at the time employee stock options are granted, if the exercise price of the option equals or exceeds the fair market value of the stock at the date of grant. (See Note 12).

  Income Taxes

     The accompanying consolidated financial statements reflect deferred income taxes on the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws in effect. An impairment evaluation, with reserves recorded as necessary for any tax benefit not expected to be realized, is required of deferred tax assets. A current tax expense or benefit is recognized for estimated taxes payable or refundable for the current year.

     The Company was included in the consolidated U.S. federal income tax return of Lawrence for taxable periods ending on the closing of the IPO. The Company and Lawrence are jointly and severally liable with respect to taxes related to periods prior to the IPO. The Company and its subsidiaries currently file separate income tax returns. The accompanying consolidated financial statements reflect the income tax provisions of the Company on a separate return basis for all years with no U.S. federal tax operating loss, tax credit, or foreign credit carryforwards generated prior to May 1, 1988 allocated to the Company by Lawrence.

     Pursuant to the Tax Allocation Agreement entered into by the Company and Lawrence, the Company paid to Lawrence an amount equal to the federal income tax computed on the Company's (and its subsidiaries) taxable income less any tax credits generated by the Company or its subsidiaries. The Tax Allocation Agreement applies to the Company for all years in which the Company (or any predecessor) is or was included in the Lawrence consolidated federal income tax return. To the extent a state or other taxing jurisdiction requires or permits a consolidated, combined or unitary tax return to be filed by Lawrence and its affiliates and such return includes the Company, the principles expressed with respect to the consolidated federal tax allocation will apply.

  Foreign Currency Translation

     The U.S. dollar is the functional currency for all operations. Accordingly, foreign currency translation gains and losses are recognized in the consolidated statements of operations.

                           DAILEY INTERNATIONAL INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
  Earnings Per Share

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is effective for financial statements issued for periods ending after December 15, 1997. At such time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The method of calculating fully diluted earnings per share will remain unchanged. The impact of Statement 128 is expected to result in an increase in primary earnings per share for the year ended April 30, 1997 of $.01 and no change for the year ended April 30, 1996.

  Reclassifications

     Certain reclassifications have been made to the 1996 and 1995 financial statements to conform to the current year presentation.

3. REVENUE-PRODUCING TOOLS AND INVENTORY

                                                                   APRIL 30,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
                                                                   (IN THOUSANDS)
Revenue-producing tools.....................................  $ 56,622   $ 48,024
Accumulated depreciation....................................   (32,503)   (29,740)
                                                              --------   --------
                                                                24,119     18,284
Inventory:
  Components, subassemblies and expendable parts............    11,293      9,096
  Rental tools and expendable parts under production........     1,261      1,058
  Raw materials.............................................       815        770
                                                              --------   --------
                                                                13,369     10,924
                                                              --------   --------
     Revenue-Producing Tools and Inventory..................  $ 37,488   $ 29,208
                                                              ========   ========

4. PROPERTY AND EQUIPMENT

                                                                   APRIL 30,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
                                                                   (IN THOUSANDS)
Land........................................................  $  1,072   $  1,271
Buildings and improvements..................................     5,758      5,985
Machinery and equipment.....................................    13,579     15,377
Furniture and fixtures......................................     1,278      1,579
Other.......................................................     1,191        593
                                                              --------   --------
                                                                22,878     24,805
Accumulated depreciation....................................   (17,256)   (19,479)
                                                              --------   --------
     Property and Equipment.................................  $  5,622   $  5,326
                                                              ========   ========

                           DAILEY INTERNATIONAL INC.

5. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                                   APRIL 30,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
                                                                   (IN THOUSANDS)
Trade accounts payable......................................  $  3,647   $  2,601
Accrued salaries and vacation...............................     1,961      1,778
Agent commissions payable...................................       706        774
Accrued expenses and other..................................     2,010      1,596
                                                              --------   --------
     Accounts Payable and Accrued Liabilities...............  $  8,324   $  6,749
                                                              ========   ========

6. RELATED PARTY TRANSACTIONS

     The accompanying consolidated statements of operations include annual rental charges from Lawrence for a corporate office facility and a manufacturing and service center facility. See Note 10.

     The affiliate balances, other than the amounts included in long-term debt, are non-interest bearing and have no fixed repayment terms.

     The Company provided Lawrence and certain of its affiliates with various administrative and management services including cash management, accounting, tax, data processing, human resources and legal services in 1997, 1996 and 1995. During 1996 and 1995, the Company also utilized from time to time aircraft owned by a Lawrence subsidiary. Prior to 1997, the Company did not charge Lawrence for these administrative and management services or reimbursed Lawrence for use of the aircraft because the effect of not recording the fair values of these services rendered less services received was not significant. In 1997, the Company charged Lawrence a net of $68,000 as fair value for these services.

     The Company participates in the "Lawrence Companies Retirement Plan", a defined contribution pension plan, covering all Dailey employees. Contributions are determined as 50% of the employee's contribution up to 2% of the employee's total compensation. Amounts charged to pension costs and contributed to the plan in 1997, 1996 and 1995 totaled $203,000, $178,000 and $152,000, respectively.

7. BORROWING ARRANGEMENTS

     Long-term debt consisted of the following:

                                                                 APRIL 30,
                                                              ----------------
                                                               1997      1996
                                                              ------    ------
                                                               (IN THOUSANDS)
Note payable to a bank, monthly interest payments at a fixed rate of 7.9% (See below); monthly principal payments of
  $138,889 through December 1999, with increasing principal
  payments through the maturity date of December 2000.......  $6,778    $8,444
Note payable to affiliates, monthly principal payments of
  $55,000 plus interest at 8.0%.............................      --     1,760
Other.......................................................      88       160
                                                              ------    ------
                                                               6,866    10,364
Less current portion of long-term debt......................   1,711     2,398
                                                              ------    ------
          Total long-term debt..............................  $5,155    $7,966
                                                              ======    ======

                           DAILEY INTERNATIONAL INC.

7. BORROWING ARRANGEMENTS -- (CONTINUED)
     The note payable to a bank includes, among other things, provisions relative to maintenance of working capital balances, limitations on additional borrowing, debt coverage requirements and restrictions on payment of dividends. The note payable to a bank is collateralized by a majority of the Company's assets and a portion of other notes payable is collateralized by equipment purchased.

     In conjunction with the $10.0 million note payable to a bank and to limit interest rate exposure, the Company entered into an interest rate swap, which converted the floating interest rate to a fixed rate of 7.9% maturing in December 2000.

     Interest paid during the years ended April 30, 1997, 1996 and 1995 amounted to $858,000, $956,000 and $1,128,000, respectively.

     In December 1995, the Company entered into a $3.0 million revolving credit facility with a bank on December 15, 1995 amended as of June 5, 1996 which provided interest at the prime rate with an option to convert to a LIBOR-based rate plus 2.0%. In December 1996, this revolving credit facility was extended through December 1997. At April 30, 1997, the Company had no outstanding borrowings. The obligations of the Company to the bank are collateralized by substantially all of the Company's property, equipment, inventory, intellectual property and receivables. The credit facility contains certain restrictive covenants and customary events of default and conditions to the bank's obligation to make advances to the Company.

     On June 20, 1997, the note payable to a bank was amended to increase the outstanding principal balance of the term loan to $41.5 million and the outstanding principal balance of advances made pursuant to the revolving line of credit to $4.0 million. Principal payments on the term loan are $350,000 quarterly through July 1998, with increasing payments thereafter until maturity on June 30, 2002, at which time the obligation of the bank to make revolving credit advances also terminates. Interest on the term loan and revolving credit advances is variable and will fluctuate at a variable margin over the bank's prime rate or at a LIBOR-based rate. Both interest rates can fluctuate based on leverage ratios. On June 23, 1997, the date of funding, the average interest rate on revolving advances was 8.0%. Borrowings under the revolving credit facility are limited to the lesser of $15.0 million or a loan formula based upon the receivable level of eligible accounts receivable. The note payable to the bank contains certain restrictive covenants and customary events of default and conditions to the bank's obligation to make advances.

8. INCOME TAXES

                                                              YEAR ENDED APRIL 30,
                                                           --------------------------
                                                            1997      1996      1995
                                                           ------    ------    ------
                                                                 (IN THOUSANDS)
Income (loss) before income taxes:
  U.S. operations......................................    $3,858    $4,072    $1,443
  Foreign operations...................................       117       (31)     (637)
                                                           ------    ------    ------
     Income (loss) before income taxes.................    $3,975    $4,041    $  806
                                                           ======    ======    ======
Income tax provision:
  U.S. current.........................................    $  679    $  941    $  737
  Foreign current......................................     1,358     1,302       588
  U.S. deferred........................................      (783)     (816)     (487)
  State and local current..............................       257        --        --
                                                           ------    ------    ------
     Income tax provision..............................    $1,511    $1,427    $  838
                                                           ======    ======    ======

                           DAILEY INTERNATIONAL INC.

8. INCOME TAXES -- (CONTINUED)
     Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. A summary of the components of deferred tax liabilities and assets are as follows:

                                                                   APRIL 30,
                                                                ----------------
                                                                 1997      1996
                                                                ------    ------
                                                                 (IN THOUSANDS)
Deferred tax liabilities:
  Revenue-producing tools and property and equipment........    $  683    $  662
                                                                ------    ------
          Total deferred tax liabilities....................       683       662
Deferred tax assets:
  Stock award -- salary expense.............................       399        --
  Net operating loss carryforward...........................        --     1,547
  Provision for doubtful accounts receivable................       544       504
  Uniform capitalization costs..............................     1,272     1,053
  Vacation and workers' compensation accruals...............       418       389
  Foreign tax credit carryforward...........................     1,661        --
                                                                ------    ------
          Total deferred tax assets.........................     4,294     3,493
Valuation allowance for deferred tax assets.................    (1,055)   (1,058)
                                                                ------    ------
                                                                 3,239     2,435
                                                                ------    ------
Net deferred tax assets.....................................    $2,556    $1,773
                                                                ======    ======

     The difference between the United States statutory rate and the Company's effective income tax rate is reconciled as follows:

                                                                    APRIL 30,
                                                              ----------------------
                                                              1997    1996     1995
                                                              ----    -----    -----
United States statutory rate..............................    34.0%    34.0%    34.0%
Increases (reductions) in tax rate resulting from:
  Meals and entertainment.................................     2.7      2.2     10.7
  State taxes.............................................     4.2       --       --
  Dissolution of partnership..............................      --     20.0       --
  Benefit of net operating loss carryforward..............      --    (23.2)      --
  Foreign losses..........................................     3.1      2.6     41.4
  Other...................................................    (6.0)     (.3)    17.9
                                                              ----    -----    -----
     Effective income tax rate............................    38.0%    35.3%   104.0%
                                                              ====    =====    =====

     For income tax reporting at April 30, 1997 the Company has foreign tax credit carryforwards of approximately $1,661,000, which will begin to expire in the fiscal year ending April 30, 2000. The valuation allowance relates to deferred tax assets established for the net operating loss, provision for doubtful accounts receivable and foreign tax credit carryforward. No other valuation allowances were considered necessary. The change in the valuation allowance is due to the utilization of prior year net operating loss carryforward and the establishment of an allowance for foreign tax credit carryforwards. Based on the earnings history, it is expected that future taxable income will be more than sufficient to utilize the remaining deductible temporary differences.

     No provision is made for U.S. income and foreign withholding taxes applicable to undistributed earnings of foreign subsidiaries that are indefinitely reinvested in foreign operations.

     Income taxes paid during 1997, 1996 and 1995 were $608,000, $538,000 and $917,000, respectively.

                           DAILEY INTERNATIONAL INC.

9. ROYALTIES

     In 1986, the Company purchased the design, patents and rights to certain hydraulic tools and entered into a royalty agreement with the seller which expires in 1999 and 2003 as to the covered hydraulic drilling and fishing jars, respectively. Royalty agreements were executed between the Company and the royalty owner in 1993 and 1994 on newly issued methods and apparatus patents related to a double-acting drilling accelerator and improvements to hydraulic drilling jars. In March 1994, the royalty agreements were amended to cap royalties at 5.0% of annual net rental revenues derived from the hydraulic drilling and fishing jars and double-acting drilling accelerators through December 1999, with the royalty percentage decreasing to 4.0% from January 2000 to expiration of the applicable patents. Upon expiration of the patents, no royalties will be required. The amended agreement also revised the 1.0% royalty paid on net lost-in-hole revenue for the original hydraulic drilling jar patent to the 2.0% provided in subsequent royalty agreements. For the years ended April 30, 1997, 1996 and 1995, the accompanying consolidated statements of operations include royalty expense of $879,000, $843,000 and $826,000, respectively, excluding the $250,000 related to the amended royalty agreement. The owner of the royalty was an officer of the Company until October 1994.

10. COMMITMENTS AND CONTINGENCIES

     The Company leases office space, transportation equipment and other property under noncancelable operating leases with third parties and a corporate office facility and manufacturing and service center facility with Lawrence. See
Note 6. Future minimum lease commitments under noncancelable operating leases at April 30, 1997 are as follows:

                                                        THIRD PARTY    LAWRENCE    TOTAL
                                                        -----------    --------    ------
                                                                 (IN THOUSANDS)
1998................................................      $  649        $  915     $1,564
1999................................................         302           951      1,253
2000................................................         236           969      1,205
2001................................................         221           989      1,210
2002................................................         221            --        221
Thereafter..........................................         520            --        520
                                                          ------        ------     ------
                                                          $2,149        $3,824     $5,973
                                                          ======        ======     ======

     Rental expense under operating leases with third parties, inclusive of month-to-month rentals, totaled $2,184,000, $2,436,000 and $1,700,000 in 1997,
1996 and 1995, respectively, and with Lawrence totaled $915,000, $1,306,000 and $1,244,000 in 1997, 1996 and 1995, respectively and are included in selling general and administrative expenses and cost of rentals.

     The Company is the defendant in various legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the consolidated financial statements of the Company. The Company is also the plaintiff in certain actions defending its patents and proprietary designs.

11. CONCENTRATIONS OF CREDIT RISK AND FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Company is subject to credit risk and other risks inherent in international operations. Generally, in excess of 50% of the Company's receivables are due from oil and gas exploration companies and drilling contractors operating in countries other than the United States and from the Company's international agents. United States receivables are generally due from major oil and gas exploration and drilling contractors throughout the oil field areas of the United States. The Company routinely monitors its cash and receivable positions with customers and international agents.

                           DAILEY INTERNATIONAL INC.

11. CONCENTRATIONS OF CREDIT RISK AND FAIR VALUES OF FINANCIAL
INSTRUMENTS -- (CONTINUED)
     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

     Long- and short-term debt and interest rate swap: The carrying amount of the Company's borrowings under its short-term revolving note payable approximates fair value. The fair values of the Company's long-term debt and interest rate swap are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The carrying amounts of the Company's long-term debt approximated the fair values at April 30, 1997 and 1996.

12. STOCK OPTIONS AND AWARDS

     Prior to the IPO, the Company established its 1996 Key Employee Stock Plan (the "1996 Plan") and its 1996 Non-Employee Director Stock Option Plan (the "1996 Director Plan"). The 1996 Plan and the 1996 Director Plan (the "Plans") have 900,000 shares authorized for the granting of options or restricted stock to management personnel and 100,000 shares authorized for the granting of options to directors, respectively.

     The Company applied Accounting Principals Board Opinion 25 ("APB25") and related interpretations in accounting for these plans. Accordingly, no compensation cost has been recognized in 1997 for either plan. Based on information available at the grant date, the Company estimated a four year expected life for all options granted during the year, volatility of .53 and risk free interest rates ranging from 6.03% to 6.70%. The Company does not presently anticipate issuing dividends in the future. Had compensation cost for the Company's two stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method available under SFAS 123, the Company's net income and earnings per share for 1997 would have been reduced to the pro forma amounts listed below. There were no options issued in 1996 or 1995.

                                                                             1997
                                                                            ------
Net Income                                                    As reported   $2,464
                                                              Pro forma     $1,114
Earnings per share                                            As reported   $  .30
                                                              Pro forma     $  .14

     Stock options under the Plans are for Class A Common Stock and have exercise prices equal to fair market values at dates of grant. Options issued under the 1996 Plan may not be exercised within six months of, nor after ten years from, the date of grant. Options issued under the 1996 Director Plan may not be exercised within one year of, nor after ten years from, the date of grant. The average remaining contractual life of options outstanding is approximately ten years. Option activity for the year ended April 30, 1997 was as follows:

                           DAILEY INTERNATIONAL INC.

12. STOCK OPTIONS AND AWARDS -- (CONTINUED)

                                                                           WEIGHTED AVERAGE
                                                       NUMBER OF OPTIONS    EXERCISE PRICE
                                                       -----------------   ----------------
Outstanding at April 30, 1996........................             0             $   0
  Granted
     1996 Plan -- at fair values from $8.00 to
       $10.75........................................       513,328              8.36
     1996 Director Plan -- at fair value of $8.88....        20,000              8.88
     Other -- at fair value of $6.50.................        20,000              6.50
  Forfeiture
     1996 Plan -- at fair value of $8.00.............       (19,199)             8.00
                                                            -------             -----
Outstanding at April 30, 1977........................       534,129             $8.32
                                                            =======             =====

     Of the 553,328 options granted, 20,000 were not granted under the Plans and have an exercisable life between one and five years from the date of grant. Of the 534,129 options outstanding at April 30, 1997, 374,124 were exercisable.

     Immediately following the IPO, restricted stock awards totaling 360,000 of Class A Common Stock were granted to key officers. In October 1996, a restricted stock award of 45,000 Class A Common Stock was granted to an executive officer. Awards do not require any payment by the executive officers and were to vest over a three year period. Subsequently, the Board approved accelerated vesting of the 405,000 shares of restricted stock awards which resulted in the Company recognizing $2.8 million in non-cash compensation expense during 1997. Restricted stock activity for the year ended April 30, 1997 was as follows:

                                                                  NUMBER OF
                                                              RESTRICTED SHARES
                                                              -----------------
Outstanding at April 30, 1996...............................      $       0
  Granted at fair values of $8.00 and $9.00.................        405,000
  Forfeiture................................................              0
  Vested....................................................       (349,803)
                                                                  ---------
Outstanding at April 30, 1977...............................      $  55,197
                                                                  =========

     The costs associated with these awards are treated the same under APB25 and SFAS123 and are expensed in the period granted. These expenses are not reflected in the pro forma information above as they are included in the reported balances.

13. SUBSEQUENT EVENTS

     On June 20, 1997, the Company consummated the acquisition (the "ADI Acquisition") of Air Drilling International, Inc. ("ADI"). Dailey acquired ADI for $46.4 million, including the repayment of approximately $16.8 million in indebtedness. As a result of the ADI Acquisition, the Company became a leading worldwide provider of air drilling services for underbalanced drilling applications.

     In June 1997, following the ADI Acquisition, the Company implemented a cost reduction program to flatten its corporate management structure and streamline the Company's operations (the "Management Reorganization"). As a result of such program, the Company expects to incur a $2.8 million restructuring charge during the first quarter of the year ended April 30, 1998 associated primarily with staff reductions and severance settlements and various reorganization costs. The Company expects the Management Reorganization to result in annual savings of approximately $1.8 million. The Company is contemplating the private placement of $100 million of senior unsecured notes during the year ended April 30, 1998. It is anticipated the

                           DAILEY INTERNATIONAL INC.

13. SUBSEQUENT EVENTS -- (CONTINUED)
funds will be used to extinguish existing bank financing, to finance potential acquisitions, and to expand the fleet of revenue producing tools.

14. INDUSTRY SEGMENT AND DOMESTIC AND INTERNATIONAL OPERATIONS

     The Company operates in one business segment, providing directional drilling services and technologically-advanced downhole tools for oil and gas drilling and workover applications.

     Export revenues to unaffiliated customers included in domestic sales were $977,000, $1,833,000 and $274,000 in 1997, 1996 and 1995, respectively.

     Revenues by geographic area are as follows:

                                                            YEAR ENDED APRIL 30,
                                                        -----------------------------
                                                         1997       1996       1995
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Domestic..............................................  $40,223    $34,370    $29,607
Europe................................................    7,297      7,349      7,090
West Africa...........................................    2,559      2,059      1,446
Latin America.........................................   11,670     11,032      6,024
Middle East...........................................    1,036        563        511
Southeast Asia........................................    3,666      3,566      4,185
                                                        -------    -------    -------
          Total.......................................  $66,451    $58,939    $48,863
                                                        =======    =======    =======

     Operating income by geographic area is as follows:

                                                            YEAR ENDED APRIL 30,
                                                        -----------------------------
                                                         1997       1996       1995
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
Domestic..............................................  $ 8,833    $ 8,025    $ 3,639
Europe................................................    2,665      2,424      2,512
West Africa...........................................    1,292        860        286
Latin America.........................................      855      1,434        812
Middle East...........................................      222        413        (15)
Southeast Asia........................................    1,176        916      1,645
Corporate(A)..........................................  (10,687)    (8,890)    (6,972)
                                                        -------    -------    -------
          Total.......................................  $ 4,356    $ 5,182    $ 1,907
                                                        =======    =======    =======

---------------

(A) Corporate operating losses include general and administrative costs such as accounting, systems, data processing, legal and other costs which support all operations of the Company.

                           DAILEY INTERNATIONAL INC.

14. INDUSTRY SEGMENT AND DOMESTIC AND INTERNATIONAL OPERATIONS -- (CONTINUED) Identifiable assets by geographic area are as follows:

                                                              YEAR ENDED APRIL 30,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
                                                                 (IN THOUSANDS)
Domestic....................................................  $39,000     $30,931
Europe......................................................    7,992       7,617
West Africa.................................................    1,539       1,631
Latin America...............................................    9,465       7,972
Middle East.................................................      668         242
Southeast Asia..............................................    3,157       3,620
Corporate...................................................   20,538       3,865
                                                              -------     -------
          Total.............................................  $82,359     $55,878
                                                              =======     =======

15. QUARTERLY INFORMATION

     Selected unaudited quarterly data are as follows:

                                                           FOR THE QUARTER ENDED
                                         ----------------------------------------------------------
                                          JULY 31       OCTOBER 31       JANUARY 31       APRIL 30
                                         ---------     ------------     ------------     ----------
                                          (IN THOUSANDS, EXCEPT PER SHARE AND COMMON STOCK PRICE)
FISCAL 1997
Operating revenues.....................   $16,758         $17,155          $17,483(b)      $15,057(b)
Operating income.......................     1,801           2,060            1,160(a)         (665)(a)
Net income (loss)......................       962           1,318              785(a)         (601)(a)
Per share:
  Net income (loss)....................      0.15            0.15             0.08            (.06)
  Dividends............................      0.00            0.00             0.00            0.00
Common stock price:
  High.................................       n/a           10.75            11.00           10.50
  Low..................................       n/a            8.00             9.00            5.38
FISCAL 1996
Operating revenues.....................   $15,479         $14,100          $14,602         $14,758
Operating income.......................     1,840           1,337              745           1,260
Net income.............................       997             640              376             601
Per share (pro forma):
  Net income (loss)....................      0.15            0.10             0.06            0.09
  Dividends............................      0.00            0.00             0.00            0.00
Common stock price:
  High.................................       n/a             n/a              n/a             n/a
  Low..................................       n/a             n/a              n/a             n/a

---------------

(a) Reflects the impact of noncash compensation expense during the period of $894,000 pretax and $572,000 after tax in the third quarter and $1.9 million pretax and $1.3 million after tax in the fourth quarter.

(b) Reflects the utilization of additional downhole tools manufactured and acquired with proceeds from the IPO.

Note: All financial data and per share data for quarters prior to August 14, 1996 (the effective date of the IPO) represents pro forma information as the Company was a wholly owned subsidiary of Lawrence. As a result, no common stock prices were available for the respective periods.

                           DAILEY INTERNATIONAL INC.

16. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

     The $100 million senior unsecured notes which are described in Note 13 will be unconditionally guaranteed on a joint and several basis by certain subsidiaries of the Company. Accordingly, the following condensed consolidating balance sheets as of April 30, 1997 and 1996 and the related condensed consolidating statements of operations and cash flows for the year ended April 30, 1997, 1996 and 1995 have been provided. The condensed consolidating financial statements herein are followed by notes which are an integral part of these statements.

                     CONDENSED CONSOLIDATING BALANCE SHEET
                                 APRIL 30, 1997
                                 (IN THOUSANDS)

                                     ASSETS

                                                                       NON-
                                             PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                             -------   ----------   ----------   ------------   ------------
Current assets:
  Cash and cash equivalents................  $14,475    $    320     $   405       $     --       $15,200
  Accounts receivable, net.................   13,327       1,697       3,582             --        18,606
  Other current assets.....................    1,259          41         550             --         1,850
                                             -------    --------     -------       --------       -------
          Total current assets.............   29,061       2,058       4,537             --        35,656
Revenue-producing tools and inventory,
  net......................................   29,957       7,186         345             --        37,488
Property and equipment, net................    5,040         182         400             --         5,622
Deferred income taxes......................    1,959          --          --             --         1,959
Investment in subsidiaries.................   22,767          --          --        (22,767)           --
Intangibles and other assets...............    1,634          --          --             --         1,634
                                             -------    --------     -------       --------       -------
          Total assets.....................  $90,418    $  9,426     $ 5,282       $(22,767)      $82,359
                                             =======    ========     =======       ========       =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
     liabilities...........................  $ 7,004    $    686     $   634       $     --       $ 8,324
  Accounts payable to affiliates...........   10,895     (18,698)      8,245             --           442
  Income taxes payable.....................    2,211         194         836             --         3,241
  Current portion of long-term debt........    1,711          --          --             --         1,711
                                             -------    --------     -------       --------       -------
          Total current liabilities........   21,821     (17,818)      9,715             --        13,718
Long-term debt.............................    5,155          --          --             --         5,155
Other noncurrent liabilities...............      115          44          --             --           159
Stockholders' equity:
  Common Stock.............................       93           9           3            (12)           93
  Treasury stock...........................     (234)         --          --             --          (234)
  Paid-in capital..........................   39,972         491         195           (686)       39,972
  Retained earnings........................   23,496      26,700      (4,631)       (22,069)       23,496
                                             -------    --------     -------       --------       -------
          Total stockholders' equity.......   63,327      27,200      (4,433)       (22,767)       63,327
                                             -------    --------     -------       --------       -------
          Total liabilities and
            stockholders' equity...........  $90,418    $  9,426     $ 5,282       $(22,767)      $82,359
                                             =======    ========     =======       ========       =======

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

16. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS -- (CONTINUED)
                     CONDENSED CONSOLIDATING BALANCE SHEET
                                 APRIL 30, 1996
                                 (IN THOUSANDS)

                                     ASSETS

                                                                       NON-
                                             PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                             -------   ----------   ----------   ------------   ------------
Current assets:
  Cash and cash equivalents................  $ 1,428    $   363      $   176       $     --       $ 1,967
  Accounts receivable, net.................   11,446      2,001        2,859             --        16,306
  Accounts receivable from officers and
     affiliates............................   (9,923)    14,827       (4,468)            --           436
  Other current assets.....................      701         42          221             --           964
                                             -------    -------      -------       --------       -------
          Total current assets.............    3,652     17,233       (1,212)            --        19,673
Revenue-producing tools and inventory,
  net......................................   22,056      7,152           --             --        29,208
Property and equipment, net................    4,501        204          416             --         5,121
Property and equipment held for sale,
  net......................................      205         --           --             --           205
Deferred income taxes......................    1,384         --           --             --         1,384
Investment in subsidiaries.................   22,334         --           --        (22,334)           --
Intangibles and other assets...............      286          1           --             --           287
                                             -------    -------      -------       --------       -------
          Total assets.....................  $54,418    $24,590      $  (796)      $(22,334)      $55,878
                                             =======    =======      =======       ========       =======

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued
     liabilities...........................  $ 5,874    $   632      $   243       $     --       $ 6,749
  Income taxes payable.....................    1,236         80          433             --         1,749
  Short-term debt..........................    1,300         --           --             --         1,300
  Current portion of long-term debt........    1,738         --           --             --         1,738
  Current portion of indebtedness to
     affiliate.............................      660         --           --             --           660
          Total current liabilities........   10,808        712          676             --        12,196
Long-term debt.............................    6,866         --           --             --         6,866
Long-term indebtedness to affiliate........    1,100         --           --             --         1,100
Other noncurrent liabilities...............        3         72           --             --            75
Stockholders' equity:
  Common Stock.............................       50          9            3            (12)           50
  Treasury stock...........................       --         --           --             --            --
  Paid-in capital..........................    4,559        491          195           (686)        4,559
  Retained earnings........................   31,032     23,306       (1,670)       (21,636)       31,032
                                             -------    -------      -------       --------       -------
          Total stockholders equity........   35,641     23,806       (1,472)       (22,334)       35,641
                                             -------    -------      -------       --------       -------
          Total liabilities and
            stockholders' equity...........  $54,418    $24,590      $  (796)      $(22,334)      $55,878
                                             =======    =======      =======       ========       =======

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

16. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                           YEAR ENDED APRIL 30, 1997
                                 (IN THOUSANDS)

                                                                       NON-
                                             PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                             -------   ----------   ----------   ------------   ------------
Revenues:
  Rental income............................  $36,603    $ 6,470      $ 6,424       $     --       $49,497
  Sales of products and services...........   13,385      2,188        1,397            (16)       16,954
                                             -------    -------      -------       --------       -------
                                              49,988      8,658        7,821            (16)       66,451
Cost and expenses:
  Cost of rentals..........................   26,444      5,274       10,293         (4,356)       37,655
  Cost of products and services............    8,661        191           45             (7)        8,890
  Selling, general and administrative......   10,585        594          714             --        11,893
  Non-cash compensation....................    2,807         --           --             --         2,807
  Research and development.................      850         --           --             --           850
                                             -------    -------      -------       --------       -------
                                              49,347      6,059       11,052         (4,363)       62,095
                                             -------    -------      -------       --------       -------
Operating income...........................      641      2,599       (3,231)         4,347         4,356
Other (income) expense:
  Interest income..........................     (624)       (16)          --             --          (640)
  Interest expense.........................      824          9           --             --           833
  Equity in subsidiaries, net of taxes.....     (960)        --           --            960            --
  Other, net...............................   (2,406)    (1,080)        (673)         4,347           188
                                             -------    -------      -------       --------       -------
Income (loss) before income taxes..........    3,807      3,686       (2,558)          (960)        3,975
Provision for income taxes.................      816        292          403             --         1,511
                                             -------    -------      -------       --------       -------
Net income (loss)..........................  $ 2,991    $ 3,394      $(2,961)      $   (960)      $ 2,464
                                             =======    =======      =======       ========       =======

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

16. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                           YEAR ENDED APRIL 30, 1996
                                 (IN THOUSANDS)

                                                                       NON-
                                             PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                             -------   ----------   ----------   ------------   ------------
Revenues:
  Rental income............................  $31,391    $ 4,948      $ 6,648       $     --       $42,987
  Sales of products and services...........   13,486      1,166        1,500           (200)       15,952
                                             -------    -------      -------       --------       -------
                                              44,877      6,114        8,148           (200)       58,939
Cost and expenses:
  Cost of rentals..........................   23,787      5,699        6,506         (2,973)       33,019
  Cost of products and services............    7,504        381           89            (47)        7,927
  Selling, general and administrative......   11,193        498          432            (40)       12,083
  Research and development.................      728         --           --             --           728
                                             -------    -------      -------       --------       -------
                                              43,212      6,578        7,027         (3,060)       53,757
                                             -------    -------      -------       --------       -------
Operating income...........................    1,665       (464)       1,121          2,860         5,182
Other (income) expense:
  Interest income..........................      (89)       (13)          (2)            --          (104)
  Interest expense.........................      959          8           --             --           967
  Equity in subsidiaries, net of taxes.....   (1,018)        --           --          1,018            --
  Other, net...............................   (2,048)      (731)         197          2,860           278
                                             -------    -------      -------       --------       -------
Income (loss) before income taxes..........    3,861        272          926         (1,018)        4,041
Provision for income taxes.................      764        404          259             --         1,427
                                             -------    -------      -------       --------       -------
Net income (loss)..........................  $ 3,097    $  (132)     $   667       $ (1,018)      $ 2,614
                                             =======    =======      =======       ========       =======

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

16. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                           YEAR ENDED APRIL 30, 1995
                                 (IN THOUSANDS)

                                                                       NON-
                                             PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                             -------   ----------   ----------   ------------   ------------
Revenues:
  Rental income............................  $28,352    $ 6,178      $ 2,161       $     --       $36,691
  Sales of products and services...........   11,134      1,076          332           (370)       12,172
                                             -------    -------      -------       --------       -------
                                              39,486      7,254        2,493           (370)       48,863
Cost and expenses:
  Cost of rentals..........................   23,949      4,662        2,437         (1,363)       29,685
  Cost of products and services............    6,728        212            1            (52)        6,889
  Selling, general and administrative......    8,427        593          599            (12)        9,607
  Research and development.................      776         --           (1)            --           775
                                             -------    -------      -------       --------       -------
                                              39,880      5,467        3,036         (1,427)       46,956
                                             -------    -------      -------       --------       -------
Operating income...........................     (394)     1,787         (543)         1,057         1,907
Other (income) expense:
  Interest income..........................      (47)       (13)          --             --           (60)
  Interest expense.........................   (1,041)         3           17             --         1,061
  Equity in subsidiaries, net of taxes.....   (3,213)        --           --          3,213            --
  Other, net...............................   (1,121)      (361)         525          1,057           100
                                             -------    -------      -------       --------       -------
Income (loss) before income taxes..........    2,946      2,158       (1,085)        (3,213)          806
Provision for income taxes.................      505        213          120             --           838
                                             -------    -------      -------       --------       -------
Net income (loss)..........................  $ 2,441    $ 1,945      $(1,205)      $ (3,213)      $   (32)
                                             =======    =======      =======       ========       =======

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

16. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                           YEAR ENDED APRIL 30, 1997
                                 (IN THOUSANDS)

                                                                        NON-
                                              PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                             --------   ----------   ----------   ------------   ------------
OPERATING ACTIVITIES:
Net income (loss)..........................  $  2,991    $ 3,394      $(2,961)       $(960)        $  2,464
Adjustments to reconcile net income (loss)
  to net cash provided by operating
  activities:
  Equity in earnings of subsidiaries.......      (960)        --           --          960               --
  Depreciation and amortization............     4,926      1,545          122           --            6,593
  Deferred income taxes....................      (783)        --           --           --             (783)
  Provision for doubtful accounts
     receivable............................       229         40           36           --              305
  Provision for stock awards...............     2,807         --           --           --            2,807
  (Gain) loss on sale and disposition of
     property and equipment................        21        138           --           --              159
  Changes in operating assets and
     liabilities:
     Accounts receivable -- trade..........    (2,110)       264         (759)          --           (2,605)
     Accounts receivable from/payable to
       affiliates..........................       722     (3,872)       3,778           --              628
     Prepaid expenses and other............      (617)       (25)        (330)          --             (972)
     Accounts payable and accrued
       liabilities.........................     1,130         48          397           --            1,575
     Income taxes payable..................       975        114          403           --            1,492
                                             --------    -------      -------        -----         --------
Net cash provided by operating
  activities...............................     9,331      1,646          686           --           11,663
INVESTING ACTIVITIES:
Additions to revenue-producing tools and
  inventory................................   (18,474)    (2,099)      (1,252)          --          (21,825)
Inventory transferred to cost of rentals...     3,805      1,207          901           --            5,913
Revenue-producing tools lost in hole,
  abandoned, and sold......................     2,622       (639)          --           --            1,983
Additions to property and equipment........      (547)       (22)         (91)          --             (660)
Proceeds from sale of property and
  equipment................................       277       (136)         (15)          --              126
Acquisition................................    (1,584)        --           --           --           (1,584)
                                             --------    -------      -------        -----         --------
Net cash used in investing activities......   (13,901)    (1,689)        (457)          --          (16,047)
FINANCING ACTIVITIES:
Proceeds from the issuance of debt.........       400         --           --           --              400
Payments on outstanding debt...............    (5,198)        --           --           --           (5,198)
Payment of promissory note.................    (5,000)        --           --           --           (5,000)
Net proceeds from sale of common stock.....    27,649         --           --           --           27,649
Purchase of treasury stock.................      (234)        --           --           --             (234)
                                             --------    -------      -------        -----         --------
Net cash provided by financing
  activities...............................    17,617         --           --           --           17,617
                                             --------    -------      -------        -----         --------
Increase (decrease) in cash and cash
  equivalents..............................    13,047        (43)         229           --           13,233
Cash and cash equivalents at beginning of
  period...................................     1,428        363          176           --            1,967
                                             --------    -------      -------        -----         --------
Cash and cash equivalents at end of
  period...................................  $ 14,475    $   320      $   405        $  --         $ 15,200
                                             ========    =======      =======        =====         ========

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

16. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                           YEAR ENDED APRIL 30, 1996
                                 (IN THOUSANDS)

                                                                        NON-
                                              PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                              -------   ----------   ----------   ------------   ------------
OPERATING ACTIVITIES:
Net income (loss)...........................  $ 3,097    $  (132)     $   667       $(1,018)       $  2,614
Adjustments to reconcile net income (loss)
  to net cash provided by operating
  activities:
  Equity in earnings of subsidiaries........   (1,018)        --           --         1,018              --
  Depreciation and amortization.............    4,324      1,344           58            --           5,726
  Deferred income taxes.....................     (816)        --           --            --            (816)
  Provision for doubtful accounts
     receivable.............................      204         52           --            --             256
  Provision for stock awards................       --         --           --            --              --
  (Gain) loss on sale and disposition of
     property and equipment.................        6         --           --            --               6
  Changes in operating assets and
     liabilities:
     Accounts receivable -- trade...........     (278)      (437)      (1,783)           --          (2,498)
     Accounts receivable from/payable to
       affiliates...........................   (3,251)     1,644        1,069            --            (538)
     Prepaid expenses and other.............      332          2           13            --             347
     Accounts payable and accrued
       liabilities..........................   (1,138)       105          101            --            (932)
     Income taxes payable...................      338         92          311            --             741
                                              -------    -------      -------       -------        --------
Net cash provided by operating activities...    1,800      2,670          436            --           4,906
INVESTING ACTIVITIES:
Additions to revenue-producing tools and
  inventory.................................   (9,267)    (2,576)        (330)           --         (12,173)
Inventory transferred to cost of rentals....    4,078      1,107          336            --           5,521
Revenue-producing tools lost in hole,
  abandoned, and sold.......................    3,988     (1,437)          --            --           2,551
Additions to property and equipment.........     (870)       320         (333)           --            (883)
Proceeds from sale of property and
  equipment.................................    1,247       (307)         (24)           --             916
Acquisition.................................       --         --           --            --              --
                                              -------    -------      -------       -------        --------
Net cash used in investing activities.......     (824)    (2,893)        (351)           --          (4,068)
FINANCING ACTIVITIES:
Proceeds from the issuance of debt..........    1,300         --           --            --           1,300
Payments on outstanding debt................   (1,967)        --           --            --          (1,967)
Payment of promissory note..................       --         --           --            --              --
Net proceeds from sale of common stock......       --         --           --            --              --
Purchase of treasury stock..................       --         --           --            --              --
                                              -------    -------      -------       -------        --------
Net cash used in financing activities.......     (667)        --           --            --            (667)
                                              -------    -------      -------       -------        --------
Increase (decrease) in cash and cash
  equivalents...............................      309       (223)          85            --             171
Cash and cash equivalents at beginning of
  period....................................    1,119        586           91            --           1,796
                                              -------    -------      -------       -------        --------
Cash and cash equivalents at end of
  period....................................  $ 1,428    $   363      $   176       $    --        $  1,967
                                              =======    =======      =======       =======        ========

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

16. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                           YEAR ENDED APRIL 30, 1995
                                 (IN THOUSANDS)

                                                                        NON-
                                              PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                             --------   ----------   ----------   ------------   ------------
OPERATING ACTIVITIES:
Net income (loss)..........................  $  2,441    $ 1,945      $(1,205)      $(3,213)       $    (32)
Adjustments to reconcile net income (loss)
  to net cash provided by operating
  activities:
  Equity in earnings of subsidiaries.......    (3,213)        --           --         3,213              --
  Depreciation and amortization............     4,368      1,037           23            --           5,428
  Deferred income taxes....................      (487)        --           --            --            (487)
  Provision for doubtful accounts
     receivable............................       137        184           --            --             321
  Provision for stock awards...............        --         --           --            --              --
  (Gain) loss on sale and disposition of
     property and equip....................        (9)        --           --            --              (9)
     Accounts receivable -- trade..........    (1,527)       859            5            --            (663)
     Accounts receivable form/payable to
       officers and affiliates.............       677     (2,492)       1,104            --            (711)
     Prepaid expenses and other............       (55)       151          (99)           --              (3)
     Accounts payable and accrued
       liabilities.........................     2,588       (242)         112            --           2,458
     Income taxes payable..................      (424)       (17)         122            --            (319)
                                             --------    -------      -------       -------        --------
Net cash provided by operating
  activities...............................     4,496      1,425           62            --           5,983
INVESTING ACTIVITIES:
Additions to revenue-producing tools and
  inventory................................   (13,219)      (130)         (47)           --         (13,396)
Inventory transferred to cost of rentals...     3,386      1,298           55            --           4,739
Revenue-producing tools lost in hole,
  abandoned, and sold......................     4,459     (2,386)          --            --           2,073
Additions to property and equipment........    (1,337)      (197)         (85)           --          (1,619)
Proceeds from sale of property and
  equipment................................       474         (6)           5            --             473
Acquisition................................        --         --           --            --              --
                                             --------    -------      -------       -------        --------
Net cash used in investing activities......    (6,237)    (1,421)         (72)           --          (7,730)
FINANCING ACTIVITIES:
Proceeds from the issuance of debt.........        --         --           --            --              --
Payments on outstanding debt...............    (1,074)        --           --            --          (1,074)
Payment of promissory note.................        --         --           --            --              --
Net proceeds from sale of common stock.....        --         --           --            --              --
Purchase of treasury stock.................        --         --           --            --              --
                                             --------    -------      -------       -------        --------
Net cash used in financing activities......    (1,074)        --           --            --          (1,074)
                                             --------    -------      -------       -------        --------
Increase (decrease) in cash and cash
  equivalents..............................    (2,815)         4          (10)           --          (2,821)
Cash and cash equivalents at beginning of
  period...................................     3,934        582          101            --           4,617
                                             --------    -------      -------       -------        --------
Cash and cash equivalents at end of
  period...................................  $  1,119    $   586      $    91       $    --        $  1,796
                                             ========    =======      =======       =======        ========

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

16. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS -- (CONTINUED)
A. SIGNIFICANT ACCOUNTING POLICIES

  Reclassifications

     Certain reclassifications of prior year balances have been made to conform such amounts to corresponding April 30, 1997 classifications.

  Elimination Entries

     Revenues and related Cost of Sales by individual category have been presented net of intercompany transactions.

B. OTHER

     Notes 1 through 15 should be read in conjunction with the Condensed Consolidating Financial Statements.

                           DAILEY INTERNATIONAL INC.

                          CONSOLIDATED BALANCE SHEETS
                           (IN THOUSANDS OF DOLLARS)

                                     ASSETS

                                                              OCTOBER 31,    APRIL 30,
                                                                 1997          1997
                                                              -----------    ---------
                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................   $ 59,611       $15,200
  Accounts receivable, net..................................     36,877        18,606
  Other current assets......................................      3,455         1,850
                                                               --------       -------
          Total current assets..............................     99,943        35,656
Revenue-producing tools and inventory, net..................     69,961        37,488
Property and equipment, net.................................      6,417         5,622
Deferred income taxes.......................................         --         1,959
Accounts receivable from officer............................        250           250
Goodwill, net...............................................     21,736           825
Intangibles and other assets................................      5,775           559
                                                               --------       -------
          Total assets......................................   $204,082       $82,359
                                                               ========       =======

                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities..................   $ 19,121       $ 8,324
  Accounts payable to affiliates............................        697           442
  Income taxes payable......................................      3,067         3,241
  Current portion of long-term debt.........................         76         1,711
                                                               --------       -------
          Total current liabilities.........................     22,961        13,718
Long-term debt..............................................    114,217         5,155
Deferred income taxes.......................................        832            --
Other noncurrent liabilities................................        997           159
Commitments and contingencies
Stockholders' equity:
  Common stock..............................................         95            93
  Treasury stock (144,000 shares)...........................     (1,047)         (234)
  Paid-in capital...........................................     41,213        39,972
  Retained earnings.........................................     24,814        23,496
                                                               --------       -------
          Total stockholders' equity........................     65,075        63,327
                                                               --------       -------
          Total liabilities and stockholders' equity........   $204,082       $82,359
                                                               ========       =======

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

                                               THREE MONTHS ENDED           SIX MONTHS ENDED
                                                  OCTOBER 31,                 OCTOBER 31,
                                            ------------------------    ------------------------
                                               1997          1996          1997          1996
                                            ----------    ----------    ----------    ----------
REVENUES:
  Rental income...........................  $   15,660    $   13,056    $   31,262    $   25,175
  Sales of products and services..........       6,904         4,099        11,427         8,736
  Underbalanced drilling services.........       9,010            --        11,904            --
                                            ----------    ----------    ----------    ----------
                                                31,574        17,155        54,593        33,911
COSTS AND EXPENSES:
  Cost of rentals.........................      11,173         9,540        21,819        18,884
  Cost of products and services...........       3,894         2,263         6,901         4,799
  Cost of underbalanced drilling
     services.............................       5,695            --         7,536            --
  Selling, general and administrative.....       6,006         3,068        10,224         5,968
  Reorganization costs....................          --            --         2,453            --
  Non-cash compensation...................          61            --           539            --
  Research and development................          42           224           162           399
                                            ----------    ----------    ----------    ----------
                                                26,871        15,095        49,634        30,050
                                            ----------    ----------    ----------    ----------
Operating income..........................       4,703         2,060         4,959         3,861
Other (income) expense:
  Interest income.........................        (692)         (195)         (814)         (207)
  Interest expense -- nonaffiliates.......       2,802           178         3,225           380
  Interest expense -- affiliate...........          --            61            --           172
  Other, net..............................          51           (60)          195          (106)
                                            ----------    ----------    ----------    ----------
Income before income taxes................       2,542         2,076         2,353         3,622
Income tax provision......................       1,118           758         1,035         1,342
                                            ----------    ----------    ----------    ----------
Net income................................  $    1,424    $    1,318    $    1,318    $    2,280
                                            ==========    ==========    ==========    ==========
Earnings per share........................  $     0.15    $     0.15    $     0.14    $     0.32
                                            ==========    ==========    ==========    ==========
Weighted average shares outstanding.......   9,451,656     9,023,065     9,331,627     7,191,532

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                                  SIX MONTHS ENDED
                                                                    OCTOBER 31,
                                                                --------------------
                                                                  1997        1996
                                                                --------    --------
OPERATING ACTIVITIES:
Net income..................................................    $  1,318    $  2,280
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................       5,534       3,055
  Deferred income taxes.....................................          34         325
  Provision for doubtful accounts receivable................         268         153
  (Gain)/loss on sale and disposition of property and
     equipment..............................................          10         (17)
  Provision for stock awards................................         539          --
  Changes in operating assets and liabilities:
  Accounts receivable -- trade..............................     (11,474)     (5,546)
  Accounts payable to affiliates............................         255         611
  Prepaid expenses and other................................      (1,482)     (1,455)
  Accounts payable and accrued liabilities..................       6,457       5,435
  Income taxes payable......................................        (614)        515
                                                                --------    --------
Net cash provided by operating activities...................         845       5,356
INVESTING ACTIVITIES:
Additions to revenue-producing tools and inventory..........     (14,102)    (10,724)
Inventory transferred to cost of rentals....................       3,707       2,894
Revenue-producing tools lost in hole, abandoned, and sold...       1,520       1,175
Additions to property and equipment.........................      (4,405)       (966)
Proceeds from sale of property and equipment................         607         100
Acquisition, net of cash acquired...........................     (46,226)         --
                                                                --------    --------
Net cash used in investing activities.......................     (58,899)     (7,521)
FINANCING ACTIVITIES:
Proceeds from the issuance of debt..........................     159,597         400
Payments on outstanding debt................................     (52,893)     (4,339)
Cost of initial public offering.............................          --      (3,496)
Payment of promissory note..................................          --      (5,000)
Proceeds from sale of common stock..........................          --      31,330
Purchase of treasury stock..................................        (813)         --
Exercise of stock options...................................         704          --
Financing costs of Existing Notes...........................      (4,130)         --
                                                                --------    --------
Net cash provided by financing activities...................     102,465      18,895
Increase in cash and cash equivalents.......................      44,411      16,730
Cash and cash equivalents at beginning of period............      15,200       1,967
                                                                --------    --------
Cash and cash equivalents at end of period..................    $ 59,611    $ 18,697
                                                                ========    ========

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

     The accompanying unaudited consolidated financial statements include the accounts of Dailey International Inc. and its subsidiaries and predecessors ("Dailey" or the "Company") and have been prepared in accordance with United States generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended October 31, 1997 are not necessarily indicative of the results that may be expected for the fiscal period. For further information, reference is made to the consolidated financial statements and footnotes thereto included in the Company's Form 10-K filed with the Securities and Exchange Commission on July 29, 1997. Certain reclassifications have been made to the April 30, 1997 and October 31, 1996 financial information to conform to the current period presentation.

2. ORGANIZATION AND PUBLIC OFFERING

     The accompanying consolidated financial statements reflect the operations of Dailey International Inc. (formerly Dailey Petroleum Services Corp.), a Delaware corporation. In June 1996, Dailey Petroleum Services Corp. was merged with Dailey Corporation which was named Dailey Petroleum Services Corp. On October 7, 1997, the Company changed its name to Dailey International Inc. In July 1997, the Company's Board of Directors changed the Company's fiscal year to December 31, effective December 31, 1997.

     The Company is a leading provider of specialty drilling services to the oil and gas industry and designs, manufactures and rents technologically-advanced downhole tools for oil and gas drilling and workover applications. Founded in 1945 as a rental tool company, Dailey began offering directional drilling services in 1984 and currently provides such services in the Gulf of Mexico, the U.S. Gulf Coast region and, most recently, Venezuela. In June 1997, the Company acquired (the "ADI Acquisition") Air Drilling International, Inc. ("ADI") and, as a result, became a leading provider worldwide of air drilling services for underbalanced drilling applications. The Company operates in one business segment.

     Prior to June 1996, Dailey was a wholly-owned subsidiary of Lawrence Industries, Inc. ("Lawrence"). In June 1996, in preparation for the initial public offering of Class A Common Stock of Dailey, Lawrence reorganized its ownership of the Company into a holding company structure through a forward triangular merger of Dailey Petroleum Services Corp., into a newly-formed, wholly-owned indirect subsidiary of Lawrence, Dailey Corporation (the "Reorganization"), which is now Dailey International Inc. The effect of the forward triangular merger has been reflected retroactively in the accompanying financial statements. In August 1996, the Company completed its initial public offering of 3,910,000 shares of Class A Common Stock (the "1996 IPO").

     Dailey's Restated Certificate of Incorporation provides for three classes of stock: Class A Common Stock, $.01 par (20,000,000 shares authorized, 4,627,598 issued and 4,483,598 outstanding) ("Class A Common Stock"), Class B Common Stock, $.01 par (10,000,000 shares authorized, 5,000,000 shares issued and outstanding) ("Class B Common Stock"), and Preferred Stock, $.01 par (5,000,000 shares authorized, none issued or outstanding). The Board of Directors is empowered to authorize the issuance of Preferred Stock in one or more series and to fix the rights, powers, preferences and limitations of each series. A holder of Class B Common Stock may convert its Class B Common Stock into Class A Common Stock at any time at the ratio of one share of Class A Common Stock for each share of Class B Common Stock. In the event of liquidation, holders of Class A Common Stock and Class B Common Stock share with each other on a ratable basis as a single class in the net assets of the Company available for distribution. In addition, shares of Class B Common Stock convert automatically into a like number of shares of Class A Common Stock upon the sale or

                           DAILEY INTERNATIONAL INC.

transfer of such shares to a person or entity that is not a member of the Lawrence Group (as defined in the Company's Restated Certificate of Incorporation).

     In connection with the 1996 IPO, the Company issued 3,910,000 shares of Class A Common Stock. Net proceeds from the sale of the stock were $27.6 million. The Company used $5.0 million of the proceeds from the 1996 IPO to repay the outstanding balance of a $10.0 million promissory note, which was incurred in connection with a dividend declared on June 27, 1996 (the "Dividend"). Prior to commencement of the 1996 IPO, the Company's sole stockholder contributed to the capital of the Company $5.0 million of the principal of such note.

3. ADI ACQUISITION

     On June 20, 1997, the Company purchased the stock of ADI (a provider of air drilling services for underbalanced drilling applications) for $46.4 million, including the repayment of approximately $16.8 million of ADI indebtedness, financed with bank debt of $45.5 million and proceeds from the 1996 IPO. The ADI Acquisition was accounted for under the purchase method of accounting. As a result, the assets and liabilities of ADI were recorded at their estimated fair market values as of the date of the ADI Acquisition. The Company recorded goodwill of approximately $22.3 million relating to the excess of the fair market value of ADI's assets over the purchase price paid for ADI, which will be amortized over 20 years and result in approximately $1.1 million in amortization expense per year. Since the goodwill associated with the ADI Acquisition will not be amortized for tax purposes, the Company expects its effective tax rate shown on its financial statements to increase significantly as a result of the ADI Acquisition. The purchase price allocation was based on preliminary estimates and may be revised at a later date.

     The pro forma unaudited results of operations for the three and six months ended October 31, 1997 and 1996, assuming consummation of the purchase of ADI as of May 1, 1996 utilizing interim financing of $45.5 million under the Company's bank credit facility and reflecting extinguishment of debt of Dailey and ADI (except for capitalized leases), are as follows:

                                                THREE MONTHS ENDED     SIX MONTHS ENDED
                                                    OCTOBER 31,           OCTOBER 31,
                                                -------------------    -----------------
                                                  1997       1996       1997      1996
                                                --------   --------    -------   -------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues......................................  $31,574    $22,694     $58,808   $44,599
Net income (loss).............................    1,424        811        (295)    1,406
Net income (loss) per common share............     0.15       0.09       (0.03)     0.20

     The pro forma information for the three and six months ended October 31, 1997 and 1996, includes adjustments for additional depreciation and amortization expense associated with the purchase price allocation using a 20-year life for goodwill and an average life of eight years for fixed assets, increased interest expense for the additional borrowings under the credit facility as if they were incurred at the beginning of the period and related adjustments for income taxes. The pro forma information is not necessarily indicative of the results of operations had the acquisition been affected on the assumed dates or the results of operations for any future period.

                           DAILEY INTERNATIONAL INC.

4. REVENUE-PRODUCING TOOLS AND INVENTORY

                                                              OCTOBER 31,   APRIL 30,
                                                                 1997         1997
                                                              -----------   ---------
                                                                  (IN THOUSANDS)
Revenue-producing tools.....................................   $ 85,799     $ 56,622
Accumulated depreciation....................................    (35,664)     (32,503)
                                                               --------     --------
                                                                 50,135       24,119
Inventory:
  Components, subassemblies and expendable parts............     17,052       11,293
  Rental tools and expendable parts under production........      1,771        1,261
  Raw materials.............................................      1,003          815
                                                               --------     --------
                                                                 19,826       13,369
                                                               --------     --------
          Revenue-Producing Tools and Inventory.............   $ 69,961     $ 37,488
                                                               ========     ========

5. STOCK OPTIONS AND AWARDS

     Prior to the 1996 IPO, the Company established its 1996 Key Employee Stock Plan (the "1996 Plan") and its 1996 Non-Employee Director Stock Option (the "1996 Director Plan"). Pursuant to the 1996 Plan, the Board of Directors of the Company are authorized to issue up to 900,000 shares of the Company's Class A Common Stock. On October 7, 1997, the Board of Directors approved the 1997 Long-Term Incentive Plan (the "1997 Plan"). Pursuant to the 1997 Plan, the Board of Directors of the Company are authorized to issue up to 720,000 shares of the Company's Class A Common Stock.

     Option activity for the six months ended October 31, 1997 was as follows:

                                                                WEIGHTED AVERAGE
                                                              --------------------
                                                              NUMBER OF   EXERCISE
                                                               OPTIONS     PRICE
                                                              ---------   --------
Outstanding at April 30, 1997...............................   534,129     $ 8.32
  Granted
     1996 Director Plan at fair value of $13.25.............    20,000      13.25
     1997 Plan at fair value of $6.30 to $13.25.............   150,000       6.84
  Exercised
     1996 Plan..............................................   (82,598)      8.84
                                                               -------     ------
Outstanding at October 31, 1997.............................   621,531     $ 8.08
                                                               =======     ======

     The options granted have an exercisable life between one and three years from the date of grant.

     Restricted stock activity for the six months ended October 31, 1997 was as follows:

                                                                  NUMBER OF
                                                              RESTRICTED SHARES
                                                              -----------------
Outstanding at April 30, 1997...............................        55,197
  Granted
     1997 Plan at fair value of $12.75......................       230,000
  Vested
     1996 Plan..............................................       (55,197)
     1997 Plan..............................................        (4,792)
                                                                   -------
Outstanding at October 31, 1997.............................       225,208
                                                                   =======

                           DAILEY INTERNATIONAL INC.

     The 230,000 shares granted pursuant to the 1997 Plan will vest over a four year period. The shares vested during the six months ended October 31, 1997 resulted in $539,000 of non-cash compensation expense.

6. BORROWING ARRANGEMENTS

                                                              OCTOBER 31,   APRIL 30,
                                                                 1997         1997
                                                              -----------   ---------
                                                                  (IN THOUSANDS)
Senior Notes................................................   $114,116      $   --
Note payable to a bank......................................         --       6,778
Other notes payable.........................................        177          88
                                                               --------      ------
                                                                114,293       6,866
Less current portion of long-term debt......................         76       1,711
                                                               --------      ------
          Total long-term debt..............................   $114,217      $5,155
                                                               ========      ======

     On August 19, 1997, the Company issued $115.0 million of 9 3/4% Senior Notes due 2007 at a discount of 0.785%, and a portion of the proceeds was used to repay the note payable to a bank.

7. REORGANIZATION

     In June 1997, the Company implemented a cost reduction program to flatten its corporate management structure and streamline the Company's operations (the "Management Reorganization"). As a result, the Company incurred a $2.5 million restructuring charge during June 1997 associated primarily with staff reductions, severance settlements and various reorganization costs.

                           DAILEY INTERNATIONAL INC.

8. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

     The $115 million of 9 3/4% Senior Notes due 2007 issued on August 19, 1997 are unconditionally guaranteed on a joint and several basis by certain subsidiaries of the Company. Accordingly, the following condensed consolidating balance sheets as of October 31, 1997 and April 30, 1997 and the related condensed consolidating statements of operations and cash flows for the three and six months ended October 31, 1997 and 1996 have been provided. The condensed consolidating financial statements herein are followed by notes which are an integral part of these statements.

                     CONDENSED CONSOLIDATING BALANCE SHEET
                                OCTOBER 31, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                  NON-
                                        PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                       --------   ----------   ----------   ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents..........  $ 58,585    $   574      $   452       $     --       $ 59,611
  Accounts receivable, net...........    18,940     11,819        6,118             --         36,877
  Other current assets...............     1,473      1,037          945             --          3,455
                                       --------    -------      -------       --------       --------
          Total current assets.......    78,998     13,430        7,515             --         99,943
Revenue-producing tools and
  inventory, net.....................    34,291     27,261        8,409             --         69,961
Property and equipment, net..........     4,955        832          630             --          6,417
Investment in subsidiaries...........    52,180         --           --        (52,180)            --
Accounts receivable from officers....       250         --           --             --            250
Goodwill, net........................       809     20,785          142             --         21,736
Intangibles and other assets.........     5,352        423           --             --          5,775
                                       --------    -------      -------       --------       --------
     Total assets....................  $176,835    $62,731      $16,696       $(52,180)      $204,082
                                       ========    =======      =======       ========       ========

LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
     liabilities.....................  $ 12,807    $ 3,779      $ 2,535       $     --       $ 19,121
  Accounts payable to affiliates.....   (15,132)     6,674        9,155             --            697
  Income taxes payable...............     1,473       (154)       1,743             --          3,067
  Current portion of long-term
     debt............................        46        205         (175)                           76
                                       --------    -------      -------       --------       --------
          Total current
            liabilities..............      (806)    10,504       13,263             --         22,961
Long-term debt.......................   114,136         48           33             --        114,217
Deferred income taxes................    (1,925)       879        1,878             --            832
Other noncurrent liabilities.........       355        390          252                           997
Stockholders' equity:
  Common stock.......................        95          8            6            (14)            95
  Treasury stock (144,000 shares)....    (1,047)        --           --             --         (1,047)
  Paid-in capital....................    41,213     23,785        3,895        (27,680)        41,213
  Retained earnings..................    24,814     27,117       (2,631)       (24,486)        24,814
                                       --------    -------      -------       --------       --------
          Total stockholders'
            equity...................  $ 65,075     50,910        1,270        (52,180)        65,075
                                       --------    -------      -------       --------       --------
          Total liabilities and
            stockholders' equity.....  $176,835    $62,731      $16,696       $(52,180)      $204,082
                                       ========    =======      =======       ========       ========

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

8. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS -- (CONTINUED)
                     CONDENSED CONSOLIDATING BALANCE SHEET
                                 APRIL 30, 1997
                                 (IN THOUSANDS)

                                                                    NON-
                                          PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                          -------   ----------   ----------   ------------   ------------
                 ASSETS
Current assets:
  Cash and cash equivalents.............  $14,475    $    320     $   405       $     --       $15,200
  Accounts receivable, net..............   13,327       1,697       3,582             --        18,606
  Other current assets..................    1,259          41         550             --         1,850
                                          -------    --------     -------       --------       -------
          Total current assets..........   29,061       2,058       4,537             --        35,656
Revenue-producing tools and inventory,
  net...................................   29,957       7,186         345             --        37,488
Property and equipment, net.............    5,040         182         400             --         5,622
Deferred income taxes...................    1,959          --          --             --         1,959
Investments in subsidiaries.............   22,767          --          --        (22,767)           --
Intangibles and other assets............    1,634          --          --             --         1,634
                                          -------    --------     -------       --------       -------
          Total assets..................  $90,418    $  9,426     $ 5,282       $(22,767)      $82,359
                                          =======    ========     =======       ========       =======
            LIABILITIES AND
          STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
     liabilities........................  $ 7,004         686     $   634       $     --       $ 8,324
  Accounts payable to affiliates........   10,895     (18,698)      8,245             --           442
  Income taxes payable..................    2,211         194         836             --         3,241
  Current portion of long-term debt.....    1,711          --          --             --         1,711
                                          -------    --------     -------       --------       -------
          Total current liabilities.....   21,821     (17,818)      9,715             --        13,718
Long-term debt..........................    5,155          --          --             --         5,155
Other noncurrent liabilities............      115          44          --             --           159
Stockholders' equity:
  Common stock..........................       93           9           3            (12)           93
  Treasury stock........................     (234)         --          --             --          (234)
  Paid-in capital.......................   39,972         491         195           (686)       39,972
  Retained earnings.....................   23,496      26,700      (4,631)       (22,069)       23,496
                                          -------    --------     -------       --------       -------
          Total stockholders' equity....   63,327      27,200      (4,433)       (22,767)       63,327
                                          -------    --------     -------       --------       -------
          Total liabilities and
            stockholders' equity........  $90,418    $  9,426     $ 5,282       $(22,767)      $82,359
                                          =======    ========     =======       ========       =======

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

8. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED OCTOBER 31, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                  PARENT     GUARANTORS    NON-GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                  -------    ----------    --------------    ------------    ------------
Revenues
  Rental income.................  $12,072      $1,871          $1,717          $    --         $15,660
  Sales of products and
     services...................    4,597         462           1,845               --           6,904
  Underbalanced drilling
     services...................       --       6,845           2,165               --           9,910
                                  -------      ------          ------          -------         -------
                                   16,669       9,178           5,727               --          31,574
Costs and expenses:
  Cost of rentals...............    8,325       1,491           1,481             (124)         11,173
  Cost of products and
     services...................    2,822          98             974               --           3,894
  Cost of underbalanced
     drilling...................       --       4,801             894               --           5,695
  Selling, general and
     administrative.............    3,286       1,485           1,392             (157)          6,006
  Non-cash compensation.........       61          --              --               --              61
  Research and development......       42          --              --               --              42
                                  -------      ------          ------          -------         -------
                                   14,536       7,875           4,741             (281)         26,871
                                  -------      ------          ------          -------         -------
Operating income................    2,133       1,303             986              281           4,703
Other (income) expense:
  Interest income...............     (692)         --              --               --            (692)
  Interest
     expense -- nonaffiliates...    2,764          19              19               --           2,802
  Interest
     expenses -- affiliates.....       --          --              --               --              --
  Equity in subsidiaries, net of
     taxes......................   (1,634)         --              --            1,634              --
  Other, net....................       (4)       (224)             (2)             281              51
                                  -------      ------          ------          -------         -------
Income before taxes.............    1,699       1,508             969           (1,634)          2,542
Income tax provision
  (benefit).....................      275         (24)            867               --           1,118
                                  -------      ------          ------          -------         -------
Net income (loss)...............  $ 1,424      $1,532          $  102          $(1,634)        $ 1,424
                                  =======      ======          ======          =======         =======

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

8. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED OCTOBER 31, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                NON-
                                    PARENT     GUARANTORS    GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                    -------    ----------    ----------    ------------    ------------
Revenues:
  Rental income...................  $23,771     $ 3,667       $ 3,824        $    --         $31,262
  Sales of products and
     services.....................    8,340         689         2,398             --          11,427
  Underbalanced drilling
     services.....................       --       8,932         2,972             --          11,904
                                    -------     -------       -------        -------         -------
                                     32,111      13,288         9,194             --          54,593
Costs and expenses:
  Cost of rentals.................   16,391       2,982         2,672           (226)         21,819
  Cost of products and services...    5,391         144         1,366             --           6,901
  Cost of underbalanced
     drilling.....................       --       5,958         1,578             --           7,536
  Selling, general and
     administrative...............    6,001       2,485         2,088           (350)         10,224
  Reorganization costs............    2,453          --            --             --           2,453
  Non-cash compensation...........      539          --            --             --             539
  Research and development........      162          --            --             --             162
                                    -------     -------       -------        -------         -------
                                     30,937      11,569         7,704           (576)         49,634
                                    -------     -------       -------        -------         -------
Operating income..................    1,174       1,719         1,490            576           4,959
Other (income) expense:
  Interest income.................     (807)         (7)           --             --            (814)
  Interest
     expense-nonaffiliates........    3,170          30            25             --           3,225
  Interest expense-affiliates.....       --          --            --             --              --
  Equity in subsidiaries, net of
     taxes........................   (2,417)         --            --          2,417              --
  Other, net......................      102        (480)           (3)           576             195
                                    -------     -------       -------        -------         -------
Income before taxes...............    1,126       2,176         1,468         (2,417)          2,353
Income tax provision (benefit)....     (192)        302           925             --           1,035
                                    -------     -------       -------        -------         -------
Net income (loss).................  $ 1,318     $ 1,874           543        $(2,417)        $ 1,318
                                    =======     =======       =======        =======         =======

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

8. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                  FOR THE THREE MONTHS ENDED OCTOBER 31, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                     NON-
                                          PARENT    GUARANTORS    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                          -------   -----------   ----------   ------------   ------------
Revenues:
  Rental income.........................  $ 9,727     $1,710        $1,619       $    --        $13,056
  Sales of products and services........    3,281        456           362            --          4,099
                                          -------     ------        ------       -------        -------
                                           13,008      2,166         1,981            --         17,155
Costs and expenses:
  Cost of rentals.......................    6,739      1,281         2,645         1,125          9,540
  Cost of products and services.........    2,222         41            --            --          2,263
  Selling, general and administrative...    2,738        143           187            --          3,068
  Research and development..............      224         --            --            --            224
                                          -------     ------        ------       -------        -------
                                           11,923      1,465         2,832        (1,125)        15,095
                                          -------     ------        ------       -------        -------
Operating income........................    1,085        701          (851)        1,125          2,060
Other (income) expense:
  Interest income.......................     (195)        --            --            --           (195)
  Interest expense-nonaffiliates........      176          2            --            --            178
  Interest expense-affiliates...........       61         --            --            --             61
  Equity in subsidiaries, net of
     taxes..............................     (160)        --            --           160             --
  Other, net............................     (633)      (323)         (229)        1,125            (60)
                                          -------     ------        ------       -------        -------
Income before taxes.....................    1,836      1,022          (622)         (160)         2,076
Income tax provision (benefit)..........      518        135           105            --            758
                                          -------     ------        ------       -------        -------
Net income (loss).......................  $ 1,318     $  887        $ (727)      $  (160)       $ 1,318
                                          =======     ======        ======       =======        =======

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

8. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED OCTOBER 31, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                NON-
                                      PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                      -------   ----------   ----------   ------------   ------------
Revenues:
  Rental income.....................  $18,484     $3,394      $ 3,297       $    --        $25,175
  Sales of products and services....    6,676      1,239          838           (17)         8,736
                                      -------     ------      -------       -------        -------
                                       25,160      4,633        4,135           (17)        33,911
Costs and expenses:
  Cost of rentals:..................   13,381      2,533        5,091        (2,121)        18,884
  Cost of products and services.....    4,618        145           43            (7)         4,799
  Selling, general and
     administrative.................    5,407        249          312            --          5,968
  Research and development..........      399         --           --            --            399
                                      -------     ------      -------       -------        -------
                                       23,805      2,927        5,446        (2,128)        30,050
                                      -------     ------      -------       -------        -------
Operating income....................    1,355      1,706       (1,311)        2,111          3,861
Other (income) expense:
  Interest income...................     (203)        (4)          --            --           (207)
  Interest
     expense -- nonaffiliates.......      376          4           --            --            380
  Interest expense -- affiliates....      172         --           --            --            172
  Equity in subsidiaries, net of
     taxes..........................     (854)        --           --           854             --
  Other, net........................   (1,340)      (598)        (279)        2,111           (106)
                                      -------     ------      -------       -------        -------
Income before taxes.................    3,204      2,304       (1,032)         (854)         3,622
Income tax provision (benefit)......      924        204          214            --          1,342
                                      -------     ------      -------       -------        -------
Net income (loss)...................  $ 2,280     $2,100      $(1,246)      $  (854)       $ 2,280
                                      =======     ======      =======       =======        =======

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

8. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                   FOR THE SIX MONTHS ENDED OCTOBER 31, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                PARENT    GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                               --------   ----------   --------------   ------------   ------------
OPERATING ACTIVITIES:
Net income (loss)............................  $  1,318    $  1,758       $   659          (2,417)       $  1,318
Adjustments to reconcile net income (loss) to
  net cash provided by (used in) operating
  activities:
    Equity in earnings of subsidiaries.......    (2,417)         --            --           2,417              --
    Depreciation and amortization............     3,058       2,298           178              --           5,534
    Deferred income taxes....................        34          --            --              --              34
    Provision for doubtful accounts
      receivable.............................       174          96            (2)             --             268
    (Gain) loss on sale and disposition of
      property and equipment.................        10          --            --              --              10
    Provision for stock awards...............       539         (73)           73              --             539
    Changes in operating assets and
      liabilities:
      Accounts receivable -- trade...........    (5,787)     (4,652)       (1,035)             --         (11,474)
      Accounts receivable from/payable to
         affiliates..........................   (26,027)     25,372           910              --             255
      Prepaid expenses and other.............       (81)     (1,161)         (240)             --          (1,482)
      Accounts payable and accrued
         liabilities.........................     5,803        (253)          907              --           6,457
      Income taxes payable...................      (738)        177           (53)             --            (614)
                                               --------    --------       -------         -------        --------
Net cash provided by (used in) operating
  activities.................................   (24,114)     23,562         1,397              --             845
INVESTING ACTIVITIES:
Additions to revenue-producing tools and
  inventory..................................   (11,954)       (835)       (1,313)             --         (14,102)
Inventory transferred to cost of rentals.....     2,582         562           563              --           3,707
Revenue-producing tools lost in hole,
  abandoned, and sold........................     2,512        (972)          (20)             --           1,520
Additions to property and equipment..........      (918)     (3,354)         (133)             --          (4,405)
Proceeds from sale of property and
  equipment..................................       573         (38)           72              --             607
Acquisition..................................   (27,629)    (18,535)          (62)             --         (46,226)
                                               --------    --------       -------         -------        --------
Net cash provided by (used in) investing
  activities.................................   (34,834)    (23,172)         (893)             --         (58,899)
FINANCING ACTIVITIES:
Proceeds from the issuance of debt...........   159,597          --            --              --         159,597
Payments on outstanding debt.................   (52,300)       (136)         (457)             --         (52,893)
Purchase of treasury stock...................      (813)         --            --              --            (813)
Exercise of stock options....................       704          --            --              --             704
Financing costs of Senior Notes..............    (4,130)         --            --              --          (4,130)
                                               --------    --------       -------         -------        --------
Net cash used in financing activities........   103,058        (136)         (457)             --         102,465
                                               --------    --------       -------         -------        --------
Increase in cash and cash equivalents........    44,110         254            47              --          44,411
Cash and cash equivalents at beginning of
  period.....................................    14,475         320           405              --          15,200
                                               --------    --------       -------         -------        --------
Cash and cash equivalents at end of period...  $ 58,585    $    574           452              --        $ 59,611
                                               ========    ========       =======         =======        ========

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

8. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                   FOR THE SIX MONTHS ENDED OCTOBER 31, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                      NON-
                                            PARENT    GUARANTORS   GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                            -------   ----------   ----------   ------------   ------------
OPERATING ACTIVITIES:
Net income (loss).........................  $ 2,280    $ 2,100      $(1,246)       $(854)        $  2,280
Adjustments to reconcile net income (loss)
  to net cash provided by (used in)
  operating activities:
  Equity in earnings of subsidiaries......     (854)        --           --          854               --
  Depreciation and amortization...........    2,253        747           55           --            3,055
  Deferred income taxes...................      325         --           --           --              325
  Provision for doubtful accounts
     receivable...........................      114         20           19           --              153
  Provision for stock awards..............       --         --           --           --               --
  (Gain) loss on sale and disposition of
     property and equipment...............      (17)        --           --           --              (17)
  Changes in operating assets and
     liabilities:
     Accounts receivable -- trade.........   (3,120)      (254)      (2,172)          --           (5,546)
     Accounts receivable from/payable to
       affiliates.........................     (299)    (1,744)       2,654           --              611
     Prepaid expenses and other...........     (727)      (349)        (379)          --           (1,455)
     Accounts payable and accrued
       liabilities........................    4,096        442          897           --            5,435
     Income taxes payable.................      224         84          207           --              515
                                            -------    -------      -------        -----         --------
Not cash provided by (used in) operating
  activities..............................    4,275      1,046           35           --            5,356
INVESTING ACTIVITIES:
Additions to revenue-producing tools and
  inventory...............................   (9,704)      (696)        (324)          --          (10,724)
Inventory transferred to cost of
  rentals.................................    2,357        161          376           --            2,894
Revenue-producing tools lost in hole,
  abandoned, and sold.....................    1,428       (253)          --           --            1,175
Additions to property and equipment.......     (885)        (8)         (73)          --             (966)
Proceeds from sale of property and
  equipment...............................       23          1           76           --              100
                                            -------    -------      -------        -----         --------
Net cash provided by (used in) investing
  activities..............................   (6,781)      (795)          55           --           (7,521)
FINANCING ACTIVITIES:
Proceeds from the issuance of debt........      400         --           --           --              400
Payments on outstanding debt..............   (4,339)        --           --           --           (4,339)
Cost of initial public offering...........   (3,496)        --           --           --           (3,496)
Payment of promissory note................   (5,000)        --           --           --           (5,000)
Proceeds from sale of common stock........   31,330         --           --           --           31,330
                                            -------    -------      -------        -----         --------
Net cash used in financing activities.....   18,895         --           --           --           18,895
                                            -------    -------      -------        -----         --------
Increase in cash and cash equivalents.....   16,389        251           90           --           16,730
Cash and cash equivalents at beginning of
  period..................................    1,428        363          176           --            1,967
                                            -------    -------      -------        -----         --------
Cash and cash equivalents at end of
  period..................................  $17,817    $   614      $   266        $  --         $ 18,697
                                            =======    =======      =======        =====         ========

                            See accompanying notes.

                           DAILEY INTERNATIONAL INC.

8. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS -- (CONTINUED)
A. SIGNIFICANT ACCOUNTING POLICIES

  Reclassifications

     Certain reclassifications of prior year balances have been made to conform such amounts to corresponding October 31, 1997 classifications.

  Elimination Entries

     Revenues and related cost of sales by individual category have been presented net of intercompany transactions.

B. OTHER

     Notes 1 through 7 should be read in conjunction with the Condensed Consolidating Financial Statements.

9. SUBSEQUENT EVENTS

     On January 28, 1998, the Company acquired the operating assets and liabilities of Directional Wireline Services, Inc. ("DWS") and DAMCO Services, Inc. and DAMCO Tong Services, Inc. (collectively, "DAMCO" and with DWS, "DWS/DAMCO"), which are headquartered in Houma, Louisiana. DWS/DAMCO provide specialized drilling, workover, completion and production services to the U.S. Gulf of Mexico region and Nigeria. The aggregate purchase price for DWS/DAMCO was $61 million and the acquisition is being accounted for utilizing the purchase method of accounting.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
Air Drilling International, Inc.:

     We have audited the accompanying consolidated balance sheets of Air Drilling International, Inc. (the "Company") and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996 and the period from May 19, 1995 (Inception) to December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Air Drilling International, Inc. as of December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for the year ended December 31, 1996 and the period from May 19, 1995 (Inception) to December 31, 1995, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Denver, Colorado
April 2, 1997

                        AIR DRILLING INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1996 AND 1995

                                                                   1996           1995
                                                                -----------    -----------
ASSETS
Current assets:
  Cash......................................................    $   294,719    $        --
  Certificate of deposit....................................             --        112,500
  Accounts receivable, net of allowance for doubtful
     accounts of $215,000 and $250,145, respectively........      4,825,319      3,778,088
  Income tax refund receivable..............................        279,802        176,251
  Other current assets......................................         93,678        149,915
                                                                -----------    -----------
       Total current assets.................................      5,493,518      4,216,754
                                                                -----------    -----------
Property and equipment, net.................................     17,503,492     16,683,031
Materials and supplies inventory............................      4,654,826      2,482,670
Deposits and other..........................................        252,417        220,602
Debt issuance costs, net of accumulated amortization of
  $4,184 and $185,226, respectively.........................        148,900        990,365
                                                                -----------    -----------
       Total noncurrent assets..............................     22,559,635     20,376,668
                                                                -----------    -----------
          Total assets......................................    $28,053,153    $24,593,422
                                                                ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................    $ 3,446,100    $ 1,509,855
  Notes payable, current maturities.........................        913,046      1,317,589
  Accrued expenses..........................................      2,178,246      1,636,106
  Capital lease obligations.................................        548,097        199,202
  Income taxes payable......................................        340,289        225,926
                                                                -----------    -----------
          Total current liabilities.........................      7,425,778      4,888,678
                                                                -----------    -----------
Capital lease obligations...................................        503,933        199,110
Notes payable, net of current maturities....................     13,707,752     11,837,941
Less debt discount..........................................             --       (505,498)
Deferred income taxes.......................................      2,780,978      3,609,077
                                                                -----------    -----------
          Total noncurrent liabilities......................     16,992,663     15,140,630
                                                                -----------    -----------
          Total liabilities.................................     24,418,441     20,029,308
                                                                -----------    -----------
Commitments (Note 5)
Stockholders' equity:
  Common stock, $.01 par value, 165,000 shares authorized;
     100,000 shares issued and outstanding..................          1,000          1,000
  Paid-in capital...........................................      4,708,189      4,708,189
  Put warrants..............................................        113,898        490,625
  Cumulative foreign currency translation adjustments.......         (8,156)            --
  Accumulated deficit.......................................     (1,180,219)      (635,700)
                                                                -----------    -----------
          Total stockholders' equity........................      3,634,712      4,564,114
                                                                -----------    -----------
          Total liabilities and stockholders' equity........    $28,053,153    $24,593,422
                                                                ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        AIR DRILLING INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
            FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE PERIOD FROM
               MAY 19, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995

                                                                 1996            1995
                                                              -----------     -----------
Net sales...................................................  $21,819,889     $ 9,411,118
Cost of sales...............................................   12,080,953       4,504,440
                                                              -----------     -----------
       Gross profit.........................................    9,738,936       4,906,678
                                                              -----------     -----------
Operating expenses:
  Depreciation and amortization.............................    2,009,626       1,055,258
  Foreign taxes.............................................      259,819         251,166
  Salaries..................................................    1,587,161         875,536
  Other selling, general and administrative expenses........    3,312,728       1,863,341
                                                              -----------     -----------
       Total operating expenses.............................    7,169,334       4,045,301
                                                              -----------     -----------
       Operating income.....................................    2,569,602         861,377
                                                              -----------     -----------
Other income (expense):
  Interest expense..........................................   (2,035,015)     (1,122,568)
  Amortization expense......................................     (422,885)       (279,728)
  Gain (loss) on disposition of assets......................      (48,093)         25,285
  Foreign currency exchange loss............................       (8,823)             --
  Other, net................................................     (108,575)        (40,320)
                                                              -----------     -----------
       Total other income (expense).........................   (2,623,391)     (1,417,331)
Loss from continuing operations before income taxes.........      (53,789)       (555,954)
Income tax provision (benefit)..............................      (50,904)        189,121
                                                              -----------     -----------
Loss from continuing operations before extraordinary item...       (2,885)       (745,075)
                                                              -----------     -----------
Extraordinary item:
  Loss on early extinguishment of debt, net of income tax
     benefit of $398,741....................................      918,361              --
                                                              -----------     -----------
Net loss....................................................  $  (921,246)    $  (745,075)
                                                              ===========     ===========
Net loss per share:
  Extraordinary item........................................  $     (9.18)    $        --
                                                              ===========     ===========
  Net loss..................................................  $     (9.21)    $     (7.45)
                                                              ===========     ===========
  Weighted average shares outstanding.......................      100,000         100,000

  The accompanying notes are an integral part of these consolidated financial statements.

                        AIR DRILLING INTERNATIONAL, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
            FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE PERIOD FROM
               MAY 19, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995

                                                                             CUMULATIVE
                                                                               FOREIGN
                                    COMMON STOCK     ADDITIONAL               CURRENCY
                                  ----------------    PAID-IN       PUT      TRANSLATION   ACCUMULATED
                                  SHARES    AMOUNT    CAPITAL     WARRANTS   ADJUSTMENTS     DEFICIT       TOTAL
                                  -------   ------   ----------   --------   -----------   -----------   ----------
Issuances on May 19, 1995.......  100,000   $1,000   $4,708,189   $600,000     $    --     $        --   $5,309,189
Change in put warrant
  valuation.....................       --       --           --   (109,375)         --         109,375           --
Net loss........................       --       --           --         --          --        (745,075)    (745,075)
                                  -------   ------   ----------   --------     -------     -----------   ----------
Balance at December 31, 1995....  100,000    1,000    4,708,189    490,625          --        (635,700)   4,564,114
Change in put warrant
  valuation.....................       --       --           --   (376,727)         --         376,727           --
Foreign currency translation....       --       --           --         --      (8,156)             --       (8,156)
Net loss........................       --       --           --         --          --        (921,246)    (921,246)
                                  -------   ------   ----------   --------     -------     -----------   ----------
Balance at December 31, 1996....  100,000   $1,000   $4,708,189   $113,898     $(8,156)    $(1,180,219)  $3,634,712
                                  =======   ======   ==========   ========     =======     ===========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        AIR DRILLING INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE YEAR ENDED DECEMBER 31, 1996 AND THE PERIOD FROM
               MAY 19, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995

                                                                 1996           1995
                                                              ----------     ----------
Cash flows from operating activities:
  Net loss..................................................  $ (921,246)    $ (745,075)
  Adjustments to reconcile net loss to net
     cash provided by operating activities:
     Depreciation and amortization..........................   2,432,511      1,334,986
     (Gain) loss on sale of fixed assets....................      48,093        (25,285)
     Deferred taxes.........................................    (471,146)       335,106
     Extraordinary loss, net of tax benefit.................     918,361             --
     Other..................................................     (35,145)            --
  Changes in operating assets and liabilities:
     (Increase) decrease in certificate of deposit..........     112,500        (28,500)
     (Increase) decrease in accounts receivable.............  (1,012,086)       288,133
     (Increase) decrease in income tax refund receivable....    (103,551)        22,579
     (Increase) decrease in other current assets............      56,237        (64,986)
     Increase in deposits and other.........................     (31,815)       (74,995)
     Increase (decrease) in accounts payable................   1,601,601       (135,222)
     Increase (decrease) in accrued expenses................     542,140        437,920
     Increase (decrease) in income taxes payable............     114,363       (443,896)
     Deferred income taxes..................................    (151,623)            --
                                                              ----------     ----------
       Net cash provided by operating activities............   3,099,194        900,765
                                                              ----------     ----------
Cash flows from investing activities:
  Purchases of property and equipment.......................  (2,430,489)    (1,670,868)
  Proceeds on sale of fixed assets..........................     402,492         25,285
  Purchases of materials and supplies inventory.............  (2,172,156)    (1,195,037)
                                                              ----------     ----------
       Net cash used in investing activities................  (4,200,153)    (2,840,620)
                                                              ----------     ----------
Cash flows from financing activities:
  Net borrowings under Revolving Note.......................   1,408,092        691,944
  Principal payments on term loan and capital leases........  (1,261,517)      (573,550)
  Proceeds from loans.......................................   1,070,380        574,465
  Cash overdraft............................................     334,644             --
  Debt issuance costs.......................................    (153,084)            --
                                                              ----------     ----------
     Net cash provided by financing activities..............   1,398,515        692,859
                                                              ----------     ----------
Effect of exchange rate on cash.............................      (2,837)            --
Increase (decrease) in cash.................................     294,719     (1,246,996)
Cash, beginning of period...................................          --      1,246,996
                                                              ----------     ----------
Cash, end of period.........................................  $  294,719     $       --
                                                              ==========     ==========
Supplemental cash flow information:
  Interest paid.............................................  $2,022,756     $  822,042
                                                              ==========     ==========
  Income taxes paid.........................................  $  256,623     $  471,951
                                                              ==========     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        AIR DRILLING INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. BASIS OF PRESENTATION:

     The accompanying consolidated financial statements include the accounts of Air Drilling International, Inc. ("ADI") and its wholly owned subsidiaries: Air Drilling Services, Inc., which includes Air Drilling Services de Venezuela, C.A. ("ADS"), Air Drilling Services France (SARL) ("ADS France"), Canadian Air Drilling Services Ltd. ("CADS") and Specialty Testing & Consulting Ltd. ("Specialty"), collectively (the "Company"). ADS is located in the United States. CADS and Specialty are located in Canada. All intercompany balances have been eliminated.

     Effective May 19, 1995, ADI acquired ADS, CADS and Specialty. ADI is 85% owned by Wind River Associates LLC ("Wind River") and 15% by prior management. Wind River paid $10,500,000 to acquire the 85% interest. The acquisition was accounted for using the purchase method of accounting. The purchase price was allocated based on the relative fair market value of the acquired assets and assumed liabilities.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  General:

     ADI's principal business is to provide air drilling services and rental of related equipment to companies in the oil and gas industry on a domestic and international basis.

  Use of Estimates in the Preparation of Financial Statements:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Property and Equipment:

     Property and equipment are stated at cost. Maintenance and repair costs are expensed as incurred; renewals and betterments are capitalized. Depreciation is provided for at rates based upon estimated useful service, on a straight-line and accelerated basis ranging from 5 to 10 years. Upon sale or retirement, the asset cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

  Materials and Supplies Inventory:

     Inventories consist of operating materials and supplies used to support the machinery and equipment. Due to the nature of ADI's operations, the length of various contracts and the international location of several jobs, inventories are classified as long term assets because these materials and supplies may be used over a period longer than one year. Inventories are carried at cost.

  Income Taxes:

     ADS files a consolidated tax return with ADI in the United States. CADS and Specialty file separate tax returns in Canada. Income taxes are calculated pursuant to Statement of Financial Accounting Standards No. 109, Accounting For Income Taxes. Under this method, income taxes are recorded for future events at tax rates in effect when the balances are expected to be paid. The Company intends on indefinitely reinvesting its earnings in CADS and Specialty.

                        AIR DRILLING INTERNATIONAL, INC.

  Revenue Recognition:

     ADI recognizes revenue as services are performed; potential contract losses are recorded in the period known.

  Loss Per Share:

     Loss per share is calculated by taking the net loss divided by the weighted average common shares outstanding. The common stock warrant is not included since it would be antidilutive.

     In 1997, FASB Statement No. 128 Earnings Per Share was issued. The Company believes the implementation of this statement will have an immaterial impact on earnings per share.

  Foreign Currency Translation:

     Canadian and French assets and liabilities are translated into U.S. dollars using the exchange rate in effect at year end. Canadian and French revenues and expenses are translated using average exchange rates for each period. Adjustments resulting from these translations are accumulated in a separate component of stockholders' equity. Foreign currency transaction gains or losses, which primarily represent exchange gains or losses resulting from the denomination of current intercompany balances into U.S. dollars, are included in determining net income for the period.

  Cash and Cash Equivalents:

     ADI considers cash on hand, deposits in bank and certificates of deposit with original maturities of less than three months to be cash equivalents.

     Under the terms of a service agreement, ADS was obligated to maintain a $112,500 letter of credit. The funds in this restricted account served as a guarantee of completion and are included in a certificate of deposit on the consolidated balance sheet. This amount was released in 1996.

  Debt Issuance Costs:

     Debt issuance costs are being amortized over the term of the related indebtedness using the effective interest method.

  Debt Discount:

     The debt discount is being amortized over the term of the related indebtedness using the effective interest method.

  Supplemental Cash Flow Disclosures:

     During fiscal year 1996, the Company had noncash capital lease property and equipment additions of $904,433.

                        AIR DRILLING INTERNATIONAL, INC.

3. PROPERTY AND EQUIPMENT:

     Property and equipment at December 31, 1996 and 1995 was as follows:

                                                      1996            1995
                                                   -----------     -----------
Machinery and equipment..........................  $19,901,213     $17,153,189
Transportation equipment.........................      222,679         222,679
Office furniture and equipment...................      445,540         363,477
                                                   -----------     -----------
                                                    20,569,432      17,739,345
Less accumulated depreciation....................    3,065,940       1,056,314
                                                   -----------     -----------
                                                   $17,503,492     $16,683,031
                                                   ===========     ===========

     Included in the above is machinery and equipment under capital leases as of December 31, 1996 and 1995, which had an initial cost of $1,584,726 and $680,293, respectively, and accumulated amortization of $144,269 and $43,241, respectively.

4. NOTES PAYABLE:

     The Company had notes payable at December 31, 1996 and 1995 that consisted of the following:

                                                              1996            1995
                                                           -----------     -----------
$5,000,000 Revolving Line of Credit Agreement (the
  "Revolving Note"). The Revolving Note matures in May
  2000 and is collateralized by all accounts receivable,
  inventory and equipment of ADS and the guarantees of
  CADS and Specialty. Interest rate at the bank's prime
  rate plus 2.0% (prime is 8.25% and 8.5% at December 31,
  1996 and 1995, respectively). The weighted average
  interest rate for the year ended December 31, 1996 was
  10.68%.................................................  $ 2,612,736     $ 1,204,644
"A" and "B" Senior Term Notes ("Term Notes"), initial
  principal of $11,000,000. The Term Notes mature May
  2000 and are collateralized by all accounts receivable,
  inventory and equipment of ADS and guarantees of CADS
  and Specialty. The interest rate on Term Note A is 12%
  and the interest rate on Term Note B is 13.5%..........    9,607,142      10,535,714
Mortgage payable, interest rate of 6.99%, monthly payment
  of $916 including principal and interest, maturity date
  of December 2008, collateralized by residential rental
  property, note obtained by a stockholder of ADI........       89,536          90,707
Subordinated promissory note to prior management
  ("Subordinated Note") with an initial principal balance
  of $750,000. The Subordinated Note is payable in
  installments beginning on the fourth anniversary.
  Interest rate is 13.5%.................................      750,000         750,000
Unsecured demand notes payable to certain stockholders of
  Wind River and ADI bearing interest at 13.5%...........    1,375,831         305,451

                        AIR DRILLING INTERNATIONAL, INC.

                                                              1996            1995
                                                           -----------     -----------
Note payable to a financial institution in 36 equal
  installments of $8,567 including principal and
  interest. Interest rate is 9.1% and note is
  collateralized by certain equipment in Canada..........      185,553         269,014
                                                           -----------     -----------
                                                            14,620,798      13,155,530
Less current portion of long-term debt...................     (913,046)     (1,317,589)
                                                           -----------     -----------
Notes payable, net of current maturities.................  $13,707,752     $11,837,941

     The Company's notes payable maturities are as follows:

1997.....................................  $   913,046
1998.....................................    1,078,941
1999.....................................    1,238,779
2000.....................................    1,348,253
2001.....................................    9,680,494
Thereafter...............................      361,285
                                           -----------
                                           $14,620,798
                                           ===========

     On December 31, 1996, the Company entered into a new debt agreement to replace its existing Revolving Line and Term Notes. The new agreement provides for a Reducing Term Note of $8.5 million, subordinated debt of $4.0 million and the issuance of preferred stock for $1.5 million. The debt was funded on January 2, 1997 and the old Revolving Line and Term Notes were paid off. Because the Company had a binding contract to repay the old debt at December 31, 1996, all costs associated with the old debt have been charged to operations during 1996. In addition, the classification of debt between current and long-term at December 31, 1996 has been based on the terms of the new debt. In connection with the refinancing, ADI issued detachable warrants for up to 35% of the Company, initially valued by management at $1.15 million. Under the new agreement, the Company was in violation of the covenant to deliver financial statements within 90 days of year end and received a waiver for this violation.

                        AIR DRILLING INTERNATIONAL, INC.

     The following pro forma balance sheet (unaudited) as of December 31, 1996 presents the balance sheet as if the funding had occurred on December 31, 1996 and the proceeds were used to pay off the existing debt:

Cash........................................................  $ 1,212,443
Other current assets........................................    5,198,799
                                                              -----------
Total current assets........................................    6,411,242
                                                              -----------
Other assets................................................   22,959,635
                                                              -----------
Total assets................................................  $29,370,877
                                                              ===========
Current portion of notes payable............................  $   913,046
Other current liabilities...................................    6,007,926
                                                              -----------
Total current liabilities...................................    6,920,972
                                                              -----------
Notes payable, net of current maturities....................   13,992,874
Less debt discount..........................................   (1,150,000)
Other noncurrent liabilities................................    3,436,217
                                                              -----------
Total noncurrent liabilities................................   16,279,091
                                                              -----------
Total liabilities...........................................   23,200,063
                                                              -----------
Common stock................................................        1,000
Preferred stock.............................................    1,500,000
Paid-in capital.............................................    4,708,189
Put warrants................................................    1,150,000
Cumulative foreign currency translation adjustments.........       (8,156)
Accumulated deficit.........................................   (1,180,219)
                                                              -----------
Total stockholders' equity..................................    6,170,814
                                                              -----------
Total liabilities and stockholders' equity..................  $29,370,877
                                                              ===========

     The Revolving Note and Term Note agreements require that, among other items, certain financial covenants be met, including tangible net worth, operating and net cash flow, debt coverage, operating profit and collateral coverage ratio. The loan agreements also restrict the payment of dividends. The Revolving Note and Term Note agreements contain a provision that if there is any material adverse change in the Company's financial condition, the lender has the right to declare the Company in default.

     The fair value of the long-term debt as of December 31, 1996 and 1995 was determined using valuation techniques that are considered management's best estimate based on the current market. The carrying amount of the debt approximated market value as of December 31, 1996. The carrying amount of the debt exceeded the market value by approximately $221,000 as of December 31, 1995.

                        AIR DRILLING INTERNATIONAL, INC.

5. LEASES:

  Operating Leases:

     The Company is committed under noncancelable, short-term operating leases involving offices, facilities, transportation and office equipment. The Company has lease agreements for $125,500 per year through June 2001 with companies owned by the Company's stockholders. Minimum annual rent payments on the leases that exceed one year are as follows:

1997.....................................    $377,000
1998.....................................     264,000
1999.....................................     200,000
2000.....................................     142,000
2001.....................................      43,000
                                           ----------
                                           $1,026,000
                                           ==========

     Total rent expense for the year ended December 31, 1996 and the period from May 19, 1995 (inception) to December 31, 1995 was approximately $1,345,000 and $250,000, respectively.

  Capital Leases:

     The Company is the lessee of certain equipment under capital leases expiring in various years through 2001. The Company has the following lease agreements with companies owned by the Company's shareholders: $7,400 per month through 2001 and $14,500 per month through 1997. Future minimum lease payments required under these capital leases in calendar years are as follows:

1997........................................................  $  635,717
1998........................................................     264,676
1999........................................................     191,125
2000........................................................      88,800
2001........................................................      44,427
                                                              ----------
Total minimum lease payments................................   1,224,745
Less amount representing interest...........................     172,715
                                                              ----------
Present value of minimum lease payments.....................   1,052,030
Less current portion........................................     548,097
                                                              ----------
                                                              $  503,933
                                                              ==========

     The leases provide for terms of renewal as well as purchase options.

6. FOREIGN TAXES ON REVENUES:

     ADS and CADS do business in certain foreign countries as well as the United States and Canada. ADS has elected to pay tax on gross revenues in most cases. The amount expensed for the year ended December 31, 1996 and the period from May 19, 1995 (inception) to December 31, 1995 was $259,819 and $251,166, respectively.

                        AIR DRILLING INTERNATIONAL, INC.

7. INCOME TAXES:

     Income (loss) from continuing operations before income taxes for the year ended December 31, 1996 and the period from May 19, 1995 (inception) to December 31, 1995 was as follows:

                                                        1996          1995
                                                      ---------     ---------
U.S...............................................    $(739,158)    $(695,446)
Foreign...........................................      685,369       139,492
                                                      ---------     ---------
Total.............................................    $ (53,789)    $(555,954)
                                                      =========     =========

     U.S. and foreign income taxes for the year ended December 31, 1996 and the period from May 19, 1995 (inception) to December 31, 1995 consisted of the following:

                                                        1996          1995
                                                      ---------     ---------
Current -- foreign..................................  $ 420,242     $(145,985)
Deferred -- U.S.....................................   (524,973)      320,163
Use of net operating loss
  carryforwards -- foreign..........................     90,146            --
Deferred -- foreign.................................    (36,319)       14,944
                                                      ---------     ---------
Total income tax provision (benefit)................  $ (50,904)    $ 189,121
                                                      =========     =========

     At December 31, 1996, ADI had for U.S. federal income tax purposes, net operating loss carryforwards of approximately $94,000 and $1,535,000 expiring in 2010 and 2011, respectively, AMT credits with no expiration, and foreign tax credit carryforwards of $394,207 that expire as follows:

1998......................................  $ 45,000
1999......................................   191,000
2000......................................   158,207
                                            --------
                                            $394,207
                                            ========

                        AIR DRILLING INTERNATIONAL, INC.

     The components of the net deferred tax assets and liabilities as of December 31, 1996 and 1995 are as follows:

                                                        1996           1995
                                                     ----------     ----------
Deferred tax assets:
  Noncurrent:
     Allowance for doubtful accounts (U.S.)........  $   73,100     $       --
     Net operating loss carryforwards (U.S.).......     554,006         36,158
     Net operating loss carryforwards (foreign)....      16,551        106,697
     AMT credits (U.S.)............................       9,432         14,060
     Foreign tax credits (U.S.)....................     394,207        510,902
     Materials and supplies inventory (U.S.).......          --         20,719
     Foreign currency translation..................      21,331             --
     Valuation allowance (U.S.)....................          --       (510,902)
                                                     ----------     ----------
Total deferred tax assets..........................   1,068,627        177,634
                                                     ----------     ----------
Deferred tax liabilities:
  Noncurrent:
     Property and equipment (U.S.).................   1,927,310      1,730,010
     Property and equipment (foreign)..............   1,922,295      2,056,701
                                                     ----------     ----------
Total deferred tax liabilities.....................   3,849,605      3,786,711
                                                     ----------     ----------
Net deferred tax liability.........................  $2,780,978     $3,609,077
                                                     ==========     ==========

     The net change in the valuation allowance for deferred tax assets for the period from May 19, 1995 (inception) to December 31, 1995 was an increase of $510,902. During 1996, management determined that it was more likely than not that this amount would be realized and reversed the entire valuation allowance.

     The effective rate differs from the federal statutory rates as a result of the following:

                                                        1996         1995
                                                      ---------    ---------
Expected income tax (benefit) at statutory rate.....  $ (18,288)   $(189,024)
Foreign income taxes................................    474,069       78,058
Effect of valuation allowance.......................   (510,902)     510,902
Foreign tax credits.................................   (104,913)    (125,824)
Change in estimates.................................     76,658      (38,200)
Other...............................................     32,472      (46,791)
                                                      ---------    ---------
Income tax expense (benefit)........................  $ (50,904)   $ 189,121
                                                      =========    =========

     In connection with the acquisition of the equity interest, the sellers agreed to indemnify the purchasers, Wind River, for any tax (net of any benefit) that arises prior to the May 19, 1995 acquisition date.

8. DEFINED CONTRIBUTION PLAN:

     All ADS employees are eligible to participate in a defined contribution plan (401k) whereby employees can make voluntary contributions for a portion of their compensation. The Company matches a discretionary percentage of the employees' contributions. For the year ended December 31, 1996 and the period from May 19, 1995 (inception) to December 31, 1995, ADS contributed approximately $13,300 and $8,000, respectively.

                        AIR DRILLING INTERNATIONAL, INC.

9. STOCKHOLDERS' EQUITY:

     In connection with the acquisition of ADS, CADS and Specialty, ADI issued debt with detachable warrants to purchase 25,000 shares of ADI common stock at any time at the stated par value at $.01 per share, representing 20% of the common stock of ADI, after dilution for these new shares.

     The holder of the warrants has the ability to put the warrants back to ADI for an agreed-upon price based upon the fair market value of the Company after three years. Additionally, after five years, ADI can call the warrants and pay the holder an agreed-upon price based upon the fair market value of the Company.

     At the inception of ADI's operations, the Company recorded the long-term debt at the face value, less the fair market value of $600,000 of the warrants. Changes in valuation of the warrants are amortized to accumulated deficit over the remaining term of the warrants. Management has estimated the fair market value of the put warrants as of December 31, 1996 and 1995 to be $113,898 and $75,000, respectively. The $113,898 was paid by the Company on January 2, 1997 and, as noted in Note 4, the Company issued new detachable warrants to purchase up to 35% of the Company.

     As of December 31, 1996, ADS had authorized 660,000 shares of preferred stock and no shares were outstanding.

10. CONTRACTS:

     Specialty is a party to a contract with Global Air Drilling Services, Inc. ("Global") in which Global uses Specialty's equipment and in return receives 98% of Global's before-tax profits. Specialty may terminate the contract at any time. For the year ended December 31, 1996 and the period from May 19, 1995 (inception) to December 31, 1995, Specialty collected $87,000 and $353,000, respectively, from Global.

11. CONCENTRATION OF CREDIT RISK:

     Certain locations where ADI operates may have unstable political and economic environments. The Company has purchased foreign credit insurance (subject to a $200,000 deductible on all receivables at December 31, 1996) on those receivables due from companies operating in foreign countries. Foreign receivables not insured at December 31, 1996 and 1995 were $215,000 and $367,000, respectively. At various times throughout the year, the Company maintains cash and certificate of deposit balances in excess of the federally insured limit.

                        AIR DRILLING INTERNATIONAL, INC.

12. GEOGRAPHIC SEGMENTS:

     The Company conducts foreign operations in Canada, France and Venezuela. Summarized financial information which is included in the statements of operations is as follows:

                                                      1996           1995
                                                   -----------    -----------
Operating revenues from unaffiliated services:
  United States..................................  $10,741,991    $ 4,201,863
  Canada.........................................    6,962,182      3,623,544
  France.........................................    2,695,000      1,585,711
  Venezuela......................................    1,420,716             --
                                                   -----------    -----------
     Total.......................................  $21,819,889    $ 9,411,118
                                                   ===========    ===========
Depreciation and amortization:
  United States..................................  $ 1,156,909    $   555,841
  Canada.........................................      839,717        499,417
  France.........................................       13,000             --
  Venezuela......................................           --             --
                                                   -----------    -----------
     Total.......................................  $ 2,009,626    $ 1,055,258
                                                   ===========    ===========
Operating income (loss):
  United States..................................  $   980,790    $   676,797
  Canada.........................................      881,096        (77,198)
  France.........................................      277,000        261,778
  Venezuela......................................      430,716             --
                                                   -----------    -----------
     Total.......................................  $ 2,569,602    $   861,377
                                                   ===========    ===========
Identifiable assets:
  United States..................................  $18,942,334    $15,500,055
  Canada.........................................    8,130,851      8,460,724
  France.........................................      785,000        632,643
  Venezuela......................................      194,968             --
                                                   -----------    -----------
     Total.......................................  $28,053,153    $24,593,422
                                                   ===========    ===========

          REPORT OF INDEPENDENT ACCOUNTANTS ON SUPPLEMENTAL SCHEDULES

To the Shareholders of
Air Drilling International, Inc.:

     Our audit was conducted for the purpose of forming an opinion on the basic consolidated financial statements of Air Drilling International, Inc. taken as a whole. The supplemental schedules on pages F-61 through F-66 are presented for the purposes of additional analysis and are not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the basic consolidated financial statements taken as a whole.

COOPERS & LYBRAND L.L.P.

Denver, Colorado
April 2, 1997

                        AIR DRILLING INTERNATIONAL, INC.

                          CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1996

                                                            ADS                                               CONSOLIDATED
                                   ADI          ADS        FRANCE       CADS      SPECIALTY    ELIMINATIONS       ADI
                                ---------   -----------   --------   ----------   ----------   ------------   ------------
ASSETS
Current assets:
  Cash........................  $      --   $   190,743   $ 31,000   $   51,232   $   21,744   $        --    $   294,719
  Certificate of deposit......         --            --         --           --           --            --             --
  Accounts receivable.........         --     3,727,308    428,000      843,192       41,819            --      5,040,319
  Allowance for doubtful
     accounts.................         --      (215,000)        --           --           --            --       (215,000)
  Income tax refund
     receivable...............         --       279,802         --           --           --            --        279,802
  Intercompany accounts
     receivable/(payable).....         --       315,518    284,000     (380,269)    (219,249)           --             --
  Other current assets........         --        27,870         --       53,715       12,093            --         93,678
                                ---------   -----------   --------   ----------   ----------   -----------    -----------
       Total current assets...         --     4,326,241    743,000      567,870     (143,593)           --      5,493,518
                                ---------   -----------   --------   ----------   ----------   -----------    -----------
Property and equipment, net...         --    10,181,719     14,000    5,836,963    1,470,810            --     17,503,492
Materials and supplies
  inventory...................         --     4,392,606         --      262,220           --            --      4,654,826
Deposits and other............         --        87,836     28,000       72,577       64,004            --        252,417
Note
  receivable -- Specialty.....         --       765,262         --           --           --      (765,262)            --
Note receivable -- CADS.......         --       610,951         --           --           --      (610,951)            --
Debt issuance costs...........         --       148,900         --           --           --            --        148,900
                                ---------   -----------   --------   ----------   ----------   -----------    -----------
       Total noncurrent
          assets..............         --    16,187,274     42,000    6,171,760    1,534,814    (1,376,213)    22,559,635
                                ---------   -----------   --------   ----------   ----------   -----------    -----------
          Total assets........  $      --   $20,513,515   $785,000   $6,739,630   $1,391,221   $(1,376,213)   $28,053,153
                                =========   ===========   ========   ==========   ==========   ===========    ===========

LIABILITIES AND
STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............  $      --   $ 2,568,598   $141,000   $  670,386   $   66,116   $        --    $ 3,446,100
  Notes payable, current
     maturities...............         --       819,820         --       90,913        2,313            --        913,046
  Accrued expenses............         --     1,970,704      3,000           --      204,542            --      2,178,246
  Capital lease obligations...         --       175,338         --      221,453      151,306            --        548,097
  Income taxes payable........         --       188,189     60,000       36,460       55,640            --        340,289
                                ---------   -----------   --------   ----------   ----------   -----------    -----------
       Total current
          liabilities.........         --     5,722,649    204,000    1,019,212      479,917            --      7,425,778
                                ---------   -----------   --------   ----------   ----------   -----------    -----------
Capital lease obligations.....         --       485,997         --       17,936           --            --        503,933
Notes payable -- ADS..........         --            --         --      610,951      765,262    (1,376,213)            --
Notes payable, net of current
  maturities..................         --    13,556,319         --      128,843       22,590            --     13,707,752
Less debt discount............         --            --         --           --           --            --             --
Deferred income taxes.........   (204,000)    1,097,135         --    1,485,047      402,796            --      2,780,978
                                ---------   -----------   --------   ----------   ----------   -----------    -----------
       Total noncurrent
          liabilities.........   (204,000)   15,139,451         --    2,242,777    1,190,648    (1,376,213)    16,992,663
                                ---------   -----------   --------   ----------   ----------   -----------    -----------
       Total liabilities......   (204,000)   20,862,100    204,000    3,261,989    1,670,565    (1,376,213)    24,418,441
                                ---------   -----------   --------   ----------   ----------   -----------    -----------
Stockholders' equity:
  Common stock................     (1,001)            1         --        1,000        1,000            --          1,000
  Paid-in capital.............      1,001     1,008,272    197,953    3,742,116     (241,153)           --      4,708,189
  Put warrants................    113,898            --         --           --           --            --        113,898
  Cumulative foreign currency
     translation
     adjustments..............         --            --     18,107      (27,989)       1,726            --         (8,156)
  Retained earnings/
     (accumulated deficit)....     90,102    (1,356,858)   364,940     (237,486)     (40,917)           --     (1,180,219)
                                ---------   -----------   --------   ----------   ----------   -----------    -----------
       Total equity...........    204,000      (348,585)   581,000    3,477,641     (279,344)           --      3,634,712
                                ---------   -----------   --------   ----------   ----------   -----------    -----------
          Total liabilities
            and stockholders'
            equity............  $      --   $20,513,515   $785,000   $6,739,630   $1,391,221   $(1,376,213)   $28,053,153
                                =========   ===========   ========   ==========   ==========   ===========    ===========

                        AIR DRILLING INTERNATIONAL, INC.

                          CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1995

                                                             ADS                                               CONSOLIDATED
                                    ADI          ADS        FRANCE       CADS      SPECIALTY    ELIMINATIONS       ADI
                                 ---------   -----------   --------   ----------   ----------   ------------   ------------
ASSETS
Current assets:
  Cash.........................  $      --   $   (58,585)  $ 50,668   $   (8,327)  $   16,244   $        --    $        --
  Certificate of deposit.......         --       112,500         --           --           --            --        112,500
  Accounts receivable..........         --     2,315,245    722,184      911,791       79,013            --      4,028,233
  Allowance for doubtful
     accounts..................         --      (235,000)        --      (15,145)          --            --       (250,145)
  Income tax refund
     receivable................         --       118,595         --       57,656           --            --        176,251
  Intercompany accounts
     receivable/(payable)......         --     1,141,071   (162,848)    (787,820)    (190,403)           --             --
  Other current assets.........         --        94,758     22,301       23,503        9,353            --        149,915
                                 ---------   -----------   --------   ----------   ----------   -----------    -----------
       Total current assets....         --     3,488,584    632,305      181,658      (85,793)           --      4,216,754
                                 ---------   -----------   --------   ----------   ----------   -----------    -----------
Property and equipment, net....         --     8,909,703         --    6,313,519    1,459,809            --     16,683,031
Materials and supplies
  inventory....................         --     2,231,488         --      251,182           --            --      2,482,670
Deposits and other.............         --        77,936        338       77,820       64,508            --        220,602
Note receivable -- Specialty...         --     1,043,254         --           --           --    (1,043,254)            --
Note receivable -- CADS........         --       610,951         --           --           --      (610,951)            --
Debt issuance costs............         --       792,344         --       73,262      124,759            --        990,365
                                 ---------   -----------   --------   ----------   ----------   -----------    -----------
       Total noncurrent
assets.........................         --    13,665,676        338    6,715,783    1,649,076    (1,654,205)    20,376,668
                                 ---------   -----------   --------   ----------   ----------   -----------    -----------
          Total assets.........  $      --   $17,154,260   $632,643   $6,897,441   $1,563,283   $(1,654,205)   $24,593,422
                                 =========   ===========   ========   ==========   ==========   ===========    ===========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............  $      --   $ 1,026,321   $127,794   $  319,312   $   36,428   $        --    $ 1,509,855
  Notes payable, current
     maturities................         --     1,234,288         --       83,036       265.00            --      1,317,589
  Accrued expenses.............         --     1,291,125     35,453      237,122       72,406            --      1,636,106
  Capital lease obligations....         --            --         --      199,202           --            --        199,202
  Income taxes payable.........         --        53,853    112,503      (84,550)     144,120            --        225,926
                                 ---------   -----------   --------   ----------   ----------   -----------    -----------
       Total current
          liabilities..........         --     3,605,587    275,750      754,122      253,219            --      4,888,678
                                 ---------   -----------   --------   ----------   ----------   -----------    -----------
Capital lease obligations......         --            --         --      199,110           --            --        199,110
Notes payable -- ADS...........         --            --         --      610,951    1,043,254    (1,654,205)            --
Notes payable, net of current
  maturities...................         --    11,593,334         --      217,779       26,828            --     11,837,941
Less debt discount.............   (505,498)           --         --           --           --            --       (505,498)
Deferred income taxes..........    (32,131)    1,691,204         --    1,525,110      424,894            --      3,609,077
                                 ---------   -----------   --------   ----------   ----------   -----------    -----------
       Total noncurrent
          liabilities..........   (537,629)   13,284,538         --    2,552,950    1,494,976    (1,654,205)    15,140,630
                                 ---------   -----------   --------   ----------   ----------   -----------    -----------
       Total liabilities.......   (537,629)   16,890,125    275,750    3,307,072    1,748,195    (1,654,205)    20,029,308
                                 ---------   -----------   --------   ----------   ----------   -----------    -----------
Stockholders' equity:
  Common stock.................     (1,001)            1         --        1,000        1,000            --          1,000
  Paid-in capital..............      1,001     1,008,272    197,953    3,742,116     (241,153)           --      4,708,189
  Put warrants.................    490,625            --         --           --           --            --        490,625
  Retained
     earnings/(accumulated
     deficit)..................     47,004      (744,138)   158,940     (152,747)      55,241            --       (635,700)
                                 ---------   -----------   --------   ----------   ----------   -----------    -----------
       Total equity............    537,629       264,135    356,893    3,590,369     (184,912)           --      4,564,114
                                 ---------   -----------   --------   ----------   ----------   -----------    -----------
          Total liabilities and
            stockholders'
            equity.............  $      --   $17,154,260   $632,643   $6,897,441   $1,563,283   $(1,654,205)   $24,593,422
                                 =========   ===========   ========   ==========   ==========   ===========    ===========

                        AIR DRILLING INTERNATIONAL, INC.

                     CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                         ADS                                                CONSOLIDATED
                               ADI          ADS         FRANCE        CADS      SPECIALTY    ELIMINATIONS       ADI
                            ---------   -----------   ----------   ----------   ----------   ------------   ------------
Net sales.................  $      --   $14,026,068   $3,685,000   $5,383,327   $1,578,855   $(2,853,361)   $21,819,889
Cost of sales.............         --     8,047,812    2,972,000    3,058,704      855,798    (2,853,361)    12,080,953
                            ---------   -----------   ----------   ----------   ----------   -----------    -----------
       Gross profit.......         --     5,978,256      713,000    2,324,623      723,057            --      9,738,936
                            ---------   -----------   ----------   ----------   ----------   -----------    -----------
Operating expenses:
  Depreciation and
     amortization.........         --     1,156,909       13,000      668,256      171,461            --      2,009,626
  Foreign taxes...........         --       259,819           --           --           --            --        259,819
  Salaries................         --       860,728           --      527,946      198,487            --      1,587,161
  Other selling, general
     and administrative
     expenses.............         --     2,289,294      423,000      555,462       44,972            --      3,312,728
                            ---------   -----------   ----------   ----------   ----------   -----------    -----------
       Total operating
          expenses........         --     4,566,750      436,000    1,751,664      414,920            --      7,169,334
                            ---------   -----------   ----------   ----------   ----------   -----------    -----------
       Operating income...         --     1,411,506      277,000      572,959      308,137            --      2,569,602
                            ---------   -----------   ----------   ----------   ----------   -----------    -----------
Other income (expense):
  Intercompany............         --       606,452           --     (361,489)    (244,963)           --             --
  Interest expense,
     lending
     institutions.........         --    (1,966,662)          --      (66,003)      (2,350)           --     (2,035,015)
  Amortization expense....   (142,491)     (227,670)          --      (20,978)     (31,746)           --       (422,885)
  Gain (loss) on
     disposition of
     assets...............         --       (50,293)          --           --        2,200            --        (48,093)
  Foreign currency
     exchange gain
     (loss)...............         --            --       44,000      (17,909)     (34,914)           --         (8,823)
  Other, net..............         --      (120,000)       6,000        4,374        1,051            --       (108,575)
                            ---------   -----------   ----------   ----------   ----------   -----------    -----------
       Total other income
          (expense).......   (142,491)   (1,758,173)      50,000     (462,005)    (310,722)           --     (2,623,391)
                            ---------   -----------   ----------   ----------   ----------   -----------    -----------
Income (loss) from
  continuing operations
     before income
       taxes..............   (142,491)     (346,667)     327,000      110,954       (2,585)           --        (53,789)
Income tax provision
  (benefit)...............    (48,447)     (268,389)     121,000      143,787        1,145            --        (50,904)
                            ---------   -----------   ----------   ----------   ----------   -----------    -----------
Loss from continuing
  operations before
     extraordinary item...    (94,044)      (78,278)     206,000      (32,833)      (3,730)           --         (2,885)
                            ---------   -----------   ----------   ----------   ----------   -----------    -----------
Extraordinary item:
Loss on early
  extinguishment of debt,
  net of tax benefit......    239,585       534,442           --       51,906       92,428            --        918,361
                            ---------   -----------   ----------   ----------   ----------   -----------    -----------
Net income (loss).........  $(333,629)  $  (612,720)  $  206,000   $  (84,739)  $  (96,158)  $        --    $  (921,246)
                            =========   ===========   ==========   ==========   ==========   ===========    ===========

                        AIR DRILLING INTERNATIONAL, INC.

                     CONSOLIDATING STATEMENT OF OPERATIONS
     FOR THE PERIOD FROM MAY 19, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995

                                                         ADS                                                CONSOLIDATED
                               ADI          ADS         FRANCE        CADS      SPECIALTY    ELIMINATIONS       ADI
                             --------   -----------   ----------   ----------   ----------   ------------   ------------
Net sales..................  $     --   $ 5,084,037   $1,585,711   $2,547,080   $1,076,464   $  (882,174)   $ 9,411,118
Cost of sales..............        --     2,093,748    1,136,266    1,570,575      586,025      (882,174)     4,504,440
                             --------   -----------   ----------   ----------   ----------   -----------    -----------
  Gross profit.............        --     2,990,289      449,445      976,505      490,439            --      4,906,678
                             --------   -----------   ----------   ----------   ----------   -----------    -----------
Operating expenses:
  Depreciation and
     amortization..........        --       555,841           --      408,337       91,080            --      1,055,258
  Foreign taxes............        --       190,641           --       60,525           --            --        251,166
  Salaries.................        --       449,510       27,408      311,477       87,141            --        875,536
  Other selling, general
     and administrative
     expenses..............        --     1,117,500      160,259      464,779      120,803            --      1,863,341
                             --------   -----------   ----------   ----------   ----------   -----------    -----------
       Total operating
          expenses.........        --     2,313,492      187,667    1,245,118      299,024            --      4,045,301
                             --------   -----------   ----------   ----------   ----------   -----------    -----------
       Operating income
          (loss)...........        --       676,797      261,778     (268,613)     191,415            --        861,377
                             --------   -----------   ----------   ----------   ----------   -----------    -----------
Other income (expense):
  Interest expense.........        --    (1,064,046)          --      (51,274)      (7,248)           --     (1,122,568)
  Amortization expense.....   (94,502)     (148,129)          --      (13,732)     (23,365)           --       (279,728)
  Gain on disposition of
     assets................        --            --           --       14,177       11,108            --         25,285
  Other, net...............        --       (65,566)       9,749       11,539        3,958            --        (40,320)
                             --------   -----------   ----------   ----------   ----------   -----------    -----------
     Total other income
       (expense)...........   (94,502)   (1,277,741)       9,749      (39,290)     (15,547)           --     (1,417,331)
                             --------   -----------   ----------   ----------   ----------   -----------    -----------
Income (loss) before income
  taxes....................   (94,502)     (600,944)     271,527     (307,903)     175,868            --       (555,954)
Income tax provision
  (benefit)................   (32,131)      143,194      112,587     (155,156)     120,627            --        189,121
                             --------   -----------   ----------   ----------   ----------   -----------    -----------
Net income (loss)..........  $(62,371)  $  (744,138)  $  158,940   $ (152,747)  $   55,241   $        --    $  (745,075)
                             ========   ===========   ==========   ==========   ==========   ===========    ===========

                        AIR DRILLING INTERNATIONAL, INC.

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                               ADS                                   CONSOLIDATED
                                                   ADI           ADS         FRANCE         CADS        SPECIALTY        ADI
                                               -----------   -----------   -----------   -----------   -----------   ------------
Cash flows from operating activities:
  Net income (loss)..........................  $  (333,629)  $  (612,720)  $   206,000   $   (84,739)  $   (96,158)  $  (921,246)
  Adjustments to reconcile net income to net
    cash provided by operating activities:
  Depreciation and amortization..............      142,491     1,384,579        13,000       689,234       203,207     2,432,511
  (Gain) loss on sale of fixed assets........           --        50,293            --            --        (2,200)       48,093
  Deferred taxes.............................      (48,447)     (476,526)           --       107,169       (53,342)     (471,146)
                                                        --       (20,000)           --       (15,145)           --       (35,145)
                                                   239,585       534,442            --        51,906        92,428       918,361
  Changes in operating assets and
    liabilities:
  Decrease in certificate of deposit.........           --       112,500            --            --            --       112,500
  (Increase) decrease in accounts
    receivable...............................           --    (1,412,063)      294,184        68,599        37,194    (1,012,086)
  (Increase) decrease in income tax refund
    receivable...............................           --      (161,207)           --        57,656            --      (103,551)
  (Increase) decrease in other current
    assets...................................           --        66,888        22,301       (30,212)       (2,740)       56,237
  Increase in deposits and other.............           --        (9,900)      (27,662)        5,243           504       (31,815)
  (Increase) decrease in accounts payable....           --     1,207,633        13,206       351,074        29,688     1,601,601
  Increase/decrease in intercompany
    payable/receivable.......................           --       825,553      (446,848)     (407,551)       28,846            --
  Increase in accrued expenses...............           --       679,579       (32,453)     (237,122)      132,136       542,140
  Decrease in income taxes payable...........           --       134,336       (52,503)      121,010       (88,480)      114,363
Deferred income taxes........................           --       (35,636)           --      (147,232)       31,245      (151,623)
                                               -----------   -----------   -----------   -----------   -----------   -----------
      Net cash provided by operating
         activities..........................           --     2,267,751       (10,775)      529,890       312,328     3,099,194
                                               -----------   -----------   -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Purchases of property and equipment........           --    (2,201,993)       (6,000)     (219,253)       (3,243)   (2,430,489)
  Proceeds on sale of fixed assets...........           --       400,292            --            --         2,200       402,492
  Purchase of materials and supplies
    inventory................................           --    (2,161,118)           --       (11,038)           --    (2,172,156)
      Net cash used in investing
         activities..........................           --    (3,962,819)       (6,000)     (230,291)       (1,043)   (4,200,153)
                                               -----------   -----------   -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Net borrowings under Revolving Note........           --     1,408,092            --            --            --     1,408,092
  Principal payments on term loan, capital
    leases and mortgage......................           --      (993,628)           --      (239,982)      (27,907)   (1,261,517)
  Proceeds from loans........................                  1,070,380            --            --            --     1,070,380
  Cash overdraft.............................           --       334,644            --            --            --       334,644
  Intercompany loan..........................           --       277,992            --            --      (277,992)           --
  Debt issuance costs........................           --      (153,084)           --            --            --      (153,084)
                                               -----------   -----------   -----------   -----------   -----------   -----------
      Net cash provided by financing
         activities..........................           --     1,944,396            --      (239,982)     (305,899)    1,398,515
                                               -----------   -----------   -----------   -----------   -----------   -----------
Effect of exchange rate on cash..............           --            --        (2,893)          (58)          114        (2,837)
Increase (decrease) in cash..................           --       249,328       (19,668)       59,559         5,500       294,719
Cash, beginning of period....................           --       (58,585)       50,668        (8,327)       16,244            --
                                               -----------   -----------   -----------   -----------   -----------   -----------
Cash, end of period..........................  $        --   $   190,743   $    31,000   $    51,232   $    21,744   $   294,719
                                               ===========   ===========   ===========   ===========   ===========   ===========

                        AIR DRILLING INTERNATIONAL, INC.

                     CONSOLIDATING STATEMENT OF CASH FLOWS
     FOR THE PERIOD FROM MAY 19, 1995 (INCEPTION) THROUGH DECEMBER 31, 1995

                                                                               ADS                                   CONSOLIDATED
                                                   ADI           ADS         FRANCE         CADS        SPECIALTY        ADI
                                               -----------   -----------   -----------   -----------   -----------   ------------
Cash flows from operating activities:
  Net income (loss)..........................  $   (62,371)  $  (744,138)  $   158,940   $  (152,747)  $    55,241   $  (745,075)
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation and amortization............       94,502       703,970            --       422,069       114,445     1,334,986
    Gain on sale of fixed assets.............                         --                     (14,177)      (11,108)      (25,285)
    Deferred taxes...........................      (32,131)      373,356            --        17,374       (23,493)      335,106
    Changes in operating assets and
      liabilities:
    Increase in certificate of deposit.......           --       (28,500)           --            --            --       (28,500)
    (Increase) decrease in accounts
      receivable.............................           --       637,437      (436,405)       20,091        67,010       288,133
    (Increase) decrease in income tax refund
      receivable.............................           --        80,235            --       (57,656)           --        22,579
    Increase in other current assets.........           --        26,367      (101,901)        5,062         5,486       (64,986)
    Increase in deposits and other...........           --          (300)       48,606       (68,754)      (54,547)      (74,995)
    Decrease in accounts payable.............           --       638,143       (46,751)     (380,585)     (346,029)     (135,222)
    Increase/decrease in intercompany
      payable/receivable.....................           --    (1,141,071)      162,848       787,820       190,403            --
    Increase in accrued expenses.............           --       445,488        43,590        34,989       (86,147)      437,920
    Decrease in income taxes payable.........           --      (179,911)       83,380      (412,312)       64,947      (443,896)
                                               -----------   -----------   -----------   -----------   -----------   -----------
      Net cash provided by operating
         activities..........................           --       811,076       (87,693)      201,174       (23,792)      900,765
                                               -----------   -----------   -----------   -----------   -----------   -----------
Cash flows from investing activities:
  Purchases of property and equipment........           --    (1,297,815)           --      (290,108)      (82,945)   (1,670,868)
  Proceeds on sale of fixed assets...........           --            --            --        14,177        11,108        25,285
  Purchase of materials and supplies
    inventory................................           --    (1,047,666)           --      (148,427)        1,056    (1,195,037)
                                               -----------   -----------   -----------   -----------   -----------   -----------
      Net cash used in investing
         activities..........................           --    (2,345,481)           --      (424,358)      (70,781)   (2,840,620)
                                               -----------   -----------   -----------   -----------   -----------   -----------
Cash flows from financing activities:
  Net borrowings under Revolving Note........           --       691,944            --            --            --       691,944
  Principal payments on term loan, capital
    leases and mortgage......................           --      (464,980)           --      (108,092)         (478)     (573,550)
  Proceeds from loans........................           --       305,451            --       269,014            --       574,465
  Intercompany loan..........................           --       855,420            --      (413,580)     (441,840)           --
                                               -----------   -----------   -----------   -----------   -----------   -----------
      Net cash provided by financing
         activities..........................           --     1,387,836            --      (252,658)     (442,318)      692,859
                                               -----------   -----------   -----------   -----------   -----------   -----------
Decrease in cash.............................           --      (146,570)      (87,693)     (475,842)     (536,891)   (1,246,996)
Cash, beginning of period....................           --        87,985       138,361       467,515       553,135     1,246,996
                                               -----------   -----------   -----------   -----------   -----------   -----------
Cash, end of period..........................  $        --   $   (58,585)  $    50,668   $    (8,327)  $    16,244   $        --
                                               ===========   ===========   ===========   ===========   ===========   ===========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of Air Drilling Services, Inc.
Canadian Air Drilling Services Ltd.,
Specialty Testing & Consulting Ltd. and
Global Air Drilling Services Ltd.:

     We have audited the accompanying combined balance sheet of Air Drilling Services, Inc., Canadian Air Drilling Services Ltd., Specialty Testing & Consulting Ltd. and Global Air Drilling Services Ltd. as of May 18, 1995, and the related combined statements of income, stockholders' equity and cash flows for the period from January 1, 1995 through May 18, 1995. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Canadian Air Drilling Services Ltd. as of May 18, 1995 or for the period from January 1, 1995 through May 18, 1995. Those statements reflect total assets of $5,775,350 as of May 18, 1995, and total revenues of $2,798,517 for the period from January 1, 1995 through May 18, 1995. Those financial statements were audited and reported on separately by other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Air Drilling Services, Inc., Canadian Air Drilling Services Ltd., Specialty Testing & Consulting Ltd. and Global Air Drilling Services Ltd. as of May 18, 1995, and the combined results of their operations and their cash flows for the period from January 1, 1995 through May 18, 1995, in conformity with generally accepted accounting principles in the United States.

COOPERS & LYBRAND L.L.P.

Denver, Colorado
July 25, 1995

               AIR DRILLING SERVICES, INC., CANADIAN AIR DRILLING
               SERVICES LTD., SPECIALTY TESTING & CONSULTING LTD.
                     AND GLOBAL AIR DRILLING SERVICES LTD.

                             COMBINED BALANCE SHEET
                               AS OF MAY 18, 1995

                                     ASSETS

Current assets:
  Cash......................................................  $ 1,955,202
  Certificate of deposit....................................       84,000
  Accounts receivable, net of allowance for doubtful
     accounts of $36,816....................................    4,213,987
  Income tax refund receivable..............................      198,830
  Materials and supplies inventory, at cost.................      658,507
  Other current assets......................................       84,929
                                                              -----------
          Total current assets..............................    7,195,455
                                                              -----------
Property and equipment, net, at cost........................    8,271,563
Materials and supplies inventory, at cost...................    1,086,700
Deposits and other..........................................      175,491
                                                              -----------
          Total assets......................................  $16,729,209
                                                              ===========

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................  $ 1,607,290
  Demand loans..............................................      773,879
  Notes payable, current maturities.........................    2,213,260
  Payroll and sales taxes payable...........................      127,321
  Accrued expenses..........................................      436,960
  Income taxes payable......................................      463,790
  Foreign income taxes payable..............................      121,871
                                                              -----------
          Total current liabilities.........................    5,744,371
                                                              -----------
Deferred income taxes.......................................      408,269
Notes payable, net of current maturities....................    1,334,088
                                                              -----------
          Total liabilities.................................    7,486,728
                                                              -----------
Commitments and contingencies (Notes 5 and 10)
Stockholders' equity:
  Share capital.............................................      394,213
  Additional paid-in capital................................       84,301
  Cumulative foreign currency translation adjustments.......     (191,481)
  Retained earnings.........................................    8,955,448
                                                              -----------
          Total stockholders' equity........................    9,242,481
                                                              -----------
          Total liabilities and stockholders' equity........  $16,729,209
                                                              ===========

    The accompanying notes are an integral part of these combined financial statements.

               AIR DRILLING SERVICES, INC., CANADIAN AIR DRILLING
               SERVICES LTD., SPECIALTY TESTING & CONSULTING LTD.
                     AND GLOBAL AIR DRILLING SERVICES LTD.

                          COMBINED STATEMENT OF INCOME
            FOR THE PERIOD FROM JANUARY 1, 1995 THROUGH MAY 18, 1995

Net sales...................................................  $7,718,774
Cost of sales...............................................   4,218,554
                                                              ----------
  Gross profit..............................................   3,500,220
                                                              ----------
Operating expenses:
  Depreciation..............................................     566,185
  Foreign taxes.............................................     107,997
  Salaries, wages and bonuses...............................     396,220
  Other selling, general and administrative expenses........   1,497,620
                                                              ----------
          Total operating expenses..........................   2,568,022
                                                              ----------
          Operating income..................................     932,198
                                                              ----------
Other income (expense):
  Interest income...........................................      13,978
  Interest expense..........................................    (161,905)
  Gain on disposition of assets.............................      38,570
  Other.....................................................     (54,894)
                                                              ----------
          Total other expenses..............................    (164,251)
                                                              ----------
Income before income taxes..................................     767,947
Income tax provision........................................     227,484
                                                              ----------
Net income..................................................  $  540,463
                                                              ==========

                  The accompanying notes are an integral part
                    of these combined financial statements.

               AIR DRILLING SERVICES, INC., CANADIAN AIR DRILLING
               SERVICES LTD., SPECIALTY TESTING & CONSULTING LTD.
                     AND GLOBAL AIR DRILLING SERVICES LTD.

             COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
            FOR THE PERIOD FROM JANUARY 1, 1995 THROUGH MAY 18, 1995

                                                                            CUMULATIVE
                                                                              FOREIGN
                                                  ADDITIONAL                 CURRENCY
                                        SHARE      PAID-IN      RETAINED    TRANSLATION
                                       CAPITAL     CAPITAL      EARNINGS    ADJUSTMENTS     TOTAL
                                       --------   ----------   ----------   -----------   ----------
Balance at January 1, 1995...........  $372,876    $84,301     $8,414,985    $(294,553)   $8,577,609
Foreign currency translation
  adjustment.........................    21,265         --             --      103,072       124,337
Issuance of 7,500 Class D shares
  (with stated capital of $5,230) and
  10,000 Class A shares (with stated
  capital of $72) of Specialty
  Testing & Consulting in exchange
  for all issued and outstanding
  Class C shares (with stated capital
  of $5,230).........................        72         --             --           --            72
Net income...........................        --         --        540,463           --       540,463
                                       --------    -------     ----------    ---------    ----------
Balance at May 18, 1995..............  $394,213    $84,301     $8,955,448    $(191,481)   $9,242,481
                                       ========    =======     ==========    =========    ==========

                  The accompanying notes are an integral part
                    of these combined financial statements.

               AIR DRILLING SERVICES, INC., CANADIAN AIR DRILLING
               SERVICES LTD., SPECIALTY TESTING & CONSULTING LTD.
                     AND GLOBAL AIR DRILLING SERVICES LTD.

                        COMBINED STATEMENT OF CASH FLOWS
            FOR THE PERIOD FROM JANUARY 1, 1995 THROUGH MAY 18, 1995

Cash flows from operating activities:
  Net income................................................  $  540,463
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................     566,185
     Gain on sale of fixed assets...........................     (38,570)
     Deferred taxes.........................................     (63,937)
     Decrease in accounts receivable........................     431,183
     Increase in income tax refund receivable...............     (28,211)
     Decrease in other current assets.......................     110,373
     Decrease in deposits and other.........................      43,713
     Increase in accounts payable...........................     136,090
     Increase in payroll and sales taxes payable............      95,396
     Decrease in accrued expenses...........................     (80,115)
     Gain on disposition of investment......................      (1,418)
     Change in accrued bonuses payable......................    (649,621)
     Increase in foreign income taxes payable...............      85,015
     Decrease in income taxes payable.......................     (19,981)
                                                              ----------
          Net cash provided by operating activities.........   1,126,565
                                                              ----------
Cash flows from investing activities:
  Purchases of property and equipment.......................    (672,581)
  Proceeds on sale of fixed assets..........................     213,229
  Increase in inventory.....................................     (57,711)
  Disposition of investment.................................      99,508
                                                              ----------
          Net cash used in investing activities.............    (417,555)
                                                              ----------
Cash flows from financing activities:
  Proceeds from loans.......................................     875,151
  Principal payments on loans and leases....................    (713,905)
  Issuance of common shares.................................          72
                                                              ----------
          Net cash provided by financing activities.........     161,318
                                                              ----------
Increase in cash............................................     870,328
Effect of exchange rate on cash.............................      53,651
                                                              ----------
Change in cash after adjustment.............................     923,979
Cash, beginning of year.....................................   1,031,223
                                                              ----------
Cash, end of year...........................................  $1,955,202
                                                              ==========
Supplemental cash flow information:
  Interest paid.............................................  $  161,954
  Income taxes paid.........................................  $  361,537

    The accompanying notes are an integral part of these combined financial statements.

               AIR DRILLING SERVICES, INC., CANADIAN AIR DRILLING
               SERVICES LTD., SPECIALTY TESTING & CONSULTING LTD.
                     AND GLOBAL AIR DRILLING SERVICES LTD.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION:

     The combined financial statements include the assets, liabilities, shareholders' equity, revenues and expenses of Air Drilling Services, Inc. ("ADS"), Canadian Air Drilling Services Ltd. ("CADS") and Specialty Testing & Consulting Ltd. and Global Air Drilling Services Ltd. ("Specialty/Global") (collectively the "Companies"). They have been prepared as a result of the common ownership of the above companies. The Companies' year end is December 31. All material intercompany balances have been eliminated in combination.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  General:

     The Companies' principal business is to provide air drilling services and rental of related equipment to oil and gas industry companies on an international basis.

  Property, Plant and Equipment:

     Property, plant and equipment are stated at cost. Maintenance and repair costs are expensed as incurred; renewals and betterments are capitalized. Depreciation is provided for at rates based upon estimated useful service lives, on a straight-line and accelerated basis ranging from 5 to 20 years.

  Inventory:

     Inventories consist of operating materials and supplies used to support the machinery and equipment.

  Income Taxes:

     ADS files a consolidated tax return with its parent in the United States. CADS and Specialty/Global file separate tax returns in Canada. Income taxes are calculated pursuant to Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes."

  Revenue Recognition:

     The Companies' recognize revenue as services are performed; potential losses are recorded in the period known.

  Foreign Currency Translation:

     The functional currency for CADS and Specialty/Global is the Canadian dollar. The functional currency for ADS is the U.S. dollar. The CADS and Specialty/Global financial statements have been translated to U.S. dollars using the current rate method. Revenues and expenses are translated into the functional currency using the exchange rate in effect at the date of the transaction. Monetary items in the combined balance sheet are translated at the exchange rates in effect at the end of the year. The foreign currency translation adjustment is recorded as a part of stockholders' equity.

  Cash and Cash Equivalents:

     The Companies consider cash on hand, deposits in bank and certificates of deposit with original maturities of less than three months to be cash equivalents.

               AIR DRILLING SERVICES, INC., CANADIAN AIR DRILLING
               SERVICES LTD., SPECIALTY TESTING & CONSULTING LTD.
                     AND GLOBAL AIR DRILLING SERVICES LTD.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Under the terms of a service agreement, ADS is obligated to a maintain a $84,000 letter of credit. The funds in this restricted account serve as a guarantee of completion and are included in certificate of deposit on the combined balance sheet.

  Reclassification:

     The presentation of certain prior period information has been reclassified to conform to the current year presentation format.

3. PROPERTY AND EQUIPMENT:

     Property and equipment at May 18, 1995 is summarized as follows:

Machinery and equipment.....................................    $12,377,291
Plant facilities/land and buildings.........................        372,401
Automobiles.................................................        182,023
Office furniture and equipment..............................         88,489
                                                                -----------
                                                                 13,020,204
Less accumulated depreciation...............................     (4,748,641)
                                                                -----------
                                                                $ 8,271,563
                                                                ===========

4. NOTES PAYABLE:

     The Companies have notes payable to unrelated parties at May 18, 1995 that consisted of the following:

ADS:
Revolving Line of Credit Agreement (the "Revolving Loan"),
  borrowing base of $1,750,000. The Revolving Loan matures
  in August 1995 and is collateralized by all accounts
  receivable, inventory and equipment of ADS and the
  guarantees of Pugh-Malhotra Holdings, Inc. ("PMH") and two officers of ADS. Interest rate at the bank's prime rate
  plus 1.25% (10.25% at May 18, 1995).......................  $ 1,653,941
Equipment Loan Agreement (the "Equipment Loan"), borrowing
  base of $2,111,448. The Equipment Loan matures August 1997 and is collateralized by all accounts receivable,
  inventory and equipment of ADS and guarantees of PMH and
  two officers of ADS. Interest rate is the bank's prime
  rate plus 1% (10% at May 18, 1995)........................    1,278,425
Mortgage payable (the "mortgage"), interest rate of 6.99%,
  monthly payment of $305 including principal and interest,
  maturity date of December 2008, collateralized by
  residential rental property, note obtained by officer and
  stockholder of ADS........................................       32,206

SPECIALTY/GLOBAL:
Mortgage payable (the "mortgage"), $303 monthly including
  interest at 6.99%, due December 2008, collateralized by
  residential rental property, note obtained by stockholder
  of Specialty/Global.......................................       27,571
Term bank loan, payable $3,083 monthly in Canadian dollars,
  plus interest at bank prime rate plus 1.25% (9.25% at May
  18, 1995), due September 1995, collateralized by accounts
  receivable and equipment..................................        8,473

               AIR DRILLING SERVICES, INC., CANADIAN AIR DRILLING
               SERVICES LTD., SPECIALTY TESTING & CONSULTING LTD.
                     AND GLOBAL AIR DRILLING SERVICES LTD.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Term bank loan, payable $2,892 monthly in Canadian dollars,
  plus interest at bank prime rate plus 1.25% (10.25% at May
  18, 1995), due September 1995, collateralized by accounts
  receivable and equipment..................................        8,527
Specialty/Global carries a First Bank Operating Account
  ("FBOA") with the Bank of Montreal to a maximum of
  $150,000 Canadian. The interest rate is Bank of Montreal
  prime plus 0.5%. There are no amounts outstanding at May
  18, 1995..................................................           --

CADS:
Bank of Montreal revolving loan, due upon demand payable in
  monthly installments of $55,275 plus interest calculated
  at prime plus 1.25%.......................................  $   773,879
Ingersoll Rand equipment loan payable (the "Ingersoll Rand
  Loan") in monthly installments of principal and interest
  of $18,847, interest calculated at 10.75%.................      504,971
Mortgage payable (the "mortgage") on U.S. condo, payable in
  monthly installments of principal and interest of $305,
  interest calculated at 6.99%..............................       33,234
CADS carries a First Bank Operating Account ("FBOA") with
  the Bank of Montreal to a maximum of $300,000 Canadian.
  The interest rate is Bank of Montreal prime plus 1.25%.
  There were no amounts outstanding at May 18, 1995.........           --
                                                              -----------
                                                                4,321,227
Less:
  Demand bank loans.........................................     (773,879)
  Current portion of long-term debt.........................   (2,213,260)
                                                              -----------
          Total long-term notes payable.....................  $ 1,334,088
                                                              ===========

     On May 19, 1995, all notes payable except the mortgage payable and Ingersoll Rand Loan were paid off in full.

5. LEASES:

     Operating Leases:

     ADS and CADS are committed under noncancelable, short-term operating leases involving its offices, facilities, transportation and office equipment. Certain leases contain escalation and renewal clauses. The minimum annual rent payments on the leases that exceed one year are as follows:

                                                       ADS         CADS       TOTAL
                                                     --------    --------    --------
1995...............................................  $ 92,157    $ 48,911    $141,068
1996...............................................   146,811      53,094     199,905
1997...............................................   140,967      29,784     170,751
1998...............................................   122,544      25,338     147,882
1999...............................................   122,544      18,606     141,150
                                                     --------    --------    --------
                                                     $625,023    $175,733    $800,756
                                                     ========    ========    ========

     Rent expense under operating leases was $71,542 for 1995.

               AIR DRILLING SERVICES, INC., CANADIAN AIR DRILLING
               SERVICES LTD., SPECIALTY TESTING & CONSULTING LTD.
                     AND GLOBAL AIR DRILLING SERVICES LTD.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

       Capital Leases:

     CADS is the lessee of certain equipment under capital leases expiring in various years through 1998. Included in equipment is $680,269 of assets under capital leases and related accumulated depreciation of $39,706 at May 18, 1995.

     Future minimum lease payments required under these capital leases are as follows:

1995........................................................  $ 132,034
1996........................................................    226,344
1997........................................................    207,634
1998........................................................      6,890
                                                              ---------
Total minimum lease payments................................    572,902
Less amount representing interest...........................    (67,931)
                                                              ---------
Present value of minimum lease payments.....................    504,971
Less current portion........................................   (163,285)
                                                              ---------
                                                              $ 341,686
                                                              =========

6. FOREIGN TAXES:

     ADS and CADS do business in certain foreign countries as well as the United States and Canada. ADS has the option to pay a 10%-12% tax on gross revenues or to pay normal corporate tax rates on net taxable income in the respective countries. ADS has elected to pay the 10%-12% foreign tax on gross revenues in the respective countries which totaled $107,997 for the period from January 1, 1995 through May 18, 1995. CADS does business in Venezuela. Included as part of foreign tax expense is approximately $122,230 of Venezuelan foreign taxes.

7. INCOME TAXES:

     Income before income taxes for the period from January 1, 1995 to May 18, 1995 was as follows:

U.S.........................................................  $ 57,113
Foreign.....................................................   710,834
                                                              --------
Total.......................................................  $767,947
                                                              ========

               AIR DRILLING SERVICES, INC., CANADIAN AIR DRILLING
               SERVICES LTD., SPECIALTY TESTING & CONSULTING LTD.
                     AND GLOBAL AIR DRILLING SERVICES LTD.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The provision (benefit) for income taxes consists of the following:

Current income taxes:
  U.S.......................................................  $    354
  Canada....................................................   271,392
  France....................................................    19,675
                                                              --------
                                                               291,421
                                                              --------
Deferred income taxes:
  U.S.......................................................   (59,254)
  Canada....................................................    (4,683)
  France....................................................        --
                                                              --------
                                                               (63,937)
                                                              --------
          Total income tax provision........................  $227,484
                                                              ========

     At May 18, 1995, ADS had for U.S. federal income tax purposes, $5,626 of AMT tax credits with no expiration and foreign tax credit carryforwards of $197,028 that expire as follows:

1998........................................................  $120,205
1999........................................................    76,823
                                                              --------
                                                              $197,028
                                                              ========

     The components of the net deferred tax assets and liabilities as of May 18, 1995 are as follows:

Deferred tax assets:
  Noncurrent:
     AMT credits (U.S.).....................................  $  5,626
     Foreign tax credits (U.S.).............................   197,028
                                                              --------
Total deferred tax assets...................................   202,654
                                                              --------
Deferred tax liabilities:
  Noncurrent:
     Property and equipment (U.S.)..........................   441,640
     Property and equipment (foreign).......................   169,283
                                                              --------
Total deferred tax liabilities..............................   610,923
                                                              --------
Net deferred tax liability..................................  $408,269
                                                              ========

     The combined effective income tax rate differs from the United States federal statutory rate for the following reasons:

Expected income tax provision...............................  $261,102
Foreign income taxes........................................    44,700
Foreign tax credits.........................................   (76,823)
Other.......................................................    (1,495)
                                                              --------
                                                              $227,484
                                                              ========

               AIR DRILLING SERVICES, INC., CANADIAN AIR DRILLING
               SERVICES LTD., SPECIALTY TESTING & CONSULTING LTD.
                     AND GLOBAL AIR DRILLING SERVICES LTD.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

8. STOCKHOLDERS' EQUITY:

     Stockholders' equity consists of the following at May 18, 1995:

ADS:
  Authorized:
     50,000 common shares with a $1.00 par value.
  Issued and outstanding:
     35,500 common shares...................................  $  35,500
     Additional paid-in capital.............................     84,301
                                                              ---------
          ADS share capital.................................    119,801
                                                              ---------

CADS:
  Authorized:
     Unlimited number of Class "A" voting common shares
      without par value.
     Unlimited number of Class "B" nonvoting common shares
      without par value.
     Unlimited number of Class "C" nonvoting preferred
      shares without par value.
     Unlimited number of Class "D" nonparticipating common
      shares without par value.
  Issued and Outstanding:
     10,000 Class "A" common shares.........................  $   7,395
     890 Class "C" preferred shares.........................    655,930
     1,000,000 Class "D" common shares......................          1
                                                              ---------
          CADS share capital................................    663,326
                                                              ---------

Specialty Testing & Consulting Ltd.:
  Authorized:
     100,000 Class A common, voting shares without par
      value.
     100,000 Class B common, nonvoting shares without par
      value.
     100,000 Class C common, voting shares without par
      value.
     Unlimited number of Class D preferred, noncumulative,
      voting shares, redemption price set at time of
      issuance.
  Issued and Outstanding:
     10,000 Class A shares..................................  $      72
     7,500 Class C shares...................................      5,230

Global Air Drilling Services Ltd:
  Authorized:
     Unlimited number of Class A common, voting shares.
     Unlimited number of Class B common, voting shares.
     Unlimited number of Class C common, nonvoting shares.
  Issued and outstanding:
     1,000 Class A shares...................................  $      85
                                                              ---------
          Specialty/Global share capital....................      5,387
                                                              ---------
  Less elimination of ADS investment in CADS................   (310,000)
                                                              ---------
          Total combined share capital......................  $ 478,514
                                                              =========

               AIR DRILLING SERVICES, INC., CANADIAN AIR DRILLING
               SERVICES LTD., SPECIALTY TESTING & CONSULTING LTD.
                     AND GLOBAL AIR DRILLING SERVICES LTD.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

 9. CONCENTRATION OF CREDIT RISK:

    Approximately 76% of ADS' revenue is from international operations. Some of these locations may have unstable political and economic environments. At May 18, 1995, approximately $1,700,000 of accounts receivable was due from companies operating in foreign countries.

    Approximately 11% of CADS' revenue is from international operations. At May 18, 1995, approximately $83,300 of accounts receivable was due from companies operating in foreign countries.

    Specialty/Global did not generate any revenue from international operations during the period from January 1, 1995 through May 18, 1995.

10. CADS CONTINGENT LIABILITIES:

    In prior years, investment tax credits of $147,000 were claimed as a reduction of federal taxes payable for Canadian tax purposes. This amount is potentially repayable in the event that the related equipment has not been used "primarily in Canada." The equipment had previously been used in Venezuela; however, the majority of it is currently being used in Canada. While the location of its future use is intended to be in Canada, it is possible this may not transpire. The actual use test used by Revenue Canada will be a matter of fact. The amount of any repayment that may result is undeterminable at this time. Any potential repayment will likely be recorded as a charge to the income statement in the period in which it is paid.

11. GEOGRAPHIC SEGMENTS

    The Companies conduct foreign operations in Canada and France. Summarized financial information which is included in the combined statement of income is as follows:

Operating revenues from unaffiliated services:
  United States.............................................  $ 2,924,036
  Canada....................................................    4,171,747
  France....................................................      622,991
                                                              -----------
          Total.............................................  $ 7,718,774
                                                              ===========
Depreciation:
  United States.............................................  $   367,923
  Canada....................................................      192,661
  France....................................................        5,601
                                                              -----------
          Total.............................................  $   566,185
                                                              ===========
Operating income:
  United States.............................................  $    51,436
  Canada....................................................      841,412
  France....................................................       39,350
                                                              -----------
          Total.............................................  $   932,198
                                                              ===========
Identifiable assets:
  United States.............................................  $ 9,107,860
  Canada....................................................    7,148,714
  France....................................................      472,635
                                                              -----------
          Total.............................................  $16,729,209
                                                              ===========

               AIR DRILLING SERVICES, INC., CANADIAN AIR DRILLING
               SERVICES LTD., SPECIALTY TESTING & CONSULTING LTD.
                     AND GLOBAL AIR DRILLING SERVICES LTD.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

12. SUBSEQUENT EVENT:

    Effective May 19, 1995, the shareholders of the Companies sold their ownership interests to a newly formed company, Air Drilling International, Inc. ("ADII") and acquired a 16% ownership interest in ADII.

          REPORT OF INDEPENDENT ACCOUNTANTS ON SUPPLEMENTAL SCHEDULES

To the Shareholders of Air Drilling Services, Inc.
Canadian Air Drilling Services Ltd.,
Specialty Testing & Consulting Ltd. and
Global Air Drilling Services Ltd.:

     Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules on pages F-81 and F-82 are presented for the purposes of additional analysis and are not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as whole.

COOPERS & LYBRAND L.L.P.

Denver, Colorado
July 25, 1995

               AIR DRILLING SERVICES, INC., CANADIAN AIR DRILLING
               SERVICES LTD., SPECIALTY TESTING & CONSULTING LTD.
                     AND GLOBAL AIR DRILLING SERVICES LTD.

                            COMBINING BALANCE SHEET
                               AS OF MAY 18, 1995

                                     ASSETS

                                                                SPECIALTY/                   COMBINED
                                         ADS          CADS        GLOBAL     ELIMINATIONS      TOTAL
                                     -----------   ----------   ----------   ------------   -----------
Current assets:
  Cash.............................  $   130,476   $1,241,394   $  583,332   $        --    $ 1,955,202
  Certificate of deposit...........       84,000           --           --            --         84,000
  Accounts receivable, net.........    3,136,214      931,882      226,121       (80,230)     4,213,987
  Income tax refund receivable.....      198,830           --           --            --        198,830
  Materials and supplies inventory,
     at cost.......................      535,240      123,267           --            --        658,507
  Other current assets.............       41,525       28,565       14,839            --         84,929
                                     -----------   ----------   ----------   -----------    -----------
          Total current assets.....    4,126,285    2,325,108      824,292       (80,230)     7,195,455
                                     -----------   ----------   ----------   -----------    -----------
Property and equipment, net, at
  cost.............................    4,272,103    3,424,446      575,014            --      8,271,563
Materials and supplies inventory,
  at
  cost.............................    1,086,700           --           --            --      1,086,700
Investments, affiliated company....    1,431,370           --           --    (1,431,370)            --
Deposits and other.................      139,237       25,796       10,458            --        175,491
                                     -----------   ----------   ----------   -----------    -----------
          Total assets.............  $11,055,695   $5,775,350   $1,409,764   $(1,511,600)   $16,729,209
                                     ===========   ==========   ==========   ===========    ===========

                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................  $   562,723   $  699,897   $  424,900   $   (80,230)   $ 1,607,290
  Demand loans.....................           --      773,879           --            --        773,879
  Notes payable, current
     maturities....................    2,028,509      166,285       18,466            --      2,213,260
  Payroll and sales taxes
     payable.......................       22,533           --      104,788            --        127,321
  Accrued expenses.................      436,960           --           --            --        436,960
  Income taxes payable.............           --      383,454       80,336            --        463,790
  Foreign income taxes payable.....      121,871           --           --            --        121,871
                                     -----------   ----------   ----------   -----------    -----------
          Total current
            liabilities............    3,172,596    2,023,515      628,490       (80,230)     5,744,371
                                     -----------   ----------   ----------   -----------    -----------
Deferred income taxes..............      238,986      169,283           --            --        408,269
Notes payable, net of current
  maturities.......................      936,063      371,920       26,105            --      1,334,088
                                     -----------   ----------   ----------   -----------    -----------
          Total liabilities........    4,347,645    2,564,718      654,595       (80,230)     7,486,728
                                     -----------   ----------   ----------   -----------    -----------
Stockholders' equity:
  Share capital....................      119,801      663,326        5,387      (310,000)       478,514
  Cumulative foreign currency
     translation adjustments.......           --      (61,331)    (130,150)           --       (191,481)
  Retained earnings................    6,588,249    2,608,637      879,932    (1,121,370)     8,955,448
                                     -----------   ----------   ----------   -----------    -----------
                                       6,708,050    3,210,632      755,169    (1,431,370)     9,242,481
                                     -----------   ----------   ----------   -----------    -----------
          Total liabilities and
            stockholders' equity...  $11,055,695   $5,775,350   $1,409,764   $(1,511,600)   $16,729,209
                                     ===========   ==========   ==========   ===========    ===========

               AIR DRILLING SERVICES, INC., CANADIAN AIR DRILLING
               SERVICES LTD., SPECIALTY TESTING & CONSULTING LTD.
                     AND GLOBAL AIR DRILLING SERVICES LTD.

                           COMBINING INCOME STATEMENT
            FOR THE PERIOD FROM JANUARY 1, 1995 THROUGH MAY 18, 1995

                                                                 SPECIALTY/                   COMBINED
                                          ADS          CADS        GLOBAL     ELIMINATIONS     TOTAL
                                       ----------   ----------   ----------   ------------   ----------
Net sales............................  $3,642,881   $2,798,517   $1,422,930    $(145,554)    $7,718,774
Cost of sales........................   1,878,714    1,495,146      990,248     (145,554)     4,218,554
                                       ----------   ----------   ----------    ---------     ----------
  Gross profit.......................   1,764,167    1,303,371      432,682           --      3,500,220
                                       ----------   ----------   ----------    ---------     ----------
Operating expenses:
  Depreciation.......................     373,524      153,231       39,430           --        566,185
  Foreign taxes......................     107,997           --           --           --        107,997
  Salaries, wages and bonuses........     360,410           --       35,810           --        396,220
  Other selling, general and
     administrative expenses.........     735,596      671,168       90,856           --      1,497,620
                                       ----------   ----------   ----------    ---------     ----------
          Total operating expenses...   1,577,527      824,399      166,096           --      2,568,022
                                       ----------   ----------   ----------    ---------     ----------
          Operating income...........     186,640      478,972      266,586           --        932,198
                                       ----------   ----------   ----------    ---------     ----------
Other income (expense):
  Interest income....................         809        9,755        3,414           --         13,978
  Interest expense...................    (102,265)     (55,745)      (3,895)          --       (161,905)
  Equity in earnings of affiliate....     110,997           --           --     (110,997)
  Gain on disposition of assets......          --       38,570           --           --         38,570
  Other, net.........................     (28,071)     (14,279)     (12,544)          --        (54,894)
                                       ----------   ----------   ----------    ---------     ----------
          Total other income
            (expense)................     (18,530)     (21,699)     (13,025)    (110,997)      (164,251)
                                       ----------   ----------   ----------    ---------     ----------
Income before income taxes...........     168,110      457,273      253,561     (110,997)       767,947
Income tax provision (benefit).......     (39,225)     179,781       86,928           --        227,484
                                       ----------   ----------   ----------    ---------     ----------
          Net income.................  $  207,335   $  277,492   $  166,633    $(110,997)    $  540,463
                                       ==========   ==========   ==========    =========     ==========

                        AIR DRILLING INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS
                   AS OF APRIL 30, 1997 AND DECEMBER 31, 1996
                                  (UNAUDITED)

                                                              APRIL 30,    DECEMBER 31,
                                                                1997           1996
                                                              ---------    ------------
                                                                   (IN THOUSANDS)
ASSETS
Current assets:
  Cash......................................................   $  (318)      $   295
  Accounts receivable, net of allowance for doubtful
     accounts of $215,000...................................     7,924         4,825
  Income tax refund receivable..............................       253           280
  Other current assets......................................       375            94
                                                               -------       -------
       Total current assets.................................     8,234         5,494
                                                               -------       -------
Property and equipment, net.................................    18,101        17,503
Materials and supplies inventory............................     5,234         4,654
Deposits and other..........................................       448           252
Debt issuance costs, net of accumulated amortization........       530           149
                                                               -------       -------
       Total noncurrent assets..............................    24,313        22,559
                                                               -------       -------
          Total assets......................................   $32,547       $28,053
                                                               =======       =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................   $ 2,031       $ 3,446
  Notes payable, current maturities.........................     1,019           913
  Accrued expenses..........................................     1,286         2,178
  Capital lease obligations.................................       490           548
  Income taxes payable......................................     1,475           340
                                                               -------       -------
          Total current liabilities.........................     6,301         7,425
                                                               -------       -------
Capital lease obligations...................................       573           504
Notes payable, net of current maturities....................    16,367        13,708
Less debt discount..........................................    (1,087)           --
Deferred income taxes.......................................     2,781         2,781
                                                               -------       -------
          Total noncurrent liabilities......................    18,634        16,993
                                                               -------       -------
          Total liabilities.................................    24,935        24,418
                                                               -------       -------
Commitments
Stockholders' equity:
  Common stock, $.01 par value, 165,000 shares authorized;
     100,000 shares issued and outstanding..................         1             1
  Paid-in-capital...........................................     4,708         4,708
  Put warrants..............................................     1,150           114
  Preferred Common Stock....................................     1,553            --
  Cumulative foreign currency translation adjustment........        --            (8)
  Accumulated deficit.......................................       200        (1,180)
                                                               -------       -------
          Total stockholders' equity........................     7,612         3,635
                                                               -------       -------
          Total liabilities and stockholders' equity........   $32,547       $28,053
                                                               =======       =======

                            See accompanying notes.

                        AIR DRILLING INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
       FOR THE FOUR MONTH PERIODS ENDED APRIL 30, 1997 AND APRIL 30, 1996
                                  (UNAUDITED)

                                                            FOUR MONTHS ENDED    FOUR MONTHS ENDED
                                                             APRIL 30, 1997       APRIL 30, 1996
                                                            -----------------    -----------------
                                                                        (IN THOUSANDS)
Net sales.................................................       $11,227              $6,906
Cost of sales.............................................         5,512               3,521
                                                                 -------              ------
       Gross profit.......................................         5,715               3,385
                                                                 -------              ------
Operating expenses:
  Depreciation and amortization...........................           808                 597
  Foreign taxes...........................................           180                 117
  Other selling, general and administrative expenses......         1,821               1,472
                                                                 -------              ------
       Total operating expenses...........................         2,809               2,186
                                                                 -------              ------
       Operating income...................................         2,906               1,199
                                                                 -------              ------
Other income (expense):
  Interest expense........................................          (754)               (753)
  Gain (loss) on disposition of assets....................           439                  (8)
  Foreign currency exchange loss..........................            (6)
  Other, net..............................................           (77)                (22)
                                                                 -------              ------
       Total other income (expense).......................          (398)               (783)
                                                                 -------              ------
Income before income taxes................................         2,508                 416
Income tax provision......................................         1,128                 359
                                                                 -------              ------
Net income................................................       $ 1,380              $   57
                                                                 =======              ======

                            See accompanying notes.

                        AIR DRILLING INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
       FOR THE FOUR MONTH PERIODS ENDED APRIL 30, 1997 AND APRIL 30, 1996
                                  (UNAUDITED)

                                                              FOUR MONTHS ENDED   FOUR MONTHS ENDED
                                                               APRIL 30, 1997      APRIL 30, 1996
                                                              -----------------   -----------------
                                                                         (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................      $  1,380             $    57
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................           911                 742
     (Gain) loss on sale of assets..........................          (439)                  8
     Other..................................................             6                 (15)
     Changes in operating assets and liabilities:
     Increase in accounts receivable........................        (3,099)             (1,422)
     Decrease in income tax refund receivable...............            27                  --
     Increase in other current assets.......................          (281)               (239)
     Increase in deposits and other.........................          (196)                (68)
     Decrease in accounts payable...........................        (1,415)               (388)
     Decrease in accrued expenses...........................          (892)               (394)
     Increase in income taxes payable.......................         1,135                 358
                                                                  --------             -------
       Net cash used in operating activities................        (2,863)             (1,361)
                                                                  --------             -------
Cash flows from investing activities:
  Purchases of property and equipment.......................        (1,602)               (823)
  Proceeds on sale of assets................................           583                 153
  Purchase of materials and supplies inventory..............          (579)               (276)
                                                                  --------             -------
       Net cash used in investing activities................        (1,598)               (946)
                                                                  --------             -------
Cash flows from financing activities:
  Net borrowings under Revolving Note.......................           440               1,950
  Principal payments on term loan and capital leases........       (10,393)               (415)
  Proceeds from loans and leases............................        12,669                 837
  Proceeds from preferred stock issuance....................         1,553                  --
  Debt issuance cost........................................          (421)                 --
                                                                  --------             -------
       Net cash provided by financing activities............         3,848               2,372
                                                                  --------             -------
Increase(decrease) in cash..................................          (613)                 65
Cash, beginning of period...................................           295                  --
                                                                  --------             -------
Cash, end of period.........................................      $   (318)            $    65
                                                                  ========             =======

                            See accompanying notes.

                        AIR DRILLING INTERNATIONAL, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 APRIL 30, 1997

1. BASIS OF PRESENTATION:

     The accompanying unaudited consolidated financial statements include the accounts of Air Drilling International, Inc. ("ADI") and its wholly owned subsidiaries: Air Drilling Services, Inc., which includes Air Drilling Services de Venezuela, C.A. ("ADS"), Air Drilling Services France (SARL) ("ADS France"), Canadian Air Drilling Services Ltd. ("CADS") and Specialty Testing & Consulting Ltd. ("Specialty"), collectively (the "Company"). ADS is located in the United States. CADS and Specialty are located in Canada. All intercompany balances have been eliminated. The financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the four month period ended April 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997.

2. NOTES PAYABLE:

     On December 31, 1996, the Company entered into a new debt agreement to replace its existing Revolving Line and Term Notes. The new agreement provides for a Reducing Term Note of $8.5 million, subordinated debt of $4.0 million and the issuance of preferred stock for $1.5 million. The debt was funded on January 2, 1997 and the old Revolving Line and Term Notes were paid off. Because the Company had a binding contract to repay the old debt at December 31, 1996, all costs associated with the old debt were charged to operations during 1996. In addition, the classification of debt between current and long-term at December 31, 1996 was based on the terms of the new debt. In connection with the refinancing, ADI issued detachable warrants for up to 35% of the Company, initially valued by management of $1.15 million.

     The Company had notes payable at April 30, 1997 and December 31, 1996 that consisted of the following:

                                                              APRIL 30,   DECEMBER 31,
                                                                1997          1996
                                                              ---------   ------------
$5.0 million Revolving Line of Credit Agreement, maturing in
  May 2000..................................................   $    --      $ 2,613
"A" and "B" Senior Term notes, initial principal of $11.0
  million, maturing May 2000................................        --        9,607
Mortgage payable, maturing December 2008....................        88           90
Subordinated promissory note to prior management............       750          750
Unsecured demand notes payable to certain stockholders of
  Wind River
  and ADI...................................................     1,376        1,376
Note payable to a financial institution in 36 installments
  of $8,567 including principal and interest................        --          186
$8.5 million Reducing Term Note.............................     8,120           --
$4.0 million Subordinated Note to Warrant Holder............     4,000           --
$5.0 million Revolving Line of Credit.......................     3,052           --
                                                               -------      -------
                                                                17,386       14,621
                                                               -------      -------
Less current portion of long-term debt......................    (1,019)        (913)
                                                               -------      -------
Notes payable, net of current maturities....................   $16,367      $13,708
                                                               =======      =======

3. SUBSEQUENT EVENT:

     On June 20, 1997, the Company completed the sale of its stock to Dailey Petroleum Services Corp. for $46.4 million, including the repayment of approximately $16.8 million in indebtedness.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Directional Wireline Services, Inc.,
DAMCO Services, Inc. and DAMCO Tong Services, Inc.

     We have audited the accompanying combined balance sheets of Directional Wireline Services, Inc., DAMCO Services, Inc. and DAMCO Tong Services, Inc. (collectively, "DWS/DAMCO" -- see Note 1) as of September 30, 1997 and December 31, 1996, and the related combined statements of operations, shareholders' equity, and cash flows for the nine-month period ended September 30, 1997 and the years ended December 31, 1996 and 1995. These financial statements are the responsibility of DWS/DAMCO's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position at September 30, 1997 and December 31, 1996 of DWS/DAMCO, and the combined results of their operations and their cash flows for the nine-month period ended September 30, 1997 and the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Houston, Texas
January 16, 1998
except for Note 1 as to which the date is January 28, 1998

           DIRECTIONAL WIRELINE SERVICES, INC., DAMCO SERVICES, INC.
                         AND DAMCO TONG SERVICES, INC.

                            COMBINED BALANCE SHEETS

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1997             1996
                                                              -------------    ------------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................   $ 2,679,231     $   141,318
  Accounts receivable, less allowance ($110,134 in 1997 and
     $120,383 in 1996)......................................     6,843,469       8,691,374
  Consumable supplies inventories...........................     2,407,074       2,230,302
  Prepaid expenses and other assets.........................       572,370         293,164
                                                               -----------     -----------
          Total current assets..............................    12,502,144      11,356,158
Property, plant and equipment:
  Land......................................................        25,000          25,000
  Building and improvements.................................       358,488         358,488
  Furniture and fixtures....................................        63,421          40,696
  Revenue producing tools...................................    16,569,370      15,825,158
  Vehicles..................................................     2,614,448       2,489,938
                                                               -----------     -----------
                                                                19,630,727      18,739,280
Less accumulated depreciation...............................    15,301,746      14,622,987
                                                               -----------     -----------
                                                                 4,328,981       4,116,293
Deposits and other..........................................       168,484         116,426
                                                               -----------     -----------
          Total assets......................................   $16,999,609     $15,588,877
                                                               ===========     ===========
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................   $ 1,178,114     $ 1,152,930
  Current portion of notes payable to affiliated
     companies..............................................       128,963         203,917
  Current portion of other notes payable....................       213,992         183,988
  Current portion of capital lease obligations..............        14,077              --
                                                               -----------     -----------
          Total current liabilities.........................     1,535,146       1,540,835
Noncurrent portion of notes payable to affiliated
  companies.................................................        77,028         184,728
Noncurrent portion of other notes payable...................       251,619         174,024
Long-term portion of capital lease obligation...............        64,046              --
Postretirement benefit obligations..........................        86,369          88,761
Shareholders' equity:
  Common stock, no par value:
     Authorized shares -- 21,000 issued and outstanding
      shares: 4,012 at September 30, 1997 and December 31,
      1996..................................................       498,828         498,828
  Retained earnings.........................................    14,506,862      13,121,990
                                                               -----------     -----------
                                                                15,005,690      13,620,818
Less common stock in treasury at cost -- 15 shares at
  September 30, 1997 and December 31, 1996..................        20,289          20,289
                                                               -----------     -----------
          Total shareholders' equity........................    14,985,401      13,600,529
                                                               -----------     -----------
          Total liabilities and shareholders' equity........   $16,999,609     $15,588,877
                                                               ===========     ===========

                            See accompanying notes.

           DIRECTIONAL WIRELINE SERVICES, INC., DAMCO SERVICES, INC.
                         AND DAMCO TONG SERVICES, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                       NINE-MONTH
                                                      PERIOD ENDED      YEAR ENDED DECEMBER 31,
                                                      SEPTEMBER 30,    --------------------------
                                                          1997            1996           1995
                                                      -------------    -----------    -----------
Service revenue.....................................   $22,966,447     $26,284,671    $18,622,314
Costs and operating expenses........................     8,007,225       9,318,652      9,755,257
Depreciation........................................       829,061       1,020,672        898,320
General and administrative and indirect operating
  expenses..........................................     6,201,401       8,115,415      5,108,062
Non-cash compensation...............................            --          17,288      2,038,421
Selling and marketing expenses......................       577,783         639,216        661,320
                                                       -----------     -----------    -----------
                                                        15,615,470      19,111,243     18,461,380
                                                       -----------     -----------    -----------
                                                         7,350,977       7,173,428        160,934
Other income (expense):
  Settlement of shareholder litigation..............            --              --       (482,660)
  Settlement of royalty agreement...................      (234,507)             --             --
  Interest expense..................................       (51,641)        (69,708)       (63,610)
  Gain (loss) on disposal of assets.................            --          34,633        (44,189)
  Interest and other income.........................       320,043          97,601        212,663
                                                       -----------     -----------    -----------
                                                            33,895          62,526       (377,796)
                                                       -----------     -----------    -----------
          Net income (loss).........................   $ 7,384,872     $ 7,235,954    $  (216,862)
                                                       ===========     ===========    ===========

                            See accompanying notes.

           DIRECTIONAL WIRELINE SERVICES, INC., DAMCO SERVICES, INC.
                         AND DAMCO TONG SERVICES, INC.

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                              COMMON     TREASURY      RETAINED
                                              STOCK        STOCK       EARNINGS        TOTAL
                                             --------   -----------   -----------   -----------
Balance at December 31, 1994...............  $449,325   $    (3,000)  $11,202,898   $11,649,223
  Net loss.................................        --            --      (216,862)     (216,862)
  Purchase of treasury stock...............        --    (2,023,495)           --    (2,023,495)
  Issuance of treasury stock...............        --     1,988,918            --     1,988,918
  Issuance of capital stock................    49,503            --            --        49,503
                                             --------   -----------   -----------   -----------
Balance at December 31, 1995...............   498,828       (37,577)   10,986,036    11,447,287
  Net income...............................        --            --     7,235,954     7,235,954
  Distributions to shareholders............        --            --    (5,100,000)   (5,100,000)
  Issuance of treasury stock...............        --        17,288            --        17,288
                                             --------   -----------   -----------   -----------
Balance at December 31, 1996...............   498,828       (20,289)   13,121,990    13,600,529
  Net income...............................        --            --     7,384,872     7,384,872
  Distributions to shareholders............        --            --    (6,000,000)   (6,000,000)
                                             --------   -----------   -----------   -----------
Balance at September 30, 1997..............  $498,828   $   (20,289)  $14,506,862   $14,985,401
                                             ========   ===========   ===========   ===========

                            See accompanying notes.

           DIRECTIONAL WIRELINE SERVICES, INC., DAMCO SERVICES, INC.
                         AND DAMCO TONG SERVICES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                       NINE-MONTH
                                                      PERIOD ENDED      YEAR ENDED DECEMBER 31,
                                                      SEPTEMBER 30,    --------------------------
                                                          1997            1996           1995
                                                      -------------    -----------    -----------
OPERATING ACTIVITIES
Net income (loss)...................................   $ 7,384,872     $ 7,235,954    $  (216,862)
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
  Depreciation and amortization.....................       829,061       1,020,672        898,320
  Non-cash compensation expense.....................            --          17,288      2,038,421
  Provision for doubtful accounts...................        49,471          76,359         56,723
  (Gain) loss on disposal of assets.................            --         (34,633)        44,189
  Changes in operating assets and liabilities:
     Consumable supplies inventories................      (176,772)       (334,489)      (358,887)
     Accounts receivable............................     1,798,434      (4,080,176)    (1,256,092)
     Prepaid expenses and other assets..............      (279,206)        158,693        (98,073)
     Deposits and other assets......................       (52,058)        (21,463)        (4,895)
     Accounts payable and accrued expenses..........        25,184         277,540        (18,780)
     Accrued post-retirement benefit cost...........        (2,392)         (3,300)        (3,070)
                                                       -----------     -----------    -----------
Net cash provided by operating activities...........     9,576,594       4,312,445      1,080,994
INVESTING ACTIVITIES
Proceeds from disposal of assets....................        64,929         136,939         36,697
Purchases of plant and equipment....................      (743,119)     (1,145,464)    (1,063,856)
                                                       -----------     -----------    -----------
Net cash used in investing activities...............      (678,190)     (1,008,525)    (1,027,159)
FINANCING ACTIVITIES
Purchases of treasury stock.........................            --              --     (2,023,495)
Principal payments on notes payable and capital
  lease obligations.................................      (360,491)       (321,372)      (334,259)
Distributions to shareholders.......................    (6,000,000)     (5,100,000)            --
                                                       -----------     -----------    -----------
Net cash provided by (used in) financing
  activities........................................    (6,360,491)     (5,421,372)    (2,357,754)
                                                       -----------     -----------    -----------
Net increase (decrease) in cash and cash
  equivalents.......................................     2,537,913      (2,117,452)    (2,303,919)
Cash and cash equivalents at beginning of year......       141,318       2,258,770      4,562,689
                                                       -----------     -----------    -----------
Cash and cash equivalents at end of year............   $ 2,679,231     $   141,318    $ 2,258,770
                                                       ===========     ===========    ===========
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid.......................................   $    51,641     $    69,708    $    63,610
                                                       ===========     ===========    ===========
SUPPLEMENTAL NONCASH ACTIVITIES ARISING FROM
  INVESTING AND FINANCING ACTIVITIES
Financing of equipment purchases with notes payable
  and capital lease obligations.....................   $   363,559     $   629,104    $   337,399
                                                       ===========     ===========    ===========

                            See accompanying notes.

           DIRECTIONAL WIRELINE SERVICES, INC., DAMCO SERVICES, INC.
                         AND DAMCO TONG SERVICES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997

1. ORGANIZATION AND BASIS OF PRESENTATION

     The combined financial statements include the accounts of Directional Wireline Services, Inc. ("DWS"), DAMCO Services, Inc. and DAMCO Tong Services, Inc., hereinafter collectively referred to as "DWS/DAMCO". All significant intercompany transactions and balances have been eliminated in the combined financial statements.

     DAMCO Services, Inc. was organized in 1968 and began operations in 1969 as DAMCO Testers, Inc. In 1980, this company was reorganized and, in 1992, its name was formally changed to DAMCO Services, Inc. DAMCO Tong Services, Inc. began operations in 1982. DWS was founded in 1973 and also reorganized in 1980. DWS/DAMCO are under common ownership control and management.

     In November 1997, DWS/DAMCO entered into an agreement with Dailey to sell the operating assets and liabilities of DWS/DAMCO. On January 28, 1998, the operating assets and liabilities of DWS/DAMCO were acquired for approximately $61 million in cash by Dailey, subject to a working capital adjustment.

     DWS/DAMCO are leading providers of electric wireline and tubing conveyed perforating services and tubular testing and handling services to the offshore and onshore oil and gas industry in the U.S. Gulf of Mexico region and Nigeria. The electric wireline services are utilized in both the exploration and production phases of an oil and gas well and include pipe recovery, cased hole logging, electric line perforating services and other cased hole services such as installation of bridge plugs, packers, retainers, pressure control equipment and thru-tubing bridge plugs. The tubular testing services consist of hydrostatic and gas pressure testing services that detect leaks and flaws in tubulars as they are run into the wellbore. The tubular handling services include assembling production pipe and tubing, dual completion strings, premium threaded connections and ultra-high torque tubulars.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     DWS/DAMCO consider all investments with a maturity of three months or less when purchased to be cash and cash equivalents.

  Consumable Supplies Inventories

     Consumable supplies inventories, consisting primarily of engineering supplies and explosives, are valued using the first-in, first-out method and are carried at the lower of cost or market.

  Revenue-Producing Tools and Property and Equipment

     Revenue-producing tools and property and equipment are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of less than 39 years for buildings and improvements, three to five years for furniture and fixtures, seven years for revenue-producing tools and five years for vehicles. Maintenance and repairs are charged to expense as incurred. Major repairs and improvements are capitalized and depreciated. The cost and accumulated depreciation of property and equipment retired or otherwise disposed of are removed from the related accounts. Tools manufactured and assembled are transferred to

           DIRECTIONAL WIRELINE SERVICES, INC., DAMCO SERVICES, INC.
                         AND DAMCO TONG SERVICES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) revenue-producing tools as completed at the total cost of components, subassemblies, expendable parts, direct labor costs of each tool.

  Impairment of Long-Lived Assets

     The carrying value of long-lived assets, principally revenue-producing tools and property and equipment, is reviewed for potential impairment when events or changes indicate that the carrying amount of such assets may not be recoverable. The determination of recoverability is made based upon the estimated undiscounted future net cash flows of the related asset.

  Revenue Recognition

     Revenue is recognized as services are performed or equipment is provided in accordance with contractual provisions.

  Foreign Currency Translation

     The U.S. dollar is the functional currency for all operations. Accordingly, foreign currency translation gains and losses are recognized in the combined statement of operations. Such gains and losses were not significant for any of the periods presented. DWS/DAMCO do not enter into any transactions with derivative instruments.

  Income Taxes

     DWS/DAMCO have elected S corporation status for federal and state income tax purposes; accordingly, income taxes are the responsibility of the shareholders of DWS/DAMCO.

3. NOTES PAYABLE

  Notes Payable to Affiliated Companies

     Notes payable to affiliated companies consisted of the following:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1997            1996
                                                              -------------   ------------
Various automotive notes payable maturing through November
  1999, interest payable monthly at fixed rates ranging from
  11.80% to 13.95%..........................................    $205,991        $313,645
Other.......................................................          --          75,000
                                                                --------        --------
                                                                 205,991         388,645
Less current maturities.....................................     128,963         203,917
                                                                --------        --------
                                                                $ 77,028        $184,728
                                                                ========        ========

     Automotive notes payable are secured by the related vehicles. The other note payable to an affiliated company was paid in January 1997.

           DIRECTIONAL WIRELINE SERVICES, INC., DAMCO SERVICES, INC.
                         AND DAMCO TONG SERVICES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3. NOTES PAYABLE -- (CONTINUED)
  Other Notes Payable

     Other notes payable consisted of the following:

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1997            1996
                                                              -------------   ------------
Various automotive notes payable maturing through October
  2000, interest payable monthly at fixed rates ranging from
  5.9% to 12.95%............................................    $439,798        $343,235
Other equipment notes maturing through February 1999 from
  6.22% to 10%..............................................      25,813          14,777
                                                                --------        --------
                                                                 465,611         358,012
Less current maturities.....................................     213,992         183,988
                                                                --------        --------
                                                                $251,619        $174,024
                                                                ========        ========

     Automotive notes payable and other equipment notes are secured by the related vehicle or equipment.

     The scheduled principal payments of notes payable to affiliated companies and other notes payable for each of the next three years as of September 30 are as follows:

1998......................................................  $342,955
1999......................................................   253,613
2000......................................................    75,034
                                                            --------
                                                            $671,602
                                                            ========

4. COMMITMENTS AND CONTINGENCIES

     DWS/DAMCO are party to legal proceedings arising in the ordinary course of business. It is the opinion of management that the outcome of these matters will not have a material adverse effect on DWS/DAMCO's financial position or results of operations.

     DWS/DAMCO lease certain facilities and office space under noncancelable operating leases from third parties and from an affiliated company which is owned by the majority shareholder.

     Future minimum payments under all noncancelable operating leases (including those with the affiliated company) with initial or remaining terms in excess of one year as of September 30, 1997 are as follows:

1998......................................................  $157,500
1999......................................................   157,500
2000......................................................   157,500
2001......................................................    36,300
2002......................................................     4,800
                                                            --------
                                                            $513,600
                                                            ========

     General and administrative and indirect operating expenses included rental expense of $189,000, $262,000 and $217,000 in 1997, 1996 and 1995, respectively, including $76,950, $92,000 and $69,000, respectively, of rent expense recognized under lease agreements with an affiliated company owned by the majority shareholder.

           DIRECTIONAL WIRELINE SERVICES, INC., DAMCO SERVICES, INC.
                         AND DAMCO TONG SERVICES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4. COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
     In 1997, DWS/DAMCO entered into various capital lease arrangements to acquire equipment. At September 30, 1997, equipment under capital lease, at cost, was $81,556. Future minimum lease payments for capital leases at September 30, 1997 were as follows:

1998........................................................  $20,124
1999........................................................   20,124
2000........................................................   20,124
2001........................................................   20,124
2002........................................................   14,641
                                                              -------
Total minimum lease payments................................   95,137
Less amount representing interest...........................   17,014
                                                              -------
Present value of net minimum lease payments
  (including current portion of $14,077)....................  $78,123
                                                              =======

5. SETTLEMENT OF SHAREHOLDER LITIGATION

     Effective January 1, 1995, DWS/DAMCO settled litigation with the spouse of a deceased shareholder by making a cash payment of $482,660 and repurchasing the deceased shareholder's stock for an additional $1,954,340. Also in 1995, unrelated to the shareholder litigation, DWS/DAMCO repurchased additional outstanding shares for $69,155. The treasury stock resulting from these transactions, together with previously unissued stock, was thereafter awarded as stock bonuses, which were recorded as $2,038,421 of non-cash compensation expense in 1995.

6. RELATED PARTY TRANSACTIONS

     Management fees for certain accounting and administrative services are paid to an affiliated company owned by the majority shareholder. DWS/DAMCO paid management fees totaling $122,389 for the nine-month period ended September 30, 1997, and $150,000 for each of the fiscal years ended December 31, 1996 and 1995, which management believes reasonably approximates the value of the related services rendered.

     DWS/DAMCO purchased vehicles from an affiliated company owned by the majority shareholder. Purchases totaled $334,205 for the nine-month period ended September 30, 1997 and $368,948 and $381,155 for the fiscal years ended December 31, 1996 and 1995, respectively. In addition, DWS/DAMCO are parties to lease agreements with an affiliated company as previously described.

     In 1991, DWS was assigned all rights, title, and interest in a patent developed by a shareholder. In exchange for the assignment of the patent, DWS was required to pay to a company under common ownership of DWS 35% of the revenues attributable to the actual use of the patent. For the fiscal years ended December 31, 1996 and 1995, DWS recorded royalty fees totaling $101,955 and $155,780, respectively. In January 1997, DWS paid $350,000, including $115,437 of accrued royalty fees at December 31, 1996, to settle the royalty agreement.

7. EMPLOYEE BENEFITS

  Profit Sharing Plan

     Substantially all employees with one year of service with DWS/DAMCO and who have worked at least 1,000 hours during the year are eligible to participate in DWS/DAMCO's defined contribution profit sharing plans. Participants may contribute up to 5% of their annual compensation for which DWS/DAMCO match

           DIRECTIONAL WIRELINE SERVICES, INC., DAMCO SERVICES, INC.
                         AND DAMCO TONG SERVICES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7. EMPLOYEE BENEFITS -- (CONTINUED)
the contribution 100%. Benefit costs recognized as expense under these plans were $225,404 for the nine-month period ended September 30, 1997, and $248,706 and $197,480 for the fiscal years ended December 31, 1996 and 1995, respectively.

  Postretirement Health Care Benefits

     DSI offers postretirement health care benefits to two retired employees and their spouses. This plan does not cover any active personnel or other retirees. At September 30, 1997 and December 31, 1996, the accrued postretirement benefit costs included accumulated postretirement benefit obligations for retirees of $86,369 and $88,761, respectively. For the nine months ending September 30, 1997 and fiscal years ending December 31, 1996 and 1995, net periodic postretirement benefit costs included interest costs of $4,776, $6,584, and $6,815, respectively.

     The postretirement health care benefits consist solely of the payment of supplemental medical insurance. For measurement purposes, contractual payments for these health care benefits were used to determine net periodic postretirement benefit costs.

8. CONCENTRATIONS OF CREDIT RISK AND FAIR VALUES OF FINANCIAL INSTRUMENTS

     DWS/DAMCO are subject to credit risk and other risks inherent in international operations. Substantially all of DWS/DAMCO accounts receivable are due from oil and gas exploration companies and drilling contractors located primarily in south Texas and the Gulf of Mexico. DWS/DAMCO perform periodic credit evaluations of their customers' financial condition and generally do not require collateral.

     The following methods and assumptions were used by DWS/DAMCO in estimating their fair value disclosures for financial instruments.

          Cash and Cash Equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

          Notes Payable to Affiliated Companies and Other Notes Payable: The carrying amount of the Combined Entities' borrowings under these notes approximates fair value as all note terms are within 36 months.

NO DEALER, SALESMAN, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME AND ANY SALE MADE HEREUNDER DOES NOT IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Available Information..................  iii
Disclosure Regarding Forward-Looking
  Statements...........................   iv
Prospectus Summary.....................    1
Risk Factors...........................   11
The Exchange Offer.....................   18
The Company............................   26
Use of Proceeds........................   26
Capitalization.........................   28
Unaudited Pro Forma Combined Financial
  Statements...........................   29
Selected Consolidated Financial Data...   35
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   37
Business and Properties................   45
Management.............................   53
Certain Relationships and Related
  Transactions.........................   58
Security Ownership of Management and
  Principal Stockholder................   61
Description of the Exchange Notes......   62
Certain United States Federal Tax
  Considerations.......................   90
Plan of Distribution...................   91
Legal Matters..........................   91
Experts................................   92
Index to Financial Statements..........  F-1

                                  $275,000,000

                                      LOGO

                              9 1/2% SENIOR NOTES
                               DUE 2008, SERIES B
                                   PROSPECTUS

                                 March 30, 1998